Form 10-K405, Exhibit 13
period 1995-12-31
DIAL CORP /DE/
filed 1996-03-26
CIK 884219

THE DIAL CORP SELECTED FINANCIAL AND OTHER DATA


Year ended December 31,                      1995            1994            1993            1992            1991
                                      -----------     -----------     -----------     -----------     -----------
OPERATIONS (000 omitted)
Revenues                            $   3,575,070   $   3,546,847   $   3,000,342   $   2,874,088   $   2,827,849
                                      ===========     ===========     ===========     ===========     ===========
Income from continuing
 operations (1)                     $       1,137   $     140,311   $     110,273   $      74,351   $      25,755
Income (loss) from
 discontinued operations (2)                                               32,120         (45,125)        (83,363)
                                      -----------     -----------     -----------     -----------     -----------
Income (loss) before
 extraordinary charge
 and cumulative effect of
 changes in accounting principle            1,137         140,311         142,393          29,226         (57,608)
Extraordinary charge for
 early retirement of debt                                                 (21,908)
Cumulative effect of changes in
 accounting principle (3)                 (17,696)                                       (110,741)
                                      -----------     -----------     -----------     -----------     -----------
Net income (loss)                   $     (16,559)  $     140,311   $     120,485   $     (81,515)  $     (57,608)
                                      ===========     ===========     ===========     ===========     ===========

INCOME (LOSS) PER
 COMMON SHARE (dollars)
Continuing operations (1)           $        0.00   $        1.61   $        1.28   $        0.87   $        0.31
Discontinued operations (2)                                                  0.38           (0.53)          (1.05)
                                      -----------     -----------     -----------     -----------     -----------
Income (loss) before
 extraordinary charge
 and cumulative effect
 of changes in
 accounting principle                        0.00            1.61            1.66            0.34           (0.74)
Extraordinary charge                                                        (0.26)
Cumulative effect of changes
 in accounting principle (3)                (0.20)                                          (1.32)
                                      -----------     -----------     -----------     -----------     -----------
Net income (loss)
 per common share                   $       (0.20)  $        1.61   $        1.40   $       (0.98)  $       (0.74)
                                      ===========     ===========     ===========     ===========     ===========
Dividends declared per
 common share (4)                   $        0.62   $        0.59   $        0.56   $        0.60   $        0.70
                                      ===========     ===========     ===========     ===========      ==========
Average outstanding
 common and equivalent
 shares (000 omitted)                      88,707          86,646          85,406          84,026          79,822
                                      ===========     ===========     ===========     ===========      ==========

FINANCIAL POSITION
 AT YEAR-END (000 Omitted)
Total assets                        $   4,225,186   $   3,780,896   $   3,281,088   $   3,156,998   $   3,493,656
Total debt                                892,611         745,479         635,892         707,111         550,017
$4.75 Redeemable
 preferred stock                            6,597           6,590           6,586           6,586           6,610
Common stock and
 other equity (4)                         548,169         555,093         469,688         390,395         940,721
                                      ===========     ===========     ===========     ===========      ==========

PEOPLE
Stockholders of record                     63,925          55,241          51,300          50,688          56,358
Employees of continuing
 businesses (average)                      31,356          32,519          25,025          26,765          29,042
                                      ===========     ===========     ===========     ===========      ==========

(1)    After deducting restructuring and other charges of $117,200,000 (after-tax) or $1.32 per share in
1995, $19,800,000 (after-tax) or $0.24 per share in 1992 and $54,871,000 (after-tax) or $0.69 per share in
1991. Also after deducting $9,128,000 (after-tax), or $0.11 per share, in 1992 for increased ongoing expenses (above 1991 levels) resulting from the adoption of SFAS No. 106 effective as of January 1, 1992.
(2)    Income (loss) from discontinued operations for 1991 to 1993 includes the gain on sale (1993) and income (loss) from operations of the Transportation Manufacturing and Service Parts segment, which was sold in 1993 (see Note D of Notes to Consolidated Financial Statements), and the income (loss) from operations, for 1991 and 1992, of GFC Financial Corporation, now The FINOVA Group Inc. ("FINOVA"), which was spun-off in
1992.
(3)    Initial application of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-
Lived Assets to Be Disposed Of" in 1995 and SFAS No. 106, "Employers' Accounting for Postretirement Benefits
Other Than Pensions" in 1992.
(4)    Dial's quarterly dividend increased from $0.15 to $0.16 with the October 2, 1995 payment and from
$0.14 to $0.15 with the July 1, 1994 payment. The declines in dividends declared per common share in 1993 and 1992 and in common stock and other equity in 1992 reflect the spin-off of FINOVA. FINOVA's initial dividend rate after the spin-off early in 1992 maintained the 1991 annual dividend rate for stockholders who retained their FINOVA shares following the spin-off.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
FINANCIAL CONDITION OF THE DIAL CORP

RESULTS OF OPERATIONS:
On February 15, 1996, The Dial Corp ("Dial") announced that its Board of Directors had approved a proposal for a strategic restructuring which would separate Dial's consumer products and services businesses so that each will be an independent and more focused publicly traded company.

Under the proposal, Dial's consumer products business will become an independent, publicly traded company, under the Dial name, and is expected to be accorded a price/earnings multiple competitive with that of its industry peers. This is expected to increase its financial flexibility and give it greater access to capital markets, which should allow it to better pursue acquisitions and fulfill other growth opportunities. Common stockholders are expected to receive a dividend of one share of the consumer products company for each Dial common share they own on the record date.

The services company, which will be named later in the year, will consist of the airline catering and services, convention services, and travel and leisure and payment services businesses, and will be free to more aggressively pursue acquisition opportunities in the various markets in which it operates without upsetting the balance between consumer products and services in Dial's existing mix of businesses.

The proposed restructuring plan, which was approved in principle, is subject to final approval by the Board of Directors and to certain conditions, including the receipt of a ruling from the Internal Revenue Service that the proposed transaction is tax-free and confirmation that each of the two separate companies will retain investment-grade credit ratings. The separation is expected to be completed by year-end.

The accompanying Consolidated Financial Statements of Dial include the accounts of Dial and all of its subsidiaries.

As discussed further in Note D of Notes to Consolidated Financial
Statements, Dial's Transportation Manufacturing and Service Parts segment was sold in 1993 and is presented as a discontinued operation for all periods.

1995 VS. 1994:
Revenues for 1995 were $3.6 billion compared with $3.5 billion in 1994.

Dial reported a net loss of $16.6 million, or $0.20 per share, compared with net income of $140.3 million, or $1.61 per share, in 1994. The net loss is after deducting a one-time charge of $17.7 million (net of tax benefit of $7.6 million) or $0.20 per share to record the cumulative effect to January 1,1995, of the initial application of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." As discussed further in Note C of Notes to Consolidated Financial Statements, the SFAS No. 121 adjustment is a non-cash charge for assets held for disposal at January 1, 1995. In the fourth quarter of 1995, Dial elected early adoption of the new accounting standard as encouraged by the Financial Accounting Standards Board.

For the year, income before the cumulative effect of change in accounting principle was $1.1 million, which resulted in a break-even on a per share basis, compared to income of $140.3 million or $1.61 per share in 1994.

The 1995 income is after deducting a charge of $117.2 million (net of tax benefit of $73.9 million) associated with restructuring charges and asset write-downs described below. Excluding the restructuring charges and asset write-downs of $117.2 million and the $17.7 million for the cumulative effect of change in accounting principle, Dial would have reported income of $118.3 million, compared to income of $140.3 million in 1994. The decrease in income was due primarily to Dial's previously announced Consumer Products' program designed to effect reductions of trade customers' inventories during 1995 and to a fourth quarter sales shortfall in the Consumer Products segment.

Restructuring Charges and Asset Write-Downs. In the third quarter of 1995, Dial announced that it would take restructuring and other charges totaling approximately $211.5 million ($130 million after-tax) to provide for a business-based reorganization of its Consumer Products segment through plant closings, workforce reductions, and correction of certain product lines. The Consumer Products segment is closing six plants (Clearing, Illinois; Burlington, Iowa; Auburndale, Florida; Omaha, Nebraska; Memphis, Tennessee; and New Berlin, Wisconsin) and is reducing its workforce by approximately 15 percent, or 700 people, substantially all of whom are based in the affected plants. As of December 31, 1995, the Clearing plant had been closed and sold, and the Consumer Products workforce had been reduced by approximately 100 employees. The remaining actions are expected to be completed by the end of 1996. Future earnings are expected to benefit from efficiencies resulting from streamlining/consolidating product lines for the remaining facilities through increased volume and reduced costs. In addition to the restructuring of the Consumer Products segment, the announced charges also provide for the write-down of certain Premier Cruise Lines' assets and intangibles, in light of current and anticipated conditions in its cruise market. The total amount of charges recorded in the quarter ended September 30, 1995 was $211.5 million, of which $20.4 million was charged to cost of sales and $191.1 million ($117.2 million after-tax) was classified as restructuring charges and asset write-downs.

In conjunction with the restructuring of the Consumer Products segment, the recoverability of intangibles was evaluated based on current projections of the undiscounted operating income of the related business unit. Based upon these evaluations, the carrying amounts of certain Consumer Products intangibles, primarily trademarks, were determined to be impaired and were written off as part of the third-quarter charge.

Other asset write-downs of the Consumer Products segment primarily represent the excess of the net book value of plants and equipment to be disposed of over estimated net recoveries. Severance pay and benefits and exit costs, primarily facility closure costs, have been recognized in accordance with Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." Remaining severance and exit cost reserves of $24.8 million at December 31, 1995 are believed to be adequate and are expected to be paid utilizing existing cash resources available to Dial.

The recoverability of operating assets and related goodwill associated with Premier Cruise Lines was evaluated based on current projections of the undiscounted operating income of the cruise operations. Heightened competition in the three-night and four-night cruise segment and in the Port Canaveral/Caribbean market, along with falling passenger counts industry-wide, caused management to lower its projections of future operating income. As a result, goodwill was written off and the carrying value of the Star/Ship Majestic was written down to its estimated net realizable value in the third quarter.

See Note C of Notes to Consolidated Financial Statements for further information.

Consumer Products. The Consumer Products segment's revenues of $1.4 billion were down $146.1 million or 10 percent from those of 1994. The revenue decrease was due to the completion of the previously reported program to effect reductions of trade customers' inventories. This initiative, coupled with more rapid replenishment as consumers purchase the products off the shelf, addresses the retailers' increased emphasis on efficient consumer response. In addition, a sales shortfall of $54.1 million in the fourth quarter of 1995 resulted from a softness in orders due to the effects of reduced promotional programs in connection with the planned trade inventory reduction initiative, as well as certain orders received late in the fourth quarter that were deferred and shipped in the first quarter of 1996 to achieve efficiency in the distribution network. A planned reduction of microwaveable meals volume and other low margin products discontinued also contributed to the variance. Consumer Products reported an operating loss of $23.7 million for the year, after deducting $135.6 million of restructuring charges and asset write-downs, versus operating income of $160 million in 1994. Excluding these charges, operating income for 1995 was $111.9 million. Operating margins, on that same basis, declined to 8.2 percent in 1995 from 10.6 percent in 1994, as the effects of the volume shortfall discussed above more than offset the initial cost savings from the inventory reduction program. The division comments below exclude the effects of the restructuring charges and asset write-downs.

During the third quarter of 1995, Consumer Products reorganized its product lines for reporting purposes. All non-detergent products have been reclassified from the Laundry division to the Household division. The remaining Laundry division has been renamed the Detergent division. A small number of miscellaneous products were categorized with Skin Care to form Personal Care. All prior years' results have been restated to give effect to the reclassifications.

Personal Care division's 1995 revenues and operating income declined $42.1 million and $9.3 million, respectively, from those of 1994. Sales volumes were down as a result of 1995's planned trade inventory reduction program. Loss in marketplace consumption on Dial Bar and other brands was partially offset by growth in Dial for Kids and revenues from new products such as the Ultra Skin Care line. Operating income decreased from the effects of the aforementioned revenue decrease.

The Food division's 1995 revenues declined $43.1 million from those of 1994, due to a planned reduction of microwaveable meals, lower sales of chili and stew, and the trade inventory reduction program. Operating income decreased $6.3 million from that of 1994 from the effects of the aforementioned lower sales volumes, offset partially by lower manufacturing costs.

The Household division's 1995 revenues decreased $10.9 million from those of 1994. Increased revenues from Dial Dishwashing Detergent and new Renuzit products were offset by volume softness in fabric care and the impact of the trade inventory reduction initiative. Fabric softeners and other products faced intensive price and promotion competition during 1995. Operating income decreased $18.1 million from 1994 to 1995, due to the effects of the aforementioned revenue decreases and heavy promotional expenses for Dial Dishwashing Detergent and Renuzit.

Revenues of the Detergent division decreased $53.7 million from 1994 levels, due to volume softness in dry detergents and the planned inventory reduction program. Operating income declined $17 million from the effects of the aforementioned reduced sales volume and increased marketing and distribution expenditures.

International division's 1995 revenues and operating income improved $3.8 million and $2.6 million, respectively, over those of 1994. The increases were due principally to an acquisition made early in the third quarter of 1995, offset partially by the effect of a devaluation of the Mexican peso in the first quarter of 1995. In addition, exports to Canada increased in 1995, as Purex Heavy Duty Liquid Detergent has become the leading liquid laundry detergent in three Canadian provinces and Dial soap market share has reached all-time highs in British Columbia.

Services. Combined Services revenues were $2.2 billion in 1995, up $174.3 million, or 9 percent, from those of 1994. Combined Services reported operating income of $136.5 million for the year, after deducting the $55.5 million write-down of Premier Cruise Lines' assets and including a $3.5 million gain on the curtailment of certain postretirement medical benefits in the Convention Services segment. Excluding the asset write-downs and the gain on curtailment of benefits, Combined Services posted an 11 percent increase in operating income from 1994 to 1995.

    Airline Catering and Services. Revenues of the Airline Catering and Services segment increased $36.7 million or 5 percent from 1994 to 1995, with operating income increasing $5 million, or 8 percent. The increase is primarily attributed to having the United Airline flight kitchens acquired in the first half of 1994 operational throughout 1995. Seven new aircraft service locations and other new business from continuing locations also contributed to the increase, partially offset by the effect of further airline meal service cutbacks on certain domestic flights of short duration. Operating margins improved to
8.3 percent from 1994's 8.1 percent, as the former United flight kitchens reached normal efficiency levels during 1995 versus the start-up and training period in 1994.

    Convention Services. Convention Services' 1995 revenues of $589 million were up $66.3 million, or 13 percent, from those of the 1994 period, due primarily to acquisitions in 1995, including Giltspur, Inc., in the fourth quarter of 1995. Excluding the one-time curtailment gain described above, operating income increased $500,000, or 1 percent, while operating margins decreased to 8.7 percent in 1995 from 9.7 percent in 1994. Operating income and margins were impacted by certain shows not repeated each year and by higher costs of staging shows in certain locales, which more than offset the fourth quarter 1995 contribution from Giltspur.

    Travel and Leisure and Payment Services. Revenues of the Travel and Leisure and Payment Services segment were $820.5 million in 1995, up $71.3 million, or 10 percent, over those of 1994. These companies reported operating income of $15.3 million, after deducting the previously described $55.5 million write-down of Premier Cruise Lines' assets. Excluding the asset write-downs, operating income for 1995 would have been $70.8 million, up $12.8 million, or 22 percent, from that of 1994. Dial's payment services subsidiary continues to invest increasing amounts in tax-exempt securities. On a fully taxable equivalent basis, revenues and operating income would be higher by $16 million and $7.9 million for 1995 and 1994, respectively. Operating margins on the fully taxable equivalent basis would be 10.4 percent in 1995, up from 8.7 percent in 1994.

Canadian transportation services companies' 1995 revenues increased $40.5 million over those of 1994 while operating income increased $4.4 million. Revenue increases from the acquisition of a tour operator in the second quarter of 1995, strong growth in existing package tour operations, improved hotel occupancy, and higher courier express, sightseeing and icefield revenues were partially offset by a decrease in charter revenues as a result of redeployment of the bus fleet to passenger route acquisitions in mid-1994. Operating income increases were attributed to the revenue increases as well as to cost savings from a route rationalization program, which more than offset the expense of terminating a small joint venture in the second quarter of 1995.

Duty Free airport and shipboard concession revenues declined $1.4 million from 1994 to 1995, due primarily to 1994 including revenues of a major shipboard concession phased-out over the first ten months of 1994 and fewer passenger days for continuing business, which were offset in part by revenues from a revised airport concession arrangement late in 1995. Operating income improved $700,000, due mostly to lower operating expenses and the effect of higher revenue per passenger day.

Cruise revenues declined $1 million in 1995 compared with 1994 levels. Heightened competition in the Port Canaveral/Caribbean three-night and four-night cruise market and falling passenger counts industry-wide continued to negatively impact results. In addition, two ships were in drydock for repairs for a total of 44 ship days during the first quarter of 1995, and Dial commenced a four-year charter arrangement in February 1995 to lease one of its vessels, the Star/Ship Majestic, to a European operator, thereby decreasing total passenger service revenues. Excluding the $55.5 million of asset write-downs taken in the third quarter of 1995, operating results improved $4.6 million from those of 1994 due to lower operating expenses resulting from taking one vessel out of operation, reduced rent expense following the purchases during 1995 of two ships previously leased, and other cost reduction efforts.

Travel tour service revenues and operating income improved $4.6 million and $1.3 million, respectively, from 1994 levels, due primarily to improved passenger volumes, favorable foreign exchange rates, and the acquisition of a new tour operator in Ireland in June 1995.

Food service revenues improved $3.1 million from those of 1994. Increased business at General Motors locations and at the America West Arena was offset by closed fast food outlets and the sale of a non-core operation in the second quarter of 1995. Operating income of the food service companies increased $100,000 from 1994 to 1995 as operating income generated from higher revenues was offset by certain one-time costs associated with the sale of the non-core operation.

On a fully taxable equivalent basis, 1995 revenues of payment services would be $41.9 million higher than those of 1994, due principally to increased investment income, revenues from new product lines and increased realized investment gains. Investment income increased due to higher investment yields and greater fund balances in 1995 than in 1994. On a fully taxable equivalent basis, operating income would be $12.4 million above 1994, as the higher revenues more than offset higher commission expense for official checks and other volume-related costs.

Unallocated Corporate Expense and Other Items, Net. Unallocated corporate expense and other items, net, decreased $744,000 or 2 percent from that of 1994.

Interest Expense. Interest expense for 1995 increased $14.8 million over that of 1994, as both debt levels and interest rates on floating-rate debt were higher in 1995 than in 1994. Debt level increases are due primarily to the purchase of the Star/Ship Majestic in February 1995, the purchase of the Star/Ship Atlantic in July 1995 (both ships were previously leased), and the acquisition of Giltspur in October 1995.

Income Taxes. Excluding the effects of the restructuring charges and asset write-downs, the 1995 effective tax rate was 34.4 percent, down from 36.7 percent in 1994. This reduction in the effective tax rate resulted primarily from the increased use of tax-exempt investments by Dial's payment services subsidiary.

1994 VS. 1993:
Revenues for 1994 were $3.5 billion compared with $3 billion in 1993.

Net income and income from continuing operations for 1994 were $140.3 million or $1.61 per share, compared with income from continuing operations in 1993 of $110.2 million or $1.28 per share.

Consumer Products. The Consumer Products segment's revenues of $1.5 billion were up $91.2 million or 6 percent from those of 1993. Operating income of $160 million was up $20.8 million or 15 percent over 1993 amounts. Operating margins improved to 10.6 percent from 1993's 9.8 percent.

Personal Care division's revenues and operating income were down $28.7 million and $2.3 million, respectively, as sales of bar and liquid soaps to distributors were down from 1993 levels. However, Dial's market share for bar soap was up from that of 1993, reflecting continuing high consumer acceptance of Dial products. Lower raw material costs and marketing expenses partially offset the effect of the volume declines.

Detergent division's revenues and operating income were up $52 million and $4.1 million compared to 1993 levels, led by strong volume increases of liquid detergents which more than offset volume decreases in dry detergents due to changing consumer preferences.

Household division's revenues and operating income were up $59 million and $11.2 million, respectively, from 1993 levels. The Renuzit product line, acquired in May of 1993, accounted for most of the improvement. Other household product lines contributed to the increased operating income with lower costs and expenses, while ammonia products followed industry trends with lower sales and operating income.

Food division's revenues and operating income were up $4.2 million and $2.4 million, respectively, from 1993 levels. Higher revenue and operating income due to increased sales volume of most food categories more than offset reductions in the microwaveable category. Lower raw material and other production costs contributed to the increase in operating income.

International's revenues were up $4.7 million from 1993 levels, driven by higher volume in Mexico, Canada and Germany. A $5.4 million increase in operating results was due mostly to eliminating unprofitable operations, plus contributions from the higher revenue.

Services. Combined Services revenues were $2 billion, up $455.3 million or 29 percent, while operating income of $170.2 million increased $34.1 million or 25 percent, over 1993 amounts. Revenue and operating income comparisons were aided by the 1993 acquisitions of convention services businesses and the 1994 phase-in of flight kitchens acquired from United Airlines.

    Airline Catering and Services. Revenues of the Airline Catering and Services segment increased $260.9 million or 52 percent from 1993 to 1994, while operating income increased $20.1 million or 49 percent over the same period. Operating margins of the group declined slightly to 8.1 percent from 1993's 8.2 percent, as the newly acquired flight kitchens went through their start-up phase in 1994. Airline catering revenues and operating income increased $251.1 million and $18.3 million, respectively, primarily because of the acquisition and integration of fifteen airline catering kitchens from United Airlines in the U.S. and four airline catering kitchens in England and Scotland acquired from a British airline caterer. These acquisitions added significantly to airline catering's kitchens at international and major U.S. airports with a large number of longer domestic and international flights which require more meal service than average. Revenues and operating income of the airline services companies increased $9.8 million and $1.8 million, respectively, due primarily to new contracts.

    Convention Services. Convention Services segment revenues for 1994 increased $166.4 million or 47 percent over those of 1993, while operating income increased $22.8 million or 82 percent. These increases were due to the inclusion of businesses acquired during 1993 for the full year of 1994 and the achievement of planned operating efficiencies for the merged operations, as indicated by the improvement in operating margins to 9.7 percent in 1994 from 7.8 percent in 1993.

    Travel and Leisure and Payment Services. Revenues of the Travel and Leisure and Payment Services segment were up $28 million or 4 percent from those of 1993, while operating income was down $8.8 million or 13 percent from that of 1993. Dial's payment services subsidiary is investing increasing amounts in tax-exempt securities. On a fully taxable equivalent basis, revenues would be up $31.9 million while the operating income decline would be $3.9 million less, or $4.9 million. Operating margins, on a fully taxable equivalent basis, declined to 8.7 percent in 1994 from 9.8 percent in 1993.

Transportation services companies' 1994 revenues and operating income declined $3.5 million and $300,000, respectively, from those of 1993, due mostly to the 5.2 percent decline in the average Canadian-currency exchange rate over the same period. In Canadian dollars, revenues increased $7.6 million as revenues from newly purchased routes and higher courier express and sightseeing, charter, and snowfield operations more than offset decreases in passenger ridership. Passenger ridership was adversely affected by general economic uncertainties and low airfares on medium and long haul destinations. Operating income in Canadian dollars was up slightly from that of 1993.

Duty Free airport and shipboard concession operations achieved increases of $13.8 million in revenue and $1.5 million in operating income over 1993 levels, due mostly to new business and higher passenger volumes, offset partially by the phase-out of a major shipboard concession over the first ten months of 1994, the loss of an airport contract in the spring of 1994 and the reduction of international flights at two other airports.

Cruise revenues declined $7.6 million in 1994 compared with 1993 levels due to lower Florida tourism and increased competition, while higher ship leasing costs due to higher interest rates offset ongoing cost reductions and contributed to the $7.3 million decline in operating results. In February 1995, Dial exercised its option to purchase the previously leased Star/Ship Majestic and commenced a four-year charter arrangement to lease the ship to a European operator, returning Premier Cruise Lines to a two ship operation sailing from Port Canaveral to the Bahamas.

The contract food service group's 1994 revenues increased $13.4 million due to increased production at auto manufacturing plants and new business, offset somewhat by loss of revenue from the closing of marginal locations. Excluding a $5 million one-time gain from the curtailment of a postretirement benefit plan in 1993, operating income was up $700,000 from 1993 levels.

On a fully taxable equivalent basis, payment services' 1994 revenues would be $5.1 million more than those of 1993, due to higher interest income from an increase in funds invested and higher dispenser fee and service charge revenue, offset somewhat by cancellation of certain money order agents who presented undue credit risks. Lower operating expenses also contributed to the increase in operating income, which would be $4.3 million higher than that of 1993 on a fully taxable equivalent basis.

Unallocated Corporate Expense and Other Items, Net. Unallocated corporate expense and other items, net, increased $1.2 million or 3 percent from that of 1993.

Interest Expense. Interest expense in 1994 was $3.9 million higher than in 1993. Higher average debt levels related to expenditures for acquisitions in the consumer products, airline catering and convention services businesses and the effects of higher floating interest rates, adjusted by the impact of interest rate swap agreements as discussed in Note I of Notes to Consolidated Financial Statements, combined to more than offset the reduction resulting from the prepayment of high-coupon, fixed-rate debt during the third quarter of 1993.

Income Taxes. The 1994 effective tax rate declined by 1.6 percentage points to 36.7 percent from 1993's 38.3 percent (excluding from 1993 the $4.4 million, or $0.05 per share, favorable impact on deferred tax assets at January 1, 1993, from accounting for the effects of a one percent increase in the U.S. corporate income tax rate under the Omnibus Budget Reconciliation Act of 1993, which was signed into law on August 10, 1993). This reduction in the effective tax rate results primarily from the increased use of tax-exempt investments by Dial's payment services subsidiary.

LIQUIDITY AND CAPITAL RESOURCES:
As discussed in Note B of Notes to Consolidated Financial Statements, during 1995 Dial purchased for $111.1 million two cruise ships which were previously leased, completed several business acquisitions for an aggregate purchase price of $117.4 million and made other capital expenditures totaling $103.7 million. These expenditures were funded with operating cash flow and incremental debt of $147.1 million. As a result, Dial's total debt at December 31, 1995 increased to $892.6 million from $745.5 million at December 31, 1994. The debt to capital ratio was 0.60 to 1 and 0.56 to 1 at December 31, 1995 and December 31, 1994, respectively. Capital is defined as total debt plus minority interests, preferred stock and common stock and other equity.

In July 1994, a Shelf Registration filed with the Securities and Exchange Commission became effective. Under the Shelf Registration, Dial can issue up to an aggregate $500 million of debt and equity securities. No debt has been issued under the program and there is no intention to issue any equity securities at the present time. The filing increases Dial's future financing options.

Dial's payment service operations generate funds from the sale of money orders and other payment instruments (classified as "Payment service obligations"). The proceeds of such sales are invested by Dial's payment services subsidiary, in accordance with applicable state laws, in highly liquid debt instruments (classified, along with cash on hand and cash in transit from agents, as "Funds, agents' receivables and current maturities of investments restricted for payment service obligations"), which before consolidating eliminations included investment-grade commercial paper issued by Dial and supported along with the rest of Dial's outstanding commercial paper by a credit commitment under a long-term revolving bank credit agreement, as described in Note I of Notes to Consolidated Financial Statements; and in a portfolio of high-quality investments (approximately 99 percent have ratings of A- or higher or are collateralized by federal agency securities), including federal, state and municipal obligations, asset-backed securities and corporate debt securities (classified as "Investments restricted for payment service obligations"). These investments are restricted by state regulatory agencies for use by Dial's payment services subsidiary to satisfy the liability to pay, upon presentment, the face amount of such payment service obligations, and accordingly such assets are not available to satisfy working capital or other financing requirements of Dial. Fluctuations in the balances of payment service assets and obligations result from varying levels of sales of money orders and other payment instruments, the timing of the collections of agents' receivables and the timing of the presentment of such instruments.

With respect to working capital, in order to minimize the effects of borrowing costs on earnings, Dial strives to maintain current assets (principally cash, inventories and receivables) at the lowest practicable levels while at the same time taking advantage of the payment terms offered by trade creditors. These efforts notwithstanding, working capital requirements fluctuate significantly from seasonal factors as well as changes in levels of receivables and inventories caused by numerous business factors.

Dial satisfies a portion of its working capital and other financing requirements with short-term borrowings (through commercial paper, bank note programs and bank lines of credit) and the sale of receivables. As discussed in Note I of Notes to Consolidated Financial Statements, short-term borrowings are supported by a $500 million long-term revolving bank credit agreement. It is anticipated that appropriate modifications of certain financing and other agreements, including putting in place separate long-term revolving bank credit agreements, will be completed before the spin-off of Dial's consumer products business becomes final.

In addition, Dial has an agreement to sell up to $140 million of accounts receivable under which the purchaser has agreed to invest collected amounts in new purchases. The accounts receivable sold totaled $137.5 million at December 31, 1995. The agreement has a maturity date of the earlier of February 1997 or the date on which Dial's consumer products business becomes a new publicly traded company, unless separate replacement agreements are put in place, similar to the discussion of the bank credit agreement above.

As discussed in Note J of Notes to Consolidated Financial Statements, in September 1992 Dial sold 10,491,800 shares of treasury stock to The Dial Corp Employee Equity Trust (the "Trust") at $19.06 per share. This Trust is used to fund certain existing employee compensation and benefit plans over the scheduled 15-year term of the Trust. The Trust acquired the shares of common stock from Dial for a $200 million promissory note at the date of sale. For financial reporting purposes, the Trust is consolidated with Dial. The fair market value of the shares held by the Trust, representing unearned employee benefits, was recorded as a deduction from common stock and other equity, and is reduced as employee benefits are funded. At December 31, 1995, a total of 6,279,342 shares remained in the Trust and are available to fund future benefit obligations.

Capital spending has been reduced by obtaining, where appropriate, equipment and other property under operating leases. Dial's capital asset needs and working capital requirements are expected to be financed primarily with internally generated funds. Except as noted herein, cash flows from operations and the proceeds from the sale of businesses during the past three years along with proceeds from the exercise of stock options have been sufficient to finance capital expenditures, the purchase of businesses and cash dividends to shareholders. Dial expects these trends to continue with operating cash flows and proceeds from the sale of Trust shares and other treasury stock generally being sufficient to finance its business. Should financing requirements exceed such sources of funds, Dial believes it has adequate external financing sources available, including Dial's $500 million Shelf Registration, to cover any such shortfall.

As indicated in Note M of Notes to Consolidated Financial Statements, although Dial has paid the minimum funding required by applicable regulations, certain pension plans remain underfunded while others are overfunded. The deficiency in the underfunded plans is expected to be reduced through the payment of the minimum funding requirement over a period of several years. Unfunded pension and other postretirement benefit plans require payments over extended periods of time. Such payments are not likely to materially affect Dial's liquidity.

As of December 31, 1995, Dial has recorded U.S. deferred income tax assets totaling $210 million, which Dial believes to be fully realizable in future years. The realization of such benefits will require average annual taxable income over the next 15 years (the current Federal loss carryforward period) of approximately $40 million. Dial's average U.S. pretax income, exclusive of nondeductible goodwill amortization but after deducting restructuring charges and asset write-downs, over the past three years has been approximately $119 million ($183 million before deducting restructuring charges and asset write-downs). Furthermore, approximately $112 million of the deferred income tax benefits relate to pensions and other employee benefits which will become deductible for income tax purposes as they are paid, which will occur over many years.

Dial is subject to various environmental laws and regulations of the United States as well as of the states and other countries in whose jurisdictions Dial has or had operations and is subject to certain international agreements. As is the case with many companies, Dial faces exposure to actual or potential claims and lawsuits involving environmental matters. Dial believes that any liabilities resulting therefrom, after taking into consideration amounts already provided for, but exclusive of any potential insurance recovery, should not have a material adverse effect on Dial's financial position or results of operations.

BUSINESS OUTLOOK AND RECENT DEVELOPMENTS:
Dial is entering a new stage in its ongoing evolution. Dial's recently announced proposal to restructure its consumer products and services businesses into two independent, more focused publicly traded companies will enable both companies to continue to be major participants in their industries, allowing them to pursue opportunities and placing them on an aggressive new growth track. It is believed that this latest transaction, which is subject to final approval by the Board of Directors and certain other conditions, including the receipt of a ruling from the Internal Revenue Service that the proposed transaction is tax-free and confirmation that each of the two resulting companies will retain investment-grade credit ratings, is in the best interest of the businesses, and can also result in the creation of significant stockholder wealth, as it will enable each company to maximize its earnings and growth potential. In 1992, Dial completed a similar spin-off of GFC Financial Corporation (since renamed FINOVA) to Dial stockholders, which has proven very successful. Using Dial's stock price just before the late 1991 announcement of the spin-off of FINOVA as the base, Dial's cumulative total stockholder returns (assuming reinvestments of dividends) have significantly outperformed the S & P 500 stock index. Since its spin-off in early 1992, FINOVA's returns have also outperformed the S & P 500 stock index by a wide margin.

The challenges for Dial's businesses going into 1996 and beyond are many. Responding to ongoing competitive challenges from within the marketplace and the uncertainties of the unpredictable economic environment will require that Dial continue to focus on monitoring and reducing costs and expenses in addition to emphasizing revenue growth. Dial remains aggressive in its commitment to continue to enhance stockholder value in the years ahead.

As provided by the "Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995," which became law in late December 1995, Dial cautions readers that, in addition to the historical information contained herein, this annual report includes certain forward-looking statements, assumptions and discussions which involve risks and uncertainties, including, but not limited to, economic, competitive and capital marketplace factors which affect Dial's operations, markets, products, services and prices and could cause Dial's future results and stockholder values to differ materially from those expressed in any forward-looking comments made by, or on behalf of, Dial.

MANAGEMENT'S REPORT ON RESPONSIBILITY FOR FINANCIAL REPORTING

The management of The Dial Corp has the responsibility for preparing and assuring the integrity and objectivity of the accompanying financial statements and other financial information in this report. The financial statements were developed using generally accepted accounting principles and appropriate policies, consistently applied except for the change in 1995 to comply with new accounting requirements for impairment of long-lived assets as discussed in Note C of Notes to Consolidated Financial Statements. They reflect, where applicable, management's best estimates and judgments and include disclosures and explanations which are relevant to an understanding of the financial affairs of the Company.

The Company's financial statements have been audited by Deloitte & Touche LLP, independent auditors elected by the stockholders. Management has made available to Deloitte & Touche LLP all of the Company's financial records and related data, and has made appropriate and complete written and oral representations and disclosures in connection with the audit.

Management has established and maintains a system of internal control that it believes provides reasonable assurance as to the integrity and reliability of the financial statements, the protection of assets and the prevention and detection of fraudulent financial reporting. The system of internal control is believed to provide for appropriate division of responsibilities and is documented by written policies and procedures that are utilized by employees involved in the financial reporting process. Management also recognizes its responsibility for fostering a strong ethical climate. This responsibility is characterized and reflected in the Company's Code of Corporate Conduct, which is communicated to all of the Company's executives and managers.

The Company also maintains a comprehensive internal auditing function which independently monitors compliance and assesses the effectiveness of the internal controls and recommends potential improvements thereto. In addition, as part of their audit of the Company's financial statements, the independent auditors review and evaluate selected internal accounting and other controls to establish a basis for reliance thereon in determining the audit tests to be applied. There is close coordination of audit planning and coverage between the Company's internal auditing function and the independent auditors. Management has considered the recommendations of both internal auditing and the independent auditors concerning the Company's system of internal control and has taken actions believed to be cost-effective in the circumstances to implement appropriate recommendations and otherwise enhance controls. Management believes that the Company's system of internal control accomplishes the objectives discussed herein.

The Board of Directors oversees the Company's financial reporting through its Audit Committee, which regularly meets with management representatives and, jointly and separately, with the independent auditors and internal auditing management to review accounting, auditing and financial reporting matters.





/s/ Ermo S. Bartoletti
Ermo S. Bartoletti
Vice President--Internal Auditing





/s/ Richard C. Stephan
Richard C. Stephan
Vice President--Controller


INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of The Dial Corp:

We have audited the accompanying consolidated balance sheets of The Dial Corp as of December 31, 1995 and 1994, and the related consolidated statements of income, common stock and other equity and of cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Dial Corp as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

As discussed in Note C of Notes to Consolidated Financial
Statements, the Company changed its method of accounting for impairment of long-lived assets in 1995.





/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Phoenix, Arizona
February 23, 1996


THE DIAL CORP CONSOLIDATED BALANCE SHEET

December 31, (000 omitted, except share data)
                                                             1995            1994
                                                      -----------     -----------
ASSETS
Current assets:
  Cash and cash equivalents                         $      23,370   $      33,222
  Receivables, less allowance of
    $18,895 and $20,453                                   210,290         239,921
  Inventories                                             241,338         229,273
  Deferred income taxes                                    64,514          42,517
  Other current assets                                     46,420          38,032
                                                      -----------     -----------
                                                          585,932         582,965
  Funds, agents' receivables and
    current maturities of investments
    restricted for payment service
    obligations, after eliminating
    $90,000 and $80,000 invested in
    Dial commercial paper                                 786,081         661,252
                                                      -----------     -----------
  Total current assets                                  1,372,013       1,244,217
Investments restricted for
  payment service obligations                             880,035         678,550
Property and equipment                                    857,884         813,384
Other investments and assets                              106,590          97,523
Deferred income taxes                                     145,500         126,787
Intangibles                                               863,164         820,435
                                                      -----------     -----------
                                                    $   4,225,186   $   3,780,896
                                                      ===========     ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term bank loans                             $         317   $         931
  Accounts payable                                        233,253         243,982
  Accrued compensation                                     85,949          91,992
  Other current liabilities                               312,254         281,321
  Current portion of long-term debt                        78,000          22,830
                                                      -----------     -----------
                                                          709,773         641,056
  Payment service obligations                           1,739,508       1,438,960
                                                      -----------     -----------
  Total current liabilities                             2,449,281       2,080,016
Long-term debt                                            814,294         721,718
Pension and other benefits                                325,416         319,519
Other deferred items and
  insurance reserves                                       50,459          73,269
Commitments and contingent liabilities
  (Notes J, N, O and P)
Minority interests                                         30,970          24,691
$4.75 Redeemable preferred stock                            6,597           6,590
Common stock and other equity:
  Common stock, $1.50 par value,
    200,000,000 shares authorized,
    97,108,724 shares issued                              145,663         145,663
  Additional capital                                      362,205         308,350
  Retained income                                         322,439         393,233
  Cumulative translation adjustments                      (18,380)        (20,910)
  Unearned employee benefits                             (213,996)       (176,201)
  Unrealized gain (loss) on securities
    available for sale, net of tax                          1,456         (21,742)
  Common stock in treasury, at cost,
    2,877,500 and 4,319,624 shares                        (51,218)        (73,300)
                                                      -----------     -----------
  Total common stock and other equity                     548,169         555,093
                                                      -----------     -----------
                                                    $   4,225,186   $   3,780,896
                                                      ===========     ===========

See Notes to Consolidated Financial Statements.

THE DIAL CORP STATEMENT OF CONSOLIDATED INCOME

Year ended December 31, (000 omitted, except per share data)

                                             1995            1994            1993
                                      -----------     -----------     -----------
REVENUES                            $   3,575,070   $   3,546,847   $   3,000,342
                                      -----------     -----------     -----------
Costs and expenses:
  Costs of sales and services           3,271,151       3,216,627       2,725,049
  Restructuring charges and
    asset write-downs                     191,100
  Unallocated corporate expense
    and other items, net                   43,194          43,938          42,734
  Interest expense                         75,994          61,195          57,292
  Minority interests                        4,346           3,392           3,618
                                      -----------     -----------     -----------
                                        3,585,785       3,325,152       2,828,693
                                      -----------     -----------     -----------
Income (loss) before
  income taxes                            (10,715)        221,695         171,649
Income taxes (benefit)                    (11,852)         81,384          61,376
                                      -----------     -----------     -----------
INCOME FROM
  CONTINUING OPERATIONS                     1,137         140,311         110,273
Income from discontinued
  operations                                                               32,120
                                      -----------     -----------     -----------
Income before extraordinary
  charge and cumulative effect
  of change in accounting
  principle                                 1,137         140,311         142,393

Extraordinary charge for early
  retirement of debt, net of tax
   benefit of $11,833                                                     (21,908)

Cumulative effect, net of tax
  benefit of $7,554, to January 1,
  1995, of initial application of
  SFAS No. 121, "Accounting for
  the Impairment of Long-Lived
  Assets and for Long-Lived Assets
  to Be Disposed Of"                      (17,696)
                                      -----------     -----------     -----------
NET INCOME (LOSS)                   $     (16,559)  $     140,311   $     120,485
                                      ===========     ===========     ===========

INCOME (LOSS) PER COMMON SHARE:
  Continuing operations             $        0.00   $        1.61   $        1.28
  Discontinued operations                                                    0.38
                                      -----------     -----------     -----------
  Income before extraordinary
    charge and cumulative
    effect of change in
    accounting principle                     0.00            1.61            1.66
  Extraordinary charge                                                      (0.26)
  Cumulative effect, to
    January 1, 1995, of
    initial application of
    SFAS No. 121                            (0.20)
                                      -----------     -----------     -----------
NET INCOME (LOSS) PER
  COMMON SHARE                      $       (0.20)  $        1.61   $        1.40
                                      ===========     ===========     ===========
Dividends declared per
  common share                      $        0.62   $        0.59   $        0.56
                                      ===========     ===========     ===========
Average outstanding common
  and equivalent shares                    88,707          86,646          85,406
                                      ===========     ===========     ===========

See Notes to Consolidated Financial Statements.


THE DIAL CORP STATEMENT OF CONSOLIDATED CASH FLOWS

Year ended December 31, (000 omitted)
                                             1995            1994            1993
                                      -----------     -----------     -----------
CASH FLOWS PROVIDED (USED)
  BY OPERATING ACTIVITIES:
Net income (loss)                   $     (16,559)  $     140,311   $     120,485
Adjustments to reconcile
  net income (loss) to net
  cash provided by operating
  activities:
    Depreciation and amortization         114,936         109,861         100,160
    Deferred income taxes                 (41,265)         19,391          35,943
    Extraordinary charge for
     early retirement of debt                                              21,908
    Cumulative effect of change
     in accounting principle               17,696
    Restructuring charges and
     asset write-downs                    191,100
    Income from discontinued
     operations                                                           (32,120)
    Other noncash items, net                  686           6,411          24,071
    Change in operating assets
     and liabilities:
     Receivables and inventories           38,766         (47,284)        (85,482)
     Payment service assets and
       obligations, net                   172,643         179,601         130,731
     Accounts payable and
       accrued compensation               (38,080)         14,496          31,825
     Other assets and
       liabilities, net                   (83,330)          1,609         (37,689)
                                      -----------     -----------     -----------
Net cash provided by
  operating activities                    356,593         424,396         309,832
                                      -----------     -----------     -----------
CASH FLOWS PROVIDED (USED)
  BY INVESTING ACTIVITIES:
Capital expenditures                     (103,715)       (108,592)       (114,624)
Purchases of cruise ships
  previously leased                      (111,103)
Acquisitions of businesses and
  other assets, net of cash
  acquired                               (117,361)       (152,271)       (216,787)
Proceeds from sales of property
  and equipment                            20,540           8,403          19,442
Investments restricted for
  payment service obligations:
  Proceeds from sales and
    maturities of securities
    classified as available
    for sale                              485,664         237,972
  Proceeds from sales and
    maturities of securities
    classified as held to
    maturity                               22,201
  Proceeds from sales and
    maturities of investments                                             626,527
  Purchases of securities
    classified as available
    for sale                             (577,884)       (341,716)
  Purchases of securities
    classified as held to
    maturity                             (103,553)       (105,023)
  Purchases of investments                                               (767,035)
Proceeds from sale of
  shares of MCII                                                          245,700
Advances from discontinued
  operations                                                               35,084
Other, net                                   (317)           (190)           (288)
                                      -----------     -----------     -----------
Net cash used by
  investing activities                   (485,528)       (461,417)       (171,981)
                                      -----------     -----------     -----------
CASH FLOWS PROVIDED (USED)
  BY FINANCING ACTIVITIES:
Proceeds from long-term
  borrowings                               40,000          70,000         229,358
Payments on long-term borrowings           (2,805)         (2,238)       (196,611)
Extraordinary charge for early
  retirement of debt                                                      (21,908)
Net change in short-term
  borrowings classified
  primarily as long-term debt             100,689          42,233        (105,338)
Dividends on common and
  preferred stock                         (55,024)        (51,401)        (48,345)
Minority portion of subsidiary's
  special dividend                                         (9,761)
Proceeds from sales of treasury
  stock                                    32,062          28,546          43,286
Common stock purchased for
  treasury                                                                (38,642)
Net change in receivables sold             22,507
Cash payments on interest
  rate swaps                              (18,346)        (17,795)        (32,909)
                                      -----------     -----------     -----------
Net cash provided (used) by
  financing activities                    119,083          59,584        (171,109)
                                      -----------     -----------     -----------
Net (decrease) increase in
  cash and cash equivalents                (9,852)         22,563         (33,258)
Cash and cash equivalents,
  beginning of year                        33,222          10,659          43,917
                                      -----------     -----------     -----------
Cash and Cash Equivalents,
  End of Year                       $      23,370   $      33,222   $      10,659
                                      ===========     ===========     ===========

See Notes to Consolidated Financial Statements.


THE DIAL CORP STATEMENT OF CONSOLIDATED COMMON STOCK AND OTHER EQUITY

Year ended December 31, (000 omitted)
                                             1995            1994            1993
                                      -----------     -----------     -----------
COMMON STOCK:
Balance, beginning of year          $     145,663   $      72,832   $      72,832
Two-for-one stock split                                    72,831
                                      -----------     -----------     -----------
Balance, end of year                $     145,663   $     145,663   $      72,832
                                      ===========     ===========     ===========
ADDITIONAL CAPITAL:
Balance, beginning of year          $     308,350   $     378,814   $     390,790
Two-for-one stock split                                   (72,831)
Treasury shares issued in
  connection with employee
  benefit plans                              (752)         (2,763)         (5,850)
Treasury shares issued in
  connection with dividend
  reinvestment plan                         2,949           1,175             550
Net change in unamortized
  amount of performance-based
  and restricted stock awards               2,428          (4,456)          2,063
Employee Equity Trust adjustment
  to market value                          54,484           8,635          (8,723)
Treasury shares issued in
  connection with acquisition
  of subsidiary                            (5,202)
Other, net                                    (52)           (224)            (16)
                                      -----------     -----------     -----------
Balance, end of year                $     362,205   $     308,350   $     378,814
                                      ===========     ===========     ===========
RETAINED INCOME:
Balance, beginning of year          $     393,233   $     304,481   $     234,655
Net income (loss)                         (16,559)        140,311         120,485
Dividends on common and
  preferred stock                         (55,024)        (51,401)        (48,345)
Other, net                                    789            (158)         (2,314)
                                      -----------     -----------     -----------
Balance, end of year                $     322,439   $     393,233   $     304,481
                                      ===========     ===========     ===========
CUMULATIVE TRANSLATION
  ADJUSTMENTS:
Balance, beginning of year          $     (20,910)  $      (9,889)  $     (11,341)
Unrealized translation
  gain (loss)                               2,530         (11,021)           (279)
Disposition of Transportation
  Manufacturing and Service
  Parts segment                                                             1,731
                                      -----------     -----------     -----------
Balance, end of year                $     (18,380)  $     (20,910)  $      (9,889)
                                      ===========     ===========     ===========
UNEARNED EMPLOYEE BENEFITS:
Balance, beginning of year          $    (176,201)  $    (189,940)  $    (245,155)
Employee benefits earned                   16,689          22,374          46,492
Adjustment of Employee Equity
  Trust to market value                   (54,484)         (8,635)          8,723
                                      -----------     -----------     -----------
Balance, end of year                $    (213,996)  $    (176,201)  $    (189,940)
                                      ===========     ===========     ===========
UNREALIZED GAIN (LOSS) ON
  SECURITIES AVAILABLE FOR SALE:
Balance, beginning of year          $     (21,742)  $         ---   $         ---
Unrealized loss on securities
  available for sale at
  January 1, 1994, due to
  adoption of SFAS No. 115                                 (1,369)
Net change in unrealized
  gain (loss)                              23,198         (20,373)
                                      -----------     -----------     -----------
Balance, end of year                $       1,456   $     (21,742)  $         ---
                                      ===========     ===========     ===========
COMMON STOCK IN TREASURY:
Balance, beginning of year          $     (73,300)  $     (86,610)  $     (51,386)
Purchase of shares                                                        (38,642)
Shares issued in connection
  with employee benefit plans               8,448           4,794           1,934
Shares issued in connection
  with dividend reinvestment plan           6,368           4,866           2,233
Shares issued in connection with
  acquisition of subsidiary                 5,131
Other, net                                  2,135           3,650            (749)
                                      -----------     -----------     -----------
Balance, end of year                $     (51,218)  $     (73,300)  $     (86,610)
                                      ===========     ===========     ===========
COMMON STOCK AND OTHER EQUITY       $     548,169   $     555,093   $     469,688
                                      ===========     ===========     ===========

See Notes to Consolidated Financial Statements.


THE DIAL CORP NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1995, 1994 and 1993

A. SIGNIFICANT ACCOUNTING POLICIES
On February 15, 1996, The Dial Corp ("Dial") announced that its Board of Directors had approved a proposal for a strategic restructuring which would separate Dial's consumer products and services businesses so that each will be an independent and more focused publicly traded company.

Under the proposal, Dial's consumer products business will become an independent, publicly traded company, under the Dial name. Common stockholders are expected to receive a dividend of one share of the consumer products company for each Dial common share they own on the record date.

The services company, which will be named later in the year, will consist of the airline catering and services, convention services, and travel and leisure and payment services businesses.

The proposed restructuring plan, which was approved in principle, is subject to final approval by the Board of Directors and to certain conditions, including the receipt of a ruling from the Internal Revenue Service that the proposed transaction is tax-free and confirmation that each of the two separate companies will retain investment-grade credit ratings. The separation is expected to be completed by year end.

The accompanying Consolidated Financial Statements of Dial include the accounts of Dial and all of its subsidiaries.

The Consolidated Financial Statements are prepared in accordance with generally accepted accounting principles, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Intercompany accounts and transactions between Dial and its subsidiaries have been eliminated in consolidation. Certain reclassifications have been made to the prior years' financial statements to conform to 1995 classifications. Described below are those accounting policies particularly significant to Dial, including those selected from acceptable alternatives.

Cash Equivalents. Dial considers all highly liquid investments with original maturities of three months or less from date of purchase as cash equivalents.

Inventories. Generally, inventories are stated at the lower of cost (first-in, first-out and average cost methods) or market.

Funds and Agents' Receivables and Investments Restricted for Payment Service Obligations. Dial's payment service operations generate funds from the sale of money orders and other payment instruments (classified as "Payment service obligations"). The proceeds of such sales are invested by Dial's payment services subsidiary, in accordance with applicable state laws, in highly liquid debt instruments, (classified, along with cash on hand and cash in transit from agents, as "Funds, agents' receivables and current maturities of investments restricted for payment service obligations"), which before consolidating eliminations, included investment-grade commercial paper issued by Dial and supported along with the rest of Dial's outstanding commercial paper by a credit commitment under a long-term revolving bank credit agreement, as described in Note I of Notes to Consolidated Financial Statements; and in a portfolio of high-quality investments (approximately 99 percent have ratings of A- or higher or are collateralized by federal agency securities), including federal, state and municipal obligations, asset-backed securities and corporate debt securities (classified as "Investments restricted for payment service obligations"). These investments are restricted by state regulatory agencies for use by Dial's payment services subsidiary to satisfy the liability to pay, upon presentment, the face amount of such payment service obligations and, accordingly such assets are not available to satisfy working capital or other financing requirements of Dial.

Effective January 1, 1994, Dial adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." As required by SFAS No. 115, Dial classifies securities at acquisition into one of three categories: available for sale, held to maturity, or trading, with different reporting requirements for each classification. See Note F of Notes to Consolidated Financial Statements for a discussion of the classification and reporting of these securities.

Impairment of Long-Lived Assets. As discussed further in Note C of Notes to Consolidated Financial Statements, in the fourth quarter of 1995, Dial elected the early adoption of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 establishes the accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets which are to be held and used and for long-lived assets and certain identifiable intangibles which are to be disposed of.

In accordance with the provisions of SFAS No. 121, Dial reviews the carrying values of its long-lived assets and identifiable intangibles for possible impairment whenever events or changes in circumstances indicate that the carrying amount of assets to be held and used may not be recoverable. SFAS No. 121 requires that for assets to be held and used, if the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, an impairment loss should be recognized, measured as the amount by which the carrying amount exceeds the fair value of the asset. For assets to be disposed of, Dial reports long-lived assets and certain identifiable intangibles at the lower of carrying amount or fair value less cost to sell.

Property and Equipment. Property and equipment are stated at cost, net of impairment write-downs.

Depreciation is provided principally by use of the straight-line method at annual rates as follows:

Buildings                                           2% to 5%
Machinery and other equipment                       5% to 33%
Leasehold improvements                              Lesser of lease term or
                                                    useful life

Intangibles. Intangibles are carried at cost less accumulated amortization. Intangibles which arose prior to November 1, 1970, are not being amortized. Intangibles arising on or after November 1, 1970 are amortized on the straight-line method over the estimated lives or periods of expected benefit, but not in excess of 40 years. Dial evaluates the carrying value of goodwill and other intangible assets at each reporting period for possible impairment in accordance with the provisions of SFAS No. 121 described above. Prior to the adoption of SFAS No. 121, Dial evaluated the possible impairment of goodwill and other intangible assets based on the undiscounted projected operating income of the related business unit.

Pension and Other Benefits. Trusteed, noncontributory pension plans cover substantially all employees, with benefit levels supplemented in most cases by defined matching company stock contributions to employees' 401(k) plans. Defined benefits are based primarily on final average salary and years of service. Funding policies provide that payments to defined benefit pension trusts shall be at least equal to the minimum funding required by applicable regulations.

Dial has defined benefit postretirement plans that provide medical and life insurance for eligible retirees and dependents.
The related postretirement benefit liabilities are recognized over the period that services are provided by employees.

Foreign Currency Translation. In accordance with SFAS No. 52, the assets and liabilities of Dial's foreign subsidiaries are translated into U.S. dollars at exchange rates in effect at the balance sheet date, with resulting unrealized translation gains and losses accumulated in a separate component of common stock and other equity. Income and expense items are converted into U.S. dollars at average rates of exchange prevailing during the year.

Derivatives. Amounts receivable or payable under interest rate derivatives are accrued as interest rates change and are recognized as an adjustment to the expense of the related hedged transaction as discussed in Notes I and O of Notes to Consolidated Financial Statements. Gains and losses from foreign exchange forward contracts which hedge identifiable foreign currency commitments are deferred and are recognized in income in the same period as the hedged transaction.

Stock-Based Compensation. In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation." The Statement defines a fair value based method of accounting for an employee stock option or similar equity instrument. As permitted by the Statement, Dial has elected to continue to measure cost for its stock-based compensation plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, beginning with Dial's 1996 Annual Report, Dial will be required to make pro forma disclosures of net income and earnings per share for 1995 and 1996, as if the fair value based method of accounting defined in SFAS No. 123 had been applied.

Net Income (Loss) Per Common Share. Net income (loss) per common share is based on net income (loss) after preferred stock dividend requirements and the weighted average number of common shares outstanding during each year after giving effect to stock options considered to be dilutive common stock equivalents. Fully diluted net income (loss) per common share is not materially different from primary net income (loss) per common share. Employee Stock Ownership Plan ("ESOP") shares are treated as outstanding for net income (loss) per share calculations. The average outstanding common and equivalent shares does not include shares held by the Employee Equity Trust (the "Trust"). Shares held by the Trust are not considered outstanding for net income
(loss) per share calculations until the shares are released from the Trust.

B. ACQUISITIONS OF BUSINESSES AND OTHER ASSETS
During 1995, Dial acquired a soap manufacturer and several services companies, including Giltspur, Inc., an exhibit construction and services company.

Also during 1995, Dial acquired all of the common stock of a payment services company in exchange for approximately 300,000 shares of Dial's common stock. The acquisition was accounted for as a pooling of interests. Prior period financial statements have not been restated, as the results of the acquired company are not significant to the consolidated results of operations. The accompanying financial statements include the accounts and results of operations from the date of acquisition.

During 1994, Dial completed its acquisition of the final eleven of fifteen airline catering kitchens from United Airlines ("UAL") and also acquired several small services companies. The first four UAL flight catering kitchens were purchased by Dial on December 30, 1993. Also in December 1993, Dial acquired the remaining 49% interest in a joint venture which owns the office building in Phoenix, Arizona, that serves as Dial's corporate headquarters complex. During 1993, Dial also purchased a consumer products line and three convention services companies.

Except for the pooling of interests described above, all other acquisitions were accounted for as purchases. The purchase prices, including acquisition costs, were allocated to the net tangible and intangible assets acquired based on estimated fair values at the dates of the acquisitions. The difference between the purchase prices and the related fair values of net assets acquired represents goodwill which is being amortized on a straight-line basis over 40 years. The fair value of patents and other intangible assets included in the acquisitions is amortized over their estimated useful lives. The results of the acquired operations have been included in the Statement of Consolidated Income from the dates of acquisition. The results of operations of the acquired companies from the beginning of the year to the dates of acquisition are not material.

Net cash paid, assets acquired and debt and other liabilities assumed in all acquisitions of businesses accounted for as purchases for the years ended December 31 were as shown in the table below.

In February 1995, Dial exercised its option to purchase a cruise ship, previously under a lease agreement, for $39,447,000. Dial has entered into a four-year charter arrangement to lease the ship to a European operator. In July 1995, Dial exercised its option to purchase its other leased cruise ship for a purchase price of $71,656,000.

                                                                 1995
                                      -----------------------------------------------------------
                                         Consumer      Convention
(OOO omitted)                            Products        Services           Other           Total
                                      -----------     -----------     -----------     -----------
Assets acquired:
  Property and equipment            $       4,766   $      17,161   $         511   $      22,438
  Intangibles,
    primarily goodwill                     10,515          77,139           6,511          94,165
  Other assets                             10,361          52,761           3,593          66,715
Debt and other
  liabilities assumed                      (2,084)        (60,964)         (2,909)        (65,957)
                                      -----------     -----------     -----------     -----------
Net cash paid                       $      23,558   $      86,097   $       7,706   $     117,361
                                      ===========     ===========     ===========     ===========

                                                                 1994
                                      -----------------------------------------------------------
                                                          Airline
                                                         Catering
                                                     and Services           Other           Total
                                                      -----------     -----------     -----------
Assets acquired:
  Property and equipment                            $      67,452   $       6,042   $      73,494
  Intangibles,
    primarily goodwill                                     59,147          16,029          75,176
  Other assets                                              7,342           2,130           9,472
Debt and other
  liabilities assumed                                                      (5,871)         (5,871)
                                                      -----------     -----------     -----------
Net cash paid                                       $     133,941   $      18,330   $     152,271
                                                      ===========     ===========     ===========

                                                                 1993
                                      -----------------------------------------------------------
                                     Headquarters
                                         Building
                                    Joint Venture      Convention
                                         Interest        Services           Other           Total
                                      -----------     -----------     -----------     -----------
Assets acquired:
  Property and equipment            $      63,086   $      17,128   $      13,722   $      93,936
  Intangibles,
    primarily goodwill                                     95,646          77,450         173,096
  Other assets                                             37,773          14,687          52,460
Debt and other
  liabilities assumed                                     (85,155)        (17,550)       (102,705)
                                      -----------     -----------     -----------     -----------
Net cash paid                       $      63,086   $      65,392   $      88,309   $     216,787
                                      ===========     ===========     ===========     ===========

C. IMPAIRMENT OF LONG-LIVED ASSETS,
RESTRUCTURING CHARGES AND ASSET WRITE-DOWNS
Impairment of Long-Lived Assets. In the fourth quarter of 1995, Dial elected the early adoption of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The initial application of SFAS No. 121 to long-lived assets held for disposal at January 1, 1995, resulted in a non-cash charge of $17,696,000 (net of tax benefit of $7,554,000) and is reported in the Statement of Consolidated Income as a cumulative effect of a change in accounting principle. The charge represents the adjustment required to remeasure such assets at the lower of carrying amount or fair value less cost to sell. Long-lived assets held for disposal consist principally of miscellaneous real estate remaining from businesses previously disposed of by Dial, including former bus terminal properties retained primarily upon disposition of Greyhound Lines, Inc. in 1987, land parcels retained primarily upon the spin-off of FINOVA in 1992, and other non-operating properties. These assets had a total carrying value of $22,642,000 at December 31, 1995. While these assets are being actively marketed, Dial expects the period of disposal to exceed one year for most of the assets.

Restructuring Charges and Asset Write-Downs. In the third quarter of 1995, Dial announced that it would take restructuring and other charges totaling approximately $211,500,000 ($130,000,000 after-tax) to provide for a business-based reorganization of its Consumer Products segment through plant closings, workforce reductions, and correction of certain product lines. The Consumer Products segment is closing six plants (Clearing, Illinois; Burlington, Iowa; Auburndale, Florida; Omaha, Nebraska; Memphis, Tennessee; and New Berlin, Wisconsin) and is reducing its workforce by approximately 15 percent, or 700 people, substantially all of whom are based in the affected plants. As of December 31, 1995, the Clearing plant had been closed and sold, and the Consumer Products workforce had been reduced by approximately 100 employees. The remaining actions are expected to be completed by the end of 1996. Future earnings are expected to benefit from efficiencies resulting from streamlining/consolidating product lines for the remaining facilities through increased volume and reduced costs. In addition to the restructuring of the Consumer Products segment, the announced charges also provide for the write-down of certain Premier Cruise Lines' assets and intangibles, in light of current and anticipated conditions in its cruise market.

In conjunction with the restructuring of the Consumer Products segment, the recoverability of intangibles was evaluated based on current projections of the undiscounted operating income of the related business unit. Based upon these evaluations, the carrying amount of certain Consumer Products intangibles, primarily trademarks, were determined to be impaired and were written off as part of the third-quarter charge.

Other asset write-downs of the Consumer Products segment primarily represent the excess of the net book value of plants and equipment to be disposed of over estimated net recoveries. Severance pay and benefits and exit costs (primarily facility closure costs) have been recognized in accordance with Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." As of December 31, 1995, severance and exit costs totaling $1,800,000 and $11,500,000, respectively, had been paid and charged against these reserves. Remaining severance and exit cost reserves of $24,800,000 are included in the Consolidated Balance Sheet under the caption, "Other current liabilities" and are believed to be adequate. These remaining obligations are expected to be paid by utilizing existing cash resources available to Dial.

The recoverability of operating assets and related goodwill associated with Premier Cruise Lines was evaluated based on current projections of the undiscounted operating income of the cruise operations. Heightened competition in the three-night and four-night cruise segment and in the Port Canaveral/Caribbean market, along with falling passenger counts industry-wide, caused management to lower its projections of future operating income. As a result, goodwill was written off and the carrying value of the Star/Ship Majestic was written down to its estimated net realizable value in the third quarter.

The total amount of charges recorded in the quarter ended September 30, 1995 was $211,500,000 (before tax benefit), of which $20,400,000 was charged to cost of sales and $191,100,000 was classified in the Statement of Consolidated Income under the caption, "Restructuring charges and asset write-downs," as follows:

                                                          Premier
                                         Consumer          Cruise
(000 omitted)                            Products           Lines           Total
                                      -----------     -----------     -----------
Asset write-downs:
  Intangibles                       $      10,500   $      28,000   $      38,500
  Other assets                             87,000          27,500         114,500
Severance pay and benefits                 14,800                          14,800
Exit costs                                 23,300                          23,300
                                      -----------     -----------      -----------
                                          135,600          55,500         191,100
Tax benefit                               (53,500)        (20,400)        (73,900)
                                      -----------      ----------     -----------
Restructuring charges and
  asset write-downs                 $      82,100   $      35,100   $     117,200
                                      ===========     ===========     ===========


D. DISCONTINUED OPERATIONS
On August 12, 1993, Dial sold, through an initial public offering, 20 million shares of common stock of Motor Coach Industries International, Inc. ("MCII"), pursuant to an underwriting agreement dated August 4, 1993. Transportation Manufacturing Operations, Inc., Dial's Transportation Manufacturing and Service Parts subsidiary, was transferred to MCII in connection with the public offering of MCII shares. The disposition of MCII, the sale of the Canadian transit bus manufacturing business in June 1993, the sale of certain bus installment sale receivables in early 1993 and the liquidation, completed in early 1993, of a trailer manufacturing and transport services company, concluded the disposal of the Transportation Manufacturing and Service Parts segment.

The caption "Income from discontinued operations" in the Statement of Consolidated Income for the year ended December 31, 1993, includes the following:


(000 omitted)
Income from operations of
  Transportation Manufacturing and
  Service Parts segment, net of tax
  provision of $7,685                                               $      10,193
Gain on sale of Transportation
  Manufacturing and Service Parts segment,
  net of tax provision of $42,040                                          40,151
Provisions related to previously
  discontinued businesses, net of tax
  benefit of $7,776                                                       (18,224)
                                                                      -----------
Income from discontinued operations                                 $      32,120
                                                                      ===========

E. INVENTORIES
Inventories at December 31 consisted of the following:



(000 omitted)                                                1995            1994
                                                      -----------     -----------
Raw materials                                       $      42,837   $      38,250
Work in process                                            28,367          23,705
Finished goods and supplies                               170,134         167,318
                                                      -----------     -----------
Inventories                                         $     241,338   $     229,273
                                                      ===========     ===========


F. INVESTMENTS IN DEBT AND EQUITY SECURITIES
Effective January 1, 1994, Dial adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires the classification of securities at acquisition into one of three categories: available for sale, held to maturity, or trading. Dial has no securities classified in the trading category. Securities are included in the Consolidated Balance Sheet under the caption, "Investments restricted for payment service obligations" except for those securities expected to be sold or maturing within one year which are included under the caption, "Funds, agents' receivables and current maturities of investments restricted for payment service obligations."

Although Dial's investment portfolio exposes Dial to certain credit risks, Dial believes the high quality of its investments (approximately 99% of the investments at December 31, 1995 have ratings of A- or higher or are collateralized by federal agency securities) reduces this risk substantially. Dial regularly monitors credit and market risk exposures and takes steps to mitigate the likelihood of these exposures resulting in actual loss.

Securities Available for Sale. Securities that are being held for indefinite periods of time, including those securities which may be sold in response to needs for liquidity or changes in interest rates, are classified as securities available for sale and are carried at fair value, with the net, after-tax, unrealized holding gain or loss reported as a separate component of common stock and other equity, with no effect on current results of operations. The net unrealized gain of $1,456,000 (net of deferred tax liability of $851,000) at December 31, 1995 and the net unrealized loss of $21,742,000 (net of deferred tax asset of $13,415,000) at December 31,1994, are included in the Consolidated Balance Sheet as a separate component of common stock and other equity under the caption, "Unrealized gain (loss) on securities available for sale." The unrealized gain during 1995 was due principally to decreases in market interest rates, while the increase in the unrealized loss during 1994 was due principally to increases in market interest rates.

A summary of securities available for sale at December 31, 1995 is set forth below:

                                                            Gross           Gross
                                        Amortized      Unrealized      Unrealized            Fair
(000 omitted)                                Cost           Gains          Losses           Value
                                      -----------     -----------     -----------     -----------
U.S. Government
  Agencies                          $      49,852   $         366   $          64   $      50,154
Obligations of states
  and political
  subdivisions                            424,860           5,681           1,049         429,492
Corporate debt
  securities                              101,313           1,116             695         101,734
Mortgage-backed and
  other asset-backed
  securities                               92,478             427           3,180          89,725
Debt securities
  issued by
  foreign governments                      10,261                              61          10,200
Preferred stock                            22,379              43             277          22,145
                                      -----------     -----------     -----------     -----------
Securities available
  for sale                          $     701,143   $       7,633   $       5,326   $     703,450
                                      ===========     ===========     ===========     ===========

A summary of securities available for sale at December 31, 1994 is set forth below:


                                                            Gross           Gross
                                        Amortized      Unrealized      Unrealized            Fair
(000 omitted)                                Cost           Gains          Losses           Value
                                      -----------     -----------     -----------     -----------
U.S. Government
  Agencies                          $       5,174   $         ---   $         129   $       5,045
Obligations of states
  and political
  subdivisions                            283,112             278          20,597         262,793
Corporate debt
  securities                               63,263                           6,325          56,938
Mortgage-backed and
  other asset-backed
  securities                              100,630                           7,469          93,161
Debt securities
  issued by
  foreign governments                      16,007                             915          15,092
Preferred stock                               121                                             121
                                      -----------     -----------     -----------     -----------
Securities available
  for sale                          $     468,307   $         278   $      35,435   $     433,150
                                      ===========     ===========     ===========     ===========

Maturities of securities available for sale at December 31, 1995 were as follows:

                                                        Amortized            Fair
(000 omitted)                                                Cost           Value
                                                      -----------     -----------
Due in:
  1996                                              $       8,650   $       8,665
  1997-2000                                               174,386         173,536
  2001-2005                                               188,061         191,108
  2006 and later                                          215,189         218,271
  Mortgage-backed and
    other asset-backed securities                          92,478          89,725
  Preferred stock                                          22,379          22,145
                                                      -----------      ----------
                                                    $     701,143   $     703,450
                                                      ===========     ===========

Actual maturities may differ from contractual maturities because the borrowers have the right to call or prepay certain obligations, sometimes without penalties.

Gross gains of $5,150,000 and $2,472,000 were realized during 1995 and 1994, respectively. Gross losses of $11,000 and $481,000 were realized during 1995 and 1994, respectively. Gross gains and losses are based on the specific identification method of determining cost.

Securities Held to Maturity. Securities classified as held to maturity, which consist of securities that management has the ability and intent to hold to maturity, are carried at amortized cost, and are summarized as follows at December 31, 1995:

                                                            Gross           Gross
                                        Amortized      Unrealized      Unrealized            Fair
(000 omitted)                                Cost           Gains          Losses           Value
                                      -----------     -----------     -----------     -----------
U.S. Government
  Agencies                          $      27,458   $          62   $          98   $      27,422
Obligations of states
  and political
  subdivisions                             82,291           1,570             161          83,700
Corporate debt
  securities                               71,919              32             687          71,264
Other securities                            8,603             241              44           8,800
                                      -----------     -----------     -----------     -----------
Securities held
  to maturity                       $     190,271   $       1,905   $         990   $     191,186
                                      ===========     ===========     ===========     ===========



A summary of securities held to maturity at December 31, 1994, is set forth below:


                                                            Gross           Gross
                                        Amortized      Unrealized      Unrealized            Fair
(000 omitted)                                Cost           Gains          Losses           Value
                                      -----------     -----------     -----------     -----------
U.S. Government
  Agencies                          $      59,637   $         ---   $       3,750   $      55,887
Obligations of states
  and political
  subdivisions                             54,545                           4,545          50,000
Corporate debt
  securities                              128,145                          12,310         115,835
Other securities                            8,266                           1,100           7,166
                                      -----------     -----------     -----------     -----------
Securities held
  to maturity                       $     250,593   $         ---   $      21,705   $     228,888
                                      ===========     ===========     ===========     ===========

Maturities of securities held to maturity at December 31, 1995 were as follows:


                                                        Amortized            Fair
(000 omitted)                                                Cost           Value
                                                      -----------     -----------
Due in:
  1996                                              $       5,021   $       4,978
  1997-2000                                                81,698          81,024
  2001-2005                                                37,487          37,566
  2006 and later                                           66,065          67,618
                                                      -----------     -----------
                                                    $     190,271   $     191,186
                                                      ===========     ===========


Actual maturities may differ from contractual maturities because the borrowers have the right to call or prepay certain obligations, sometimes without penalties. During 1995, Dial's payment services subsidiary sold a $6,846,000 security (amortized cost) classified as held to maturity in response to an issuer's tender offer to call its outstanding bonds. State money order regulations require that defined amounts of securities held by Dial's payment services subsidiary maintain an investment-grade rating to be classified as permissible investments. The security was sold as Dial's payment services subsidiary believed that any remaining investment outstanding after the tender offer would go unrated, thus jeopardizing the security's classification as a permissible investment. The sale was an isolated and unusual event that Dial's payment services subsidiary could not have reasonably anticipated when the security was classified as held to maturity. There was no gain or loss realized on the sale.

A one-time reclassification was made effective December 31, 1995 upon reassessment of the appropriateness of the classifications of all securities held, as permitted by the Financial Accounting Standards Board in its November 1995 "Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." Securities with an amortized cost of $140,884,000 were transferred from securities classified as held to maturity to securities classified as available for sale. The related net unrealized gains on these securities totaling $972,000 (net of deferred taxes of $597,000) are included in the Consolidated Balance Sheet under the caption, "Unrealized gain
(loss) on securities available for sale," along with net unrealized gains on securities previously classified as available for sale.

There were no other sales or transfers of securities classified as held to maturity during 1995 and 1994.

G. PROPERTY AND EQUIPMENT
Property and equipment at December 31 consisted of the following:

(000 omitted)                                                1995            1994
                                                      -----------     -----------
Land                                                $      68,090   $      83,751
Buildings and leasehold improvements                      392,517         401,743
Machinery and other equipment                           1,024,977         948,892
                                                      -----------      -----------
                                                        1,485,584       1,434,386
Less accumulated depreciation                             627,700         621,002
                                                      -----------      -----------

Property and equipment                              $     857,884   $     813,384
                                                      ===========     ===========


H. INTANGIBLES
Intangibles at December 31 consisted of the following:


(000 omitted)                                                1995            1994
                                                      -----------     -----------
Goodwill (1)                                        $     791,078   $     736,320
Other intangibles                                         235,422         230,863
                                                      -----------      -----------
                                                        1,026,500         967,183
Less accumulated amortization                             163,336         146,748
                                                      -----------      -----------
Intangibles                                         $     863,164   $     820,435
                                                      ===========     ===========

(1) Includes $166,688,000 of goodwill which arose prior to November 1, 1970, and is not being amortized.


I. DEBT
Long-term debt at December 31 was as follows:



(000 omitted)                                                1995            1994
                                                      -----------     -----------
Senior debt: (1)
  Short-term borrowings:
    Commercial paper (net of
     $90,000 and $80,000
     issued to Dial's payment
     services subsidiary),
     5.9% (1995) and 6.2%
     (1994) weighted average
     interest rate at December 31                   $     115,888   $      94,903
    Promissory notes, 6.0% (1995) and
     6.3% (1994) weighted average
     interest rate at December 31                         261,000         180,000
  Senior notes, 6.2% (1995) and 6.3%
     (1994) weighted average
     interest rate at December 31,
     due to 2009                                          389,519         349,454
  Guarantee of ESOP debt, floating
    rate indexed to LIBOR, 4.6% (1995)
    and 5.3% (1994) at December 31,
    due to 2009                                            28,000          30,000
  Real estate mortgages and other
    obligations, 6.2% (1995 and 1994)
    weighted average interest rate
    at December 31, due to 2014                            20,970          13,274
                                                      -----------       ----------
                                                          815,377         667,631
Subordinated debt, 10.5%
  debentures, due 2006                                     76,917          76,917
                                                      -----------      -----------
                                                          892,294         744,548
Less current portion                                       78,000          22,830
                                                      -----------     -----------
Long-term debt                                      $     814,294   $     721,718
                                                      ===========     ===========

(1) Rates shown are exclusive of the effects of commitment fees and other costs of long-term revolving bank credit used to support short-term borrowings, and exclusive of the effects of interest rate swap agreements on certain short-term and long-term borrowings.


Interest paid in 1995, 1994 and 1993 was approximately
$67,416,000, $53,524,000 and $55,807,000, respectively.

In July 1994, a Shelf Registration filed with the Securities and Exchange Commission became effective. Under the Shelf Registration, Dial can issue up to an aggregate $500,000,000 of debt and equity securities. No debt has been issued under the program and there is no intention to issue any equity securities at the present time. The filing increases Dial's future financing options.

As discussed further in Note O of Notes to Consolidated Financial Statements, Dial has entered into (a) interest rate swap agreements which convert floating interest rates on existing and anticipated short-term borrowings into fixed interest rates ("pay-fixed swaps") and (b) interest rate swap agreements which convert fixed interest rates on a portion of the Senior notes and other debt into floating interest rates ("receive-fixed swaps"). The net effect of interest rate swap agreements was to increase interest expense by $4,671,000, $2,863,000 and $6,112,000 for
1995, 1994 and 1993, respectively. The weighted average interest rate on total debt, inclusive of the effect of interest rate swap agreements, was 7.5%, 6.6% and 7.5% for 1995, 1994 and 1993, respectively.

Dial satisfies its short-term borrowing requirements with bank lines of credit and by the issuance of commercial paper and promissory notes. Outstanding commercial paper and promissory notes are supported by a $500,000,000 credit commitment available under a long-term revolving bank credit agreement. Borrowings under the agreement were available at December 31, 1995 on a revolving basis until June 30, 2000. Annually, at Dial's request and with the participating banks' consent, the terms of the agreement may be extended for a further one-year period. It is anticipated that appropriate modifications of certain financing
and other agreements,   including putting in place separate long-
term revolving bank credit agreements, will be completed before the spin-off of Dial's consumer products business becomes final.

The interest rate applicable to borrowings under the $500,000,000 credit commitment discussed above is, at Dial's option, indexed to the bank prime rate or the London Interbank Offering Rate ("LIBOR"), plus appropriate spreads over such indices during the period of the credit agreement. The agreement also provides for commitment fees. Such spreads and fees will change moderately should Dial's debt ratings change. Dial, in the event that it becomes advisable, intends to exercise its right under the agreement to borrow for the purpose of refinancing short-term borrowings; accordingly, short-term borrowings totaling $376,888,000 and $274,903,000 at December 31, 1995 and 1994,
respectively, have been classified as long-term debt.

Annual maturities of long-term debt due in the next five years will approximate $78,000,000 (1996), $2,811,000 (1997),
$32,767,000 (1998), $17,506,000 (1999), $379,389,000 (2000) and
$381,821,000 thereafter. Included in the 2000 amount is $376,888,000 which represents the maturity of short-term borrowings assuming they had been refinanced utilizing the revolving credit facility and the term of the facility was not extended. However, Dial expects the term of the facility to be extended.

Canadian revolving credit loans are available to a Canadian
Services subsidiary from banks under agreements which provide for credit of $38,111,000 (stated in U.S. dollar equivalent).

Dial's long-term debt agreements include various restrictive covenants and require the maintenance of certain defined financial ratios with which Dial is in compliance.

J. PREFERRED STOCK AND COMMON STOCK AND OTHER EQUITY
At December 31, 1995, there were 97,108,724 shares of common stock issued and 94,231,224 shares outstanding. At December 31, 1995, a total of 6,279,342 of the outstanding shares were held by The Dial Corp Employee Equity Trust.

Dial has 442,352 shares of $4.75 Preferred Stock authorized, of which 376,352 shares are issued. The holders of the $4.75 Preferred Stock are entitled to a liquidation preference of $100 per share and to annual cumulative sinking fund redemptions of 6,000 shares. Dial presently holds 141,305 shares which will be applied to this sinking fund requirement; the 235,047 shares held by others are scheduled to be redeemed in the years 2019 to 2058. In addition, Dial has authorized 5,000,000 and 2,000,000 shares of Preferred Stock and Junior Participating Preferred Stock, respectively.

Dial has one Preferred Stock Purchase Right ("Right") outstanding on each outstanding share of its common stock. The Rights contain provisions to protect stockholders in the event of an unsolicited attempt to acquire Dial which is not believed by the Board of Directors to be in the best interest of stockholders. The Rights are represented by the common share certificates and are not exercisable or transferable apart from the common stock until such a situation arises. The Rights may be redeemed by Dial at $0.05 per Right prior to the time any person or group has acquired 20% or more of Dial's shares. Dial has reserved 1,000,000 shares of Junior Participating Preferred Stock for issuance in connection with the Rights.

Dial funds a portion of its matching contributions to employees' 401(k) plans through a leveraged ESOP. All eligible employees of Dial and its participating affiliates, other than certain employees covered by collective bargaining agreements that do not expressly provide for participation of such employees in an ESOP, may participate in the ESOP.

The ESOP borrowed $40,000,000 to purchase treasury shares in 1989. The ESOP's obligation to repay this borrowing is guaranteed by Dial; therefore, the unpaid balance of the borrowing ($28,000,000 and $30,000,000 at December 31, 1995 and 1994,
respectively) has been reflected in the accompanying balance sheet as long-term debt and the amount representing unearned employee benefits ($27,971,000 and $29,611,000 at December 31,1995 and 1994, respectively) has been recorded as a deduction from common stock and other equity. The liability is reduced as the ESOP repays the borrowing, and the amount in common stock and other equity is reduced as the employee benefits are charged to expense. The ESOP intends to repay the loan (plus interest) using Dial contributions and dividends received on the shares of common stock held by the ESOP. Information regarding ESOP transactions for the years ended December 31 was as follows:



(000 omitted)                                1995            1994            1993
                                      -----------     -----------     -----------
Amounts paid by ESOP for:
  Debt repayment                    $       2,000   $       2,000   $       2,000
  Interest                                  1,491           1,161             946
Amounts received from Dial as:
  Dividends                                 1,185           1,218           1,244
  Capital contributions                     2,178           1,785           1,696



Shares are released for allocation to participants based upon the ratio of the year's principal and interest payments to the sum of the total principal and interest payments over the life of the plan. Expense of the ESOP is recognized based upon the greater of cumulative cash payments to the plan or 80% of the cumulative expense that would have been recognized under the shares allocated method, in accordance with Statement of Position 76-3, "Accounting for Certain Employee Stock Ownership Plans" and Emerging Issues Task Force Abstract No. 89-8, "Expense Recognition for Employee Stock Ownership Plans." Under this method, Dial has recorded expense of $1,817,000, $1,684,000 and $1,782,000 in 1995, 1994 and 1993, respectively.

ESOP shares at December 31 were as follows:


                                                             1995            1994
                                                      -----------     -----------
Allocated shares                                        1,016,374         851,589
Shares not committed for allocation                     1,807,466       1,972,251
                                                      -----------      -----------
                                                        2,823,840       2,823,840
                                                      ===========     ===========


In September 1992, Dial sold 10,491,800 shares of treasury stock to The Dial Corp Employee Equity Trust (the "Trust") for a $200,000,000 ($19.06 per share) promissory note. The Trust is used to fund certain existing employee compensation and benefit plans over the scheduled 15-year term. Through December 31, 1995, the Trust had issued 4,212,458 shares to fund such benefits. For financial reporting purposes, the Trust is consolidated with Dial. The fair market value of the shares held by the Trust, representing unearned employee benefits, is recorded as a deduction from common stock and other equity, and is reduced as employee benefits are funded. Unearned employee benefits at December 31, 1995 and 1994 were $186,025,000 and $146,590,000, respectively.

At December 31, 1995, retained income of $72,248,000 was unrestricted as to payment of dividends by Dial.

K. STOCK OPTIONS
Dial's 1992 Stock Incentive Plan ("1992 Plan") provides for the grant of options and restricted stock, including performance-based stock, to officers, directors and certain key employees. The 1992 Plan replaced the 1983 Stock Option and Incentive Plan.

The 1992 Plan provides for the following types of awards: (a) stock options (both incentive stock options and nonqualified stock options), (b) Stock Appreciation Rights ("SARs") and (c) restricted stock, including performance-based stock. The Plan authorizes the issuance of options for up to 2 1/2% of the total number of shares of common stock outstanding as of the first day of each year; provided that any shares available for grant in a particular calendar year which are not, in fact, granted in such year shall not be added to shares available for grant in any subsequent calendar year. In addition to the limitation set forth above with respect to the number of shares available for grant in any single calendar year, no more than 10,000,000 shares of common stock shall be cumulatively available for grant of incentive options over the life of the Plan. In addition, 1,000,000 shares of Preferred Stock are reserved for distribution under the 1992 Plan.

The stock options, SARs and Limited SARs ("LSARs") outstanding at December 31, 1995 are granted for terms of ten years; 50% become exercisable after one year and the balance become exercisable after two years from the date of grant. Stock options and appreciation rights are exercisable based on the market value at the date of grant. LSARs vest fully at date of grant and are exercisable only for a limited period (in the event of certain tenders or exchange offers for Dial's common stock). SARs and/or LSARs are issued in tandem with certain stock options and the exercise of one reduces, to the extent exercised, the number of shares represented by the other(s).

Information with respect to options granted and exercised for the years ended December 31 is as follows:


                                                                          Average
                                                                           Option
                                                                        Price Per
                                                           Shares           Share
                                                      -----------     -----------
Options outstanding at December 31, 1992                7,308,202   $       14.76
  Granted                                               1,941,400           19.85
  Exercised                                              (631,958)          13.34
  Canceled (1)                                           (850,904)          17.70
                                                      -----------
Options outstanding at December 31, 1993                7,766,740           15.83
  Granted                                               1,449,800           22.98
  Exercised                                              (839,124)          14.31
  Canceled (2)                                           (205,728)          19.59
                                                      -----------
Options outstanding at December 31, 1994                8,171,688           17.18
  Granted                                               1,378,000           24.57
  Exercised                                            (1,068,428)          15.29
  Canceled                                               (205,336)          21.35
                                                      -----------
Options outstanding at December 31, 1995                8,275,924           18.55
                                                      ===========

(1) Includes options canceled upon disposition of Transportation Manufacturing and Service Parts segment.
(2) Includes stock options which ceased to be exercisable due to the exercise of 28,852 related SARs during 1994 (at an average exercise price of $13.60). Stock appreciation rights expense, equivalent to the difference between the option exercise price and the average market price of Dial's stock on the date a right is exercised (included in the Statement of Consolidated Income under the caption "Unallocated corporate expense and other items, net"), totaled $240,000 in 1994. There were no SARs exercised in 1995 or 1993.


At December 31, 1995, stock options with respect to 6,274,649 shares are exercisable at an average price of $16.79 per share.

Performance-based stock awards (149,500, 184,100 and 151,800 shares awarded in 1995, 1994 and 1993, respectively) vest over a three-year period from the date of grant. The stock awarded vests only if performance targets relative to the S & P 500 stock index and Dial's proxy comparator group are achieved. Restricted stock awards (266,352 shares awarded in 1994) vest over periods not exceeding five years from the date of grant. There were no restricted stock awards in 1995 or 1993. Holders of the performance-based and restricted stock have the right to receive dividends and vote the shares but may not sell, assign, transfer, pledge or otherwise encumber the stock.

L. INCOME TAXES
Deferred income tax assets (liabilities) included in the Consolidated Balance Sheet at December 31 related to the following:


(000 omitted)                                                1995            1994
                                                      -----------     -----------
Property and equipment                              $     (42,502)  $     (62,209)
Pension and other employee benefits                       112,479         108,736
Provisions for losses                                      68,083          53,287
Amortization of intangibles                                16,892           4,016
Unrealized (gain) loss on securities
  available for sale                                         (851)         13,415
Advertising and promotion costs
  capitalized for tax                                       9,791          11,423
Deferred state income taxes                                13,850           8,529
Other deferred income tax assets                           54,078          42,511
Other deferred income tax liabilities                     (39,806)        (27,404)
                                                      -----------     -----------
                                                          192,014         152,304
Foreign deferred tax liabilities
  included above                                           18,000          17,000
                                                      -----------     -----------
United States deferred tax assets                   $     210,014   $     169,304
                                                      ===========     ===========


The consolidated provision (benefit) for income taxes on income from continuing operations for the years ended December 31 consisted of the following:



(000 omitted)                                1995            1994            1993
                                      -----------     -----------     -----------
Current:
  United States:
    Federal                         $      15,603   $      48,550   $      13,730
    State                                   1,057           8,000           7,855
  Foreign                                  12,753           5,443           3,848
                                      -----------     -----------     -----------
                                           29,413          61,993          25,433
                                      -----------     -----------     -----------
Deferred:
  United States                           (38,651)         17,179          33,271
  Foreign                                  (2,614)          2,212           2,672
                                      -----------     -----------     -----------
                                          (41,265)         19,391          35,943
                                      -----------     -----------     -----------
Provision (benefit) for
  income taxes                      $     (11,852)  $      81,384   $      61,376
                                      ===========     ===========     ===========


Income taxes paid in 1995, 1994 and 1993 amounted to $23,652,000, $62,127,000 and $12,206,000, respectively.

Certain tax benefits related primarily to stock options and dividends paid to the ESOP are credited to common stock and other equity and amounted to $2,536,000, $1,939,000 and $1,913,000 in
1995, 1994 and 1993, respectively.

Eligible subsidiaries (including MCII and certain of its subsidiaries up to the sale date) are included in the consolidated federal and other applicable income tax returns of Dial.

Certain benefits of tax losses and credits, which would not have been currently available to certain subsidiaries or MCII on a separate return basis, have been credited to those subsidiaries or MCII by Dial. These benefits are included in the determination of the income taxes of those subsidiaries and MCII, and this policy has been documented by written agreements.

A reconciliation of the provision for income taxes on income
(loss) from continuing operations and the amount that would be computed using statutory federal income tax rates for the years ended December 31 was as follows:



(000 omitted)                                1995            1994            1993
                                      -----------     -----------     -----------
Computed income taxes
  (benefit) at statutory
  federal income
  tax rate of 35%                   $      (3,750)  $      77,593   $      60,077
Nondeductible
  goodwill amortization                     3,960           4,094           3,122
Minority interests                          1,521           1,187           1,266
State income taxes                           (814)          6,191           4,328
Tax-exempt income                         (10,400)         (5,133)         (2,579)
Adjustment of deferred tax
  assets at January 1, 1993
  for enacted change in
  tax rate                                                                 (4,386)
Other, net                                 (2,369)         (2,548)           (452)
                                      -----------     -----------     -----------
Provision (benefit) for
  income taxes                      $     (11,852)  $      81,384   $      61,376
                                      ===========     ===========     ===========


United States and foreign income (loss) before income taxes from continuing operations for the years ended December 31 was as follows:



(000 omitted)                                1995            1994            1993
                                      -----------     -----------     -----------
United States                       $     (39,847)  $     198,836   $     155,346
Foreign                                    29,132          22,859          16,303
                                      -----------     -----------     -----------
Income (loss) before
  income taxes                      $     (10,715)  $     221,695   $     171,649
                                      ===========     ===========     ===========


M. PENSION AND OTHER BENEFITS
Pension Benefits. Net periodic pension cost for the years ended
December 31 included the following components:

                                    United States                                         Foreign
                      -------------------------------------------     -------------------------------------------
(000 omitted)                1995            1994            1993            1995            1994            1993
                      -----------     -----------     -----------     -----------     -----------     -----------
Service cost
 benefits earned
 during the
 period             $      10,097   $      11,632   $       9,560   $       2,053   $       2,052   $       2,097
Interest cost on
 projected benefit
 obligation                21,906          20,434          19,323           6,446           6,147           6,106
Actual return on
 plan assets              (44,883)         (1,388)        (20,405)         (7,501)         (6,849)         (6,390)
Net amortization
 and deferral              22,894         (18,708)          4,415             136              97             122
Other items,
 primarily defined
 contribution
 and multiemployer
 plans                     14,387          11,490          11,532           1,004           1,830           1,503
                      -----------     -----------     -----------     -----------     -----------     -----------
Net pension cost    $      24,401   $      23,460   $      24,425   $       2,138   $       3,277   $       3,438
                      ===========     ===========     ===========     ===========     ===========     ===========


Weighted average assumptions used were:


                                    United States                                         Foreign
                      -------------------------------------------     -------------------------------------------
December 31,                 1995            1994            1993            1995            1994            1993
                      -----------     -----------     -----------     -----------     -----------     -----------
Discount rate
 for obligation              8.0%            8.5%           7.75%            9.0%            9.0%            9.0%
Rate of increase
 in compensation
 levels                      5.0%            5.0%            5.0%            7.0%            7.0%            7.0%
Long-term rate of
 return on assets            9.5%            9.5%            9.5%            9.0%            9.0%            9.0%



The following table indicates the plans' funded status and amounts recognized in Dial's consolidated balance sheet at December 31:


                                             United States                                      Foreign
                      -----------------------------------------------------------     ---------------------------
                                                           Underfunded and
                            Overfunded Plans                Unfunded Plans                  Overfunded Plans
                      ---------------------------     ---------------------------     ---------------------------
(000 omitted)                1995            1994            1995            1994            1995            1994
                      -----------     -----------     -----------     -----------     -----------     -----------
Actuarial present
 value of benefit
 obligations:
    Vested benefit
     obligation     $     151,218   $     127,574   $      89,626   $      79,029   $      57,654   $      50,156
                      ===========     ===========     ===========     ===========      ==========     ===========
    Accumulated
     benefit
     obligation     $     163,065   $     138,803   $      94,085   $      83,990   $      59,093   $      52,424
                      ===========     ===========     ===========     ===========     ===========     ===========
    Projected
     benefit
     obligation     $     202,824   $     172,148   $     106,723   $      90,153   $      73,250   $      67,610
Market value of
 plan assets,
 primarily equity
 and fixed income
 securities               202,221         171,334          67,678          58,014          82,606          79,968
                      -----------     -----------     -----------     -----------     -----------      -----------

Plan assets over
 (under) projected
 benefit obligation          (603)           (814)        (39,045)        (32,139)          9,356          12,358
Unrecognized
 transition (asset)
 obligation                (5,010)         (5,820)          3,174           4,374          (3,880)         (4,294)
Unrecognized prior
 service cost
 (reduction)                 (357)           (601)         10,948           7,670           6,303           6,512
Unrecognized net
 (gain) loss                7,035          11,520           6,094           6,123           3,207          (3,422)
Additional minimum
 liability (1)                                            (11,742)        (13,010)
                      -----------     -----------     -----------     -----------     -----------     -----------
Prepaid (accrued)
 pension cost       $       1,065   $       4,285   $     (30,571)  $     (26,982)  $      14,986   $      11,154
                      ===========     ===========     ===========     ===========     ===========     ===========

(1)    Dial recorded an additional minimum liability for pensions of $11,742,000, an intangible asset of
$5,230,000, a deferred tax asset of $2,279,000 and a reduction of retained income of $4,233,000 at December
31, 1995; and, an additional minimum liability for pensions of $13,010,000, an intangible asset of
$6,084,000, a deferred tax asset of $2,424,000 and a reduction of retained income of $4,502,000 at December
31, 1994. There are restrictions on the use of certain excess pension plan assets in the event of a defined change in control of Dial.

Postretirement Benefits Other Than Pensions. Dial and its subsidiaries have defined benefit postretirement plans that provide medical and life insurance for eligible employees, retirees and dependents. In addition, Dial retained the obligations for such benefits for eligible retirees of Greyhound
Lines, Inc. (sold in 1987) and Armour and Company (sold in 1983).

Effective January 1, 1992, Dial and its U.S. subsidiaries adopted the provisions of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("OPEB") which requires that estimated OPEB benefits be accrued during the years the employees provide services. Dial adopted SFAS No. 106 for its foreign subsidiaries in 1995; the effect of such adoption was not material to the consolidated financial statements.

The status of the plans as of December 31 was as follows:


(000 omitted)                                                1995            1994
                                                      -----------     -----------
Accumulated postretirement
 benefit obligation:
    Retirees                                        $     182,770   $     199,609
    Fully eligible active plan participants                24,964          22,245
    Other active plan participants                         48,081          50,343
                                                      -----------     -----------
Accumulated postretirement
 benefit obligation                                       255,815         272,197
Unrecognized prior service (cost) reduction                 3,697             (43)
Unrecognized net gain                                      32,607          18,750
                                                      -----------     -----------
Accrued postretirement benefit cost                 $     292,119   $     290,904
                                                      ===========     ===========
Discount rate for obligation                                 8.0%            8.5%


The assumed health care cost trend rate used in measuring the 1995 accumulated postretirement benefit obligation was 12% gradually declining to 5% by the year 2002 and remaining at that level thereafter for retirees below age 65, and 8.5% gradually declining to 5% by the year 2002 and remaining at that level thereafter for retirees above age 65. This is a 1/2% decrease from the trend rates used for 1995 and later years in 1994's valuations.

A one-percentage-point increase in the assumed health care cost trend rate for each year would increase the accumulated postretirement benefit obligation as of December 31, 1995 by approximately 11% and the ongoing annual expense by approximately
14%.

The net periodic postretirement benefit cost for the years ended
December 31 includes the following components:


(000 omitted)                                1995            1994            1993
                                      -----------     -----------     -----------
Service cost-benefits
 attributed to service
 during the period                  $       4,040   $       5,416   $       4,233
Interest cost on the
 accumulated postretirement
 benefit obligation                        20,550          21,537          23,413
Net amortization and deferral              (1,109)              3             (10)
                                      -----------     -----------     -----------
Net periodic postretirement
 benefit cost (1)                   $      23,481   $      26,956   $      27,636
                                      ===========     ===========     ===========
Curtailment gains due to
 termination of certain
 benefits                           $       3,477   $         500   $       5,475
                                      ===========     ===========     ===========

(1) Includes benefit costs applicable to retirees of sold businesses, which are classified in the Statement of Consolidated Income under the caption, "Unallocated corporate expense and other items, net," totaling $11,200,000, $12,800,000 and $15,000,000 for 1995, 1994 and 1993, respectively.


N. LEASES
Certain retail facilities, plants, offices and equipment are leased. The leases expire in periods ranging generally from one to 51 years and some provide for renewal options ranging from one to 37 years. Leases which expire are generally renewed or replaced by similar leases.

At December 31, 1995, Dial's future minimum rental payments and related sublease rentals receivable with respect to noncancellable operating leases with terms in excess of one year were as follows:


                                                                          Rentals
                                                                       Receivable
                                                           Rental           Under
(000 omitted)                                            Payments       Subleases
                                                      -----------     -----------
1996                                                $      56,053   $       2,928
1997                                                       43,691           2,204
1998                                                       36,841           1,928
1999                                                       30,656           1,313
2000                                                       21,455           1,131
Thereafter                                                180,007           9,126
                                                      -----------     -----------
Total                                               $     368,703   $      18,630
                                                      ===========     ===========


At the end of the lease terms, Dial has options to purchase certain leased assets for an aggregate purchase price of $27,900,000. If the purchase options are not exercised, Dial will make residual guarantee payments aggregating $18,500,000 which are refundable to the extent that the lessors' subsequent sales prices exceed certain levels.

Information regarding net operating lease rentals for the years ended December 31 was as follows:


(000 omitted)                                1995            1994            1993
                                      -----------     -----------     -----------
Minimum rentals                     $      70,010   $      71,313   $     101,268
Contingent rentals                          4,407           7,463           4,297
Sublease rentals                           (2,983)         (2,010)        (23,204)
                                      -----------     -----------     -----------
Total rentals, net (1)              $      71,434   $      76,766   $      82,361
                                      ===========     ===========     ===========

(1)    Includes rentals of $5,100,000, $10,800,000 and $9,200,000 for 1995,
1994 and 1993, respectively, for the two cruise ships purchased in 1995 as discussed in Note B of Notes to Consolidated Financial Statements. Also includes net rentals of $7,700,000 for 1993 for Dial's corporate headquarters building which was leased from a joint venture up to December 1993, when Dial acquired the remaining interest in the joint venture, as discussed in Note B of Notes to Consolidated Financial Statements.


Contingent rentals on operating leases are based primarily on sales and revenues for buildings and leasehold improvements and usage for other equipment.

Dial is a 50% partner in an unconsolidated joint venture which owns a resort and conference hotel in Oakbrook, Illinois. Dial has leased the hotel through September 1, 2002, and the future rental payments are included in the table of future minimum rental payments. In addition, Dial and a third party have agreed to lend the joint venture $10,000,000 and $5,000,000, respectively, at 8 3/4% on July 1, 1997 to be secured by a second mortgage on the property to prepay $15,000,000 of the joint venture's nonrecourse first mortgage obligation. If the joint venture is unable to repay or refinance the first mortgage note, Dial has an option to purchase the note from the lender on September 30, 2002, its due date, at its then unpaid principal amount which is expected to be approximately $24,650,000. If the purchase option is not exercised, Dial will make residual guarantee payments equal to the greater of $5,000,000 or 150% of any shortfall in fair market value of the hotel compared to the unpaid principal amount of the note on such date. Dial accounts for its interest in the joint venture using the equity method.

O. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND
FAIR VALUE OF FINANCIAL INSTRUMENTS
Financial Instruments with Off-Balance-Sheet Risk. Dial is a party to financial instruments with off-balance-sheet risk which are entered into in the normal course of business to meet its financing needs and to manage its exposure to fluctuations in interest rates and foreign exchange rates. These financial instruments include a revolving sale of receivables agreement, interest rate swap agreements and foreign exchange forward contracts. The instruments involve, to a varying degree, elements of credit, market, interest rate and exchange rate risk in addition to amounts recognized in the financial statements. Dial does not hold or issue financial instruments for trading purposes.

At December 31, 1995, Dial has an agreement to sell undivided participating interests in a defined pool of trade accounts receivable from customers of Dial's Consumer Products and Airline Catering and Services subsidiaries in an amount not to exceed $140,000,000 as a means of accelerating cash flow. From time to time, as collections reduce accounts receivable included in the pool, Dial sells participating interests in new receivables. Dial's expense of selling receivables amounted to approximately $4,500,000, $4,900,000 and $4,000,000 in 1995, 1994 and 1993,
respectively. Such amounts are deducted in arriving at operating income. Under the terms of the agreement Dial has retained substantially the same risk of credit loss as if the receivables had not been sold as Dial is obligated to replace uncollectible receivables with new accounts receivable. The accounts receivable sold totaled $137,507,000 and $115,000,000 at December 31, 1995 and December 31, 1994, respectively. The agreement has a maturity date of the earlier of February 1997 or the date on which Dial's consumer products business becomes a new publicly traded company, unless separate replacement agreements are put in place. The average balance of proceeds from the sale of accounts receivable was $65,100,000, $101,700,000 and $103,700,000 during 1995, 1994 and 1993, respectively.

Dial enters into interest rate swap agreements as a means of managing its interest rate exposure. The agreements are contracts to exchange fixed and floating interest rate payments periodically over the life of the agreements without the exchange of the underlying notional amounts. The notional amounts of such agreements are used to measure amounts to be paid or received and do not represent the amount of exposure to credit loss. The amounts to be paid or received under the interest rate swap agreements are accrued consistently with the terms of the agreements and market interest rates. Dial maintains formal procedures for entering into interest rate swap transactions and management regularly monitors and reports to the audit committee of the Board of Directors on interest rate swap activity. The agreements are with major financial institutions which are currently expected to fully perform under the terms of the agreements, thereby mitigating the credit risk from the transactions in the event of nonperformance by the counterparties. In addition, Dial continuously monitors the credit ratings of the counterparties and the likelihood of default is considered remote.

The following table indicates the types of interest rate swap agreements used as hedges of debt as described in Note I of Notes to Consolidated Financial Statements and their weighted average interest rates in effect at December 31. The floating rate portion of the interest rate swaps is based on LIBOR. Changes in the LIBOR interest rates could significantly affect the floating rate information and future cash flows.

                                                             1995            1994
                                                      -----------     -----------
Pay-fixed swaps:(1)
    Notional amount (000 omitted)                   $     172,600   $     205,000
    Average pay rate                                         8.2%            8.3%
    Average receive rate                                     5.7%            6.0%

Receive-fixed swaps:(1)
    Notional amount (000 omitted)                   $     245,000   $     295,000
    Average pay rate                                         5.7%            6.1%
    Average receive rate                                     5.7%            5.4%

(1) The pay-fixed swap agreements expire as follows: $65,000,000 (1997), $40,000,000 (1998) and $67,600,000 (2000). The receive-fixed swap agreements expire as follows: $15,000,000 (1997), $30,000,000 (2002) and $200,000,000
(2003).


Dial has also entered into certain interest rate swap agreements in which Dial agreed to pay or receive an "off-market" fixed interest rate. The discounted present value of this rate "premium" or "discount" was paid to Dial in cash at inception of the agreements. Dial has been amortizing these cash proceeds over the term of the swaps. Dial entered into such agreements to provide for an alternative cash source and for income tax planning purposes. In every case, Dial simultaneously entered into an exactly paired (with identical notional amount and term) agreement in which it agreed to receive a fixed rate. The result in each case was a pair of offsetting swaps which fixed, at a market discount rate, the future net interest payments to be made by Dial. The use of these paired swaps has not created any unusual risk to Dial.

On December 22, 1995, $67,600,000 of certain paired interest rate swap agreements which were in effect at December 31, 1994, expired. However, one side of the paired swap agreements had been extended, which resulted in additional pay-fixed swaps with a total notional amount of $67,600,000 at December 31, 1995. These swaps will expire in 2000 and are included in the table above.

On December 31, 1995, Dial had $200,000,000 notional amount remaining of the paired interest rate swap agreements which fixed the future net payments owed by Dial against the cash proceeds received by Dial when the swap agreements were entered, at discount rates ranging from 7.1% to 10.2% over the original terms of the paired agreements, which expire in 1996. The terms of one of these agreements has been extended, which will result in an additional pay-fixed swap of $100,000,000 commencing in 1996 and expiring in 2000. This swap will have a pay rate of 8.34% and a receive rate, based on LIBOR at December 31, 1995, of 5.5%.

Cash consideration received on the paired swaps is amortized as an offset to expense from net swap payments over the life of the related swap. Net expense related to these paired swaps of $2,900,000, $7,500,000 and $6,700,000 for 1995, 1994 and 1993,
respectively, is included in the Statement of Consolidated Income under the caption, "Unallocated corporate expense and other items, net." The unamortized balance of the cash consideration received on the paired swaps ($11,400,000 and $22,300,000 at December 31, 1995 and 1994, respectively) is included in the Consolidated Balance Sheet under the caption, "Other deferred items and insurance reserves."

Dial's payment services subsidiary enters into interest rate swap agreements to mitigate the effects of interest rate fluctuations on commissions paid to selling agents of its official check program. At December 31, 1995, the subsidiary had $275,000,000 notional amounts of such swap agreements, consisting of a $200,000,000 notional amount with a fixed pay rate of 5.5% and a variable receive rate of 5.8%, and a $75,000,000 notional amount with a variable pay rate of 5.1% and a variable receive rate of 4.8%. The net effect of these swap agreements on 1995 income was not material.

Dial also enters into foreign exchange forward contracts to hedge identifiable foreign currency commitments including intercompany transactions with Dial's foreign subsidiaries. These contracts are purchased to reduce the impact of foreign currency fluctuations on operating results. Dial does not engage in foreign currency speculation. While the hedging instruments are subject to the risk of loss from changes in exchange rates, these losses would generally be offset by gains on the exposures being hedged. Gains and losses on those hedging instruments that are designated and effective as hedges of firmly committed foreign currency transactions are deferred and recognized in income in the same period as the hedged transaction. Dial's theoretical risk in these transactions is the cost of replacing, at current market rates, these contracts in the event of default by the other party. Management believes the risk of incurring such losses is remote as the contracts are entered into with major financial institutions.

The following table summarizes by major currency the contractual amounts (stated in U.S. dollar equivalent) to purchase foreign currencies at December 31, 1995. The contracts mature through September 1996, with approximately 40% of such contracts expiring in January 1996. Contracts to sell foreign currencies are not material.


(000 omitted)
French franc                        $      32,936
Canadian dollar                            26,286
British pound                              23,569
Italian lira                               22,854
Austrian schilling                         19,304
Other                                       8,182
                                      -----------
                                    $     133,131
                                      ===========

Fair Value of Financial Instruments. The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments." The estimated fair value amounts have been determined by Dial using available market information and valuation methodologies described below. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein may not be indicative of the amounts that Dial could realize in a current market exchange. The use of different market assumptions or valuation methodologies may have a material effect on the estimated fair value amounts.

The carrying values of cash and cash equivalents, receivables, accounts payable and payment service obligations approximate fair values due to the short-term maturities of these instruments. The amortized cost and fair value of investments in debt and equity securities are disclosed in Note F of Notes to Consolidated Financial Statements. The carrying amounts and estimated fair values of Dial's other financial instruments at December 31 are as follows:


                                    1995                            1994
                       --------------------------      --------------------------
                         Carrying            Fair        Carrying            Fair
(000 omitted)              Amount           Value          Amount           Value
                      -----------     -----------     -----------     -----------
Total debt          $    (892,611)  $    (916,642)  $    (745,479)  $    (716,631)
Interest rate
 swaps (1)                (12,781)        (38,836)        (24,561)        (63,392)
Foreign exchange
 forward contracts            ---           2,680             ---          (1,094)

(1) Carrying amount represents accrued interest and the unamortized cash proceeds.


The methods and assumptions used to estimate the fair values of the financial instruments are summarized as follows:

Debt--The fair value of debt was estimated by discounting the future cash flows using rates currently available for debt of similar terms and maturity. The carrying values of short-term bank loans, commercial paper and promissory notes were assumed to approximate fair values due to their short-term maturities.

Interest rate swaps--The fair values were estimated by discounting the expected cash flows using rates currently available for interest rate swaps of similar terms and maturities. The fair value represents the estimated amount that Dial would pay to the dealer to terminate the swap agreement at December 31.

Foreign exchange forward contracts--The fair value is estimated using quoted exchange rates of these or similar instruments.

P. LITIGATION AND CLAIMS
Several shareholder derivative complaints were filed in the Delaware Court of Chancery in late December 1995 and early January 1996 against members of Dial's Board of Directors, and against Dial as a nominal defendant. A lawsuit also was filed in the United States District Court, District of Arizona, on December 21, 1995, against the same parties, against a former member of Dial's Board, and against certain officers of Dial. The complaints variously allege fraud, negligence, mismanagement, corporate waste, invasion of privacy, intentional infliction of emotional distress, breaches of fiduciary duty, and seek equitable relief and recovery from or on behalf of Dial for compensatory and other damages incurred by Dial or the Arizona case plaintiff as a result of alleged payment of excessive compensation, improper investments or other improper activities. Dial and its counsel believe the claims are without merit. In addition, Dial and certain subsidiaries are plaintiffs or defendants to various other actions, proceedings and pending claims, including those matters discussed in more detail below. Certain of these pending legal actions are or purport to be shareholder or class actions. Some of the foregoing involve, or may involve, compensatory, punitive or other damages in material amounts. Litigation is subject to many uncertainties and it is possible that some of the legal actions, proceedings or claims referred to above could be decided against Dial. Although the amount of liability at December 31, 1995, with respect to these matters is not ascertainable, Dial believes that any resulting liability will not materially affect Dial's financial position or results of operations.

Dial also has been named defendant in multiple lawsuits filed by several hundred former railroad workers claiming asbestos-related health conditions. Dial has tolling agreements in place with approximately 3,400 other claimants. The claims relate to former subsidiaries and their production of railroad equipment. Due to their preliminary nature as well as potential insurance recoveries, the extent of the claims as they relate to Dial is not ascertainable at this time, however, Dial believes that any resulting liability will not materially affect its financial position or results of operations.

During 1995, a federal grand jury resumed an investigation, which began in early 1994 and was inactive for approximately one year, of Dial's airline catering subsidiary's billing practices at several airport flight kitchen locations. The subsidiary has cooperated fully in the investigation, has identified certain mistakes made in invoices to certain airline customers and has tendered reimbursements as appropriate. Dial believes that the subsidiary and its employees did not intend to improperly invoice the airlines, that such invoicing was at worst an uncorrected mutual error by both the subsidiary and the airlines, and that any resulting liability, after taking into consideration amounts already provided for, will not materially affect its financial position or results of operations.

Dial is subject to various environmental laws and regulations of the United States as well as of the states and other countries in whose jurisdictions Dial has or had operations and is subject to certain international agreements. As is the case with many companies, Dial faces exposure to actual or potential claims and lawsuits involving environmental matters. Although Dial is a party to certain environmental disputes, Dial believes that any liabilities resulting therefrom, after taking into consideration amounts already provided for, but exclusive of any potential insurance recoveries, will not have a material adverse effect on Dial's financial position or results of operations.

Q. PRINCIPAL BUSINESS SEGMENTS AND GEOGRAPHIC INFORMATION
Dial conducts a consumer products and services business focused predominately on North American markets. Dial's Consumer Products segment operates through four major divisions: Personal Care, Household, Detergent and Food. Through the four divisions, the Consumer Products segment manufactures and markets an array of brand-name products such as the Dial family of soap products, Breck hair-care products, Renuzit air fresheners, Brillo cleaning pads, Purex detergents, and Armour Star canned meats, among others.

Dial's Services business operates in three principal business segments. Dial's Airline Catering and Services engages in airline catering operations, providing in-flight meals to domestic and international airlines as well as providing airplane fueling and ground handling services. The Convention Services business provides a variety of exhibit design and construction services to major trade shows and other customers. Dial's Travel and Leisure and Payment Services business offers money orders throughout the nation and performs official checks and negotiable instrument clearing services for banks and credit unions; operates contract foodservice facilities; engages in certain cruise line and hotel/resort operations and recreation and travel services; and owns a majority stake in a Canadian intercity bus transportation business.

Year ended December 31, (000 omitted)
                                         1995            1994            1993             1992            1991
                                  -----------     -----------     -----------      -----------     -----------
Revenues:
  Consumer Products             $   1,365,290   $   1,511,362   $   1,420,173    $   1,275,447   $   1,196,499
                                  -----------     -----------     -----------      -----------     -----------
  Services:
   Airline Catering
     and Services                     800,338         763,658         502,775          527,832         492,151
   Convention Services                588,978         522,683         356,267          238,694         212,828
   Travel and Leisure
     and Payment Services (1)         820,464         749,144         721,127          832,115         926,371
                                   ----------     -----------     -----------      -----------     -----------
     Total Services (1)             2,209,780       2,035,485       1,580,169        1,598,641       1,631,350
                                  -----------     -----------     -----------      -----------     -----------
                                $   3,575,070   $   3,546,847   $   3,000,342    $   2,874,088   $   2,827,849
                                  ===========     ===========     ===========      ===========     ===========
Operating Income: (2)
  Consumer Products (3)         $     (23,656)  $     160,008   $     139,213    $     118,616   $     110,605
                                  -----------     -----------     -----------      -----------     -----------
  Services:
   Airline Catering
     and Services                      66,555          61,533          41,385           40,783          34,444
   Convention Services (3)             54,593          50,614          27,849           20,281          16,795
   Travel and Leisure
     and Payment Services (1)(3)       15,327          58,065          66,846           43,036          34,434
                                  -----------     -----------     -----------      -----------     -----------
     Total Services (1)(3)            136,475         170,212         136,080          104,100          85,673
                                  -----------     -----------     -----------      -----------     -----------
  Total principal
   business segments                  112,819         330,220         275,293          222,716         196,278
   Unallocated corporate
     expense and other items,
     net (3)                          (43,194)        (43,938)        (42,734)         (36,198)        (60,412)
                                  -----------     -----------     -----------      -----------     -----------
                                $      69,625   $     286,282   $     232,559    $     186,518   $     135,866
                                  ===========     ===========     ===========      ===========     ===========



                                                               Assets at Year End
                                                  --------------------------------------------
(000 omitted)                                            1995            1994             1993
                                                  -----------     -----------      -----------
United States                                   $   3,969,510   $   3,570,196    $   3,089,467
Foreign                                               255,676         210,700          191,621
                                                  -----------     -----------      -----------
Total                                           $   4,225,186   $   3,780,896    $   3,281,088
                                                  ===========     ===========      ===========


                                                                   Revenues
                                                  --------------------------------------------
(000 omitted)                                            1995            1994             1993
                                                  -----------     -----------      -----------
United States                                   $   3,222,730   $   3,253,009    $   2,744,197
Foreign                                               352,340         293,838          256,145
                                                  -----------     -----------      -----------
Total                                           $   3,575,070   $   3,546,847    $   3,000,342
                                                  ===========     ===========      ===========


                                                              Operating Income (2)
                                               -----------------------------------------------
(000 omitted)                                         1995               1994             1993
                                               -----------        -----------      -----------
United States                                $      39,276 (4)  $     262,963    $     216,213
Foreign                                             30,349             23,319           16,346
                                               -----------        -----------      -----------
Total                                        $      69,625 (4)  $     286,282    $     232,559
                                               ===========        ===========      ===========

(1)  Dial's payment services subsidiary is investing increasing amounts in tax-exempt securities. On a fully taxable equivalent basis, revenues and operating income would be higher by $16,000,000, $7,897,000, $3,967,000 and $982,000 for
1995, 1994, 1993 and 1992, respectively.
(2)  Operating income by segment represents revenues less costs of sales and services. Unallocated corporate and other items, net, are then deducted from total operating income of principal business segments to arrive at total operating income.
(3)  After deducting restructuring and other charges of $135,600,000 for Consumer Products in 1995, $55,500,000,
$30,000,000 and $40,000,000 for Travel and Leisure and Payment Services in 1995, 1992 and 1991, respectively, and
$24,000,000 charged to unallocated corporate expense in 1991. Also after deducting a total of $14,400,000 comprised of
$6,800,000, $749,000, $2,451,000 and $4,400,000 in 1992 for Consumer Products, Convention Services, Travel and Leisure
and Payment Services and Unallocated corporate expense, respectively, for increased ongoing expenses (above 1991 levels)
resulting from the adoption of SFAS No. 106 effective January 1, 1992.
(4)  After deducting restructuring charges and asset write-downs of $191,100,000.


                                                                 Services
                                          -------------------------------------------------------
                                              Airline                   Travel and
                                             Catering                  Leisure and
                               Consumer           and     Convention       Payment          Total
(000 omitted)                  Products      Services       Services      Services       Services     Corporate          Total
                            -----------   -----------    -----------   -----------    -----------   -----------    -----------
1995:
  Assets at year end:
   Before intangibles
     and restricted
     assets                $    463,697   $   212,887   $    198,209   $   541,683   $    952,779   $   279,430   $  1,695,906
   Assets restricted
     for payment service
     obligations                                                         1,666,116      1,666,116                    1,666,116
   Intangibles                  334,708       282,599        186,298        55,309        524,206         4,250        863,164
                             ----------    ----------     ----------    ----------     ----------    ----------     ----------
                           $    798,405   $   495,486   $    384,507   $ 2,263,108   $  3,143,101   $   283,680   $  4,225,186
                             ==========    ==========     ==========    ==========     ==========    ==========     ==========
  Capital
   expenditures (1)        $     27,214   $    15,185   $     15,035   $   44,285    $     74,505   $     1,996   $    103,715
                             ==========    ==========     ==========    ==========     ==========    ==========     ==========
  Depreciation and
   amortization:
   Depreciation            $     22,406   $    21,461   $     10,306   $    33,173   $     64,940   $     5,242   $     92,588
   Amortization of
     intangibles                  6,712         8,775          3,706         3,155         15,636                       22,348
                             ----------    ----------     ----------    ----------     ----------    ----------     ----------
                           $     29,118   $    30,236   $     14,012   $    36,328   $     80,576   $     5,242   $    114,936
                             ==========    ==========     ==========    ==========     ==========    ==========     ==========
1994:
  Assets at year end:
   Before intangibles
     and restricted
     assets                $    550,013   $   231,417   $    127,191   $   415,721   $    774,329   $   296,317   $  1,620,659
   Assets restricted
     for payment service
     obligations                                                         1,339,802      1,339,802                    1,339,802
   Intangibles                  337,360       291,337        112,870        74,102        478,309         4,766        820,435
                             ----------    ----------     ----------    ----------     ----------    ----------     ----------
                           $    887,373   $   522,754   $    240,061   $ 1,829,625   $  2,592,440   $   301,083   $  3,780,896
                             ==========    ==========     ==========    ==========     ==========    ==========     ==========
  Capital expenditures     $     37,471   $    22,214   $     11,415   $    34,613   $     68,242   $     2,879   $    108,592
                             ==========    ==========     ==========    ==========     ==========    ==========     ==========
  Depreciation and
   amortization:
   Depreciation            $     29,192   $    20,125   $      8,370   $    27,878   $     56,373   $     4,982   $     90,547
   Amortization of
     intangibles                  5,718         8,362          2,748         2,486         13,596                       19,314
                             ----------    ----------     ----------    ----------     ----------    ----------     ----------
                           $     34,910   $    28,487   $     11,118   $    30,364   $     69,969   $     4,982   $    109,861
                             ==========    ==========     ==========    ==========     ==========    ==========     ==========
1993:
  Assets at year end:
   Before intangibles
     and restricted
     assets                $    513,293   $   143,085   $    118,467   $   427,919   $    689,471   $   306,851   $  1,509,615
   Assets restricted
     for payment service
     obligations                                                         1,041,660      1,041,660                    1,041,660
   Intangibles                  340,713       240,684         79,928        62,338        382,950         6,150        729,813
                             ----------    ----------     ----------    ----------     ----------    ----------     ----------
                           $    854,006   $   383,769   $    198,395   $ 1,531,917   $  2,114,081   $   313,001   $  3,281,088
                             ==========    ==========     ==========    ==========     ==========    ==========     ==========
  Capital expenditures     $     40,605   $    16,125   $     11,838   $    44,419   $     72,382   $     1,637   $    114,624
                             ==========    ==========     ==========    ==========     ==========    ==========     ==========
  Depreciation and
   amortization:
   Depreciation            $     28,071   $    14,222   $      8,181   $    28,241   $     50,644   $     3,785   $     82,500
   Amortization of
     intangibles                  5,512         7,041            743         4,364         12,148                       17,660
                             ----------    ----------     ----------    ----------     ----------    ----------     ----------
                           $     33,583   $    21,263   $      8,924   $    32,605   $     62,792   $     3,785   $    100,160
                             ==========    ==========     ==========    ==========     ==========    ==========     ==========

(1)  Excluding the purchases of two cruise ships (which were previously leased) by Travel and Leisure and Payment
Services for a purchase price of $111,103,000 (See Note B of Notes to Consolidated Financial Statements).

R. CONDENSED CONSOLIDATED QUARTERLY RESULTS (UNAUDITED)

(000 omitted)
                         First Quarter                Second Quarter               Third Quarter               Fourth Quarter
                  --------------------------   --------------------------   --------------------------    -------------------------
                         1995           1994          1995           1994          1995           1994           1995          1994
                  -----------    -----------   -----------    -----------   -----------    -----------    -----------   -----------
Revenues:
  Consumer
    Products      $   337,862    $   330,340   $   363,893    $   408,115   $   308,110    $   363,399   $    355,425   $   409,508
                   ----------     ----------    ----------     ----------    ----------     ----------     ----------    ----------
  Services:
    Airline
     Catering
     and
     Services         184,456        151,463       206,509        202,225       212,951        211,486        196,422       198,484
    Convention
     Services         154,397        127,671       131,588        135,736       130,302        124,097        172,691       135,179
    Travel and
     Leisure and
     Payment
     Services(1)      181,482        175,428       199,894        185,872       240,230        213,541        198,858       174,303
                   ----------     ----------    ----------     ----------    ----------     ----------     ----------    ----------
     Total
     Services(1)      520,335        454,562       537,991        523,833       583,483        549,124        567,971       507,966
                   ----------     ----------    ----------     ----------    ----------     ----------     ----------    ----------
                  $   858,197    $   784,902   $   901,884    $   931,948   $   891,593    $   912,523   $    923,396   $   917,474
                   ==========     ==========    ==========     ==========    ==========     ==========     ==========    ==========
Operating
Income (Loss):
  Consumer
   Products(2)    $    33,802    $    30,152   $    51,134    $    49,978   $  (124,444)   $    40,427   $     15,852   $    39,451
                   ----------     ----------    ----------     ----------    ----------     ----------    -----------    ----------
  Services:
    Airline
     Catering
     and
     Services          11,026          8,421        17,932         16,540        20,499         19,947         17,098        16,625
    Convention
     Services(3)       15,001         12,392        16,629         14,957         9,896         11,539         13,067        11,726
    Travel and
     Leisure and
     Payment
     Services(1)(2)     4,031          1,974        17,804         13,804       (22,060)        29,573         15,552        12,714
                   ----------     ----------    ----------     ----------    ----------     ----------     ----------    ----------
    Total
     Services(1)       30,058         22,787        52,365         45,301         8,335         61,059         45,717        41,065
                   ----------     ----------    ----------     ----------    ----------     ----------     ----------    ----------
  Total principal
   business
   segments(2)         63,860         52,939       103,499         95,279      (116,109)       101,486         61,569        80,516
  Unallocated
   corporate
   expense and
   other items,
   net                (11,149)       (10,748)      (10,939)       (10,552)      (10,377)       (11,348)       (10,729)      (11,290)
                   ----------     ----------    ----------     ----------    ----------     ----------     ----------    ----------
                  $    52,711    $    42,191   $    92,560    $    84,727   $  (126,486)   $    90,138   $     50,840   $    69,226
                   ==========     ==========    ==========     ==========    ==========     ==========     ==========    ==========
Income (Loss):
  Continuing
   operations     $    21,507    $    17,210   $    47,466    $    43,393   $   (89,737)   $    45,428   $     21,901   $    34,280
  Cumulative
   effect of
   change in
   accounting
   principle(4)       (17,696)
                   ----------     ----------    ----------     ----------    ----------     ----------     ----------    ----------
Net income
 (loss)           $     3,811    $    17,210   $    47,466    $    43,393   $   (89,737)   $    45,428   $     21,901   $    34,280
                   ==========     ==========    ==========     ==========    ==========     ==========     ==========    ==========
Income (Loss)
  per Common
  Share
  (dollars):
  Continuing
   operations     $      0.24    $      0.20   $      0.54    $      0.50   $     (1.02)   $      0.52   $       0.24   $      0.39
  Cumulative
   effect of
   change in
   accounting
   principle(4)         (0.20)
                   ----------     ----------    ----------     ----------    ----------     ----------     ----------    ----------
Net income
 (loss) per
 common share     $      0.04    $      0.20   $      0.54    $      0.50   $     (1.02)   $      0.52   $       0.24   $      0.39
                   ==========     ==========    ==========     ==========    ==========     ==========     ==========    ==========

(1)  Dial's payment services subsidiary is investing increasing amounts in tax-exempt securities. On a fully taxable equivalent basis, revenues and operating income would be higher by the following amounts:
                                        1995          1994
                                 -----------   -----------
  First Quarter                  $ 3,443,000   $ 1,514,000
  Second Quarter                   3,929,000     1,422,000
  Third Quarter                    4,129,000     2,376,000
  Fourth Quarter                   4,499,000     2,585,000

(2)  After deducting restructuring charges and asset write-downs of $135,600,000 for Consumer Products and $55,500,000 for
Travel and Leisure and Payment Services in the third quarter of 1995 (See Note C of Notes to Consolidated Financial
Statements).
(3)  Includes a one-time gain of $3,477,000 due to the curtailment of certain postretirement medical benefits in the second quarter of 1995.
(4)  In the fourth quarter of 1995, Dial elected the early adoption of SFAS No. 121 retroactive to January 1, 1995. The effect of this adoption was to decrease previously reported first quarter 1995 net income by $17,696,000 and first quarter 1995 net income per common share by $0.20 (See Note C of Notes to Consolidated Financial Statements).
