Form 10-K405, Exhibit 13
period 1996-12-31
VIAD CORP
filed 1997-03-27
CIK 884219

VIAD CORP SELECTED FINANCIAL AND OTHER DATA

Year ended December 31,          1996         1995        1994         1993        1992
                          -----------  ----------- -----------  ----------- -----------
OPERATIONS (000 omitted)
Revenues                   $2,263,228   $1,976,745  $1,806,597   $1,337,940  $1,340,745
                          ===========  =========== ===========  =========== ===========
Income from continuing
 operations (1)            $   69,071   $   70,781  $   61,173   $   31,975  $   10,768
Income (loss) from
 discontinued
 operations (2)               (40,694)     (73,465)     79,138      110,111     (69,028)
                          -----------  ----------- -----------  ----------- -----------
Income (loss) before
 extraordinary charge
 and cumulative effect
 of changes in
 accounting principle          28,377       (2,684)    140,311      142,086     (58,260)
Extraordinary charge
 for early retirement
 of debt                                                            (21,601)
Cumulative effect of
 changes in accounting
 principle (3)                             (13,875)                             (23,255)
                          -----------  ----------- -----------  ----------- -----------
Net income (loss)          $   28,377   $  (16,559) $  140,311   $  120,485  $  (81,515)
                          ===========  =========== ===========  =========== ===========

INCOME (LOSS) PER COMMON
 SHARE (dollars)
Continuing
 operations (1)            $     0.74   $     0.79  $     0.69   $     0.36  $     0.12
Discontinued
 operations (2)                 (0.44)       (0.83)       0.92         1.29       (0.82)
                          -----------  ----------- -----------  ----------- -----------
Income (loss) before
 extraordinary charge
 and cumulative effect
 of changes in
 accounting principle            0.30        (0.04)       1.61         1.65       (0.70)
Extraordinary charge                                                  (0.25)
Cumulative effect of
 changes in accounting
 principle (3)                               (0.16)                               (0.28)
                          -----------  ----------- -----------  ----------- -----------
Net income (loss) per
 common share              $     0.30   $    (0.20) $     1.61   $     1.40  $    (0.98)
                          ===========  =========== ===========  =========== ===========
Dividends declared per
 common share (4)          $     0.48   $     0.62  $     0.59   $     0.56  $     0.60
                          ===========  =========== ===========  =========== ===========
Average outstanding
 common and equivalent
 shares (000 omitted)          91,637       88,707      86,646       85,406      84,026
                          ===========  =========== ===========  =========== ===========
FINANCIAL POSITION AT
 YEAR-END (000 omitted)
Total assets               $3,453,312   $3,716,548  $3,228,083   $2,699,283  $2,580,540
Total debt (4)                521,127      889,291     741,969      629,829     675,608
$4.75 Redeemable
 preferred stock                6,604        6,597       6,590        6,586       6,586
Common stock and
 other equity (4)             432,218      548,169     555,093      469,688     390,395
                          ===========  =========== ===========  =========== ===========
PEOPLE
Stockholders of record         69,772       63,925      55,241       51,300      50,688
Employees of continuing
 operations (average)          24,807       25,504      26,573       19,038      20,630
                          ===========  =========== ===========  =========== ===========

(1) Includes a nonrecurring gain on the sale of Viad's interest in the Phoenix Suns of $19,025,000, or $0.21 per share, and nonrecurring spin-off costs and management transition expenses of $28,985,000, or $0.32 per share, in
1996. Also includes a nonrecurring gain of $2,260,000, or $0.03 per share, due to the curtailment of certain postretirement medical benefits in 1995.  After deducting restructuring and other charges of  $13,200,000, or $0.16 per share, in 1992 .
(2) See Notes A and E of Notes to Consolidated Financial Statements.
(3) Initial application of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived
Assets to Be Disposed Of" in 1995 and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than
Pensions" in 1992.
(4) The declines in dividends declared per common share, total debt and common stock and other equity in 1996 reflect the spin-off of The Dial Corporation. Viad's quarterly dividend decreased from $0.16 to $0.08 per share following the spin-off. The Dial Corporation's initial dividend rate after the spin-off maintained the 1995 annual dividend rate for stockholders who retained shares of both companies following the spin-off.
/TABLE

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
FINANCIAL CONDITION OF VIAD CORP

RESULTS OF OPERATIONS:

On August 15, 1996, Viad Corp ("Viad"), previously known as The Dial Corp, completed the spin-off of its consumer products business, now conducted under the name The Dial Corporation. In effecting the spin-off, one share of The Dial Corporation common stock was distributed for each share of Viad common stock outstanding (the "Distribution"). Effective May 31, 1996, shareholders of a majority-owned Viad subsidiary, Greyhound Lines of Canada ("GLOC"), voted to separate its intercity bus transportation business and its tourism business into two independent companies. At the same time, GLOC minority shareholders approved an automatic share exchange proposal whereby their ownership interests in the tourism company, aggregating 31.5 percent, were exchanged for Viad's 68.5 percent ownership interest in the intercity bus transportation company such that Viad became the owner of 100 percent of the tourism company, Brewster Transport Company Limited, in exchange for its ownership in the intercity bus transportation business. In February 1997, Viad's Board of Directors approved plans to dispose of Viad's cruise line business, operated by Premier Cruise Lines. See Liquidity and Capital Resources and Note E of Notes to Consolidated Financial Statements.

The accompanying Consolidated Financial Statements of Viad include the accounts of Viad and all of its subsidiaries. The statements have been prepared to reflect the historical financial position and results of operations as adjusted for the reclassification of the consumer products, Canadian intercity bus transportation and cruise line businesses as discontinued operations for all periods presented.

1996 vs. 1995:

Revenues for 1996 were $2.3 billion compared with $2 billion in 1995.

Before nonrecurring items, income from continuing operations in 1996 was $79 million, or $0.85 per share, compared with $68.5 million, or $0.76 per share, in 1995. After a nonrecurring gain on the sale of Viad's interest in the Phoenix Suns of $19 million, or $0.21 per share, and nonrecurring spin-off costs and management transition expenses of $29 million, or $0.32 per share, in 1996, income from continuing operations was $69.1 million, or $0.74 per share. Income from continuing operations of $70.8 million, or $0.79 per share, in 1995 included a nonrecurring gain of $2.3 million, or $0.03 per share, arising from the curtailment of certain postretirement medical benefits by a Convention Services subsidiary.

                                              1996        1995
                                       ----------- -----------
Income from continuing operations
(000 omitted):
 Before nonrecurring items              $   79,031  $   68,521
 Gain on sale of interest in
   Phoenix Suns, net of tax
   provision of $11,464                     19,025
 Spin-off costs and management
   transition expenses, net of
   tax benefit of $4,015                   (28,985)
 Curtailment of certain post-
   retirement medical benefits,
   net of tax provision of $1,217                        2,260
                                       ----------- -----------
 Income from continuing operations      $   69,071  $   70,781
                                       =========== ===========

Income per common share from
continuing operations (dollars):
 Before nonrecurring items              $     0.85  $     0.76
 Gain on sale of interest
   in Phoenix Suns                            0.21
 Spin-off costs and management
   transition expenses                       (0.32)
 Curtailment of certain post-
   retirement medical benefits                            0.03
                                       ----------- -----------
 Income per common share from
   continuing operations                $     0.74  $     0.79
                                       =========== ===========

Viad reported 1996 net income of $28.4 million, or $0.30 per share, compared with a net loss of $16.6 million, or $0.20 per share, in 1995. The 1996 net income is after deducting a loss from discontinued operations of $40.7 million, or $0.44 per share, while the 1995 net loss included a loss from discontinued operations of $73.5 million, or $0.83 per share. See Note E of Notes to Consolidated Financial Statements. The 1995 net loss is also after deducting a one-time charge of $13.9 million (net of tax benefit of $8.5 million), or $0.16 per share, to record the cumulative effect to January 1, 1995, of the initial application of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." As discussed further in Note C of Notes to Consolidated Financial Statements, the SFAS No. 121 adjustment is a noncash charge for assets held for disposal at January 1, 1995.

Airline Catering and Services. Revenues of the Airline Catering and Services segment increased $57.6 million, or 7 percent, to $858 million in 1996, with operating income increasing $5.5 million, or 8 percent. The increase in revenues and operating income is attributed primarily to new business, including an eight-city airline catering contract from Continental Airlines phased in through the first part of 1996. Income from the airplane fueling and ground handling services area was essentially even with the prior year, due primarily to higher workers compensation insurance costs. Operating margins increased to 8.7 percent from 1995's
8.6 percent, due to improved airline catering margins.

Convention Services. Convention Services' 1996 revenues of $774 million were up $185 million, or 31 percent, from those of the 1995 period, due primarily to the acquisition of Giltspur, Inc., in October 1995. Special events held in 1996, including the Atlanta Olympics and the Democratic National Convention, contributed to the revenue increase. Excluding the nonrecurring gain of $3.5 million on the curtailment of certain postretirement medical benefits in 1995, operating income increased $13.4 million, or 26 percent, as a result of the Giltspur acquisition and improved cost controls. On this same basis, operating margins decreased to
8.3 percent in 1996 from 8.7 percent in 1995, as the mix of convention business changed with the addition of Giltspur.

Travel and Leisure and Payment Services. Revenues of the Travel and Leisure and Payment Services segment were $631.2 million in 1996, up $43.8 million, or 7 percent, over those of 1995. Viad's payment services subsidiary continues to invest increasing amounts in tax-exempt securities. On a fully taxable equivalent basis, revenues and operating income would have been $21.5 million and $16 million higher in 1996 and 1995, respectively. While reported operating income of $65.6 million was down $400,000, or 1 percent, from that of 1995, operating income actually increased $5.1 million, or 6 percent, over the prior year on the fully taxable equivalent basis. Operating margins on the fully taxable equivalent basis would be 13.3 percent in 1996, down slightly from 13.6 percent in 1995.

On the fully taxable equivalent basis, 1996 revenues and operating income of payment services increased $15.4 million and $2.2 million, respectively, over those of 1995. The revenue increase was due principally to increased investment income arising from larger investment balances in 1996 than in 1995, which overcame lower realized investment gains. Operating income increased due to the higher net revenues but was partially offset by lower realized investment gains, increased commissions and other expenses associated with increased official check business.

Duty Free airport and shipboard concession revenues increased $44.1 million from 1995 to 1996, due primarily to the December 1995 revision of an airport concession contract, which was formerly on a management fee basis. Operating income improved $1.7 million, as the cost of sales from the revised airport concession arrangement offset much of the related revenue increase.

Travel tour service revenues and operating income improved $11.3 million and $2.3 million, respectively, from 1995 levels, as a result of contributions from tour operations acquired in 1995, strong growth in icefield tour revenues, and improved passenger volumes and hotel occupancy rates.

Revenues and operating income of the food service companies were down $1.3 million and $600,000, respectively, from those of 1995. General Motors strike activity during 1996 temporarily closed plants served by Restaura's contract foodservice operation. In addition, two fast food locations were closed during 1996.

Unallocated Corporate Expense and Other Items, Net. Excluding an $872,000 increase in expenses of selling receivables, unallocated corporate expense and other items, net, rose 6 percent.

Interest Expense. Interest expense for 1996 increased $100,000 over that of 1995. Higher interest rates were offset by lower levels of debt outstanding.

Income Taxes. Excluding the effect of nonrecurring items (see Note D of Notes to Consolidated Financial Statements) from both periods, the 1996 effective tax rate was 30.4 percent compared to 29.3 percent in 1995. The relatively low tax rates in 1996 and 1995 result from the increased use of tax-exempt investments by Viad's payment services subsidiary. Including the effect of nonrecurring items, the 1996 effective tax rate was 37.8 percent, as no tax benefit was recorded on significant portions of spin-off costs and management transition expenses, compared to 29.5 percent in 1995.

1995 vs. 1994:

Revenues for 1995 were $2 billion compared with $1.8 billion in 1994.

Income from continuing operations for 1995 was $70.8 million, or $0.79 per share, including the nonrecurring gain of $2.3 million, or $0.03 per share, on the curtailment of certain postretirement medical benefits discussed previously. Income from continuing operations in 1994 was $61.2 million, or $0.69 per share.

Viad had a net loss of $16.6 million, or $0.20 per share, in 1995 compared with net income of $140.3 million, or $1.61 per share, in 1994. The 1995 net loss is after deducting a loss from discontinued operations of $73.5 million, or $0.83 per share, while the 1994 net income included income from discontinued operations of $79.1 million, or $0.92 per share. See Note E of Notes to Consolidated Financial Statements. The 1995 net loss is also after deducting a one-time charge of $13.9 million, or $0.16 per share, from the initial application of SFAS No. 121 mentioned previously.

Airline Catering and Services. Revenues of the Airline Catering and Services segment for 1995 of $800.3 million increased $36.7 million, or 5 percent, from 1994, with operating income increasing $6.2 million, or 10 percent. The increase is primarily attributed to having the United Airlines flight kitchens, acquired in the first half of 1994, operational throughout 1995. Additional aircraft service locations and other new business from continuing locations also contributed to the increase, partially offset by the effect of further airline meal service cutbacks on certain domestic flights of short duration. Operating margins improved to
8.6 percent from 1994's 8.2 percent, as the former United flight kitchens reached normal efficiency levels during 1995 versus the start-up and training period in 1994.

Convention Services. Convention Services' 1995 revenues of $589 million were up $66.3 million, or 13 percent, from those of the 1994 period, due primarily to acquisitions in 1995, including Giltspur, Inc., in the fourth quarter of 1995. Excluding the nonrecurring $3.5 million gain on the curtailment of certain postretirement medical benefits, operating income increased $500,000, or 1 percent, while operating margins on that same basis decreased to 8.7 percent in 1995 from 9.7 percent in 1994. Operating income and margins were impacted by certain shows not repeated each year and by higher costs of staging shows in certain locales, which more than offset the fourth quarter 1995 contribution from Giltspur.

Travel and Leisure and Payment Services. Revenues of the Travel and Leisure and Payment Services segment were $587.4 million in 1995, up $67.2 million, or 13 percent, over those of 1994. These companies reported operating income of $66 million, up $5.3 million, or 9 percent, from that of 1994. Viad's payment services subsidiary continues to invest increasing amounts in tax-exempt securities. On a fully taxable equivalent basis, revenues and operating income would be higher by $16 million and $7.9 million for 1995 and 1994, respectively. Operating margins on the fully taxable equivalent basis would be 13.6 percent in 1995, up from 13.0 percent in 1994.

On the fully taxable equivalent basis, 1995 revenues of payment services would be $41.9 million higher than those of 1994, due principally to increased investment income, revenues from new product lines and increased realized investment gains. Investment income increased due to higher investment yields and higher fund balances in 1995 than in 1994. On the fully taxable equivalent basis, payment services operating income would be $12.4 million above that in 1994, as the higher revenues more than offset higher commission expense for official checks and other volume-related costs.

Duty Free airport and shipboard concession revenues declined $1.4 million from 1994 to 1995, due primarily to 1994 including revenues of a major shipboard concession phased out over the first ten months of 1994 and fewer passenger days for continuing business, which were offset in part by revenues from a revised airport concession arrangement late in 1995. Operating income improved $700,000, due mostly to lower operating expenses and the effect of higher revenue per passenger day.

Travel tour service revenues and operating income improved $39.9 million and $2.9 million, respectively, from 1994 levels, due primarily to strong growth in existing package tour operations, improved passenger volumes and hotel occupancy, favorable foreign exchange rates, and acquisitions of tour operations in Ireland and Canada.

Food service revenues improved $3.1 million from those of 1994. Increased business at General Motors locations and at the America West Arena was partly offset by the closing of certain fast food outlets and the sale of a noncore operation in the second quarter of 1995. Operating income of the food service companies increased $100,000 from 1994 to 1995 as operating income generated from higher revenues was mostly offset by certain one-time costs associated with the sale of the noncore operation.

Unallocated Corporate Expense and Other Items, Net. Unallocated corporate expense and other items, net, decreased $200,000, or 1 percent, from that of 1994.

Interest Expense. Interest expense for 1995 increased $5.7 million over that of 1994, as both debt levels and interest rates on floating-rate debt were higher in 1995 than in 1994. Debt level increases were due primarily to the acquisition of Giltspur in October 1995.

Income Taxes. The 1995 effective tax rate was 29.5 percent, down from 32.6 percent in 1994. This reduction in the effective tax rate resulted primarily from the increased use of tax-exempt investments by Viad's payment services subsidiary.

LIQUIDITY AND CAPITAL RESOURCES:

In connection with the Distribution described in Notes A, E and I of Notes to Consolidated Financial Statements, in August 1996 Viad borrowed $280 million under a new $350 million bank credit facility and used the proceeds to repay floating-rate indebtedness of Viad. The credit facility and the related liability were then assumed by The Dial Corporation upon the spin-off, thereby transferring that portion of Viad's outstanding indebtedness deemed attributable to The Dial Corporation. On a pro forma basis, after giving effect to the debt assumed by The Dial Corporation and the reduction of equity upon the Distribution, Viad's debt-to-capital ratio would have been approximately 0.60 to 1 at December 31, 1995. The debt-to-capital ratio at December 31, 1996 was 0.54 to 1. Capital is defined as total debt plus minority interests, preferred stock and common stock and other equity.

In July 1994, a Shelf Registration filed with the Securities and Exchange Commission became effective. Under the Shelf Registration, Viad can issue up to an aggregate $500 million of debt and equity securities. No securities have yet been issued under the program. The Shelf Registration enhances Viad's future financing options.

Viad's payment service operations generate funds from the sale of money orders and other payment instruments (classified as "Payment service obligations"). The proceeds of such sales are invested by Viad's payment services subsidiary, in accordance with applicable state laws, in highly liquid debt instruments (classified, along with cash on hand and cash in transit from agents, as "Funds, agents' receivables and current maturities of investments restricted for payment service obligations"), which before consolidating eliminations included investment-grade commercial paper issued by Viad and supported along with the rest of Viad's outstanding commercial paper by a credit commitment under a long-term revolving bank credit agreement, as described in Note I of Notes to Consolidated Financial Statements; and in a portfolio of high-quality investments (all of the investments at December 31, 1996 have ratings of A- or higher or are collateralized by federal agency securities), including federal, state and municipal obligations, asset-backed securities and corporate debt securities (classified as "Investments restricted for payment service obligations"). These investments are restricted by state regulatory agencies for use by Viad's payment services subsidiary to satisfy the liability to pay, upon presentment, the face amount of such payment service obligations, and accordingly such assets are not available to satisfy working capital or other financing requirements of Viad. Fluctuations in the balances of payment service assets and obligations result from varying levels of sales of money orders and other payment instruments, the timing of the collections of agents' receivables and the timing of the presentment of such instruments.

With respect to working capital, in order to minimize the effects of borrowing costs on earnings, Viad strives to maintain current assets (principally cash, inventories and receivables) at the lowest practicable levels while at the same time taking advantage of the payment terms offered by trade creditors. These efforts notwithstanding, working capital requirements fluctuate significantly from seasonal factors as well as changes in levels of receivables and inventories caused by numerous business factors.

Viad satisfies a portion of its working capital and other financing requirements with short-term borrowings (through commercial paper, bank note programs and bank lines of credit) and the sale of receivables. As discussed in Note I of Notes to Consolidated Financial Statements, short-term borrowings are supported by a long-term revolving bank credit agreement. Effective with the Distribution in August 1996, Viad's borrowings are supported by unused commitments under a $400 million long-term revolving bank credit agreement.

In addition, as discussed further in Note O of Notes to Consolidated Financial Statements, Viad has an agreement to sell up to $75 million of trade accounts receivable under which the purchaser has agreed to invest collected amounts in new purchases. The accounts receivable sold totaled $75 million at December 31, 1996. The agreement expires in August 1997 but is expected to be extended annually.

As discussed in Note J of Notes to Consolidated Financial Statements, in September 1992 Viad sold 10,491,800 shares of treasury stock to Viad's Employee Equity Trust (the "Trust"). This Trust is being used to fund certain existing employee compensation and benefit plans over the scheduled 15-year term of the Trust. The Trust acquired the shares of common stock from Viad for a $200 million promissory note at the date of sale. For financial reporting purposes, the Trust is consolidated with Viad. The fair market value of the shares held by the Trust, representing unearned employee benefits, was recorded as a deduction from common stock and other equity, and is reduced as employee benefits are funded. At December 31, 1996, a total of 5,670,818 shares remained in the Trust and were available to fund future benefit obligations.

Capital spending has been reduced by obtaining, where appropriate, equipment and other property under operating leases. Viad's capital asset needs and working capital requirements are expected to be financed primarily with internally generated funds. Viad has entered into a long-term concession contract, commencing in 1998, to provide food and beverage service at Bank One Ballpark, which will be the home of the Arizona Diamondbacks, a new major league baseball franchise. The ballpark is currently under construction in Phoenix, Arizona. In conjunction with the concession agreement, Viad has committed to capital expenditures of up to $30 million for build-out of the ballpark's food and beverage facilities in late 1997 and early 1998, which is expected to result in higher than normal annual capital expenditures in 1997. Cash flows from operations, receivables sales, proceeds from the sale of businesses and noncore assets and proceeds from the exercise of stock options during the past three years have generally been sufficient to finance capital expenditures, the purchase of businesses and cash dividends to stockholders. Viad expects these trends to continue with operating cash flows, proceeds from the sale of noncore assets and proceeds from the sale of Trust shares and other treasury stock generally being sufficient to finance its business. Should financing requirements exceed such sources of funds, Viad believes it has adequate external financing sources available, including Viad's $500 million Shelf Registration, to cover any such shortfall.

As indicated in Note M of Notes to Consolidated Financial Statements, Viad has certain unfunded pension and other postretirement benefit plans that require payments over extended periods of time. Such future benefit payments are not expected to materially affect Viad's liquidity.

As of December 31, 1996, Viad has recorded U.S. deferred income tax assets totaling $80.5 million, which Viad believes to be fully realizable in future years. The realization of such benefits will require average annual taxable income over the next 15 years (the current Federal loss carryforward period) of approximately $15 million. Viad's average U.S. pretax income from continuing operations, exclusive of nondeductible goodwill amortization and minority interests, over the past three years has been approximately $93 million. Furthermore, approximately $34 million of the deferred income tax benefits relate to unfunded pension, compensation and other employee benefits which will become deductible for income tax purposes as they are paid, which will occur over extended periods of time.

Viad is subject to various environmental laws and regulations of the United States as well as of the states and other countries in whose jurisdictions Viad has or had operations and is subject to certain international agreements. As is the case with many companies, Viad faces exposure to actual or potential claims and lawsuits involving environmental matters. Viad believes that any liabilities resulting therefrom, after taking into consideration amounts already provided for, but exclusive of any potential insurance recovery, should not have a material adverse effect on Viad's financial position or results of operations.

BUSINESS OUTLOOK AND RECENT DEVELOPMENTS:

Viad has actively sought to implement a focused business strategy through acquisitions and divestitures. Viad, formerly named The Greyhound Corporation and later The Dial Corp, has acted consistently to strengthen its focus on its core businesses through acquisitions of complementary businesses, the 1992 spin-off of its financial services and insurance business and the 1996 spin-off of its consumer products business to stockholders. Since 1983, Viad has also divested noncore businesses, including its meat packing business, its domestic intercity bus business, its computer leasing business and its transportation manufacturing and replacement parts business. The May 1996 disposition of the Canadian intercity bus transportation business and the planned disposition of its cruise line business are a continuation of the overall strategy.

Going forward, Viad will continue to evaluate and determine the best use of its resources and continue to assess alternatives and pursue objectives appropriate to its specific businesses. Viad also will continue to pursue the sale of noncore assets, including various real estate holdings. In the fourth quarter of 1996, Viad sold its interest in the Phoenix Suns.

The challenges for Viad's businesses for 1997 and beyond are many. Viad's focus will primarily be in its three core businesses--airline catering, convention services and payment services. The key to success will be to excel in providing the highest quality of services in these markets and continue to grow revenues and operating income in an increasingly competitive and changing marketplace. Viad will continue to focus on improving and maintaining healthy operating margins, through monitoring and reducing costs and expenses. Viad remains aggressive in its commitment to continue to enhance stockholder value in the years ahead.

As provided by the "Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995," Viad cautions readers that, in addition to the historical information contained herein, this annual report includes certain forward-looking statements, assumptions and discussions which involve risks and uncertainties, including, but not limited to, economic, competitive and capital marketplace factors which affect Viad's operations, markets, products, services and prices which could cause Viad's future results and stockholder values to differ materially from those expressed or implied in any forward-looking comments made by, or on behalf of, Viad.

MANAGEMENT'S REPORT ON RESPONSIBILITY FOR FINANCIAL REPORTING

The management of Viad Corp has the responsibility for preparing and assuring the integrity and objectivity of the accompanying financial statements and other financial information in this report. The financial statements were developed using generally accepted accounting principles and appropriate policies, consistently applied except for the change in 1995 to comply with new accounting requirements for impairment of long-lived assets as discussed in Note C of Notes to Consolidated Financial Statements. They reflect, where applicable, management's best estimates and judgments and include disclosures and explanations which are relevant to an understanding of the financial affairs of the Company.

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

The Board of Directors oversees the Company's financial reporting through its Audit Committee, which regularly meets with management representatives and, jointly and separately, with the independent auditors and internal auditing management to review interest rate swap activity, accounting, auditing and financial reporting matters.

/s/ Richard C. Stephan
Richard C. Stephan
Vice President--Controller

/s/ Ronald G. Nelson
Ronald G. Nelson
Vice President--Finance
and Treasurer

/s/ Gerald L. Berner
Gerald L. Berner
Vice President--Internal Auditing

INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of Viad Corp:

We have audited the accompanying consolidated balance sheets of Viad Corp (formerly named The Dial Corp) as of December 31, 1996 and 1995, and the related consolidated statements of income, common stock and other equity and of cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Viad Corp as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

As discussed in Note C of Notes to Consolidated Financial Statements, the Company changed its method of accounting for impairment of long-lived assets in 1995.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Phoenix, Arizona
February 21, 1997

VIAD CORP CONSOLIDATED BALANCE SHEET

December 31, (000 omitted, except share data)

                                                   1996        1995
                                            ----------- -----------
ASSETS
Current assets:
 Cash and cash equivalents                   $    4,422  $   17,945
 Receivables, less allowance of
   $12,744 and $14,760                          163,262     149,631
 Inventories                                     93,730      83,132
 Deferred income taxes                           32,567      30,689
 Other current assets                            59,562      36,198
                                            ----------- -----------
                                                353,543     317,595
 Funds, agents' receivables and
   current maturities of investments
   restricted for payment service
   obligations, after eliminating
   $90,000 invested in Viad
   commercial paper                             670,258     786,081
                                            ----------- -----------
 Total current assets                         1,023,801   1,103,676
Investments restricted for payment
 service obligations                          1,144,279     880,035
Property and equipment                          473,039     447,553
Other investments and assets                    125,705     103,508
Investments in discontinued operations           97,958     625,737
Deferred income taxes                            47,904      36,707
Intangibles                                     540,626     519,332
                                            ----------- -----------
                                             $3,453,312  $3,716,548
                                            =========== ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                            $  148,990  $  108,999
 Accrued compensation                            68,976      64,780
 Other current liabilities                      263,049     239,654
 Current portion of long-term debt                2,348      77,450
                                            ----------- -----------
                                                483,363     490,883
 Payment service obligations                  1,869,480   1,739,508
                                            ----------- -----------
 Total current liabilities                    2,352,843   2,230,391
Long-term debt                                  518,779     811,841
Pension and other benefits                       61,689      59,519
Other deferred items and insurance
 reserves                                        73,291      47,413
Commitments and contingent liabilities
 (Notes J, N, O and P)
Minority interests                                7,888      12,618
$4.75 Redeemable preferred stock                  6,604       6,597
Common stock and other equity:
 Common stock, $1.50 par value,
   200,000,000 shares authorized,
   97,108,724 shares issued                     145,663     145,663
 Additional capital                             282,203     362,205
 Retained income                                146,664     322,439
 Cumulative translation adjustments              (1,519)    (18,380)
 Unearned employee benefits                    (118,766)   (213,996)
 Unrealized gain on securities
   classified as available for
   sale, net of tax                                 205       1,456
 Common stock in treasury, at cost,
   1,162,718 and 2,877,500 shares               (22,232)    (51,218)
                                            ----------- -----------
 Total common stock and other equity            432,218     548,169
                                            ----------- -----------
                                             $3,453,312  $3,716,548
                                            =========== ===========

See Notes to Consolidated Financial Statements.

VIAD CORP STATEMENT OF CONSOLIDATED INCOME

Year ended December 31, (000 omitted, except per share data)

                                      1996         1995        1994
                               -----------  ----------- -----------
REVENUES                        $2,263,228   $1,976,745  $1,806,597
                               ===========  =========== ===========
Costs and expenses:
 Costs of sales and services     2,058,846    1,787,420   1,632,776
 Unallocated corporate
   expense and other
   items, net                       36,131       33,354      33,594
 Interest expense                   53,019       52,897      47,247
 Nonrecurring items:
   Gain on sale of interest
    in Phoenix Suns                (30,489)
   Spin-off costs and
    management transition
    expenses                        33,000
 Minority interests                  1,752        2,629       2,279
                               -----------  ----------- -----------
                                 2,152,259    1,876,300   1,715,896
                               -----------  ----------- -----------
Income before income taxes         110,969      100,445      90,701
Income taxes                        41,898       29,664      29,528
                               -----------  ----------- -----------
INCOME FROM CONTINUING
 OPERATIONS                         69,071       70,781      61,173
Income (loss) from
 discontinued operations           (40,694)     (73,465)     79,138
                               -----------  ----------- -----------
Income (loss) before
 cumulative effect of
 change in accounting
 principle                          28,377       (2,684)    140,311
Cumulative effect, net of tax
 benefit of $8,459, to
 January 1,1995, of initial
 application of SFAS No. 121,
 "Accounting for the Impairment
 of Long-Lived Assets and for
 Long-Lived Assets to Be
 Disposed Of"                                   (13,875)
                               -----------  ----------- -----------
NET INCOME (LOSS)               $   28,377   $  (16,559) $  140,311
                               ===========  =========== ===========

INCOME (LOSS) PER
 COMMON SHARE:
 Continuing operations          $     0.74   $     0.79  $     0.69
 Discontinued operations             (0.44)       (0.83)       0.92
                               -----------  ----------- -----------
 Income (loss) before
   cumulative effect of
   change in accounting
   principle                          0.30        (0.04)       1.61
 Cumulative effect, to
   January 1, 1995, of
   initial application
   of SFAS No. 121                                (0.16)
                               -----------  ----------- -----------
NET INCOME (LOSS) PER
 COMMON SHARE                   $     0.30   $    (0.20) $     1.61
                               ===========  =========== ===========
Dividends declared per
 common share                   $     0.48   $     0.62  $     0.59
                               ===========  =========== ===========
Average outstanding
 common and
 equivalent shares                  91,637       88,707      86,646
                               ===========  =========== ===========

See Notes to Consolidated Financial Statements.

VIAD CORP STATEMENT OF CONSOLIDATED CASH FLOWS

Year ended December 31, (000 omitted)

                                      1996         1995        1994
                               -----------  ----------- -----------
CASH FLOWS PROVIDED (USED) BY
 OPERATING ACTIVITIES:
Net income (loss)               $   28,377   $  (16,559) $  140,311
Adjustments to reconcile net
 income (loss) to net cash
 provided by operating
 activities:
   Depreciation and
    amortization                    74,444       68,872      62,685
   Deferred income taxes             8,685        9,133      13,422
   Loss (income) from
    discontinued operations         40,694       73,465     (79,138)
   Spin-off costs and manage-
    ment transition expenses        33,000
   Cumulative effect of change
    in accounting principle                      13,875
   Gains on sales of property
    and other assets, net          (42,382)     (11,350)     (4,087)
   Other noncash items, net         13,774       11,901      10,639
   Change in operating
    assets and liabilities:
    Receivables and
     inventories                   (20,083)     (33,682)    (20,536)
    Payment service assets
     and obligations, net          242,728      186,908     166,200
    Accounts payable and
     accrued compensation           38,472        5,458      15,532
    Other assets and
     liabilities, net              (63,995)     (31,747)     39,528
                               -----------  ----------- -----------
Net cash provided by
 operating activities              353,714      276,274     344,556
                               -----------  ----------- -----------

CASH FLOWS PROVIDED (USED) BY
 INVESTING ACTIVITIES:
Capital expenditures               (82,149)     (59,585)    (54,989)
Acquisitions of businesses,
 net of cash acquired              (21,731)     (93,803)   (145,042)
Proceeds from sales of
 property and other assets          44,687       11,614       6,025
Investments restricted for
 payment service obligations:
   Proceeds from sales and
    maturities of securities
    classified as available
    for sale                       581,192      485,664     237,972
   Proceeds from sales and
    maturities of securities
    classified as held to
    maturity                        25,584       22,201
   Purchases of securities
    classified as available
    for sale                      (630,685)    (577,884)   (341,716)
   Purchases of securities
    classified as held to
    maturity                      (241,616)    (103,553)   (105,023)
Investments in and advances
 from (to) discontinued
 operations, net                    50,530     (100,858)    (37,245)
                               -----------  ----------- -----------
Net cash used by
 investing activities             (274,188)    (416,204)   (440,018)
                               -----------  ----------- -----------

CASH FLOWS PROVIDED (USED) BY
 FINANCING ACTIVITIES:
Proceeds from long-term
 borrowings                                      40,000      70,000
Payments on long-term
 borrowings                        (77,615)      (2,314)     (2,238)
Net change in short-term
 borrowings classified
 as long-term debt                 (12,888)     100,388      44,296
Dividends on common and
 preferred stock                   (43,869)     (55,024)    (51,401)
Minority portion of subsi-
 diary's special dividend                                    (9,761)
Proceeds from sales of
 treasury stock                     40,032       32,062      28,546
Net change in receivables
 sold                               14,203       36,797       6,000
Cash payments on interest
 rate swaps                        (12,912)     (16,802)    (17,795)
                               -----------  ----------- -----------
Net cash provided (used)
 by financing activities           (93,049)     135,107      67,647
                               -----------  ----------- -----------
Net decrease in cash and
 cash equivalents                  (13,523)      (4,823)    (27,815)
Cash and cash equivalents,
 beginning of year                  17,945       22,768      50,583
                               -----------  ----------- -----------
CASH AND CASH EQUIVALENTS,
 END OF YEAR                    $    4,422   $   17,945  $   22,768
                               ===========  =========== ===========

SIGNIFICANT NONCASH INVESTING
 AND FINANCING ACTIVITIES:
 Assumption of debt by
   The Dial Corporation         $  280,000
 Distribution of equity
   in the consumer products
   business to Viad
   stockholders                    155,450
 Acquisition of minority
   interest in the Canadian
   tourism business in
   exchange for Viad's
   ownership in the inter-
   city bus transportation
   business                         20,150
                               -----------
 Decrease in investments
   in discontinued
   operations                   $  455,600
                               ===========

See Notes to Consolidated Financial Statements.

VIAD CORP STATEMENT OF CONSOLIDATED COMMON STOCK AND OTHER EQUITY

Year ended December 31, (000 omitted)

                                      1996         1995        1994
                               -----------  ----------- -----------
COMMON STOCK:
Balance, beginning of year      $  145,663   $  145,663  $   72,832
Two-for-one stock split                                      72,831
                               -----------  ----------- -----------
Balance, end of year            $  145,663   $  145,663  $  145,663
                               ===========  =========== ===========

ADDITIONAL CAPITAL:
Balance, beginning of year      $  362,205   $  308,350  $  378,814
Two-for-one stock split                                     (72,831)
Treasury shares issued in
 connection with employee
 benefit plans                      (9,986)        (752)     (2,763)
Treasury shares issued in
 connection with dividend
 reinvestment plan                   3,168        2,949       1,175
Net change in unamortized
 amount of performance-
 based and restricted
 stock awards                        2,070        2,428      (4,456)
Employee Equity Trust
 adjustment to market value         13,422       54,484       8,635
Distribution of consumer
 products business to
 Viad stockholders                 (88,607)
Treasury shares issued in
 connection with acquisition
 of subsidiary                                   (5,202)
Other, net                             (69)         (52)       (224)
                               -----------  ----------- -----------
Balance, end of year            $  282,203   $  362,205  $  308,350
                               ===========  =========== ===========

RETAINED INCOME:
Balance, beginning of year      $  322,439   $  393,233  $  304,481
Net income (loss)                   28,377      (16,559)    140,311
Dividends on common and
 preferred stock                   (43,869)     (55,024)    (51,401)
Distribution of consumer
 products business to
 Viad stockholders                (160,026)
Other, net                            (257)         789        (158)
                               -----------  ----------- -----------
Balance, end of year            $  146,664   $  322,439  $  393,233
                               ===========  =========== ===========

CUMULATIVE TRANSLATION
 ADJUSTMENTS:
Balance, beginning of year      $  (18,380)  $  (20,910) $   (9,889)
Unrealized translation
 gain (loss)                            19        2,530     (11,021)
Distribution of consumer
 products business to
 Viad stockholders                   4,576
Disposition of Canadian
 intercity bus
 transportation business            12,266
                               -----------  ----------- -----------
Balance, end of year            $   (1,519)  $  (18,380) $  (20,910)
                               ===========  =========== ===========

UNEARNED EMPLOYEE BENEFITS:
Balance, beginning of year      $ (213,996)  $ (176,201) $ (189,940)
Employee benefits earned            20,045       16,689      22,374
Employee Equity Trust
 adjustment to market value        (13,422)     (54,484)     (8,635)
Distribution of consumer
 products business to
 Viad stockholders                  88,607
                               -----------  ----------- -----------
Balance, end of year            $ (118,766)  $ (213,996) $ (176,201)
                               ===========  =========== ===========

UNREALIZED GAIN (LOSS) ON
 SECURITIES CLASSIFIED AS
 AVAILABLE FOR SALE:
Balance, beginning of year      $    1,456   $  (21,742) $       --
Unrealized loss on
 securities classified as
 available for sale at
 January 1, 1994, due to
 adoption of SFAS No. 115                                    (1,369)
Net change in unrealized
 gain (loss)                        (1,251)      23,198     (20,373)
                               -----------  ----------- -----------
Balance, end of year            $      205   $    1,456  $  (21,742)
                               ===========  =========== ===========

COMMON STOCK IN TREASURY:
Balance, beginning of year      $  (51,218)  $  (73,300) $  (86,610)
Shares issued in connection
 with employee benefit
 plans                              19,453        8,448       4,794
Shares issued in connection
 with dividend reinvestment
 plan                                9,417        6,368       4,866
Shares issued in connection
 with acquisition of
 subsidiary                                       5,131
Other, net                             116        2,135       3,650
                               -----------  ----------- -----------
Balance, end of year            $  (22,232)  $  (51,218) $  (73,300)
                               ===========  =========== ===========

COMMON STOCK AND OTHER EQUITY   $  432,218   $  548,169  $  555,093
                               ===========  =========== ===========

See Notes to Consolidated Financial Statements.

VIAD CORP NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 1996, 1995 and 1994

A. SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation. The Consolidated Financial Statements of Viad Corp ("Viad"), previously known as The Dial Corp, include the accounts of Viad and all of its subsidiaries. On August 15, 1996, Viad spun off its consumer products business, now conducted under the name The Dial Corporation. Viad also disposed of its 68.5 percent ownership interest in its Canadian intercity bus transportation business on May 31, 1996. In February 1997, Viad's Board of Directors approved plans to dispose of Viad's cruise line business. The accompanying financial statements have been prepared to reflect the historical financial position and results of operations as adjusted for the reclassification of the consumer products, Canadian intercity bus transportation and cruise line businesses as discontinued operations for all periods presented. See Note E of Notes to Consolidated Financial Statements.

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

Intercompany accounts and transactions between Viad and its subsidiaries have been eliminated in consolidation. Described below are those accounting policies particularly significant to Viad, including those selected from acceptable alternatives.

Cash Equivalents. Viad considers all highly liquid investments with original maturities of three months or less from date of purchase as cash equivalents.

Inventories. Inventories, which consist primarily of duty-free merchandise, exhibit materials, food and supplies used in providing services, are stated at the lower of cost (first-in, first-out and average cost methods) or market.

Funds and Agents' Receivables and Investments Restricted for Payment Service Obligations. Viad's payment service operations generate funds from the sale of money orders and other payment instruments (classified as "Payment service obligations"). The proceeds of such sales are invested by Viad's payment services subsidiary, in accordance with applicable state laws, in highly liquid debt instruments (classified, along with cash on hand and cash in transit from agents, as "Funds, agents' receivables and current maturities of investments restricted for payment service obligations"), which before consolidating eliminations, included investment-grade commercial paper issued by Viad and supported along with the rest of Viad's outstanding commercial paper by a credit commitment under a long-term revolving bank credit agreement, as described in Note I of Notes to Consolidated Financial Statements; and in a portfolio of high-quality investments (all of the investments at December 31, 1996, have ratings of A- or higher or are collateralized by federal agency securities), including federal, state and municipal obligations, asset-backed securities and corporate debt securities (classified as "Investments restricted for payment service obligations"). These investments are restricted by state regulatory agencies for use by Viad's payment services subsidiary to satisfy the liability to pay, upon presentment, the face amount of such payment service obligations and accordingly such assets are not available to satisfy working capital or other financing requirements of Viad.

Effective January 1, 1994, Viad adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Viad is required by SFAS No. 115 to classify securities into one of three categories at acquisition: available for sale, held to maturity, or trading, with different reporting requirements for each classification. See Note F of Notes to Consolidated Financial Statements for a discussion of the classification and reporting of these securities.

Impairment of Long-Lived Assets. As discussed further in Note C of Notes to Consolidated Financial Statements, in the fourth quarter of 1995, Viad elected the early adoption of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 establishes the accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets which are to be held and used and for long-lived assets and certain identifiable intangibles which are to be disposed of.

In accordance with the provisions of SFAS No. 121, Viad reviews the carrying values of its long-lived assets and identifiable intangibles for possible impairment whenever events or changes in circumstances indicate that the carrying amount of assets to be held and used may not be recoverable. SFAS No. 121 requires that for assets to be held and used, if the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, an impairment loss should be recognized, measured as the amount by which the carrying amount exceeds the fair value of the asset. For assets to be disposed of, Viad reports long-lived assets and certain identifiable intangibles at the lower of carrying amount or fair value less cost to sell.

Property and Equipment. Property and equipment are stated at cost, net of impairment write-downs. Depreciation is provided principally by use of the straight-line method at annual rates as follows:

 Buildings                                   2% to 5%
 Machinery and other equipment               5% to 33%
 Leasehold improvements                      Lesser of lease term
                                             or useful life

Intangibles. Intangibles are carried at cost less accumulated amortization. Intangibles are amortized on the straight-line method over the estimated lives or periods of expected benefit, but not in excess of 40 years. Viad evaluates the carrying value of goodwill and other intangible assets at each reporting period for possible impairment in accordance with the provisions of SFAS No. 121 described above.

Pension and Other Benefits. Trusteed, noncontributory pension plans cover substantially all employees, with benefit levels supplemented in most cases by defined matching company stock contributions to employees' 401(k) plans. Defined benefits are based primarily on final average pay and years of service. Funding policies provide that payments to defined benefit pension trusts shall be at least equal to the minimum funding required by applicable regulations. Certain defined pension benefits, primarily those in excess of benefit levels under qualified pension plans, are unfunded.

Viad has unfunded defined benefit postretirement plans that provide medical and life insurance for eligible retirees and dependents. The related postretirement benefit liabilities are recognized over the period that services are provided by employees.

Foreign Currency Translation. In accordance with SFAS No. 52, "Foreign Currency Translation," the assets and liabilities of Viad's foreign subsidiaries are translated into U.S. dollars at exchange rates in effect at the balance sheet date, with resulting unrealized translation gains and losses accumulated in a separate component of common stock and other equity. Income and expense items are converted into U.S. dollars at average rates of exchange prevailing during the year.

Derivatives. Amounts receivable or payable under swap agreements are accrued and recognized as an adjustment to the expense of the related transaction as discussed in Notes I and O of Notes to Consolidated Financial Statements. Gains and losses from foreign exchange forward contracts which hedge identifiable foreign currency commitments are deferred and recognized in income in the same period as the hedged transaction.

Stock-Based Compensation. In October 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123, "Accounting for Stock-Based Compensation." As permitted by SFAS No. 123, Viad uses the intrinsic value method prescribed by APB No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans other than for performance-based and
restricted stock awards and stock appreciation rights.   A summary of the
pro forma effects on reported income from continuing operations and earnings per share from continuing operations for 1996 and 1995 as if the fair value method of accounting defined in SFAS No. 123 had been applied is included in Note K of Notes to Consolidated Financial Statements.

Sale of Receivables. In June 1996, FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No.125 permits sale accounting treatment for transfers of financial assets in which the transferor surrenders control over those assets and consideration other than beneficial interests in the transferred assets is received in exchange. SFAS No. 125 defines the conditions under which a transferor has surrendered control.

Viad currently accounts for the sale of Viad's trade accounts receivables under SFAS No. 77, "Reporting by Transferors for Transfers of Receivables with Recourse." Viad will adopt SFAS No. 125 on January 1, 1997, as required. Sale of trade accounts receivables entered into after December 31, 1996 are expected to be structured in a manner that qualifies for sale accounting under SFAS No. 125. The adoption of SFAS No. 125 is not expected to have a material effect on Viad's financial position or results of operations.

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

B. ACQUISITIONS OF BUSINESSES

During 1996, Viad purchased two convention services companies, a travel tour company and the remaining interest in several airline catering joint ventures. Viad also acquired the remaining minority interest in its Canadian tourism business, Brewster Transport Company Limited, in a noncash exchange, as described in Note E of Notes to Consolidated Financial Statements.

During 1995, Viad acquired Giltspur, Inc., an exhibit construction and services company, and several smaller companies.

Also during 1995, Viad acquired all of the common stock of a small payment services company in exchange for approximately 300,000 shares of Viad's common stock. The acquisition was accounted for as a pooling of interests. Prior period financial statements have not been restated, as the results of the acquired company are not significant to the consolidated results of operations. The accompanying financial statements include the accounts and results of operations from the date of acquisition.

During 1994, Viad completed its acquisition of the final eleven of fifteen airline catering kitchens from United Airlines and also acquired several smaller companies.

Except for the pooling of interests transaction described above, the acquisitions were accounted for as purchases. The purchase prices, including acquisition costs, were allocated to the net tangible and intangible assets acquired based on estimated fair values at the dates of the acquisitions. The difference between the purchase prices and the related fair values of net assets acquired represents goodwill. The results of the acquired operations have been included in the Statement of Consolidated Income from the dates of acquisition. The results of operations of the acquired companies from the beginning of the year to the dates of acquisition are not material.

Net cash paid, assets acquired and debt and other liabilities assumed in all acquisitions of businesses accounted for as purchases for the years ended December 31 were as follows:

(000 omitted)                         1996         1995        1994
                               -----------  ----------- -----------
Assets acquired:
 Property and equipment         $    3,813   $   17,672  $   73,494
 Intangibles, primarily
   goodwill (1)                     16,620       83,650      67,947
 Other assets                        9,517       56,354       9,472
Debt and other liabilities
 assumed                            (8,219)     (63,873)     (5,871)
                               -----------  ----------- -----------
Net cash paid                   $   21,731   $   93,803  $  145,042
                               ===========  =========== ===========

(1) Excludes additional goodwill of $15,688,000 recorded in 1996 in connection with the acquisition of the remaining minority interest in the Canadian tourism business in a noncash exchange.

C. IMPAIRMENT OF LONG-LIVED ASSETS

In the fourth quarter of 1995, Viad elected the early adoption of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The initial application of SFAS No. 121 to long-lived assets held for disposal at January 1, 1995, resulted in a noncash charge of $13,875,000 (net of tax benefit of $8,459,000) and is reported in the Statement of Consolidated Income as a cumulative effect of a change in accounting principle. The charge represents the adjustment required to individually remeasure such assets at the lower of carrying amount or fair value less cost to sell. Long-lived assets held for disposal consist principally of miscellaneous real estate remaining from businesses previously disposed of by Viad, including former bus terminal properties retained upon disposition of Greyhound Lines, Inc. in 1987, land parcels retained upon the spin-off of FINOVA in 1992, and other nonoperating properties. These assets had a total carrying value of $17,914,000 and $18,452,000 at December 31, 1996 and 1995, respectively.
While these assets are being actively marketed, Viad expects that the period of disposal may exceed one year for most of the assets.

D. NONRECURRING ITEMS

On December 31, 1996, Viad sold its 26 percent limited partnership interest in the Phoenix Suns National Basketball Association team for $31,500,000, resulting in a gain of $30,489,000 ($19,025,000 after-tax), after deducting transaction costs and carrying amount of the investment.

As discussed in Note E of Notes to Consolidated Financial Statements, on August 15, 1996, Viad completed the spin-off of its consumer products business. Spin-off costs and management transition expenses totaling $33,000,000 ($28,985,000 after-tax) have been recorded as expenses of continuing operations. In addition, $5,000,000 of such costs, without tax benefit, were allocated to the consumer products business and are classified as discontinued operations expense. These charges are comprised primarily of spin-off transaction costs, professional fees and compensation required by certain former executive officers' employment contracts.

In addition, a gain of $3,477,000 ($2,260,000 after-tax) arising from the curtailment of certain postretirement medical benefits by a Convention Services subsidiary was recorded in 1995.

E. DISCONTINUED OPERATIONS

On August 15, 1996, Viad completed the spin-off of its consumer products business, now conducted under the name The Dial Corporation. In effecting the spin-off, the holders of common stock of Viad received a Distribution (the "Distribution")of one share of common stock of The Dial Corporation for each share of Viad common stock. In conjunction with the spin-off, certain liabilities and deferred income tax assets related primarily to specified pension and postretirement plans of former employees of Armour and Company, which was previously a subsidiary of Viad, were transferred to and assumed by The Dial Corporation. Accordingly, income (loss) from operations of the consumer products business, presented as a discontinued operation, includes expenses arising from such items.

Effective May 31, 1996, shareholders of Greyhound Lines of Canada ("GLOC") voted to separate its intercity bus transportation business and its tourism business into two independent companies. At the same time, GLOC minority shareholders approved an automatic share exchange proposal whereby their ownership interests in the tourism business, aggregating
31.5 percent, were exchanged for Viad's 68.5 percent ownership interest in the intercity bus transportation company such that Viad became the owner of 100 percent of the tourism company, Brewster Transport Company Limited, in exchange for its ownership in the intercity bus transportation company. As a result, the Canadian intercity bus transportation company is presented as a discontinued operation.

In February 1997, Viad's Board of Directors approved plans to dispose of Viad's cruise line business, operated by Premier Cruise Lines. The Star/Ship Majestic, formerly on charter to a European operator, was sold in December 1996, and Viad announced the sale of the Star/Ship Atlantic in January 1997, with closing scheduled for later in the first quarter of 1997.

Revenues applicable to the operations of the discontinued consumer products, Canadian intercity bus transportation and cruise line businesses totaled $998,792,000, $1,598,325,000 and $1,740,250,000 in 1996, 1995 and
1994, respectively. Interest expense of $13,096,000, $20,425,000 and $12,468,000 in 1996, 1995 and 1994, respectively, was allocated to the consumer products business based on the lesser of a) interest on the debt and interest rate swap assumed by The Dial Corporation as described in
Note I of Notes to Consolidated Financial Statements or b) the amount of intercompany interest that had historically been charged by Viad on interest-bearing advances based on the prime lending rate. Interest allocated to the intercity bus transportation and cruise line businesses was not material.

The caption "Income (loss) from discontinued operations" in the Statement of Consolidated Income for the years ended December 31 includes the following:


(000 omitted)
                                      1996         1995        1994
                               -----------  ----------- -----------
Consumer products business:
 Income (loss) from operations
   through August 15, 1996,
   net of tax provision
   (benefit) of $22,817,
   $(22,974) and $52,165 (1)    $   35,620   $  (33,105) $   84,031
 Spin-off costs and manage-
   ment transition expenses,
   without tax benefit              (5,000)
                               -----------  ----------- -----------
                                    30,620      (33,105)     84,031
                               -----------  ----------- -----------
Canadian intercity bus
transportation business,
net of applicable minority
interests:
 Income (loss) from operations
   through May 31, 1996, net
   of tax (benefit) provision
   of $(510), $4,975 and
   $3,350                             (583)       3,954       2,681
 Cumulative effect, net of
   tax provision of $905, to
   January 1, 1995, of initial
   application of SFAS No. 121,
   to Canadian intercity bus
   transportation assets held
   for disposal                                  (3,821)
 Transaction costs, loss on
   disposition and foreign
   currency translation
   losses (2)                      (15,866)
                               -----------  ----------- -----------
                                   (16,449)         133       2,681
                               -----------  ----------- -----------
Cruise line business:
 Loss from operations, net
   of tax benefit of $174,
   $23,517 and $3,659 (3)              (70)     (40,493)     (7,574)
 Estimated loss on disposal,
   including provision of
   $3,000 for operating losses
   during phase-out period, net
   of tax benefit of $19,250       (35,750)
                               -----------  ----------- -----------
                                   (35,820)     (40,493)     (7,574)
                               -----------  ----------- -----------
Provisions related to
 previously discontinued
 businesses, net of tax
 benefit of $10,955 (4)            (19,045)
                               -----------  ----------- -----------
Income (loss) from
 discontinued operations        $  (40,694)  $  (73,465) $   79,138
                               ===========  =========== ===========

(1) After deducting restructuring charges and asset write-downs of $135,600,000
($82,100,000 after-tax) in 1995.
(2) Includes spin-off and exchange transaction costs, totaling $1,579,000, associated with the disposition of the Canadian intercity bus transportation business, along with a loss recorded on the disposition of $2,021,000 and recognition of previously unrealized foreign currency translation losses of $12,266,000. The translation losses had previously been deducted from common stock and other equity in accordance with SFAS No. 52.
(3) After deducting asset write-downs of $55,500,000 ($35,100,000 after-tax) in 1995.
(4) Represents additional provisions for self insurance, legal and remediation matters arising from previously discontinued businesses.

F. INVESTMENTS IN DEBT AND EQUITY SECURITIES

Effective January 1, 1994, Viad adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires the classification of securities into one of three categories at acquisition: available for sale, held to maturity, or trading. Viad has no securities classified in the trading category. Securities are included in the Consolidated Balance Sheet under the caption, "Investments restricted for payment service obligations" except for those securities expected to be sold or maturing within one year which are included under the caption, "Funds, agents' receivables and current maturities of investments restricted for payment service obligations."

Although Viad's investment portfolio exposes Viad to certain credit risks, Viad believes the high quality of its investments (all of the investments at December 31, 1996 have ratings of A- or higher or are collateralized by federal agency securities) reduces this risk substantially. Viad regularly monitors credit and market risk exposures and takes steps to mitigate the likelihood of these exposures resulting in actual loss.

Securities Classified as Available for Sale. Securities that are being held for indefinite periods of time, including those securities which may be sold in response to needs for liquidity or changes in interest rates, are classified as securities available for sale and are carried at fair value, with the net unrealized holding gain or loss, after-tax, reported as a separate component of common stock and other equity, with no effect on current results of operations. The net unrealized gain of $205,000 and $1,456,000 (net of deferred tax liability of $130,000 and $851,000) at December 31, 1996 and 1995, respectively, are included in the Consolidated Balance Sheet as a separate component of common stock and other equity under the caption, "Unrealized gain on securities classified as available for sale." The decrease in the unrealized gain during 1996 was due principally to increases in market interest rates, while the net change during 1995 (from an unrealized loss to an unrealized gain) was due principally to decreases in market interest rates.

A summary of securities classified as available for sale at December 31, 1996 is set forth below:

                                      Gross        Gross
                      Amortized  Unrealized   Unrealized        Fair
(000 omitted)              Cost       Gains       Losses       Value
                     ----------  ----------   ----------  ----------
U.S. Government
 agencies            $    9,717  $       --   $      294  $    9,423
Obligations of states
 and political
 subdivisions           493,829       4,233        2,372     495,690
Corporate debt
 securities              48,833           2          891      47,944
Mortgage-backed and
 other asset-backed
 securities             145,904         183        1,226     144,861
Preferred stock          50,359         937          237      51,059
                     ----------  ----------   ----------  ----------
Securities classified
 as available
 for sale            $  748,642  $    5,355   $    5,020  $  748,977
                    =========== ===========   ==========  ==========

A summary of securities classified as available for sale at December 31, 1995 is set forth below:

                                      Gross        Gross
                      Amortized  Unrealized   Unrealized        Fair
(000 omitted)              Cost       Gains       Losses       Value
                     ----------  ----------   ----------  ----------
U.S. Government
 agencies            $   49,852  $      366   $       64  $   50,154
Obligations of states
 and political
 subdivisions           424,860       5,681        1,049     429,492
Corporate debt
 securities             101,313       1,116          695     101,734
Mortgage-backed and
 other asset-backed
 securities              92,478         427        3,180      89,725
Debt securities
 issued by foreign
 governments             10,261                       61      10,200
Preferred stock          22,379          43          277      22,145
                     ----------  ----------   ----------  ----------
Securities classified
 as available
 for sale            $  701,143  $    7,633   $    5,326  $  703,450
                     ==========  ==========   ==========  ==========

Scheduled maturities of securities classified as available for sale at December 31, 1996 were as follows:

                                               Amortized        Fair
(000 omitted)                                       Cost       Value
                                              ----------  ----------
Due in:
 1997                                         $       --  $       --
 1998-2001                                       100,060      99,091
 2002-2006                                       197,447     198,771
 2007 and later                                  254,872     255,195
Mortgage-backed and other
 asset-backed securities                         145,904     144,861
Preferred stock                                   50,359      51,059
                                              ----------  ----------
                                              $  748,642  $  748,977
                                              ==========  ==========

Actual maturities may differ from scheduled maturities because the borrowers have the right to call or prepay certain obligations, sometimes without penalties. Maturities of mortgage-backed and other asset-backed securities depend on the repayment characteristics and experience of the underlying obligations.

Gross gains of $3,039,000 and $5,150,000 were realized during 1996 and 1995, respectively. Gross losses of $1,130,000 and $11,000 were realized during 1996 and 1995, respectively. Gross gains and losses are based on the specific identification method of determining cost.

Securities Classified as Held to Maturity. Securities classified as held to maturity, which consist of securities that management has the ability and intent to hold to maturity, are carried at amortized cost, and are summarized as follows at December 31, 1996:


                                      Gross        Gross
                      Amortized  Unrealized   Unrealized        Fair
(000 omitted)              Cost       Gains       Losses       Value
                     ----------  ----------   ----------  ----------
U.S. Government
 agencies            $   59,707  $        3   $    2,029  $   57,681
Obligations of states
 and political
 subdivisions           206,164       1,917        1,154     206,927
Corporate debt
 securities              66,491                    1,246      65,245
Mortgage-backed and
 other asset-backed
 securities              70,515         242          310      70,447
Other securities          3,044                       66       2,978
                     ----------  ----------   ----------  ----------
Securities classified
 as held to
 maturity            $  405,921  $    2,162   $    4,805  $  403,278
                     ==========  ==========   ==========  ==========

A summary of securities classified as held to maturity at December 31, 1995, is set forth below:

                                      Gross        Gross
                      Amortized  Unrealized   Unrealized        Fair
(000 omitted)              Cost       Gains       Losses       Value
                     ----------  ----------   ----------  ----------
U.S. Government
 agencies            $   27,458  $       62   $       98  $   27,422
Obligations of states
 and political
 subdivisions            82,291       1,570          161      83,700
Corporate debt
 securities              71,919          32          687      71,264
Other securities          8,603         241           44       8,800
                     ----------  ----------   ----------  ----------
Securities classified
 as held to
 maturity            $  190,271  $    1,905   $      990  $  191,186
                     ==========  ==========   ==========  ==========

Scheduled maturities of securities classified as held to maturity at December 31, 1996 were as follows:


                                               Amortized        Fair
(000 omitted)                                       Cost       Value
                                              ----------  ----------
Due in:
 1997                                         $   10,619  $   10,584
 1998-2001                                        69,039      67,837
 2002-2006                                        79,714      77,546
 2007 and later                                  176,034     176,864
Mortgage-backed and other
 asset-backed securities                          70,515      70,447
                                              ----------  ----------
                                              $  405,921  $  403,278
                                              ==========  ==========

As mentioned above, actual maturities may differ from scheduled maturities because the borrowers have the right to call or prepay certain obligations, sometimes without penalties. Maturities of mortgage-backed and other asset-backed securities depend on the repayment characteristics and experience of the underlying obligations.

During 1995, Viad's payment services subsidiary sold a $6,846,000 security (amortized cost) classified as held to maturity in response to an issuer's tender offer to call its outstanding bonds. State money order regulations require that defined amounts of securities held by Viad's payment services subsidiary maintain an investment-grade rating to be classified as permissible investments. The security was sold as Viad's payment services subsidiary believed that any remaining investment outstanding after the tender offer would be unrated, thus jeopardizing the security's classification as a permissible investment. The sale was an isolated and unusual event that Viad's payment services subsidiary could not have reasonably anticipated when the security was classified as held to maturity. There was no gain or loss realized on the sale.

A one-time reclassification was made effective December 31, 1995 upon reassessment of the appropriateness of the classifications of all securities held, as permitted by the Financial Accounting Standards Board in its November 1995 "Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." Securities with an amortized cost of $140,884,000 were transferred from securities classified as held to maturity to securities classified as available for sale. The related net unrealized gains on these securities totaling $972,000 (net of deferred taxes of $597,000) are included in the Consolidated Balance Sheet under the caption, "Unrealized gain on securities classified as available for sale," along with net unrealized gains on securities previously classified as available for sale.

There were no other sales or transfers of securities classified as held to maturity during 1996 or 1995.

G. PROPERTY AND EQUIPMENT

Property and equipment at December 31 consisted of the following:


(000 omitted)                                      1996        1995
                                            ----------- -----------
Land                                         $   53,057  $   53,907
Buildings and leasehold improvements            300,149     289,216
Machinery and other equipment                   505,276     442,260
                                            ----------- -----------
                                                858,482     785,383
Less accumulated depreciation                   385,443     337,830
                                            ----------- -----------
Property and equipment                       $  473,039  $  447,553
                                            =========== ===========

H. INTANGIBLES

Intangibles at December 31 consisted of the following:


(000 omitted)                                      1996        1995
                                            ----------- -----------
Goodwill                                     $  585,468  $  547,391
Other intangibles                                60,054      61,516
                                            ----------- -----------
                                                645,522     608,907
Less accumulated amortization                   104,896      89,575
                                            ----------- -----------
Intangibles                                  $  540,626  $  519,332
                                            =========== ===========

I. DEBT

Long-term debt at December 31 was as follows:


(000 omitted)                                      1996        1995
                                            ----------- -----------
Senior debt: (1)
 Short-term borrowings:
   Commercial paper (net of $90,000
     issued to Viad's payment
     services subsidiary), 5.9%
     (1995) weighted average
     interest rate at December 31            $       --  $  115,888
   Promissory notes, 6.4% (1996)
     and 6.0% (1995) weighted average
     interest rate at December 31                84,000     261,000
 Senior notes, 6.1% (1996) and 6.2%
   (1995) weighted average interest
   rate at December 31, due to 2009             314,583     389,519
 Guarantee of ESOP debt, floating rate
   indexed to LIBOR, 4.6% (1996 and
   1995) at December 31, due to 2009             26,000      28,000
 Real estate mortgages and other
   obligations, 6.0% (1996) and 6.1%
   (1995) weighted average interest
   rate at December 31, due to 2016              19,627      17,967
                                            ----------- -----------
                                                444,210     812,374
Subordinated debt, 10.5% debentures,
 due 2006                                        76,917      76,917
                                            ----------- -----------
                                                521,127     889,291
Less current portion                              2,348      77,450
                                            ----------- -----------
Long-term debt                               $  518,779  $  811,841
                                            =========== ===========

(1) Rates shown are exclusive of the effects of commitment fees and other costs of long-term revolving bank credit used to support short-term borrowings, and exclusive of the effects of interest rate swap agreements on certain short-term and long-term borrowings.

Interest paid in 1996, 1995 and 1994 was approximately $61,402,000, $67,082,000 and $52,271,000, respectively.

In July 1994, a Shelf Registration filed with the Securities and Exchange Commission became effective. Under the Shelf Registration, Viad can issue up to an aggregate $500,000,000 of debt and equity securities. No securities have yet been issued under the program. The Shelf Registration enhances Viad's future financing options.

As discussed further in Note O of Notes to Consolidated Financial Statements, Viad has entered into (a) interest rate swap agreements which convert floating interest rates on existing and anticipated replacement short-term borrowings into fixed interest rates ("variable to fixed swaps") and (b) interest rate swap agreements which convert fixed interest rates on a portion of the Senior notes and other debt into floating interest rates ("fixed to variable swaps"). The net effect of interest rate swap agreements was to increase interest expense by $3,404,000, $4,671,000 and $2,863,000 for 1996, 1995 and 1994, respectively. The weighted average interest rate on total debt, inclusive of the effect of interest rate swap agreements, was 7.8%, 7.2% and 6.5% for 1996, 1995 and 1994, respectively.

In connection with the Distribution as discussed in Notes A and E of Notes to Consolidated Financial Statements, on August 15, 1996, Viad borrowed $280,000,000 under a new $350,000,000 bank credit facility and used the proceeds to repay floating-rate indebtedness of Viad. The credit facility and related liability were then assumed by The Dial Corporation upon the spin-off, thereby transferring that portion of Viad's outstanding indebtedness deemed attributable to The Dial Corporation. In conjunction with the indebtedness transferred to The Dial Corporation, Viad also transferred a variable to fixed swap agreement in the notional amount of $65,000,000 to The Dial Corporation.

Viad satisfies its short-term borrowing requirements with bank lines of credit and the issuance of commercial paper and promissory notes. At December 31, 1996, outstanding commercial paper and promissory notes are supported by unused commitments under a $400,000,000 long-term revolving bank credit agreement, which expires on August 15, 2001. Annually, at Viad's request and with the participating banks' consent, the term of the agreement may be extended for a further one-year period. The interest rate applicable to borrowings under the $400,000,000 credit commitment is, at Viad's option, indexed to the bank prime rate or the London Interbank Offering Rate ("LIBOR"), plus appropriate spreads over such indices during the period of the credit agreement. The agreement also provides for commitment fees. Such spreads and fees will change moderately should Viad's debt ratings change. Viad, in the event that it becomes advisable, intends to exercise its right under the agreement to borrow for the purpose of refinancing short-term borrowings; accordingly, short-term borrowings totaling $84,000,000 and $376,888,000 at December 31, 1996 and 1995, respectively, have been classified as long-term debt.

Annual maturities of long-term debt due in the next five years will approximate $2,348,000 (1997), $32,461,000 (1998), $17,311,000 (1999),
$32,370,000 (2000), $152,092,000 (2001) and $284,545,000 thereafter.
Included in the year 2001 is $84,000,000 which represents the maturity of short-term borrowings assuming they had been refinanced utilizing the revolving credit facility through August 15, 2001.

Viad's long-term debt agreements include various restrictive covenants and require the maintenance of certain defined financial ratios with which Viad is in compliance.

J. PREFERRED STOCK AND COMMON STOCK AND OTHER EQUITY

At December 31, 1996, there were 97,108,724 shares of common stock issued and 95,946,006 shares outstanding. At December 31, 1996, a total of 5,670,818 of the outstanding shares were held by Viad's Employee Equity Trust.

Viad has 442,352 shares of $4.75 Preferred Stock authorized, of which 370,352 shares are issued. The holders of the $4.75 Preferred Stock are entitled to a liquidation preference of $100 per share and to annual cumulative sinking fund redemptions of 6,000 shares. Viad presently holds 135,326 shares which will be applied to this sinking fund requirement; the 235,026 shares held by others are scheduled to be redeemed in the years 2019 to 2058. In addition, Viad has authorized 5,000,000 and 2,000,000 shares of Preferred Stock and Junior Participating Preferred Stock, respectively.

Viad has one Preferred Stock Purchase Right ("Right") outstanding on each outstanding share of its common stock. The Rights contain provisions to protect stockholders in the event of an unsolicited attempt to acquire Viad which is not believed by the Board of Directors to be in the best interest of stockholders. The Rights are represented by the common share certificates and are not exercisable or transferable apart from the common stock until such a situation arises. The Rights may be redeemed by Viad at $0.025 per Right prior to the time any person or group has acquired 20% or more of Viad's shares. Viad has reserved 1,000,000 shares of Junior Participating Preferred Stock for issuance in connection with the Rights.

Viad funds a portion of its matching contributions to employees' 401(k) plans through a leveraged ESOP. All eligible employees of Viad and its participating affiliates, other than certain employees covered by collective bargaining agreements that do not expressly provide for participation of such employees in an ESOP, may participate in the ESOP.

The ESOP borrowed $40,000,000 to purchase treasury shares in 1989. The ESOP's obligation to repay this borrowing is guaranteed by Viad; therefore, the unpaid balance of the borrowing ($26,000,000 and $28,000,000 at December 31, 1996 and 1995, respectively) has been reflected in the accompanying balance sheet as long-term debt and the amount representing unearned employee benefits ($25,906,000 and $27,971,000 at December 31,1996 and 1995, respectively) has been recorded as a deduction from common stock and other equity. The liability is reduced as the ESOP repays the borrowing, and the amount in common stock and other equity is reduced as the employee benefits are charged to expense. The ESOP intends to repay the loan (plus interest) using Viad contributions and dividends received on the shares of common stock held by the ESOP. Information regarding ESOP transactions for the years ended December 31 was as follows:


(000 omitted)                         1996         1995        1994
                               -----------  ----------- -----------
Amounts paid by ESOP for:
 Debt repayment                 $    2,000   $    2,000  $    2,000
 Interest                            1,200        1,491       1,161
Amounts received from Viad as:
 Dividends                           1,138        1,185       1,218
 Contributions                       2,064        2,178       1,785


Shares are released for allocation to participants based upon the ratio of the year's principal and interest payments to the sum of the total principal and interest payments expected over the life of the plan. Expense of the ESOP is recognized based upon the greater of cumulative cash payments to the plan or 80% of the cumulative expense that would have been recognized under the shares allocated method, in accordance with Statement of Position 76-3, "Accounting for Certain Employee Stock Ownership Plans" and Emerging Issues Task Force Abstract No. 89-8, "Expense Recognition for Employee Stock Ownership Plans." Under this method, Viad has recorded expense of $2,138,000, $1,817,000 and $1,684,000 in 1996, 1995 and 1994, respectively.

In conjunction with the August 15, 1996, spin-off of Viad's consumer products business, the ESOP received one share of common stock of The Dial Corporation for every share of Viad common stock then held by the ESOP. The ESOP is selling The Dial Corporation shares on the open market and using the proceeds to purchase shares of Viad's common stock.

Unallocated shares held by the ESOP at December 31 were as follows:

                                                           The Dial
                                              Viad Corp Corporation
                                            ----------- -----------
Unallocated shares at December 31, 1994       1,972,251
 Shares allocated                              (164,785)
                                            ----------- -----------
Unallocated shares at December 31, 1995       1,807,466
 Shares allocated                              (233,933)
 Shares received upon spin-off of the
   consumer products business                             1,735,166
 Shares sold in the open market                            (671,800)
 Shares purchased in the open market            631,500
                                            ----------- -----------
Unallocated shares at December 31, 1996       2,205,033   1,063,366
                                            =========== ===========

In September 1992, Viad sold 10,491,800 shares of treasury stock to Viad's Employee Equity Trust (the "Trust") for a $200,000,000 promissory note. The Trust is used to fund certain existing employee compensation and benefit plans over the scheduled 15-year term. Through December 31, 1996, the Trust had issued 4,820,982 shares to fund such benefits. For financial reporting purposes, the Trust is consolidated with Viad and the promissory note is eliminated in consolidation. The fair market value of the 5,670,818 remaining shares held by the Trust, representing unearned employee benefits, is shown as a deduction from common stock and other equity and is reduced as employee benefits are funded. All dividends and interest transactions between the Trust and Viad are eliminated. Differences between cost and fair value of shares held and/or released are included in additional capital. Unearned employee benefits at December 31, 1996 and 1995 were $92,860,000 and $186,025,000, respectively.

In conjunction with the spin-off of Viad's consumer products business, The Dial Corporation's newly formed Employee Equity Trust received one share of common stock of The Dial Corporation for every share of Viad common stock held by Viad's Trust. Viad's promissory note was amended such that $53,464,000 of the remaining principal balance ($108,100,000 as of August 15, 1996) was assumed by The Dial Corporation's Employee Equity Trust. The allocation of the promissory note was based on the relative market capitalizations of Viad and The Dial Corporation immediately following the Distribution. At December 31, 1996, the balance of the promissory note due to Viad was $54,636,000.

At December 31, 1996, retained income of $63,450,000 was unrestricted as to payment of dividends by Viad.

K. STOCK-BASED COMPENSATION

Viad's Stock Incentive Plan (the "Plan") provides for the following types of awards to officers, directors and certain key employees: (a) stock options (both incentive stock options and nonqualified stock options), (b) Stock Appreciation Rights ("SARs") and (c) restricted stock, including performance-based stock. The Plan authorizes the issuance of options for up to 2 1/2% of the total number of shares of common stock outstanding as of the first day of each year; provided that any shares available for grant in a particular calendar year which are not, in fact, granted in such year shall not be added to shares available for grant in any subsequent calendar year. In addition to the limitation set forth above with respect to the number of shares available for grant in any single calendar year, no more than 10,000,000 shares of common stock shall be cumulatively available for grant of incentive options over the life of the Plan. In addition, 1,000,000 shares of Preferred Stock are reserved for distribution under the Plan.

The stock options, SARs and Limited SARs ("LSARs") outstanding at December 31, 1996 are granted for terms of ten years. For stock options and SARs, 50% become exercisable after one year and the balance become exercisable after two years from the date of grant. Stock options and SARs are exercisable based on the market value at the date of grant. LSARs vest fully at date of grant and are exercisable only for a limited period (in the event of certain tenders or exchange offers for Viad's common stock). SARs and/or LSARs are issued in tandem with certain stock options and the exercise of one reduces, to the extent exercised, the number of shares represented by the other(s). SAR exercises totaled 131,520 and 28,852 shares in 1996 and 1994, respectively. There were no SARs exercised in 1995.

In conjunction with the spin-off of Viad's consumer products business, the number of shares and the exercise price of each option, related LSAR and SAR held by employees of Viad who remained employees of Viad after the spin-off were modified so that the aggregate exercise price and the aggregate spread before the spin-off were preserved at the time of the spin-off. Options and related LSARs and SARs held by employees of Viad who became employees of The Dial Corporation were surrendered in accordance with the related agreements.

Restricted stock awards (266,352 shares awarded in 1994 at an estimated fair value per share of $22.44) vest over periods not exceeding five years from date of grant. There were no restricted stock awards in 1996 or 1995 and all awards had vested by August 15, 1996. Performance-based stock awards (141,700, 149,500 and 184,100 shares awarded in 1996, 1995 and
1994, respectively, at an estimated fair value per share of $13.88, $24.56 and $23.00, respectively) vest, based on total shareholder return relative to the applicable stock index and the proxy comparator groups existing at the time of each award, over a three-year period from the date of grant. The performance period for the 1993 performance-based stock award ended during 1996. Shares which vested at the end of the performance period totaled 39,596. Holders of the performance-based and restricted stock have the right to receive dividends and vote the shares but may not sell, assign, transfer, pledge or otherwise encumber the stock. In conjunction with the spin-off of Viad's consumer products business, a holder of unvested performance-based stock was credited with the number of shares of The Dial Corporation common stock equal to the number of shares of Viad common stock awarded. For performance-based stock awards outstanding on the Distribution date, the stock awarded (including shares of The Dial Corporation common stock received in the Distribution) will vest based on the combined performance of Viad and The Dial Corporation shares.

Information with respect to stock options granted and exercised for the years ended December 31, at historical number of shares and option exercise prices, is as follows:

                                                           Weighted
                                                            Average
                                                           Exercise
                                                 Shares       Price
                                            ----------- -----------
Options outstanding at December 31, 1993      7,766,740  $    15.83
 Granted                                      1,449,800       22.98
 Exercised                                     (839,124)      14.31
 Canceled                                      (205,728)      19.59
                                            -----------
Options outstanding at December 31, 1994 (1)  8,171,688       17.18
 Granted                                      1,378,000       24.57
 Exercised                                   (1,068,428)      15.29
 Canceled                                      (205,336)      21.35
                                            -----------
Options outstanding at December 31, 1995 (1)  8,275,924       18.55
 Before spin-off of the consumer
 products business:
   Granted                                       50,000       28.75
   Exercised                                 (1,488,373)      15.44
   Canceled                                    (159,070)      15.20
 Modification due to the Distribution,
   net (2)                                    1,968,392         N/A
 After spin-off of the consumer
 products business:
   Granted                                    1,691,100       13.88
   Exercised                                   (236,229)       9.26
   Canceled                                     (78,837)      12.80
                                            -----------
Options outstanding at December 31, 1996 (1) 10,022,907       10.82
                                            ===========

(1) Options exercisable totaled 7,580,872 shares, 6,274,649 shares and 6,004,118 shares at December 31, 1996, 1995 and 1994, respectively.
(2) Net of options surrendered by employees of Viad who became employees of The Dial
Corporation after the Distribution.

The following tables summarize information concerning stock options outstanding and exercisable at December 31, 1996:


Options Outstanding:
                                               Weighted
                                                Average    Weighted
                                              Remaining     Average
Range of                                    Contractual    Exercise
Exercise Prices                     Shares         Life       Price
---------------                -----------  ----------- -----------
$6.16 to $9.00                   2,455,215    2.8 years  $     7.16
$9.01 to $12.00                  2,798,169    5.9 years       10.20
$12.01 to $13.88                 4,769,523    8.7 years       13.07
                               -----------
$6.16 to $13.88                 10,022,907    6.5 years       10.82
                               ===========


Options Exercisable:
                                                           Weighted
                                                            Average
Range of                                                   Exercise
Exercise Prices                     Shares                    Price
---------------                -----------              -----------
$6.16 to $9.00                   2,455,215               $     7.16
$9.01 to $12.00                  2,797,228                    10.20
$12.01 to $13.88                 2,328,429                    12.50
                               -----------
$6.16 to $13.88                  7,580,872                     9.92
                               ===========


Viad applies APB No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock-based compensation plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans other than for performance-based and restricted stock awards and SAR exercises, which totaled $4,444,000, $3,736,000 and $3,359,000 in 1996, 1995 and 1994, respectively.

In October 1995, FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." Had Viad elected to recognize compensation cost for stock options and performance-based stock awards in accordance with the fair value method of accounting defined in SFAS No. 123, income from continuing operations and earnings per share from continuing operations would be as presented in the table below. The effects of applying SFAS No. 123 in this disclosure are not indicative of future amounts.


(000 omitted, except per share data)               1996        1995
                                            ----------- -----------
Income from continuing operations,
 as reported                                 $   69,071  $   70,781
Additional compensation: (1)
 Stock option grants and
   performance-based stock awards                (2,876)       (527)
 Modification of existing stock
   option grants (2)                             (5,716)
                                            ----------- -----------
Pro forma income from
 continuing operations                       $   60,479  $   70,254
                                            =========== ===========

Pro forma earnings per share
 from continuing operations                  $     0.65  $     0.78
                                            =========== ===========

(1) Compensation cost calculated under SFAS NO. 123 is expensed ratably over the vesting period. Compensation cost is net of estimated forfeitures and the tax benefit on nonqualified stock options.
(2) In connection with the spin-off of the consumer products business, the number of shares and the exercise price of each option held by employees of Viad who remained employees of Viad after the spin-off were modified so that the aggregate exercise price and the aggregate spread before the spin-off were preserved at the time of the spin-off.
SFAS No. 123 requires such options modified as a result of a spin-off to be treated as new grants.

The estimated fair value of stock options granted during 1996 and 1995 was $3.47 and $5.90 per share, respectively. The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:


                                                   1996        1995
                                            ----------- -----------
Expected dividend yield                            2.3%        2.6%
Expected volatility                                 22%         22%
Risk-free interest rate                           6.38%       6.35%
Expected life                                   5 years     5 years


L. INCOME TAXES

Deferred income tax assets (liabilities) included in the Consolidated Balance Sheet at December 31 related to the following:


(000 omitted)                                      1996        1995
                                            ----------- -----------
Property and equipment                       $  (20,203) $  (26,142)
Pension, compensation and other
 employee benefits                               33,675      21,235
Provisions for losses                            35,622      44,465
Deferred state income taxes                       4,994       5,158
Other deferred income tax assets                 39,711      38,788
Other deferred income tax liabilities           (25,452)    (30,523)
                                            ----------- -----------
                                                 68,347      52,981
Foreign deferred tax liabilities
 included above                                  12,124      14,415
                                            ----------- -----------
United States deferred tax assets            $   80,471  $   67,396
                                            =========== ===========

The consolidated provision for income taxes on income from continuing operations for the years ended December 31 consisted of the following:



(000 omitted)                         1996         1995        1994
                               -----------  ----------- -----------
Current:
 United States:
   Federal                      $   19,827   $   13,363  $   10,544
   State                             6,528        1,633       1,460
 Foreign                             6,858        5,535       4,102
                               -----------  ----------- -----------
                                    33,213       20,531      16,106
Deferred                             8,685        9,133      13,422
                               -----------  ----------- -----------
Income taxes                    $   41,898   $   29,664  $   29,528
                               ===========  =========== ===========

Certain tax benefits related primarily to stock option exercises and dividends paid to the ESOP are credited to common stock and other equity and amounted to $3,401,000, $2,536,000 and $1,939,000 in 1996, 1995 and
1994, respectively.

Eligible subsidiaries (including The Dial Corporation up to the spin-off date) are included in the consolidated federal and other applicable income tax returns of Viad. Certain benefits of tax losses and credits, which would not have been currently available to certain subsidiaries or The Dial Corporation on a separate return basis, have been credited to those subsidiaries or The Dial Corporation by Viad. These benefits are included in the determination of the income taxes of those subsidiaries and The Dial Corporation and this policy has been documented by written agreements where appropriate.

Income taxes paid in 1996, 1995 and 1994, including amounts paid on behalf of The Dial Corporation as part of consolidated federal and other applicable tax returns of Viad, amounted to $19,792,000, $21,502,000 and $58,643,000, respectively.

A reconciliation of the provision for income taxes on income from continuing operations and the amount that would be computed using statutory federal income tax rates for the years ended December 31 was as follows:


(000 omitted)                         1996         1995        1994
                               -----------  ----------- -----------
Computed income taxes at
 statutory federal income
 tax rate of 35%                $   38,839   $   35,156  $   31,745
Nondeductible goodwill
 amortization                        3,937        2,988       3,529
Minority interests                     613          920         798
State income taxes                   5,636        1,685       1,588
Tax-exempt income                  (13,968)     (10,400)     (5,133)
Spin-off costs and management
 transition expenses                 6,300
Other, net                             541         (685)     (2,999)
                               -----------  ----------- -----------
Income taxes                    $   41,898   $   29,664  $   29,528
                               ===========  =========== ===========


United States and foreign income before income taxes from continuing operations for the years ended December 31 was as follows:


(000 omitted)                         1996         1995        1994
                               -----------  ----------- -----------
United States                   $   88,819   $   82,271  $   76,862
Foreign                             22,150       18,174      13,839
                               -----------  ----------- -----------
Income before income taxes      $  110,969   $  100,445  $   90,701
                               ===========  =========== ===========

M. PENSION AND OTHER BENEFITS

In conjunction with the spin-off of Viad's consumer products business described in Notes A and E of Notes to Consolidated Financial Statements, certain liabilities and deferred income tax assets related to specified pension and postretirement plans of former employees of Armour and Company, which was previously a subsidiary of Viad, were transferred to and assumed by The Dial Corporation. Data related to such plans have been excluded from the information presented below.

Pension Benefits. Continuing operations net periodic pension cost for the years ended December 31 included the following components:


(000 omitted)                         1996         1995        1994
                               -----------  ----------- -----------
Service cost benefits earned
 during the period              $    6,341   $    5,614  $    6,407
Interest cost on projected
 benefit obligation                 12,757       11,191      10,284
Actual return on plan assets       (15,045)     (23,200)     (1,322)
Net amortization and deferral        2,345       10,695     (10,547)
Other items, primarily
 defined contribution and
 multiemployer plans                12,478       11,841       9,490
                               -----------  ----------- -----------
Net pension cost                $   18,876   $   16,141  $   14,312
                               ===========  =========== ===========

Weighted average assumptions used were:


December 31,                          1996         1995        1994
                               -----------  ----------- -----------
Discount rate for obligation          8.0%         8.0%        8.5%
Rate of increase in
 compensation levels                  5.0%         5.0%        5.0%
Long-term rate of
 return on assets                     9.5%         9.5%        9.5%


The following table indicates the plans' funded status and amounts recognized in Viad's Consolidated Balance Sheet at December 31:


                         Overfunded  Plans
                          (Assets Exceed
                       Accumulated Benefits)       Unfunded Plans
                     ----------------------   ----------------------
(000 omitted)              1996        1995         1996        1995
                     ----------  ----------   ----------  ----------
Actuarial present value
 of benefit obligations:
 Vested benefit
   obligation        $  123,265  $  111,567   $   19,330  $   16,023
                     ==========  ==========   ==========  ==========
 Accumulated benefit
   obligation        $  130,015  $  118,041   $   19,889  $   16,559
                     ==========  ==========   ==========  ==========
 Projected benefit
   obligation        $  148,997  $  137,960   $   24,818  $   22,119
Market value of plan
 assets, primarily
 equity and fixed
 income securities      152,907     143,955
                     ----------  ----------   ----------  ----------
Plan assets over
 (under) projected
 benefit obligation       3,910       5,995      (24,818)    (22,119)
Unrecognized
 transition (asset)
 obligation              (3,940)     (4,837)       1,143       1,419
Unrecognized prior
 service cost               381         406        5,931       4,268
Unrecognized net loss     4,263       4,946        3,947       4,533
Additional minimum
 liability                                        (6,600)     (5,617)
                     ----------  ----------   ----------  ----------
Prepaid (accrued)
 pension cost        $    4,614  $    6,510   $  (20,397) $  (17,516)
                     ==========  ==========   ==========  ==========

Postretirement Benefits Other than Pensions. Viad and its subsidiaries have unfunded defined benefit postretirement plans that provide medical and life insurance for eligible employees, retirees and dependents. In addition, Viad retained the obligations for such benefits for eligible retirees of Greyhound Lines, Inc. (sold in 1987).

The status of the plans as of December 31 was as follows:


(000 omitted)                                      1996        1995
                                            ----------- -----------
Accumulated postretirement
benefit obligation:
 Retirees                                    $   27,304  $   27,959
 Fully eligible active plan participants          5,096       5,452
 Other active plan participants                   8,759       8,742
                                            ----------- -----------
Accumulated postretirement
 benefit obligation                              41,159      42,153
Unrecognized prior service reduction              1,201       1,287
Unrecognized net gain                             7,424       4,642
                                            ----------- -----------
Accrued postretirement benefit cost          $   49,784  $   48,082
                                            =========== ===========
Discount rate for obligation                       8.0%        8.0%


The assumed health care cost trend rate used in measuring the 1996 and 1995 accumulated postretirement benefit obligation was 11% and 12%, respectively, gradually declining to 5% by the year 2002 and remaining at that level thereafter for retirees below age 65, and 8% and 8.5%, respectively, gradually declining to 5% by the year 2002 and remaining at that level thereafter for retirees above age 65.

A one-percentage-point increase in the assumed health care cost trend rate for each year would increase the accumulated postretirement benefit obligation as of December 31, 1996 by approximately 11% and the ongoing annual expense by approximately 13%.

The net periodic postretirement benefit cost for the years ended December 31 includes the following components:


(000 omitted)                         1996         1995        1994
                               -----------  ----------- -----------
Service cost benefits earned
 during the period              $      794   $    1,061  $    1,793
Interest cost on accumulated
 postretirement benefit
 obligation                          2,936        3,415       3,776
Net amortization and deferral         (538)        (154)          3
                               -----------  ----------- -----------
Net periodic postretirement
 benefit cost                   $    3,192   $    4,322  $    5,572
                               ===========  =========== ===========
Curtailment gains due to
 termination of certain
 benefits                       $       --   $    3,477  $      500
                               ===========  =========== ===========

N. LEASES

Certain retail facilities, plants, offices and equipment are leased. The leases expire in periods ranging from one to 50 years and some provide for renewal options ranging from one to 36 years. Leases which expire are generally renewed or replaced by similar leases.

At December 31, 1996, Viad's future minimum rental payments and related sublease rentals receivable with respect to noncancelable operating leases with terms in excess of one year were as follows:

                                                            Rentals
                                                         Receivable
                                                 Rental       Under
(000 omitted)                                  Payments   Subleases
                                            ----------- -----------
1997                                         $   48,360  $    2,139
1998                                             42,633       1,120
1999                                             37,103         834
2000                                             26,932         536
2001                                             20,735         378
Thereafter                                      166,031         904
                                            ----------- -----------
Total                                        $  341,794  $    5,911
                                            =========== ===========

At the end of the lease term, Viad has an option to purchase a certain leased asset for a purchase price of $14,200,000. If the purchase option is not exercised, Viad will make a residual guarantee payment of $10,500,000 which is refundable to the extent that the lessor's subsequent sales proceeds exceed certain levels.

Information regarding net operating lease rentals for the years ended December 31 was as follows:


(000 omitted)                         1996         1995        1994
                               -----------  ----------- -----------
Minimum rentals                 $   60,522   $   57,131  $   52,481
Contingent rentals (1)                 887        2,898       7,434
Sublease rentals                    (2,025)      (2,947)     (1,974)
                               -----------  ----------- -----------
Total rentals, net              $   59,384   $   57,082  $   57,941
                               ===========  =========== ===========

(1) Contingent rentals on operating leases are based primarily on sales and revenues for buildings and leasehold improvements and on usage for other equipment. Does not include contingent fees under concession agreements.

Net operating lease rentals and future minimum rental payments do not include a minimum annual guarantee of $9,600,000, subject to adjustment under certain circumstances, from 1996 through 2000 under an airport duty-free concession agreement.

O. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial Instruments with Off-Balance-Sheet Risk. Viad is a party to financial instruments with off-balance-sheet risk which are entered into in the normal course of business to meet its financing needs and to manage its exposure to fluctuations in interest rates and foreign exchange rates. These financial instruments include a revolving sale of receivables agreement, interest rate swap agreements and foreign exchange forward contracts. The instruments involve, to a varying degree, elements of credit, market, interest rate and exchange rate risk in addition to amounts recognized in the financial statements. Viad does not hold or issue financial instruments for trading purposes.

At December 31, 1996, Viad had an agreement to sell on a revolving basis undivided participating interests in a defined pool of trade accounts receivable from customers of Viad's airline catering and services and convention services subsidiaries in an amount not to exceed $75,000,000 as a means of accelerating cash flow. The agreement expires in August 1997 but is expected to be extended annually. Viad's expense of selling receivables amounted to approximately $3,029,000, $2,157,000 and $1,000,000 in 1996, 1995 and 1994, respectively. During the third quarter of 1996, Viad reclassified expenses related to the receivables sales program from Costs of sales and services for the segment, to Unallocated corporate expense and other items, net. Total operating income remained unchanged. This reclassification was made to improve comparability with other companies.

Under the terms of the receivables sales agreement, Viad has retained substantially the same risk of credit loss as if the receivables had not been sold as Viad is obligated to replace uncollectible receivables with new accounts receivable. The accounts receivable sold totaled $75,000,000 and $60,797,000 at December 31, 1996 and December 31, 1995, respectively. The average balance of proceeds from the sale of accounts receivable approximated $51,500,000, $31,600,000 and $22,000,000 during 1996, 1995 and 1994, respectively.

Viad enters into interest rate swap agreements as a means of managing its interest rate exposure. The agreements are contracts to exchange fixed and floating interest rate payments periodically over the life of the agreements without the exchange of the underlying notional amounts. The notional amounts of such agreements are used to measure amounts to be paid or received and do not represent the amount of exposure to credit loss. The amounts to be paid or received under the interest rate swap agreements are accrued consistently with the terms of the agreements and market interest rates. Viad maintains formal procedures for entering into interest rate swap transactions, and management regularly monitors and reports to the Audit Committee of the Board of Directors on interest rate swap activity. The agreements are with major financial institutions which are currently expected to fully perform under the terms of the agreements, thereby mitigating the credit risk from the transactions in the event of nonperformance by the counterparties. In addition, Viad continuously monitors the credit ratings of the counterparties, and the likelihood of default is considered remote.

In addition to the types of interest rate swap agreements used as hedges of obligations as described in Note I of Notes to Consolidated Financial Statements, Viad's payment services subsidiary has entered into swap agreements to mitigate fluctuations in commissions paid to selling agents of its official check program.

The following table indicates the types of swap agreements and their weighted average pay/receive rates in effect at December 31. The variable-rate portion of the swaps is generally based on LIBOR. Changes in LIBOR rates could significantly affect the floating-rate information and future cash flows.


                                                   1996        1995
                                            ----------- -----------
Variable to fixed swaps: (1)
 Notional amount (000 omitted)               $  557,600  $  307,600
 Average pay rate (2)                              6.7%        6.5%
 Average receive rate                              5.6%        5.8%

Fixed to variable swaps: (1)
 Notional amount (000 omitted)               $  245,000  $  245,000
 Average pay rate                                  5.7%        5.7%
 Average receive rate                              5.7%        5.7%

Variable to variable swap: (1)
 Notional amount (000 omitted)               $   75,000  $   75,000
 Average pay rate                                  5.2%        5.1%
 Average receive rate                              5.8%        4.8%

(1) The variable to fixed swap agreements expire as follows: $240,000,000 (1998),
$150,000,000 (1999) and $167,600,000 (2000). The fixed to variable swap agreements expire as follows: $15,000,000 (1997), $30,000,000 (2002) and $200,000,000 (2003). The variable to variable swap agreement expires in 1998.
(2) The average pay rate has been adjusted to reflect the amortization of cash consideration received at inception of certain of the swap agreements in exchange for
Viad's payment of an "off-market" fixed rate.

Viad also enters into foreign exchange forward contracts to hedge identifiable foreign currency commitments including intercompany transactions with Viad's foreign subsidiaries. These contracts are purchased to reduce the impact of foreign currency fluctuations on operating results. Viad does not engage in foreign currency speculation. While the hedging instruments are subject to the risk of loss from changes in exchange rates, these losses would generally be offset by gains on the exposures being hedged. Gains and losses on those hedging instruments that are designated and effective as hedges of firmly committed foreign currency transactions are deferred and recognized in income in the same period as the hedged transaction. Viad's theoretical risk in these transactions is the cost of replacing, at current market rates, these contracts in the event of default by the other party. Management believes the risk of incurring such losses is remote as the contracts are entered into with major financial institutions.

The following table summarizes by major currency the contractual amounts (stated in U.S. dollar equivalent) to purchase and sell foreign currencies at December 31, 1996. The contracts mature through February 1998, with 47% of the purchase contracts expiring in January 1997.


(000 omitted)                                  Purchase        Sell
                                            ----------- -----------
Canadian dollar                              $   56,353  $       --
Italian lira                                     34,725
French franc                                     26,728         219
Austrian schilling                               22,427
British pound                                    15,850      29,958
Other                                            14,351       1,354
                                            ----------- -----------
                                             $  170,434  $   31,531
                                            =========== ===========

Fair Value of Financial Instruments. The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments." The estimated fair value amounts have been determined by Viad using available market information and the valuation methodologies described below. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein may not be indicative of the amounts that Viad could realize in a current market exchange. The use of different market assumptions or valuation methodologies may have a material effect on the estimated fair value amounts.

The carrying values of cash and cash equivalents, receivables, accounts payable and payment service obligations approximate fair values due to the short-term maturities of these instruments. The amortized cost and fair value of investments in debt and equity securities are disclosed in Note
F of Notes to Consolidated Financial Statements. The carrying amounts and estimated fair values of Viad's other financial instruments at December 31 are as follows:

                                1996                     1995
                     ----------------------   ----------------------
                       Carrying        Fair     Carrying        Fair
(000 omitted)            Amount       Value       Amount       Value
                     ----------  ----------   ----------  ----------
Total debt           $ (521,127) $ (528,306)  $ (889,291) $ (913,322)
Interest rate
 swaps (1)               (5,546)    (24,169)     (11,820)    (32,731)
Foreign exchange
 forward
 contracts (2)               --     (12,694)          --       2,680

(1) Carrying amount represents accrued interest and unamortized cash proceeds.
(2) Expected to be offset in 1997 by gains on the currency exposures being hedged.

The methods and assumptions used to estimate the fair values of the financial instruments are summarized as follows:

Debt--The fair value of debt was estimated by discounting the future cash flows using rates currently available for debt of similar terms and maturity. The carrying values of commercial paper and promissory notes were assumed to approximate fair values due to their short-term maturities.

Interest rate swaps--The fair values were estimated by discounting the expected cash flows using rates currently available for interest rate swaps of similar terms and maturities. The fair value represents the estimated amount that Viad would pay to the dealer to terminate the swap agreement at December 31.

Foreign exchange forward contracts--The fair value is estimated using quoted exchange rates of these or similar instruments.

P. LITIGATION AND CLAIMS

Several shareholder derivative complaints were filed in the Delaware Court of Chancery in late December 1995 and early January 1996 against members of Viad's Board of Directors, and against Viad as a nominal defendant. The complaints variously allege fraud, negligence, mismanagement, corporate waste, breaches of fiduciary duty, and seek equitable relief and recovery from or on behalf of Viad for compensatory and other damages incurred by Viad as a result of alleged payment of excessive compensation, improper investments or other improper activities. Viad and its counsel believe the claims are without merit. In addition, Viad and certain subsidiaries are plaintiffs or defendants to various other actions, proceedings and pending claims, including multiple lawsuits filed by several hundred former railroad workers claiming asbestos-related health conditions from exposure to railroad equipment made by former subsidiaries. Certain of these pending legal actions are or purport to be class actions. Some of the foregoing involve, or may involve, compensatory, punitive or other damages. Litigation is subject to many uncertainties and it is possible that some of the legal actions, proceedings or claims referred to above could be decided against Viad. Although the amount of liability at December 31, 1996, with respect to these matters is not ascertainable, Viad believes that any resulting liability will not materially affect Viad's financial position or results of operations.

Viad is subject to various environmental laws and regulations of the United States as well as of the states and other countries in whose jurisdictions Viad has or had operations and is subject to certain international agreements. As is the case with many companies, Viad faces exposure to actual or potential claims and lawsuits involving environmental matters. Although Viad is a party to certain environmental disputes, Viad believes that any liabilities resulting therefrom, after taking into consideration amounts already provided for, but exclusive of any potential insurance recoveries, will not have a material adverse effect on Viad's financial position or results of operations.

Q. PRINCIPAL BUSINESS SEGMENTS

Description of Business. Viad operates in three principal business segments. Viad's Airline Catering and Services segment engages in airline catering operations, providing in-flight meals to domestic and international airlines as well as providing airplane fueling and ground handling services. The Convention Services segment provides decorating, exhibit preparation, installation, electrical, transportation and management services for conventions and tradeshows and is a designer and builder of convention and other exhibits and displays. Viad's Travel and Leisure and Payment Services segment offers money orders throughout the nation and performs official check and negotiable instrument clearing services for banks and credit unions; operates duty-free airport and shipboard concessions and contract foodservice facilities; and engages in certain hotel/lodge operations and recreation and travel services.

Year ended December 31,
(000 omitted)                       1996        1995         1994        1993         1992
                             ----------- -----------  ----------- -----------  -----------
Revenues:
 Airline Catering and
   Services                   $  857,953  $  800,338   $  763,658  $  502,775   $  527,832
 Convention Services             774,040     588,978      522,683     356,267      238,694
 Travel and Leisure and
   Payment Services (1)          631,235     587,429      520,256     478,898      574,219
                             ----------- -----------  ----------- -----------  -----------
                              $2,263,228  $1,976,745   $1,806,597  $1,337,940   $1,340,745
                             =========== ===========  =========== ===========  ===========

Operating Income: (2)
 Airline Catering and
   Services (3)               $   74,254  $   68,712   $   62,533  $   41,989   $   41,391
 Convention Services (4)          64,508      54,593       50,614      27,849       20,281
 Travel and Leisure and
   Payment Services (1)(4)        65,620      66,020       60,674      60,248       40,453
                             ----------- -----------  ----------- -----------  -----------
 Total principal business
   segments                      204,382     189,325      173,821     130,086      102,125
 Unallocated corporate
   expense and other items,
   net (3)                       (36,131)    (33,354)     (33,594)    (30,314)     (23,979)
                             ----------- -----------  ----------- -----------  -----------
                              $  168,251  $  155,971   $  140,227  $   99,772   $   78,146
                             =========== ===========  =========== ===========  ===========

(1) Viad's payment services subsidiary is investing increasing amounts in tax-exempt securities. On a fully taxable equivalent basis, revenues and operating income would be higher by $21,489,000, $16,000,000,
$7,897,000, $3,967,000 and $982,000 for 1996, 1995, 1994, 1993 and 1992, respectively.
(2) Operating income by segment represents Revenues less Costs of sales and services. Unallocated corporate and other items, net, are then deducted from total operating income of principal business segments to arrive at total operating income.
(3) As described in Note O of Notes to Consolidated Financial Statements, during the third quarter of 1996,
Viad reclassified expenses related to its receivables sales program from Costs of sales and services to
Unallocated corporate expense and other items, net. As a result, operating income of the Airline Catering and Services segment and unallocated corporate expense increased by approximately $2,157,000, $1,000,000,
$604,000 and $608,000 for 1995, 1994, 1993 and 1992, respectively. Total operating income remained unchanged.
(4) Includes a nonrecurring gain of $3,477,000 due to the curtailment of certain postretirement medical benefits in the Convention Services segment in 1995. After deducting restructuring and other charges of
$20,000,000 for Travel and Leisure and Payment Services in 1992.

Major Customers. Major customers are defined as those which individually accounted for more than 10% of Viad's revenues. Sales to one major customer in the Airline Catering and Services segment accounted for 13%, 14% and 13% of Viad's consolidated revenues in 1996, 1995 and 1994, respectively.


                                   Principal Business Segments
                          ----------------------------------------------
                            Airline               Travel and
                           Catering              Leisure and
                                and  Convention      Payment
(000 omitted)              Services    Services     Services    Subtotal    Corporate       Total
                         ----------  ----------   ----------  ----------   ----------  ----------
1996:
Assets at year end:
 Before intangibles,
   restricted assets
   and investment in
   discontinued
   operation             $  237,957  $  215,241   $  303,487  $  756,685   $  243,506  $1,000,191
 Assets restricted for
   payment service
   obligations                                     1,814,537   1,814,537                1,814,537
 Investment in
   discontinued
   operation                                                                   97,958      97,958
 Intangibles                275,387     197,613       64,099     537,099        3,527     540,626
                         ----------  ----------   ----------  ----------   ----------  ----------
                         $  513,344  $  412,854   $2,182,123  $3,108,321   $  344,991  $3,453,312
                         ==========  ==========   ==========  ==========   ==========  ==========
Capital expenditures     $   26,814  $   25,258   $   24,795  $   76,867   $    5,282  $   82,149
                         ==========  ==========   ==========  ==========   ==========  ==========
Depreciation and
amortization:
 Depreciation            $   21,706  $   13,599   $   17,658  $   52,963   $    5,492  $   58,455
 Amortization of
   intangibles                8,702       4,541        2,746      15,989                   15,989
                         ----------  ----------   ----------  ----------   ----------  ----------
                         $   30,408  $   18,140   $   20,404  $   68,952   $    5,492  $   74,444
                         ==========  ==========   ==========  ==========   ==========  ==========
1995:
Assets at year end:
 Before intangibles,
   restricted assets
   and investments in
   discontinued
   operations            $  212,887  $  198,209   $  304,585  $  715,681   $  189,682  $  905,363
 Assets restricted for
   payment service
   obligations                                     1,666,116   1,666,116                1,666,116
 Investments in
   discontinued
   operations                                                                 625,737     625,737
 Intangibles                282,599     186,298       46,185     515,082        4,250     519,332
                         ----------  ----------   ----------  ----------   ----------  ----------
                         $  495,486  $  384,507   $2,016,886  $2,896,879   $  819,669  $3,716,548
                         ==========  ==========   ==========  ==========   ==========  ==========
Capital expenditures     $   15,185  $   15,035   $  27,369   $   57,589   $    1,996  $   59,585
                         ==========  ==========   ==========  ==========   ==========  ==========
Depreciation and
amortization:
 Depreciation            $   21,461  $   10,306   $   16,991  $   48,758   $    5,242  $   54,000
 Amortization of
   intangibles                8,775       3,706        2,391      14,872                   14,872
                         ----------  ----------   ----------  ----------   ----------  ----------
                         $   30,236  $   14,012   $   19,382  $   63,630   $    5,242  $   68,872
                         ==========  ==========   ==========  ==========   ==========  ==========
1994:
Assets at year end:
 Before intangibles,
   restricted assets
   and investments in
   discontinued
   operations            $  231,417  $  127,191   $  280,868  $  639,476   $  205,002  $  844,478
 Assets restricted for
   payment service
   obligations                                     1,339,802   1,339,802                1,339,802
 Investments in
   discontinued
   operations                                                                 598,344     598,344
 Intangibles                291,337     112,870       36,486     440,693        4,766     445,459
                         ----------  ----------   ----------  ----------   ----------  ----------
                         $  522,754  $  240,061   $1,657,156  $2,419,971   $  808,112  $3,228,083
                         ==========  ==========   ==========  ==========   ==========  ==========
Capital expenditures     $   22,214  $   11,415   $   18,481  $   52,110   $    2,879  $   54,989
                         ==========  ==========   ==========  ==========   ==========  ==========
Depreciation and
amortization:
 Depreciation            $   20,125  $    8,370   $   16,542  $   45,037   $    4,982  $   50,019
 Amortization of
   intangibles                8,362       2,748        1,556      12,666                   12,666
                         ----------  ----------   ----------  ----------   ----------  ----------
                         $   28,487  $   11,118   $   18,098  $   57,703   $    4,982  $   62,685
                         ==========  ==========   ==========  ==========   ==========  ==========

R. CONDENSED CONSOLIDATED QUARTERLY RESULTS (UNAUDITED)


                                First Quarter           Second Quarter
                          ----------------------   ----------------------
(000 omitted)                   1996        1995         1996        1995
                          ----------  ----------   ----------  ----------
Revenues:
 Airline Catering
   and Services           $  193,263  $  184,456   $  214,719  $  206,509
 Convention Services         195,012     154,397      192,904     131,588
 Travel and Leisure and
   Payment Services (1)      143,448     131,112      160,405     141,044
                          ----------  ----------   ----------  ----------
                          $  531,723  $  469,965   $  568,028  $  479,141
                          ==========  ==========   ==========  ==========
Operating income:
 Airline Catering
   and Services (2)       $   12,305  $   11,437   $   19,974  $   18,592
 Convention Services(3)       17,134      15,001       18,669      16,629
 Travel and Leisure and
   Payment Services (1)        6,023       9,242       15,448      15,734
                          ----------  ----------   ----------  ----------
 Total principal
   business segments          35,462      35,680       54,091      50,955
 Unallocated corporate
   expense and other
   items, net (2)             (9,541)     (9,290)      (9,382)     (8,329)
                          ----------  ----------   ----------  ----------
                          $   25,921  $   26,390   $   44,709  $   42,626
                          ==========  ==========   ==========  ==========
Income (loss):
 Continuing
   operations (3)(4)      $    8,512  $    8,429   $    9,006  $   20,505
 Discontinued
   operations                 15,982       9,257        5,112      26,961
                          ----------  ----------   ----------  ----------
 Income (loss) before
   cumulative effect
   of change in
   accounting principle       24,494      17,686       14,118      47,466
 Cumulative effect of
   change in accounting
   principle (5)                         (13,875)
                          ----------  ----------   ----------  ----------
Net income (loss)         $   24,494  $    3,811   $   14,118  $   47,466
                          ==========  ==========   ==========  ==========
Income (loss) per common
 share (dollars):
 Continuing
   operations (3)(4)      $     0.09  $     0.09   $     0.10  $     0.23
 Discontinued
   operations                   0.18        0.11         0.05        0.31

                          ----------  ----------   ----------  ----------
 Income (loss) before
   cumulative effect
   of change in
   accounting principle         0.27        0.20         0.15        0.54
 Cumulative effect of
   change in accounting
   principle (5)                           (0.16)
                          ----------  ----------   ----------  ----------
Net income (loss) per
 common share             $     0.27  $     0.04   $     0.15  $     0.54
                          ==========  ==========   ==========  ==========

                                Third Quarter           Fourth Quarter
                          ----------------------   ----------------------
(000 omitted)                   1996        1995         1996        1995
                          ----------  ----------   ----------  ----------
Revenues:
 Airline Catering
   and Services           $  225,712  $  212,951   $  224,259  $  196,422
 Convention Services         191,591     130,302      194,533     172,691
 Travel and Leisure and
   Payment Services (1)      180,987     174,320      146,395     140,953
                          ----------  ----------   ----------  ----------
                          $  598,290  $  517,573   $  565,187  $  510,066
                          ==========  ==========   ==========  ==========
Operating income:
 Airline Catering
   and Services (2)       $   22,712  $   21,029   $   19,263  $   17,654
 Convention Services (3)      12,956       9,896       15,749      13,067
 Travel and Leisure and
   Payment Services (1)       28,084      27,851       16,065      13,193
                          ----------  ----------   ----------  ----------
 Total principal
   business segments          63,752      58,776       51,077      43,914
 Unallocated corporate
   expense and other
   items, net (2)             (8,143)     (6,839)      (9,065)     (8,896)
                          ----------  ----------   ----------  ----------
                          $   55,609  $   51,937   $   42,012  $   35,018
                          ==========  ==========   ==========  ==========
Income (loss):
 Continuing
   operations (3)(4)      $   25,089  $   23,724   $   26,464  $   18,123
 Discontinued
   operations                 (4,667)   (113,461)     (57,121)      3,778
                          ----------  ----------   ----------  ----------
 Income (loss) before
   cumulative effect of
   change in accounting
   principle                  20,422     (89,737)     (30,657)     21,901
 Cumulative effect of
   change in accounting
   principle (5)
                          ----------  ----------   ----------  ----------
Net income (loss)         $   20,422  $  (89,737)  $  (30,657) $   21,901
                          ==========  ==========   ==========  ==========
Income (loss) per common
 share (dollars):
 Continuing
   operations (3)(4)      $     0.27  $     0.27   $     0.28  $     0.20
 Discontinued
   operations                  (0.05)      (1.29)       (0.62)       0.04
                          ----------  ----------   ----------  ----------
 Income (loss) before
   cumulative effect of
   change in accounting
   principle                    0.22       (1.02)       (0.34)       0.24
 Cumulative effect of
   change in accounting
   principle (5)
                          ----------  ----------   ----------  ----------
Net income (loss) per
 common share             $     0.22  $    (1.02)  $    (0.34) $     0.24
                          ==========  ==========   ==========  ==========

(1) Viad's payment services subsidiary is investing increasing amounts in tax-exempt securities. On a fully taxable equivalent basis, revenues and operating income would be higher by the following amounts:
                                            1996                     1995
                                      ----------               ----------
   First Quarter                      $4,355,000               $3,443,000
   Second Quarter                      4,672,000                3,929,000
   Third Quarter                       6,136,000                4,129,000
   Fourth Quarter                      6,326,000                4,499,000

(2) As described in Note O of Notes to Consolidated Financial Statements, during the third quarter of 1996, Viad reclassified expenses related to its receivables sales program from Costs of sales and services to Unallocated corporate expense and other items, net. As a result, operating income of the Airline Catering and Services segment and unallocated corporate expense increased by approximately $514,000 and $496,000 in the 1996 first and second quarters, respectively, and by approximately $411,000,
$660,000, $530,000 and $556,000 for the 1995 first, second, third and fourth quarters, respectively. Total operating income remained unchanged.
(3) Includes a nonrecurring gain of $3,477,000 ($2,260,000 after-tax), or $0.03 per share, due to the curtailment of certain postretirement medical benefits in the second quarter of 1995 (see Note D of Notes to Consolidated Financial Statements).
(4) Includes gain on sale of interest in the Phoenix Suns of $19,025,000 (after-tax), or $0.21 per share, in the fourth quarter of 1996. Also includes spin-off costs and management transition expenses of $12,000,000 (after-tax), or $0.13 per share,
$3,000,000 (after-tax), or $0.03 per share, and $13,985,000 (after-tax), or $0.16 per share, in the second, third and fourth quarters of 1996, respectively (see Note D of
Notes to Consolidated Financial Statements).
(5) Initial application of SFAS No. 121 (see Note C of Notes to Consolidated Financial
Statements).