Form 10-K405, Exhibit 13
period 1997-12-31
VIAD CORP
filed 1998-03-26
CIK 884219

Viad Corp Selected Financial and Other Data

Year ended December 31,                1997        1996         1995        1994         1993
----------------------------------------------------------------------------------------------
Operations (000 omitted)
Revenues (1)                     $2,417,470  $2,263,228   $1,976,745  $1,806,597   $1,337,940
==============================================================================================

Income from continuing
 operations (2)                  $   97,794  $   69,071   $   70,781  $   61,173   $   31,975
Income (loss) from discontinued
 operations (3)                                 (40,694)     (73,465)     79,138      110,111
Extraordinary charge for early
 retirement of debt                  (8,458)                                          (21,601)
Cumulative effect of change in
 accounting principle (4)                                    (13,875)
----------------------------------------------------------------------------------------------
Net income (loss)                $   89,336  $   28,377   $  (16,559) $  140,311   $  120,485
==============================================================================================

Diluted Income (Loss) per Common
 Share (dollars) (5)
Continuing operations (2)        $     1.03  $     0.74   $     0.79  $     0.69   $     0.36
Discontinued operations (3)                       (0.44)       (0.83)       0.92         1.29
Extraordinary charge                  (0.09)                                            (0.25)
Cumulative effect of change in
 accounting principle (4)                                      (0.16)
----------------------------------------------------------------------------------------------
Diluted net income (loss) per
 common share                    $     0.94  $     0.30   $    (0.20) $     1.61   $     1.40
==============================================================================================
Average outstanding and
 potentially dilutive common
 shares (000 omitted)                93,786      91,339       88,479      86,507       85,331
==============================================================================================

Basic Income (Loss) per
 Common Share (dollars) (5)
Continuing operations (2)        $     1.06  $     0.76   $     0.80  $     0.71   $     0.37
Discontinued operations (3)                       (0.45)       (0.84)       0.93         1.31
Extraordinary charge                  (0.09)                                            (0.26)
Cumulative effect of change in
 accounting principle (4)                                      (0.16)
----------------------------------------------------------------------------------------------
Basic net income (loss) per
 common share                    $     0.97  $     0.31   $    (0.20) $     1.64   $     1.42
==============================================================================================
Average outstanding common
 shares (000 omitted)                90,804      88,814       86,543      84,861       83,903
==============================================================================================
Dividends declared per
 common share (6)                $     0.32  $     0.48   $     0.62  $     0.59   $     0.56
==============================================================================================

Financial Position at
 Year-End (000 omitted)
Total assets                     $3,730,313  $3,453,312   $3,716,548  $3,228,083   $2,699,283
Total debt (6)                      410,140     521,127      889,291     741,969      629,829
$4.75 Redeemable preferred stock      6,612       6,604        6,597       6,590        6,586
Common stock and other equity (6)   529,161     432,218      548,169     555,093      469,688
==============================================================================================

Other Data
EBITDA (000 omitted) (1) (7)     $  266,100  $  240,943   $  218,737  $  200,633   $  152,191
Debt-to-capital ratio (8)               43%         54%          61%         57%          56%
Stockholders of record               52,953      69,772       63,925      55,241       51,300
Employees of continuing
 operations (average)                23,613      24,807       25,504      26,573       19,038
==============================================================================================

(1) Viad's payment services subsidiary is investing increasing amounts in tax-exempt securities. On a fully taxable equivalent basis, revenues and EBITDA would be higher by $28,724,000, $21,489,000, $16,000,000, $7,897,000 and $3,967,000 for 1997, 1996, 1995, 1994 and 1993, respectively.
(2) Includes a nonrecurring gain on the sale of Viad's interest in the Phoenix Suns of $19,025,000, or $0.21 per diluted and basic share, and nonrecurring spin-off costs and management transition expenses of $28,985,000, or
$0.32 per diluted and basic share, in 1996. Also includes a nonrecurring gain of $2,260,000, or $0.03 per diluted and basic share, due to the curtailment of certain postretirement medical benefits in 1995.
(3) See Notes A and E of Notes to Consolidated Financial Statements.
(4) Initial application of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived
Assets to Be Disposed Of."
(5) Income (loss) per share for all periods has been calculated in accordance with the requirements of SFAS
No.128, "Earnings Per Share." Accordingly, income (loss) per share amounts previously reported for prior periods have been restated to conform with the requirements of SFAS No. 128.
(6) The declines in dividends declared per common share in 1997 and 1996, as well as the decline in total debt and common stock and other equity in 1996, reflect the spin-off of The Dial Corporation to stockholders on August 15,
1996. Viad's quarterly dividend decreased from $0.16 to $0.08 per share following the spin-off. The Dial
Corporation's initial quarterly dividend of $0.08 per share after the spin-off maintained the 1995 annual dividend rate for stockholders who retained shares of both companies following the spin-off.
(7) EBITDA is defined as income from continuing operations before interest expense, income taxes, depreciation and amortization and the nonrecurring items described above. EBITDA data are presented as a measure of the ability to service debt, fund capital expenditures and finance growth. Such data should not be considered an alternative to net income, operating income, cash flows from operations or other operating or liquidity performance measures prescribed by generally accepted accounting principles. Cash expenditures for various long-term assets, interest expense and income taxes have been, and will be, incurred which are not reflected in the EBITDA presentations.
(8) Debt-to-capital is defined as total debt divided by capital. Capital is defined as total debt plus minority interests, preferred stock and common stock and other equity.

Management's Discussion and Analysis of Results of Operations and
Financial Condition

Results of Operations:

Viad Corp ("Viad") focuses on three principal service businesses: airline catering, convention services and payment services. During 1997, Viad continued to dispose of noncore assets and businesses in order to concentrate on its core enterprises: in March 1997, Viad sold the Star/Ship Atlantic; in April 1997, Viad finalized the sale of Premier Cruise Lines; in May 1997, Viad sold its corporate headquarters building, leasing back the space it occupies; and in October 1997, Viad completed the sale of two small British travel tour companies.

During 1996, Viad spun off its consumer products business to stockholders and disposed of its 68.5 percent ownership interest in its Canadian intercity bus transportation business. See Note E of Notes to Consolidated Financial Statements.

The following discussion and analysis should be read in conjunction with the accompanying Consolidated Financial
Statements, which include the accounts of Viad and all of its subsidiaries. All per share figures discussed are stated on the diluted basis.

1997 vs. 1996:

Revenues for 1997 were $2.4 billion compared with $2.3 billion in 1996. Operating income of Viad's principal business segments increased $18.2 million, or 9 percent, over that of 1996. Viad's payment services subsidiary continues to invest increasing amounts of its growing money order and official check funds in tax-exempt securities. On a fully taxable equivalent basis, revenues rose 7 percent and operating income increased 11 percent.

Income from continuing operations was $97.8 million, or $1.03 per share, in 1997. Before nonrecurring items, 1996 income from continuing operations was $79.0 million, or $0.85 per share. After a nonrecurring gain on the sale of Viad's interest in the Phoenix Suns of $19.0 million, or $0.21 per share, and nonrecurring spin-off costs and management transition expenses of $29.0 million, or $0.32 per share, 1996 income from continuing operations was $69.1 million, or $0.74 per share.

                                                   1997         1996
---------------------------------------------------------------------
Income from continuing operations (000 omitted):
 Before nonrecurring items                   $   97,794   $   79,031
 Gain on sale of interest in Phoenix Suns,
   net of tax provision of $11,464                            19,025
 Spin-off costs and management transition
   expenses, net of tax benefit of $4,015                    (28,985)
---------------------------------------------------------------------
Income from continuing operations            $   97,794   $   69,071
=====================================================================

Diluted income per common share from
 continuing operations (dollars):
 Before nonrecurring items                   $     1.03   $     0.85
 Gain on sale of interest in Phoenix Suns                       0.21
 Spin-off costs and management transition
   expenses                                                    (0.32)
---------------------------------------------------------------------
Income per common share from
 continuing operations                       $     1.03   $     0.74
=====================================================================

Viad reported 1997 net income of $89.3 million, or $0.94 per share, compared to $28.4 million, or $0.30 per share, in 1996. The 1997 net income is after deducting an extraordinary charge of $8.5 million (net of tax benefit of $4.6 million), or $0.09 per share, for early retirement of debt. The 1996 net income is after deducting a loss from discontinued operations of $40.7 million, or $0.44 per share. Discontinued operations include the consumer products, Canadian intercity bus transportation and cruise line businesses. See Note E of Notes to Consolidated Financial Statements.

Airline Catering and Services. Revenues of the Airline Catering and Services group were $924.4 million, an increase of $66.4 million, or 8 percent, over 1996 revenues of $858.0 million. On a fully comparable basis, the revenue increase was 6 percent, as reported 1996 revenues did not include two catering kitchens which had only been 50 percent owned in 1996 but were wholly owned in 1997. Operating income increased $5.4 million, or 7 percent, over 1996. This performance was led by airline catering, with into-plane fueling and ground handling showing some improvement in operating income despite slightly lower revenues resulting from eliminating certain low-margin business. Catering revenues and operating income increased primarily as a result of new business added over the past year, including the acquisition of a flight kitchen in Miami and expansion of its American Airlines business to six new cities, which was phased in beginning in the second quarter. Operating margins for the segment were 8.6 percent in 1997 compared with 8.7 percent in 1996. However, when the 1996 unconsolidated revenues from the two catering kitchens which had only been 50 percent owned are considered, the comparable 1996 margin would have been 8.5 percent.

Convention Services. Revenues of the Convention Services segment were $827.5 million, an increase of $53.5 million, or 7 percent, over 1996 revenues of $774.0 million. The prior year included nonrecurring revenues from the Atlanta Olympic Games and the Democratic National Convention. Operating income increased $9.8 million, or 15 percent, and operating margins improved to 9.0 percent from 8.3 percent in 1996, as a result of efficiencies from the consolidation of Exhibitgroup/Giltspur facilities, better margins from building exhibits, and improved show management cost controls at GES Exposition Services.

Travel and Leisure and Payment Services. Revenues of the Travel and Leisure and Payment Services companies were $665.6 million in 1997, up $34.4 million, or 5 percent, over those of 1996. Operating income increased 5 percent to $68.7 million. On the fully taxable equivalent basis, revenues and operating income would be higher by $28.7 million and $21.5 million in 1997 and 1996, respectively, resulting in a 6 percent revenue increase and a 12 percent operating income increase. Excluding revenues of the Oakbrook Hills Hotel & Resort sold June 30, 1996, and Crystal Holidays and Jetsave, two small British travel companies sold October 15, 1997, the revenue increase on the fully taxable equivalent basis was 9 percent. Operating margins on the fully taxable equivalent basis would be 14.0 percent in 1997, up from
13.3 percent in 1996.

On the fully taxable equivalent basis, payment services revenues and operating income increased $43.4 million and $9.3 million, respectively, over those of 1996. The growth over 1996 was due to an increase in money order and official check volume, resulting in increased investment income arising from larger investment balances, as well as business generated from acquisitions made in 1997. The acquisition of Game Financial Corporation was completed in December 1997 but had little impact on 1997 results.

Duty Free airport and shipboard concession revenues and operating income increased $8.7 million and $400,000, respectively, over those of 1996, due to an increase in the number of shipboard passenger days and increased sales at Miami International
Airport.

Travel tour service revenues decreased $15.8 million in 1997. As noted above, Crystal Holidays and Jetsave were sold in October 1997, and the Oakbrook hotel was sold in June 1996. Excluding these businesses, revenues decreased $3.5 million from those of 1996, due principally to a decline in Japanese tourism into Canada in the second half of 1997. However, operating income for the continuing travel tour operations increased $1.1 million over that of 1996, primarily as a result of reduced operating costs.

Revenues and operating income of the food service companies increased $5.3 million and $3.6 million, respectively, over those of 1996. These results were attributed primarily to increased business at America West Arena, due to having a full year of Phoenix Coyotes hockey games, and improved results at General Motors accounts served by Restaura, where strikes at certain plants had depressed 1996 revenues and operating income.

Corporate Activities and Nonoperating Items, Net. These expenses decreased $3.8 million in 1997 from those in 1996, primarily as a result of cost reduction efforts.

Sale of Trade Accounts Receivable Expense. Expenses from the sale of trade accounts receivable were higher by $1.5 million in 1997 compared to those of 1996, as the average level of accounts receivable sold by Viad's continuing operations was higher in 1997 than in 1996.

Interest Expense. Interest expense decreased $4.4 million from that of 1996. Viad repurchased $58.4 million par value of its
10.5 percent subordinated debentures at a premium in late March 1997, resulting in the extraordinary charge for early retirement of debt and lower ongoing interest expense. In addition, proceeds from the sales of noncore assets and businesses resulted in lower debt levels and reduced interest expense.

Income Taxes. The 1997 effective tax rate was 29.6 percent. Excluding the effect of nonrecurring items (see Note D of Notes to Consolidated Financial Statements), the 1996 effective tax rate was 30.4 percent. The reduction in the effective tax rate results primarily from the increased tax-exempt income at Viad's payment services subsidiary.

1996 vs. 1995:

Revenues for 1996 were $2.3 billion compared with $2 billion in 1995.

Before nonrecurring items, income from continuing operations in 1996 was $79.0 million, or $0.85 per share, compared with $68.5 million, or $0.76 per share, in 1995. After a nonrecurring gain on the sale of Viad's interest in the Phoenix Suns of $19.0 million, or $0.21 per share, and nonrecurring spin-off costs and management transition expenses of $29.0 million, or $0.32 per share, in 1996, income from continuing operations was $69.1 million, or $0.74 per share. Income from continuing operations of $70.8 million, or $0.79 per share, in 1995 included a gain of $2.3 million, or $0.03 per share, arising from the curtailment of certain postretirement medical benefits by a Convention Services subsidiary.

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

Airline Catering and Services. Revenues of the Airline Catering and Services segment increased $57.6 million, or 7 percent, to $858.0 million in 1996, with operating income increasing $5.5 million, or 8 percent. The increase in revenues and operating income is attributed primarily to new business, including an eight-city airline catering contract from Continental Airlines phased in through the first part of 1996. Income from the airplane fueling and ground handling services area was essentially even with the prior year, due primarily to higher workers compensation insurance costs. Operating margins increased to 8.7 percent from 1995's 8.6 percent, due to improved airline catering margins.

Convention Services. Convention Services' 1996 revenues of $774.0 million were up $185.0 million, or 31 percent, from those of the 1995 period, due primarily to the acquisition of Giltspur, Inc., in October 1995. Special events held in 1996, including the Atlanta Olympics and the Democratic National Convention, contributed to the revenue increase. Excluding the nonrecurring gain of $3.5 million on the curtailment of certain postretirement medical benefits in 1995, operating income increased $13.4 million, or 26 percent, as a result of the Giltspur acquisition being included for the full year and improved cost controls. On this same basis, operating margins decreased to 8.3 percent in 1996 from 8.7 percent in 1995, as the mix of convention business changed with the addition of Giltspur.

Travel and Leisure and Payment Services. Revenues of the Travel and Leisure and Payment Services segment were $631.2 million in 1996, up $43.8 million, or 7 percent, over those of 1995. Viad's payment services subsidiary continues to invest increasing amounts in tax-exempt securities. On a fully taxable equivalent basis, revenues and operating income would have been $21.5 million and $16.0 million higher in 1996 and 1995, respectively. While reported operating income of $65.6 million was down $400,000, or 1 percent, from that of 1995, operating income actually increased $5.1 million, or 6 percent, over the prior year on the fully taxable equivalent basis. Operating margins on the fully taxable equivalent basis would be 13.3 percent in 1996, down slightly from 13.6 percent in 1995.

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

Revenues and operating income of the food service companies were down $1.3 million and $600,000, respectively, from those of 1995. General Motors strike activity during 1996 temporarily closed certain plants served by Restaura's contract foodservice operation. In addition, two fast food locations were closed during 1996.

Corporate Activities and Nonoperating Items, Net. Corporate activities and nonoperating items, net, rose 6 percent over 1995 levels.

Sale of Trade Accounts Receivable Expense. Expenses from the sale of trade accounts receivable were higher by $900,000 in 1996 than in 1995, as the average level of such accounts receivable sold by Viad's continuing operations was higher in 1996 than in 1995.

Interest Expense. Interest expense for 1996 increased $100,000 over that of 1995. Higher interest rates were essentially offset by lower levels of debt outstanding.

Income Taxes. Excluding the effect of nonrecurring items (see Note D of Notes to Consolidated Financial Statements) from both periods, the 1996 effective tax rate was 30.4 percent compared to
29.3 percent in 1995. The relatively low tax rates in 1996 and 1995 result from the increased use of tax-exempt investments by Viad's payment services subsidiary.

Liquidity and Capital Resources:

In late March 1997, Viad repurchased $58.4 million par value of its 10.5 percent subordinated debentures at a premium, resulting in an extraordinary charge of $8.5 million (net of tax benefit of $4.6 million), or $0.09 per share. The tender offer was financed with general corporate funds, operating cash flow, proceeds from the sale of certain assets and short-term borrowings. The purpose of the repurchase was to reduce ongoing interest expense.

In mid-March 1997, Viad sold the Star/Ship Atlantic for $70.0 million, and in April 1997, Viad finalized the sale of Premier
Cruise Lines for $19.0 million. In May 1997, Viad sold its corporate headquarters building for $73.0 million, before selling expenses, leasing back the space it occupies.

Viad's total debt at December 31, 1997, was $410.1 million compared with $521.1 million at December 31, 1996. The debt-to-capital ratio at December 31, 1997, was 0.43 to 1, down from 0.54 to 1 at December 31, 1996. Capital is defined as total debt plus minority interests, preferred stock and common stock and other equity.

In July 1994, a Shelf Registration filed with the Securities and Exchange Commission became effective. Under the Shelf Registration, Viad can issue up to an aggregate $500 million of debt and equity securities. No securities have yet been issued under the program. The Shelf Registration enhances Viad's future financing options.

Viad's payment service operations generate funds from the sale of money orders and other payment instruments (classified as "Payment service obligations"). The proceeds of such sales are invested by Viad's payment services subsidiary, in accordance with applicable state laws, in high-quality, readily liquid debt instruments (classified, along with cash on hand and cash in transit from agents, as "Funds, agents' receivables and current maturities of investments restricted for payment service obligations"), which before consolidating eliminations included investment-grade commercial paper issued by Viad and supported along with the rest of Viad's outstanding commercial paper by a credit commitment under a long-term revolving bank credit agreement, as described in Note J of Notes to Consolidated Financial Statements; and in a portfolio of longer-term high-quality investments (approximately 97 percent of the debt investments at December 31, 1997 have ratings of A- or higher or are collateralized by federal agency securities), including federal, state and municipal obligations, asset-backed securities and corporate debt securities (classified as "Investments restricted for payment service obligations"). These investments are restricted by state regulatory agencies for use by Viad's payment services subsidiary to satisfy the liability to pay, upon presentment, the face amount of such payment service obligations, and accordingly such assets are not available to satisfy working capital or other financing requirements of Viad. Fluctuations in the balances of payment service assets and obligations result from varying levels of sales of money orders and other payment instruments, the timing of the collections of agents' receivables and the timing of the presentment of such instruments.

In September 1997, Viad's payment services subsidiary entered into a five-year agreement to sell, on a periodic basis, undivided percentage ownership interests in certain receivables in an amount not to exceed $250 million. The receivables, representing funds in transit from money order agents, are being sold in order to accelerate payment services' cash flow for investments in admissible securities (which are available to satisfy certain state requirements that qualified assets be equal to or exceed related payment service obligations at all times). See Note G of Notes to Consolidated Financial Statements.

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

Viad satisfies a portion of its capital and other financing requirements with short-term borrowings (through commercial paper, bank note programs and bank lines of credit) and the sale of trade accounts receivables. As discussed in Note J of Notes to Consolidated Financial Statements, short-term borrowings are supported by a $300 million long-term revolving bank credit agreement.

In addition, as discussed in Note P of Notes to Consolidated Financial Statements, Viad has an agreement to sell up to $75 million of trade accounts receivable under which the purchaser has agreed to invest collected amounts in new purchases. The accounts receivable sold totaled $75 million at December 31, 1997. The agreement expires in August 1998 but is expected to be extended annually.

As discussed in Note K of Notes to Consolidated Financial Statements, in September 1992 Viad sold 10,491,800 shares of treasury stock to Viad's Employee Equity Trust (the "Trust"). This Trust is being used to fund certain existing employee compensation and benefit plans over the scheduled 15-year term of the Trust. The Trust acquired the shares of common stock from Viad for a $200 million promissory note at the date of sale. For financial reporting purposes, the Trust is consolidated with Viad. The fair market value of the shares held by the Trust, representing unearned employee benefits, was recorded as a deduction from common stock and other equity, and is reduced as employee benefits are funded. At December 31, 1997, a total of 5,072,785 shares remained in the Trust and were available to fund future benefit obligations.

Capital spending has been reduced by obtaining, where appropriate, equipment and other property under operating leases.
Viad's capital asset needs and working capital requirements are expected to be financed primarily with internally generated funds.

Cash flows from operations, trade accounts receivables sales and proceeds from the sale of businesses and noncore assets during the past three years have generally been sufficient to fund capital expenditures, purchase businesses and pay cash dividends to stockholders. Viad expects these trends to continue, with operating cash flows and proceeds from the sale of noncore businesses and assets generally being sufficient to finance its business. Should financing requirements exceed such sources of funds, Viad believes it has adequate external financing sources available, including Viad's $300 million long-term revolving bank credit agreement and its $500 million Shelf Registration, to cover any such shortfall.

As indicated in Note N of Notes to Consolidated Financial
Statements, Viad has certain unfunded pension and other postretirement benefit plans that require payments over extended periods of time. Such future benefit payments are not expected to materially affect Viad's liquidity.

As of December 31, 1997, Viad has recorded U.S. deferred income tax assets totaling $104.1 million, which Viad believes to be fully realizable in future years. The realization of such benefits will require average annual taxable income over the next 15 years (the current Federal net operating loss carryforward period) of approximately $16 million and average annual capital gains of approximately $12 million over the next five years (the current Federal capital loss carryforward period). Viad's average U.S. pretax income from continuing operations, exclusive of nondeductible goodwill amortization and minority interests, over the past three years has been $109 million. Furthermore, approximately $38 million of the deferred income tax benefits relate to unfunded pension, compensation and other employee benefits which will become deductible for income tax purposes as they are paid, which will occur over extended periods of time.

Viad is subject to various environmental laws and regulations of the United States as well as of the states and other countries in whose jurisdictions Viad has or had operations and is subject to certain international agreements. As is the case with many companies, Viad faces exposure to actual or potential claims and lawsuits involving environmental matters. Viad believes that any liabilities resulting therefrom, after taking into consideration amounts already provided for, but exclusive of any potential insurance recovery, should not have a material effect on Viad's financial position or results of operations.

Readiness for the Year 2000:

Viad has taken actions to understand the nature and extent of the work required and has commenced initiatives to make its systems, products and infrastructure "Year 2000" compliant on a timely basis, including replacing and/or updating certain systems. Viad continues to evaluate the additional efforts and estimated costs associated with these changes. While additional costs are involved, Viad believes, based on available information to date, that it will be able to manage its total Year 2000 transition without any material adverse effect on its business operations, products, financial position or results of operations. However, if such changes are not completed timely, the Year 2000 issue could have a material impact on Viad's operations.

Forward-Looking Statements:

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

Viad Corp Consolidated Balance Sheet


December 31, (000 omitted, except share data)      1997         1996
---------------------------------------------------------------------
Assets
 Current assets:
 Cash and cash equivalents                   $    2,267   $    4,422
 Receivables, less allowance of
   $9,486 and $12,744                           129,440      128,880
 Inventories                                    105,331       93,730
 Deferred income taxes                           29,444       32,567
 Other current assets                            29,207       59,562
---------------------------------------------------------------------
                                                295,689      319,161
 Funds, agents' receivables and current
   maturities of investments restricted
   for payment service obligations, after
   eliminating $90,000 invested in Viad
   commercial paper                             630,141      704,640
---------------------------------------------------------------------

 Total current assets                           925,830    1,023,801
Investments restricted for payment service
 obligations                                  1,615,464    1,144,279
Property and equipment                          470,052      473,039
Other investments and assets                    113,274      125,705
Investment in discontinued operations                         97,958
Deferred income taxes                            74,659       47,904
Intangibles                                     531,034      540,626
---------------------------------------------------------------------
                                             $3,730,313   $3,453,312
=====================================================================

Liabilities and Stockholders' Equity
Current liabilities:
 Accounts payable                            $  145,641   $  148,990
 Accrued compensation                            75,589       68,976
 Other current liabilities                      134,477      245,032
 Current portion of long-term debt               32,291        2,348
---------------------------------------------------------------------
                                                387,998      465,346
 Payment service obligations                  2,248,004    1,887,497
---------------------------------------------------------------------

 Total current liabilities                    2,636,002    2,352,843
Long-term debt                                  377,849      518,779
Pension and other benefits                       62,988       61,689
Other deferred items and insurance reserves     109,323       73,291
Commitments and contingent liabilities
 (Notes J, O, P and Q)
Minority interests                                8,378        7,888
$4.75 Redeemable preferred stock                  6,612        6,604
Common stock and other equity:
 Common stock, $1.50 par value, 200,000,000
   shares authorized, 99,739,925 and
   97,108,724 shares issued                     149,610      145,663
 Additional capital                             291,414      282,203
 Retained income                                209,127      146,664
 Cumulative translation adjustments              (3,022)      (1,519)
 Unearned employee benefits                    (121,968)    (118,766)
 Unrealized gain on securities classified
   as available for sale, net of tax             13,625          205
 Common stock in treasury, at cost, 516,926
   and 1,162,718 shares                          (9,625)     (22,232)
---------------------------------------------------------------------
 Total common stock and other equity            529,161      432,218
---------------------------------------------------------------------
                                             $3,730,313   $3,453,312
=====================================================================

See Notes to Consolidated Financial Statements.

Viad Corp Statement of Consolidated Income

Year ended December 31,
(000 omitted, except per share data)   1997        1996         1995
---------------------------------------------------------------------
Revenues                         $2,417,470  $2,263,228   $1,976,745
---------------------------------------------------------------------
Costs and expenses:
 Costs of sales and services      2,194,857   2,058,846    1,787,420
 Corporate activities and
   nonoperating items, net           29,294      33,102       31,197
 Sale of trade accounts
   receivable expense                 4,483       3,029        2,157
 Interest expense                    48,652      53,019       52,897
 Nonrecurring items:
   Gain on sale of interest in
    Phoenix Suns                                (30,489)
   Spin-off costs and management
    transition expenses                          33,000
 Minority interests                   1,237       1,752        2,629
---------------------------------------------------------------------
                                  2,278,523   2,152,259    1,876,300
---------------------------------------------------------------------
Income before income taxes          138,947     110,969      100,445
Income taxes                         41,153      41,898       29,664
---------------------------------------------------------------------
Income From Continuing Operations    97,794      69,071       70,781
Loss from discontinued operations               (40,694)     (73,465)
---------------------------------------------------------------------
Income (loss) before
 extraordinary charge and
 cumulative effect of change
 in accounting principle             97,794      28,377       (2,684)
Extraordinary charge for early
 retirement of debt, net of tax
 benefit of $4,554                   (8,458)
Cumulative effect of change in
 accounting principle, net of
 tax benefit of $8,459                                       (13,875)
---------------------------------------------------------------------
Net Income (Loss)                $   89,336  $   28,377   $  (16,559)
=====================================================================

Diluted Income (Loss) per
 Common Share:
 Continuing operations           $     1.03  $     0.74   $     0.79
 Discontinued operations                          (0.44)       (0.83)
---------------------------------------------------------------------
 Income (loss) before
   extraordinary charge and
   cumulative effect of change
   in accounting principle             1.03        0.30        (0.04)
 Extraordinary charge                 (0.09)
 Cumulative effect of change in
   accounting principle                                        (0.16)
---------------------------------------------------------------------
 Diluted Net Income (Loss)
   per Common Share              $     0.94  $     0.30   $    (0.20)
=====================================================================
 Average outstanding and
   potentially dilutive
   common shares                     93,786      91,339       88,479
=====================================================================

Basic Income (Loss) per
 Common Share:
 Continuing operations           $     1.06  $     0.76   $     0.80
 Discontinued operations                          (0.45)       (0.84)
---------------------------------------------------------------------
 Income (loss) before
   extraordinary charge and
   cumulative effect of change
   in accounting principle             1.06        0.31        (0.04)
 Extraordinary charge                 (0.09)
 Cumulative effect of change in
   accounting principle                                        (0.16)
---------------------------------------------------------------------
 Basic Net Income (Loss) per
   Common Share                  $     0.97  $     0.31   $    (0.20)
=====================================================================
 Average outstanding common
   shares                            90,804      88,814       86,543
=====================================================================

Dividends declared per common
   share                         $     0.32  $     0.48   $     0.62
=====================================================================

See Notes to Consolidated Financial Statements.

Viad Corp Statement of Consolidated Cash Flows

Year ended December 31,
(000 omitted)                          1997        1996         1995
---------------------------------------------------------------------
Cash Flows Provided (Used) by
 Operating Activities:
Net income (loss)                $   89,336  $   28,377   $  (16,559)
Adjustments to reconcile net
 income (loss) to net cash
 provided by operating
 activities:
 Depreciation and amortization       78,501      74,444       68,872
 Deferred income taxes                  846       8,685        9,133
 Spin-off costs and management
   transition expenses                           33,000
 Loss from discontinued
   operations                                    40,694       73,465
 Extraordinary charge for early
   retirement of debt                 8,458
 Cumulative effect of change
   in accounting principle                                    13,875
 Gains on sales of property and
   other assets, net                (17,341)    (42,382)     (11,350)
 Other noncash items, net            10,352      13,774       11,901
 Change in operating assets and
   liabilities:
   Receivables and inventories      (18,877)     10,356        3,115
   Payment service assets and
    obligations, net                454,402     236,393      186,908
   Accounts payable and
    accrued compensation             13,097      38,472        5,458
   Other assets and liabilities,
    net                             (44,188)    (73,896)     (31,747)
---------------------------------------------------------------------
Net cash provided by operating
 activities                         574,586     367,917      313,071
---------------------------------------------------------------------

Cash Flows Provided (Used) by
 Investing Activities:
Capital expenditures               (107,973)    (82,149)     (59,585)
Purchase of asset previously
 leased                             (20,986)
Acquisitions of businesses,
 net of cash acquired               (19,017)    (21,731)     (93,803)
Proceeds from sales of businesses,
 property and other assets, net     205,059      62,061       11,614
Investments restricted for
 payment service obligations:
 Proceeds from sales and
   maturities of securities
   classified as available for
   sale                             819,813     581,192      485,664
 Proceeds from maturities of
   securities classified as
   held to maturity                  48,201      25,584       22,201
 Purchases of securities
   classified as available for
   sale                          (1,141,753)   (630,685)    (577,884)
 Purchases of securities
   classified as held to maturity  (191,340)   (241,616)    (103,553)
Investments in and advances from
 (to) discontinued operations,
   net                              (21,337)     33,156     (100,858)
---------------------------------------------------------------------
Net cash used by investing
 activities                        (429,333)   (274,188)    (416,204)
---------------------------------------------------------------------

Cash Flows Provided (Used) by
 Financing Activities:
Proceeds from long-term borrowings                            40,000
Payments on long-term borrowings    (76,046)    (77,615)      (2,314)
Premium paid upon early retirement
 of debt                            (13,012)
Net change in short-term
 borrowings classified as
 long-term debt                     (34,000)    (12,888)     100,388
Dividends on common and preferred
 stock                              (30,295)    (43,869)     (55,024)
Proceeds from issuances of
 treasury stock                      12,466      40,032       32,062
Cash payments on swap agreements     (6,521)    (12,912)     (16,802)
---------------------------------------------------------------------
Net cash provided (used) by
 financing activities              (147,408)   (107,252)      98,310
---------------------------------------------------------------------
Net decrease in cash and
 cash equivalents                    (2,155)    (13,523)      (4,823)
Cash and cash equivalents,
 beginning of year                    4,422      17,945       22,768
---------------------------------------------------------------------
Cash and Cash Equivalents,
 End of Year                     $    2,267  $    4,422   $   17,945
=====================================================================

Significant Noncash Investing
 and Financing Activities:
Assumption of debt by
 The Dial Corporation                        $  280,000
Distribution of equity in the
 consumer products business to
 Viad stockholders                              155,450
Acquisition of minority interest
 in the Canadian tourism business
 in exchange for Viad's ownership
 in the intercity bus
 transportation business                         20,150
---------------------------------------------------------------------
Decrease in investment in
 discontinued operations                     $  455,600
=====================================================================

See Notes to Consolidated Financial Statements.

Viad Corp Statement of Consolidated Common Stock and Other Equity

                                                                                   Cumulative
                                                 Common   Additional    Retained  Translation
(000 omitted)                                     Stock      Capital      Income  Adjustments
-----------------------------------------------------------------------------------------------
Balance, January 1, 1995                     $ 145,663    $  308,350  $  393,233   $  (20,910)
Net loss                                                                 (16,559)
Dividends on common
 and preferred stock                                                     (55,024)
Treasury shares issued
 in connection with
 dividend reinvestment plan                                    2,949
Treasury shares issued
 in connection with
 employee benefit plans                                         (752)
Net change in performance-
 based and restricted
 stock awards                                                  2,428
Employee benefits funded
Employee Equity Trust
 adjustment to market value                                   54,484
Acquisition of subsidiary
 accounted for as a
 pooling of interests                                         (5,202)        118
Unrealized translation gain                                                             2,530
Unrealized gain on securities
 classified as available for sale
Other, net                                                       (52)        671
-----------------------------------------------------------------------------------------------
Balance, December 31, 1995                      145,663      362,205     322,439      (18,380)
-----------------------------------------------------------------------------------------------

Net income                                                                28,377
Dividends on common
 and preferred stock                                                     (43,869)
Distribution of consumer
 products business to
 Viad stockholders                                           (88,607)   (160,026)       4,576
Disposition of Canadian
 intercity bus transportation
 business                                                                              12,266
Treasury shares issued in
 connection with dividend
 reinvestment plan                                             3,168
Treasury shares issued in
 connection with employee
 benefit plans                                                (9,986)
Net change in performance-
 based and restricted
 stock awards                                                  2,070
Employee benefits funded
Employee Equity Trust
 adjustment to market value                                   13,422
Unrealized translation gain                                                                19
Unrealized loss on securities
 classified as available for sale
Other, net                                                       (69)       (257)
-----------------------------------------------------------------------------------------------
Balance, December 31, 1996                      145,663      282,203     146,664       (1,519)
-----------------------------------------------------------------------------------------------

Net income                                                                89,336
Dividends on common and
 preferred stock                                                         (30,295)
Treasury shares acquired in
 connection with dividend
 reinvestment plan                                              (329)
Treasury shares issued in
 connection with employee
 benefit plans                                                (9,287)
Net change in performance-
 based and restricted
 stock awards                                                  2,270
Employee benefits funded
Employee Equity Trust
 adjustment to market value                                   14,793
Acquisition of subsidiary
 accounted for as a pooling
 of interests                                     3,947          875       4,382
Unrealized translation loss                                                            (1,503)
Unrealized gain on securities
 classified as available for sale
Other, net                                                       889        (960)
-----------------------------------------------------------------------------------------------
Balance, December 31, 1997                   $ 149,610    $  291,414  $  209,127   $   (3,022)
===============================================================================================


Viad Corp Statement of Consolidated Common Stock and Other Equity, continued

                                                          Unrealized
                                                          Gain (Loss)
                                                       on Securities
                                               Unearned   Classified      Common
                                               Employee as Available    Stock in
(000 omitted)                                  Benefits     for Sale    Treasury        Total
-----------------------------------------------------------------------------------------------
Balance, January 1, 1995                     $ (176,201)  $  (21,742)  $ (73,300)   $ 555,093
Net loss                                                                              (16,559)
Dividends on common
 and preferred stock                                                                  (55,024)
Treasury shares issued
 in connection with
 dividend reinvestment plan                                               6,368         9,317
Treasury shares issued
 in connection with
 employee benefit plans                                                   8,448         7,696
Net change in performance-
 based and restricted
 stock awards                                                                           2,428
Employee benefits funded                         16,689                                16,689
Employee Equity Trust
 adjustment to market value                     (54,484)                                   --
Acquisition of subsidiary
 accounted for as a
 pooling of interests                                                      5,131           47
Unrealized translation gain                                                             2,530
Unrealized gain on securities
 classified as available for sale                             23,198                   23,198
Other, net                                                                 2,135        2,754
-----------------------------------------------------------------------------------------------
Balance, December 31, 1995                     (213,996)       1,456     (51,218)     548,169
-----------------------------------------------------------------------------------------------

Net income                                                                             28,377
Dividends on common
 and preferred stock                                                                  (43,869)
Distribution of consumer
 products business to
 Viad stockholders                               88,607                              (155,450)
Disposition of Canadian
 intercity bus transportation
 business                                                                              12,266
Treasury shares issued in
 connection with dividend
 reinvestment plan                                                         9,417       12,585
Treasury shares issued in
 connection with employee
 benefit plans                                                            19,453        9,467
Net change in performance-
 based and restricted
 stock awards                                                                           2,070
Employee benefits funded                         20,045                                20,045
Employee Equity Trust
 adjustment to market value                     (13,422)                                   --
Unrealized translation gain                                                                19
Unrealized loss on securities
 classified as available for sale                             (1,251)                  (1,251)
Other, net                                                                   116         (210)

-----------------------------------------------------------------------------------------------
Balance, December 31, 1996                     (118,766)         205     (22,232)     432,218
-----------------------------------------------------------------------------------------------

Net income                                                                             89,336
Dividends on common and
 preferred stock                                                                      (30,295)
Treasury shares acquired in
 connection with dividend
 reinvestment plan                                                        (1,817)      (2,146)
Treasury shares issued in
 connection with employee
 benefit plans                                                            14,214        4,927
Net change in performance-
 based and restricted
 stock awards                                                                           2,270
Employee benefits funded                         11,591                                11,591
Employee Equity Trust
 adjustment to market value                     (14,793)                                   --
Acquisition of subsidiary
 accounted for as a pooling
 of interests                                                                           9,204
Unrealized translation loss                                                            (1,503)
Unrealized gain on securities
 classified as available for sale                             13,420                   13,420
Other, net                                                                   210          139
-----------------------------------------------------------------------------------------------
Balance, December 31, 1997                   $ (121,968)  $   13,625  $   (9,625)  $  529,161
===============================================================================================

See Notes to Consolidated Financial Statements.

Viad Corp Notes to Consolidated Financial Statements

Years ended December 31, 1997, 1996 and 1995

A. Significant Accounting Policies

Principles of Consolidation. The Consolidated Financial Statements of Viad Corp ("Viad") include the accounts of Viad and all of its subsidiaries. On August 15, 1996, Viad spun off its consumer products business to stockholders. Viad also disposed of its 68.5 percent ownership interest in its Canadian intercity bus transportation business on May 31, 1996. On April 17, 1997, Viad finalized the sale of Premier Cruise Lines. The accompanying financial statements have been prepared to reflect the historical financial position and results of operations as adjusted for the reclassification of the consumer products, Canadian intercity bus transportation and cruise line businesses as discontinued operations for all periods presented. See Note E of Notes to Consolidated Financial Statements.

The Consolidated Financial Statements are prepared in accordance with generally accepted accounting principles, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may vary from those estimates.

Intercompany accounts and transactions between Viad and its subsidiaries have been eliminated in consolidation. Described below are those accounting policies particularly significant to Viad, including those selected from acceptable alternatives.

Reclassifications. Certain prior year amounts have been reclassified to conform with the 1997 presentation.

Cash Equivalents. Viad considers all highly liquid investments with original maturities of three months or less from date of purchase as cash equivalents.

Inventories. Inventories, which consist primarily of duty-free merchandise, exhibit materials, food and supplies used in providing services, are stated at the lower of cost (first-in, first-out and average cost methods) or market.

Funds and Agents' Receivables and Investments Restricted for Payment Service Obligations. Viad's payment service operations generate funds from the sale of money orders and other payment instruments (classified as "Payment service obligations"). The proceeds of such sales are invested by Viad's payment services subsidiary, in accordance with applicable state laws, in high-quality, readily liquid debt instruments (classified, along with cash on hand and cash in transit from agents, as "Funds, agents' receivables and current maturities of investments restricted for payment service obligations"), which before consolidating eliminations, included investment-grade commercial paper issued by Viad and supported along with the rest of Viad's outstanding commercial paper by a credit commitment under a long-term revolving bank credit agreement, as described in Note J of Notes to Consolidated Financial Statements; and in a portfolio of high-quality, longer-term investments (approximately 97% of the debt investments at December 31, 1997, have ratings of A- or higher or are collateralized by federal agency securities), including federal, state and municipal obligations, asset-backed securities and corporate debt securities (classified as "Investments restricted for payment service obligations"). These investments are restricted by state regulatory agencies for use by Viad's payment services subsidiary to satisfy the liability to pay, upon presentment, the face amount of such payment service obligations and accordingly such assets are not available to satisfy working capital or other financing requirements of Viad.

In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," Viad classifies securities as either available for sale or held to maturity, with different reporting requirements for each classification. See Note G of Notes to Consolidated Financial Statements for a discussion of the classification and reporting of these securities.

Impairment of Long-Lived Assets. As discussed further in Note C of Notes to Consolidated Financial Statements, in 1995 Viad elected the early adoption of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 establishes the accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets which are to be held and used and for long-lived assets and certain identifiable intangibles which are to be disposed of.

In accordance with the provisions of SFAS No. 121, Viad reviews the carrying values of its long-lived assets and identifiable intangibles for possible impairment whenever events or changes in circumstances indicate that the carrying amount of assets to be held and used may not be recoverable. SFAS No. 121 requires that for assets to be held and used, if the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, an impairment loss should be recognized, measured as the amount by which the carrying amount exceeds the fair value of the asset. Viad reports any long-lived assets and certain identifiable intangibles to be disposed of at the lower of carrying amount or fair value less cost to sell.

Property and Equipment. Property and equipment are stated at cost, net of impairment write-downs, less accumulated depreciation. Depreciation is provided principally by use of the straight-line method at annual rates as follows:

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

Pension and Other Benefits. Trusteed, noncontributory pension plans cover a significant portion of employees, with benefit levels supplemented in most cases by defined matching company stock contributions to employees' 401(k) plans. The 401(k) plans are available to almost all employees, including those not covered by the defined benefit plans. Defined benefits are based primarily on final average pay and years of service. Funding policies provide that payments to defined benefit pension trusts shall be at least equal to the minimum funding required by applicable regulations. Certain defined pension benefits, primarily those in excess of benefit levels under qualified pension plans, are unfunded.

Viad has unfunded defined benefit postretirement plans that provide medical and life insurance for certain retirees and dependents. The related postretirement benefit liabilities are recognized over the period that services are provided by employees.

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

Derivatives. Amounts receivable or payable under swap agreements are accrued and recognized as an adjustment to the expense of the related transaction as discussed in Notes J and P of Notes to Consolidated Financial Statements.

Stock-Based Compensation. In October 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123, "Accounting for Stock-Based Compensation." As permitted by
SFAS No. 123, Viad uses the intrinsic value method prescribed by APB No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans other than for performance-based and restricted stock awards and stock appreciation rights. A summary of the pro forma effects on reported income from continuing operations and earnings per share from continuing operations calculated as if the fair value method of accounting defined in SFAS No. 123 had been applied is included in Note L of Notes to Consolidated Financial Statements.

Sale of Receivables. Viad adopted SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," on January 1, 1997. SFAS No. 125 permits sale accounting treatment for transfers of financial assets in which the transferor surrenders control over those assets and consideration other than beneficial interests in the transferred assets is received in exchange. SFAS No. 125 defines the conditions under which a transferor has surrendered control. Sales of trade accounts receivables entered into after December 31, 1996 qualify for sale accounting under SFAS No. 125. The adoption of SFAS No. 125 did not have a material effect on Viad's consolidated financial position or results of operations.

Net Income (Loss) Per Common Share. In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share." Income (loss) per share amounts previously reported have been restated to conform with the requirements of SFAS No. 128. SFAS No. 128 requires the dual presentation of basic and diluted earnings per share ("EPS") on the face of the income statement and requires a reconciliation of the numerators and denominators of basic and diluted EPS calculations. See Note F of Notes to Consolidated Financial Statements. Employee Stock Ownership Plan ("ESOP") shares are treated as outstanding for net income (loss) per share calculations. The average outstanding and potentially dilutive common shares does not include shares held by the Employee Equity Trust (the "Trust"). Shares held by the Trust are not considered outstanding for net income (loss) per share calculations until the shares are released from the Trust.

Recent Accounting Pronouncements. In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130, which will become effective in 1998, establishes standards for reporting and displaying comprehensive income and its components in the financial statements. Reclassification of financial statements for earlier periods is required. Viad is in the process of determining its preferred format. The adoption of SFAS No. 130 will not affect Viad's consolidated financial position, results of operations or cash flows as previously reported.

In June 1997, the FASB also issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 requires disclosure of certain financial and descriptive information for each reportable operating segment based on management's internal organizational decision-making structure. SFAS No. 131 also establishes standards for disclosures related to products and services, geographic areas and major customers. The new disclosures required by SFAS No. 131 will be effective for Viad's financial statements for the year ending December 31, 1998. Financial statement disclosures for prior periods are required to be restated. Viad is in the process of evaluating the disclosure requirements. The adoption of SFAS No. 131 will not affect Viad's consolidated financial position, results of operations or cash flows as previously reported.

In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosure about Pensions and Other Postretirement Benefits." SFAS No. 132, effective for the year ending December 31, 1998, requires additional disclosures and eliminates certain existing disclosures, but does not affect recognition or measurement of net pension or postretirement benefit cost. Restatement of financial statement disclosures for prior periods is required. Viad is in the process of evaluating the disclosure requirements. The adoption of SFAS No. 132 will not affect Viad's consolidated financial position, results of operations or cash flows as previously reported.

B. Acquisitions of Businesses

During 1997, Viad acquired an airline catering flight kitchen and several payment services businesses, including Financial Services Management Corp., the nation's largest processor of rebate checks, and a regional money order business. In addition, in December 1997, Viad acquired all of the common stock of Game Financial Corporation ("Game") in exchange for approximately 2,600,000 shares of Viad's common stock. Game provides cash access services to casinos and other gaming establishments. Game operates as a wholly owned subsidiary of Viad's payment services subsidiary. The Game acquisition was accounted for as a pooling of interests.

During 1996, Viad purchased two convention services companies and the remaining interest in several airline catering joint ventures. Viad also acquired the remaining minority interest in its Canadian tourism business, Brewster Transport Company
Limited, in a noncash exchange, as described in Note E of Notes to Consolidated Financial Statements.

During 1995, Viad acquired Giltspur, Inc., an exhibit construction and services company, and several smaller companies.
Also during 1995, Viad acquired all of the common stock of a small payment services company in exchange for approximately
300,000 shares of Viad's common stock. The acquisition was accounted for as a pooling of interests.

Except for the pooling of interests transactions, the acquisitions were accounted for as purchases. The purchase prices, including acquisition costs, were allocated to the net tangible and intangible assets acquired based on estimated fair values at the dates of the acquisitions. The difference between the purchase prices and the related fair values of net assets acquired represents goodwill. The results of operations of the acquired companies from the beginning of the year to the dates of acquisition are not material.

Prior period financial statements have not been restated for the acquisitions accounted for as pooling of interests, as the results of the pooled companies are not significant to the consolidated results of operations. The accompanying financial statements include the accounts and results of operations from the dates of acquisition.

Net cash paid, assets acquired and debt and other liabilities assumed in all acquisitions of businesses accounted for as purchases for the years ended December 31 were as follows:

(000 omitted)                          1997        1996         1995
---------------------------------------------------------------------
Assets acquired:
 Property and equipment          $    3,119  $    3,813   $   17,672
 Intangibles, primarily
   goodwill (1)                      15,710      16,620       83,650
 Other assets                           188       9,517       56,354
Debt and other liabilities
 assumed                                         (8,219)     (63,873)
---------------------------------------------------------------------
Net cash paid                    $   19,017  $   21,731   $   93,803
=====================================================================

(1) Excludes additional goodwill of $15,688,000 recorded in 1996 in connection with the acquisition of the remaining minority interest in the Canadian tourism business in a noncash exchange.

C. Impairment of Long-Lived Assets

In 1995, Viad elected the early adoption of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The initial application of SFAS No. 121 to long-lived assets held for disposal at January 1, 1995, resulted in a noncash charge of $13,875,000 (net of tax benefit of $8,459,000) and is reported in the Statement of Consolidated Income as a cumulative effect of a change in accounting principle. The charge represents the adjustment required to individually remeasure such assets at the lower of carrying amount or fair value less cost to sell. Long-lived assets held for disposal consist principally of miscellaneous real estate remaining from businesses previously disposed of by Viad, including former bus terminal properties retained upon disposition of Greyhound Lines, Inc. in 1987, land parcels retained upon the spin-off of The FINOVA Group Inc. in 1992, and other nonoperating properties. These assets have a total carrying value of $14,946,000 and $17,914,000 at December 31, 1997 and
1996, respectively. While these assets are being actively marketed, Viad expects that the period of disposal may exceed one year for certain of the assets.

D. Nonrecurring Items

On December 31, 1996, Viad sold its 26 percent limited partnership interest in the Phoenix Suns National Basketball
Association team for $31,500,000, resulting in a gain of $30,489,000 ($19,025,000 after-tax), after deducting transaction costs and carrying amount of the investment.

As discussed in Note E of Notes to Consolidated Financial Statements, on August 15, 1996, Viad completed the spin-off of its consumer products business to stockholders. Spin-off costs and management transition expenses totaling $33,000,000 ($28,985,000 after-tax) have been recorded as expenses of continuing operations. In addition, $5,000,000 of such costs, without tax benefit, were allocated to the consumer products business and are classified as discontinued operations expense. These charges are comprised primarily of spin-off transaction costs, professional fees and compensation required by certain former executive officers' employment contracts.

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

In connection with the Distribution, on August 15, 1996, Viad borrowed $280,000,000 under a new $350,000,000 bank credit facility and used the proceeds to repay floating-rate indebtedness of Viad. The credit facility and related liability were then assumed by The Dial Corporation upon the spin-off, thereby transferring that portion of Viad's outstanding indebtedness deemed attributable to the consumer products business. In conjunction with the debt transfer, Viad also transferred a variable to fixed interest rate swap agreement in the notional amount of $65,000,000 to The Dial Corporation. Interest expense of $13,096,000 and $20,425,000 in 1996 and 1995, respectively, was allocated to the consumer products business based on the lesser of a) interest on the debt and interest rate swap assumed by The Dial Corporation or b) the amount of intercompany interest that had historically been charged by Viad on interest-bearing advances based on the prime lending rate.

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

In February 1997, Viad's Board of Directors approved plans to dispose of Viad's cruise line business, operated by Premier Cruise Lines. The Star/Ship Majestic, formerly on charter to a European operator, was sold in December 1996. In March 1997, Viad sold the Star/Ship Atlantic, and on April 17, 1997, Viad finalized the sale of Premier Cruise Lines.

Revenues applicable to the operations of the discontinued consumer products, Canadian intercity bus transportation and cruise line businesses totaled $998,792,000 and $1,598,325,000 in 1996 and 1995, respectively.

The caption "Loss from discontinued operations" in the Statement of Consolidated Income for the years ended December 31 includes the following:

(000 omitted)                                      1996         1995
---------------------------------------------------------------------
Consumer products business:
 Income (loss) from operations
   through August 15, 1996, net of
   tax provision (benefit) of $22,817
   and $(22,974) (1)                         $   35,620   $  (33,105)
 Spin-off costs and management
   transition expenses, without
   tax benefit                                   (5,000)
---------------------------------------------------------------------
                                                 30,620      (33,105)
---------------------------------------------------------------------

Canadian intercity bus
 transportation business, net of
 applicable minority interests:
   Income (loss) from operations
    through May 31, 1996, net of tax
    (benefit) provision of $(510)
    and $4,975                                     (583)       3,954
   Cumulative effect, net of tax
    provision of $905, to
    January 1, 1995, of initial
    application of SFAS No. 121, to
    Canadian intercity bus transportation
    assets held for disposal                                  (3,821)
   Transaction costs, loss on disposition
    and foreign currency translation
    losses (2)                                  (15,866)
---------------------------------------------------------------------
                                                (16,449)         133
---------------------------------------------------------------------

Cruise line business:
 Loss from operations, net of tax benefit
   of $174 and $23,517 (3)                          (70)     (40,493)
 Provision for loss on disposal,
   including $3,000 for operating losses
   during phase-out period, net of tax
   benefit of $19,250                           (35,750)
---------------------------------------------------------------------
                                                (35,820)     (40,493)
---------------------------------------------------------------------

Provisions related to previously
 discontinued businesses, net of
 tax benefit of $10,955 (4)                     (19,045)
---------------------------------------------------------------------
Loss from discontinued operations            $  (40,694)  $  (73,465)
=====================================================================

(1) After deducting restructuring charges and asset write-downs of $135,600,000
($82,100,000 after-tax) in 1995.
(2) Includes spin-off and exchange transaction costs of $1,579,000 associated with the disposition of the Canadian intercity bus transportation business, along with a loss recorded on the disposition of $2,021,000 and recognition of unrealized foreign currency translation losses of $12,266,000. The translation losses had previously been deducted from common stock and other equity in accordance with SFAS No. 52.
(3) After deducting asset write-downs of $55,500,000 ($35,100,000 after-tax) in
1995.
(4) Represents additional provisions for self insurance, legal and remediation matters arising from previously discontinued businesses.

F. Earnings Per Share

As discussed in Note A of Notes to Consolidated Financial
Statements, the following is a reconciliation of the numerators and denominators of basic and diluted per share computations for income from continuing operations as required by SFAS No. 128:


(000 omitted, except per share data)   1997        1996         1995
---------------------------------------------------------------------
Basic income per common share:
 Income from continuing
   operations                    $   97,794  $   69,071   $   70,781
 Less: Preferred stock dividends     (1,127)     (1,125)      (1,124)
---------------------------------------------------------------------
 Income available to common
   stockholders                  $   96,667  $   67,946   $   69,657
=====================================================================

 Average outstanding common
   shares                            90,804      88,814       86,543
=====================================================================

 Basic income per share from
   continuing operations         $     1.06  $     0.76   $     0.80
=====================================================================

Diluted income per common share:
 Income available to common
   stockholders, from above      $   96,667  $   67,946   $   69,657
=====================================================================

 Average outstanding common
   shares, from above                90,804      88,814       86,543
 Additional dilutive shares
   related to stock-based
   compensation                       2,982       2,525        1,936
---------------------------------------------------------------------
 Average outstanding and
   potentially dilutive
   common shares                     93,786      91,339       88,479
=====================================================================

 Diluted income per share
  from continuing operations     $     1.03  $     0.74   $     0.79
=====================================================================

G. Investments in Debt and Equity Securities

As discussed in Note A of Notes to Consolidated Financial Statements, Viad's payment services subsidiary generates funds from the sale of money orders and other payment instruments. A portion of the proceeds of such sales are invested in a portfolio of high-quality, longer-term investments, including federal, state and municipal obligations, asset-backed securities and corporate debt securities. Securities are included in the Consolidated Balance Sheet under the caption, "Investments restricted for payment service obligations" except for those securities expected to be sold or maturing within one year, which are included under the caption, "Funds, agents' receivables and current maturities of investments restricted for payment service obligations."

Securities are classified as available for sale or held to maturity under the requirements of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Viad has no securities classified in the trading category.

Although Viad's investment portfolio exposes Viad to certain credit risks, Viad believes the high quality of its investments (approximately 97% of the debt investments at December 31, 1997 have ratings of A- or higher or are collateralized by federal agency securities) reduces this risk substantially. Viad regularly monitors credit and market risk exposures and takes steps to mitigate the likelihood of these exposures resulting in actual loss.

In September 1997, Viad's payment services subsidiary entered into a five-year agreement to sell, on a periodic basis, undivided percentage ownership interests in certain receivables in an amount not to exceed $250,000,000. The receivables, representing funds in transit from money order agents, are being sold in order to accelerate payment services' cash flow for investment in admissible securities (which are available to satisfy certain state requirements that qualified assets be equal to or exceed related payment service obligations at all times). The weekly agents' receivables sold during 1997 ranged from $106,000,000 to $203,000,000. The expense of selling such receivables was $2,790,000 in 1997, which has been deducted in arriving at payment services operating income.

Securities Classified as Available for Sale. Securities that are being held for indefinite periods of time, including those securities which may be sold in response to needs for liquidity or changes in interest rates, are classified as securities available for sale and are carried at fair value, with the net unrealized holding gain or loss, after-tax, reported as a separate component of common stock and other equity, with no effect on current results of operations. The net unrealized gain of $13,625,000 and $205,000 (net of deferred tax liability of $8,710,000 and $130,000) at December 31, 1997 and 1996,
respectively, are included in the Consolidated Balance Sheet as a separate component of common stock and other equity under the caption, "Unrealized gain on securities classified as available for sale." The increase in the unrealized gain during 1997 was due principally to decreases in longer-term market interest rates, while the decrease in the unrealized gain during 1996 was due principally to increases in such interest rates.

A summary of securities classified as available for sale at December 31, 1997 is set forth below:

                                      Gross       Gross
                     Amortized   Unrealized  Unrealized         Fair
(000 omitted)             Cost        Gains      Losses        Value
---------------------------------------------------------------------
Obligations of
 states and
 political
 subdivisions       $  616,826   $   19,796  $       19   $  636,603
Corporate debt
 securities             21,913            7       1,865       20,055
Mortgage-backed and
 other asset-backed
 securities            393,140        3,301         254      396,187
Preferred stock         42,492        1,433          64       43,861
---------------------------------------------------------------------
Securities classified
 as available
 for sale           $1,074,371   $   24,537  $    2,202   $1,096,706
=====================================================================

A summary of securities classified as available for sale at December 31, 1996 is set forth below:

                                      Gross       Gross
                     Amortized   Unrealized  Unrealized         Fair
(000 omitted)             Cost        Gains      Losses        Value
---------------------------------------------------------------------
U.S. Government
 agencies           $    9,717   $       --  $      294   $    9,423
Obligations of
 states and
 political
 subdivisions          493,829        4,233       2,372      495,690
Corporate debt
 securities             48,833            2         891       47,944
Mortgage-backed and
 other asset-backed
 securities            145,904          183       1,226      144,861
Preferred stock         50,359          937         237       51,059
---------------------------------------------------------------------
Securities classified
 as available
 for sale           $  748,642   $    5,355  $    5,020   $  748,977
=====================================================================

Scheduled maturities of securities classified as available for sale at December 31, 1997 were as follows:

                                              Amortized         Fair
(000 omitted)                                      Cost        Value
---------------------------------------------------------------------
Due in:
 1998                                        $       --   $       --
 1999-2002                                       59,690       60,162
 2003-2007                                      241,359      248,328
 2008 and later                                 337,690      348,168
Mortgage-backed and other
 asset-backed securities                        393,140      396,187
Preferred stock                                  42,492       43,861
---------------------------------------------------------------------
                                             $1,074,371   $1,096,706
=====================================================================

Actual maturities may differ from scheduled maturities because the borrowers have the right to call or prepay certain obligations, sometimes without penalties. Maturities of mortgage-backed and other asset-backed securities depend on the repayment characteristics and experience of the underlying obligations.

Gross gains of $7,986,000, $3,039,000 and $5,150,000 were
realized during 1997, 1996 and 1995, respectively. Gross losses of $730,000, $1,130,000 and $11,000 were realized during 1997,
1996 and 1995, respectively. Gross gains and losses are based on the specific identification method of determining cost.

Securities Classified as Held to Maturity. Securities classified as held to maturity, which consist of securities that management has the ability and intent to hold to maturity, are carried at amortized cost, and are summarized as follows at December 31, 1997:

                                      Gross       Gross
                     Amortized   Unrealized  Unrealized         Fair
(000 omitted)             Cost        Gains      Losses        Value
---------------------------------------------------------------------
U.S. Government
 agencies           $   57,110   $       --  $      563   $   56,547
Obligations of
 states and
 political
 subdivisions          307,652       11,293          48      318,897
Corporate debt
 securities             55,707                      397       55,310
Mortgage-backed and
 other asset-backed
 securities            125,273          985          86      126,172
Other securities         3,031                      460        2,571
---------------------------------------------------------------------
Securities classified
 as held to
 maturity           $  548,773   $   12,278  $    1,554   $  559,497
=====================================================================

A summary of securities classified as held to maturity at December 31, 1996, is set forth below:

                                      Gross       Gross
                     Amortized   Unrealized  Unrealized         Fair
(000 omitted)             Cost        Gains      Losses        Value
---------------------------------------------------------------------
U.S. Government
 agencies           $   59,707   $        3  $    2,029   $   57,681
Obligations of
 states and
 political
 subdivisions          206,164        1,917       1,154      206,927
Corporate debt
 securities             66,491                    1,246       65,245
Mortgage-backed and
 other asset-backed
 securities             70,515          242         310       70,447
Other securities         3,044                       66        2,978
---------------------------------------------------------------------
Securities classified
 as held to
 maturity           $  405,921   $    2,162  $    4,805   $  403,278
=====================================================================

Scheduled maturities of securities classified as held to maturity at December 31, 1997 were as follows:

                                              Amortized         Fair
(000 omitted)                                      Cost        Value
---------------------------------------------------------------------
Due in:
 1998                                        $   30,015   $   29,882
 1999-2002                                       45,681       45,116
 2003-2007                                       90,524       90,946
 2008 and later                                 257,280      267,381
Mortgage-backed and other
 asset-backed securities                        125,273      126,172
---------------------------------------------------------------------
                                             $  548,773   $  559,497
=====================================================================

As mentioned above, actual maturities may differ from scheduled maturities because the borrowers have the right to call or prepay certain obligations, sometimes without penalties. Maturities of mortgage-backed and other asset-backed securities depend on the repayment characteristics and experience of the underlying obligations.

There were no sales or transfers of securities classified as held to maturity during 1997 or 1996.

H. Property and Equipment

Property and equipment at December 31 consisted of the following:

(000 omitted)                                      1997         1996
---------------------------------------------------------------------
Land                                         $   35,779   $   53,057
Buildings and leasehold improvements            257,134      300,149
Machinery and other equipment                   567,463      505,276
---------------------------------------------------------------------
                                                860,376      858,482
Less accumulated depreciation                   390,324      385,443
---------------------------------------------------------------------
Property and equipment                       $  470,052   $  473,039
=====================================================================

In May 1997, Viad sold its corporate headquarters building for $73,000,000, before expenses of sale. As part of the transaction, Viad is leasing back the portion of the building it currently occupies for nearly 15 years. Accordingly, the excess of the net sales price over the net book value of the building was deferred and is being amortized over the remaining term of the lease.

I. Intangibles

Intangibles at December 31 consisted of the following:

(000 omitted)                                      1997         1996
---------------------------------------------------------------------
Goodwill                                     $  577,434   $  585,468
Other intangibles                                72,605       60,054
---------------------------------------------------------------------
                                                650,039      645,522
Less accumulated amortization                   119,005      104,896
---------------------------------------------------------------------
Intangibles                                  $  531,034   $  540,626
=====================================================================

J. Debt

Long-term debt at December 31 was as follows:

(000 omitted)                                      1997         1996
---------------------------------------------------------------------
Senior debt: (1)
 Short-term borrowings: (2)
   Promissory notes, 6.2% (1997) and 6.4%
   (1996) weighted average interest rate
   at December 31                            $   50,000   $   84,000
 Senior notes, 6.2% (1997) and 6.1% (1996)
   weighted average interest rate at
   December 31, due to 2009                     299,647      314,583
 Guarantee of ESOP debt, floating rate
   indexed to LIBOR, 5.0% (1997) and
   4.6% (1996) at December 31, due to 2009       24,000       26,000
 Real estate mortgages and other
   obligations, 5.4% (1997) and 6.0% (1996)
   weighted average interest rate at
   December 31, due to 2016                      17,990       19,627
---------------------------------------------------------------------
                                                391,637      444,210
Subordinated debt, 10.5% debentures,
   due 2006                                      18,503       76,917
---------------------------------------------------------------------
Total debt                                      410,140      521,127
Less current portion                             32,291        2,348
---------------------------------------------------------------------
Long-term debt                               $  377,849   $  518,779
=====================================================================

(1) Rates shown are exclusive of the effects of commitment fees and other costs of long-term revolving bank credit used to support short-term borrowings, and exclusive of the effects of interest rate swap agreements related to certain short-term and long-term borrowings.
(2) Short-term borrowings exclude $90,000,000 of commercial paper issued by Viad to its payment services subsidiary.

In late March 1997, Viad repurchased $58,414,000 par value of its 10.5% subordinated debentures at a premium, resulting in an extraordinary charge of $8,458,000, net of tax benefit of $4,554,000.

Interest paid in 1997, 1996 and 1995 was approximately
$40,211,000, $61,402,000 and $67,082,000, respectively, including amounts charged to discontinued operations in 1996 and 1995.

In July 1994, a Shelf Registration filed with the Securities and Exchange Commission became effective. Under the Shelf Registration, Viad can issue up to an aggregate $500,000,000 of debt and equity securities. No securities have been issued under the program. The Shelf Registration enhances Viad's future financing options.

As discussed further in Note P of Notes to Consolidated Financial Statements, Viad has entered into (a) interest rate swap agreements which convert floating interest rates on existing and anticipated replacement short-term borrowings into fixed interest rates ("variable to fixed swaps") and (b) interest rate swap agreements which convert fixed interest rates on a portion of the Senior notes and other debt into floating interest rates ("fixed to variable swaps"). The net effect of such interest rate swap agreements was to increase interest expense by $5,041,000, $3,404,000 and $4,671,000 for 1997, 1996 and 1995, respectively.
The weighted average interest rate on total debt, inclusive of the effect of interest rate swap agreements and excluding interest expense not arising from such debt, was 7.5%, 7.8% and 7.2% for 1997, 1996 and 1995, respectively.

Viad satisfies its short-term borrowing requirements with bank lines of credit and the issuance of commercial paper and promissory notes. At December 31, 1997, outstanding promissory notes and the commercial paper issued to Viad's payment services subsidiary are supported by unused commitments under a $300,000,000 long-term revolving bank credit agreement, which expires on August 15, 2002. Annually, at Viad's request and with the participating banks' consent, the term of the agreement may be extended for a further one-year period. The interest rate applicable to borrowings under the $300,000,000 credit commitment is, at Viad's option, indexed to the bank prime rate or the London Interbank Offering Rate ("LIBOR"), plus appropriate spreads over such indices during the period of the credit agreement. The agreement also provides for commitment fees. Such spreads and fees will change moderately should Viad's debt ratings change. Viad, in the event that it becomes advisable, intends to exercise its right under the agreement to borrow for the purpose of refinancing short-term borrowings; accordingly, short-term borrowings totaling $50,000,000 and $84,000,000 at December 31, 1997 and 1996, respectively, have been classified as long-term debt.

Annual maturities of long-term debt due in the next five years will approximate $32,291,000 (1998), $2,222,000 (1999),
$32,231,000 (2000), $67,990,000 (2001), $92,210,000 (2002) and
$183,196,000 thereafter. Included in the year 2002 is $50,000,000 which represents the maturity of short-term borrowings assuming they had been refinanced utilizing the revolving credit facility through August 15, 2002.

Viad's long-term debt agreements include various restrictive covenants and require the maintenance of certain defined financial ratios with which Viad is in compliance.

K. Preferred Stock and Common Stock and Other Equity

At December 31, 1997, there were 99,739,925 shares of common stock issued and 99,222,999 shares outstanding. At December 31, 1997, a total of 5,072,785 of the outstanding shares were held by Viad's Employee Equity Trust.

Viad has 442,352 shares of $4.75 Preferred Stock authorized, of which 364,352 shares are issued. The holders of the $4.75 Preferred Stock are entitled to a liquidation preference of $100 per share and to annual cumulative sinking fund redemptions of 6,000 shares. Viad presently holds 129,373 shares which will be applied to this sinking fund requirement; the 234,979 shares held by others are scheduled to be redeemed in the years 2019 to 2058. In addition, Viad has authorized 5,000,000 and 2,000,000 shares of Preferred Stock and Junior Participating Preferred Stock, respectively.

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

The ESOP borrowed $40,000,000 to purchase treasury shares in 1989. The ESOP's obligation to repay this borrowing is guaranteed by Viad; therefore, the unpaid balance of the borrowing ($24,000,000 and $26,000,000 at December 31, 1997 and 1996,
respectively) has been reflected in the accompanying balance sheet as long-term debt and the amount representing unearned employee benefits ($24,000,000 and $25,906,000 at December 31, 1997 and 1996, respectively) has been recorded as a deduction from common stock and other equity. The liability is reduced as the ESOP repays the borrowing, and the amount in common stock and other equity is reduced as the employee benefits are charged to expense. The ESOP intends to repay the loan (plus interest) using Viad contributions and dividends received on the shares of common stock held by the ESOP. Information regarding ESOP transactions for the years ended December 31 was as follows:


(000 omitted)                          1997        1996         1995
---------------------------------------------------------------------
Amounts paid by ESOP for:
 Debt repayment                  $    2,000  $    2,000   $    2,000
 Interest                             1,187       1,200        1,376
Amounts received from Viad as:
 Dividends                              856         999        1,185
 Contributions                        2,226       2,064        2,178


Shares are released for allocation to participants based upon the ratio of the year's principal and interest payments to the sum of the total principal and interest payments expected over the remaining life of the plan. Expense of the ESOP is recognized based upon the greater of cumulative cash payments to the plan or 80% of the cumulative expense that would have been recognized under the shares allocated method, in accordance with Emerging Issues Task Force Abstract No. 89-8, "Expense Recognition for Employee Stock Ownership Plans." Under this method, Viad has recorded expense of $2,123,000, $2,138,000 and $1,817,000 in
1997, 1996 and 1995, respectively.

In conjunction with the August 15, 1996, spin-off of Viad's consumer products business, the ESOP received one share of common stock of The Dial Corporation for every share of Viad common stock then held by the ESOP. The ESOP sold The Dial Corporation shares on the open market and used the proceeds to purchase shares of Viad common stock.

Unallocated shares held by the ESOP at December 31 were:

                                                            The Dial
                                              Viad Corp  Corporation
---------------------------------------------------------------------
Unallocated shares at December 31, 1995       1,807,466           --
 Shares allocated                              (233,933)
 Shares received upon spin-off of the
   consumer products business                              1,735,166
 Shares sold in the open market                             (671,800)
 Shares purchased in the open market            631,500
---------------------------------------------------------------------
Unallocated shares at December 31, 1996       2,205,033    1,063,366
 Shares allocated                              (297,009)
 Shares sold in the open market                           (1,063,366)
 Shares purchased in the open market            958,695
---------------------------------------------------------------------
Unallocated shares at December 31, 1997       2,866,719           --
=====================================================================

In September 1992, Viad sold 10,491,800 shares of treasury stock to Viad's Employee Equity Trust (the "Trust") for a $200,000,000 promissory note. At December 31, 1997, the balance of the promissory note due to Viad was $48,875,000. The Trust is used to fund certain existing employee compensation and benefit plans over the scheduled 15-year term. Through December 31, 1997, the Trust had issued 5,419,015 shares to fund such benefits. For financial reporting purposes, the Trust is consolidated with Viad and the promissory note is eliminated in consolidation. The fair market value of the 5,072,785 remaining shares held by the Trust, representing employee benefits, is shown as a deduction from common stock and other equity and is reduced as employee benefits are funded. All dividends and interest transactions between the Trust and Viad are eliminated in consolidation. Differences between cost and fair value of shares held and/or released are included in additional capital. Unearned employee benefits at December 31, 1997 and 1996 were $97,968,000 and $92,860,000, respectively.

At December 31, 1997, retained income of $122,647,000 was unrestricted as to payment of dividends by Viad.

L. Stock-Based Compensation

On May 13, 1997, stockholders adopted the 1997 Viad Corp Omnibus Incentive Plan ("Omnibus Plan"), previously approved by the Board of Directors, which replaced the 1992 Stock Incentive Plan. The Omnibus Plan provides for the following types of awards to officers, directors and certain key employees: (a) stock options (both incentive stock options and nonqualified stock options);
(b) stock appreciation rights ("SARs"); (c) restricted stock; and
(d) performance-based awards. The number of shares available for grant under the Omnibus Plan in each calendar year is equal to 2% of the total number of shares of common stock outstanding as of the first day of each year. Any shares available for grant in a particular calendar year which are not, in fact, granted in such year shall be added to the shares available for grant in any subsequent calendar year. In addition, no more than 7,500,000 shares of common stock will be cumulatively available for grant of incentive stock options over the life of the Omnibus Plan.

Stock options are granted for terms of ten years. Stock options are exercisable based on the market value at the date of grant, with 50% exercisable after one year and the balance exercisable after two years from the date of grant.

SARs and Limited SARs ("LSARs") were granted, with terms of ten years, under the 1983 Stock Option and Incentive Plan. SARs are exercisable under the same terms as stock options, while LSARs vested fully at date of grant and are exercisable only for a limited period (in the event of certain tenders or exchange offers for Viad's common stock). SARs and/or LSARs are issued in tandem with certain stock options and the exercise of one reduces, to the extent exercised, the number of shares represented by the other(s). SAR exercises totaled 2,812 and 131,520 shares in 1997 and 1996, respectively. There were no SARs exercised in 1995.

In conjunction with the spin-off of Viad's consumer products business on August 15, 1996, the number of shares and the exercise price of each option, related LSAR and SAR held by employees of Viad who remained employees of Viad after the spin-off were modified so that the aggregate exercise price and the aggregate spread before the spin-off were preserved at the time of the spin-off. Options and related LSARs and SARs held by employees of Viad who became employees of The Dial Corporation were surrendered in accordance with the related agreements.

Performance-based stock awards (120,900, 141,700 and 149,500 shares awarded in 1997, 1996 and 1995, respectively, at an estimated fair value per share of $18.34, $13.88 and $24.56, respectively) vest, based on total shareholder return relative to the applicable stock index and the proxy comparator groups existing at the time of each award, at the end of a three-year period from the date of grant. The performance periods for the 1994 and 1993 performance-based stock awards ended during 1997 and 1996, respectively. Shares that vested at the end of the 1994 and 1993 performance periods totaled 109,787 and 39,596, respectively. Holders of the performance-based and restricted stock have the right to receive dividends and vote the shares but may not sell, assign, transfer, pledge or otherwise encumber the stock. In conjunction with the spin-off of Viad's consumer products business, a holder of unvested performance-based stock was credited with the number of shares of The Dial Corporation common stock equal to the number of shares of Viad common stock awarded. The 1995 performance-based stock awards (including shares of The Dial Corporation common stock received in the Distribution) will vest based on the combined performance of Viad and The Dial Corporation shares.

Information with respect to stock options granted and exercised for the years ended December 31, at historical number of shares and option exercise prices, is as follows:

                                                            Weighted
                                                             Average
                                                            Exercise
                                                 Shares     Price (1)
---------------------------------------------------------------------
Options outstanding at December 31, 1994      8,171,688   $    17.18
Granted                                       1,378,000        24.57
 Exercised                                   (1,068,428)       15.29
 Canceled                                      (205,336)       21.35
--------------------------------------------------------
Options outstanding at
 December 31, 1995 (2)                        8,275,924        18.55
 Before spin-off of the consumer
   products business:
   Granted                                       50,000        28.75
   Exercised                                 (1,488,373)       15.44
   Canceled                                    (159,070)       15.20
 Modification due to the Distribution,
   net (3)                                    1,968,392          N/A
 After spin-off of the consumer
   products business:
   Granted                                    1,691,100        13.88
   Exercised                                   (236,229)        9.26
   Canceled                                     (78,837)       12.80
--------------------------------------------------------
Options outstanding at
 December 31, 1996 (2)                       10,022,907        10.82
 Granted                                      1,143,100        18.33
 Conversion of Game options (4)                 235,228         7.95
 Exercised                                   (1,391,630)        9.73
 Canceled                                      (202,578)       13.91
--------------------------------------------------------
Options outstanding at
 December 31, 1997 (2)                        9,807,027        11.72
========================================================

(1) Weighted average exercise prices for 1994, 1995 and 1996 up to date of modification are based on original grant pricing (before modification due to the Distribution).
(2) Options exercisable totaled 8,052,840 shares, 7,580,872 shares and 6,274,649 shares at December 31, 1997, 1996 and 1995, respectively.
(3) Net of options surrendered by employees of Viad who became employees of The Dial Corporation after the Distribution.
(4) Existing Game Financial Corporation ("Game") options were converted into options to purchase Viad shares upon the acquisition of Game (see Note B of Notes to Consolidated Financial Statements). The original number of Game stock options and the original Game exercise price were adjusted to reflect the acquisition exchange ratio.

The following tables summarize information concerning stock options outstanding and exercisable at December 31, 1997:


Options Outstanding
                                               Weighted     Weighted
                                              Remaining      Average
Range of                                    Contractual     Exercise
Exercise Prices                      Shares        Life        Price
---------------------------------------------------------------------
$3.93 to $9.33                    1,931,973   2.4 years   $     6.79
$9.80 to $12.22                   3,879,605   5.6 years        10.94
$13.05 to $18.34                  3,995,449   8.5 years        14.85
                                 ----------
$3.93 to $18.34                   9,807,027   6.1 years        11.72
                                 ==========

Options Exercisable
                                                            Weighted
                                                             Average
Range of                                                    Exercise
Exercise Prices                      Shares                    Price
---------------------------------------------------------------------
$3.93 to $9.33                    1,931,973               $     6.79
$9.80 to $12.22                   3,879,605                    10.94
$13.05 to $18.34                  2,241,262                    13.39
                                 ----------
$3.93 to $18.34                   8,052,840                    10.62
                                 ==========

Viad applies APB No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock-based compensation plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans other than for performance-based and restricted stock awards and SAR exercises, which totaled $3,858,000, $4,444,000 and $3,736,000 in 1997, 1996 and 1995, respectively.

In October 1995, FASB issued SFASNo. 123, "Accounting for Stock-Based Compensation." Had Viad elected to recognize compensation cost for stock options and performance-based stock awards in accordance with the fair value method of accounting defined in SFAS No. 123, income from continuing operations and diluted income per share from continuing operations would be as presented in the table below. The effects of applying SFASNo. 123 in this disclosure are not indicative of future amounts.


(000 omitted, except per share data)   1997        1996         1995
---------------------------------------------------------------------
Income from continuing
 operations, as reported         $   97,794  $   69,071   $   70,781
Additional compensation: (1)
 Stock option grants and
   performance-based stock awards    (3,279)     (2,876)        (527)
 Modification of existing stock
   option grants (2)                             (5,716)
---------------------------------------------------------------------
Pro forma income from
 continuing operations           $   94,515  $   60,479   $   70,254
=====================================================================
Pro forma diluted income per
 share from continuing
 operations                      $     1.00  $     0.65   $     0.78
=====================================================================

(1) Compensation cost calculated under SFAS No. 123 is expensed ratably over the vesting period. Compensation cost is net of estimated forfeitures and the tax benefit on nonqualified stock options.
(2) In connection with the spin-off of the consumer products business on August 15, 1996, the number of shares and the exercise price of each option held by employees of Viad who remained employees of Viad after the spin-off were modified so that the aggregate exercise price and the aggregate spread before the spin-off were preserved at the time of the spin-off. SFAS No. 123 requires such options modified as a result of a spin-off to be treated as new grants.

For purposes of applying SFAS No. 123, the estimated fair value of stock options granted during 1997, 1996 and 1995 was $5.04, $3.47 and $5.90 per share, respectively. The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

                                       1997        1996         1995
---------------------------------------------------------------------
Expected dividend yield                1.7%        2.3%         2.6%
Expected volatility                   23.6%       22.0%        22.0%
Risk-free interest rate               6.13%       6.38%        6.35%
Expected life                       5 years     5 years      5 years


M. Income Taxes

Deferred income tax assets (liabilities) included in the Consolidated Balance Sheet at December 31 related to the following:

(000 omitted)                                      1997         1996
---------------------------------------------------------------------
Property and equipment                       $  (28,721)  $  (20,203)
Deferred income                                  10,568
Pension, compensation and other
 employee benefits                               38,287       33,675
Provisions for losses                            35,509       35,622
Unrealized gain on securities
 classified as available for sale                (8,710)        (130)
Deferred state income taxes                       7,091        4,994
Capital loss carry forward                       20,170
Other deferred income tax assets                 42,989       39,932
Other deferred income tax liabilities           (23,890)     (25,543)
---------------------------------------------------------------------
                                                 93,293       68,347
Foreign deferred tax liabilities
 included above                                  10,810       12,124
---------------------------------------------------------------------
United States deferred tax assets            $  104,103   $   80,471
=====================================================================

The provision for income taxes on income from continuing operations for the years ended December 31 consisted of the following:

(000 omitted)                          1997        1996         1995
---------------------------------------------------------------------
Current:
 United States:
   Federal                       $   25,233  $   19,827   $   13,363
   State                              6,094       6,528        1,633
 Foreign                              8,980       6,858        5,535
---------------------------------------------------------------------
                                     40,307      33,213       20,531
Deferred                                846       8,685        9,133
---------------------------------------------------------------------
Income taxes                     $   41,153  $   41,898   $   29,664
=====================================================================

Certain tax benefits related primarily to stock option exercises and dividends paid to the ESOP are credited to common stock and other equity and amounted to $2,491,000, $3,401,000 and $2,536,000 in 1997, 1996 and 1995, respectively.

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

Income taxes paid in 1997, 1996 and 1995, including amounts paid on behalf of The Dial Corporation for the periods up to the spin-off date as part of consolidated federal and other applicable tax returns of Viad, amounted to $21,689,000, $19,792,000 and $21,502,000, respectively.

A reconciliation of the provision for income taxes on income from continuing operations and the amount that would be computed using statutory federal income tax rates for the years ended December
31 was as follows:

(000 omitted)                          1997        1996         1995
---------------------------------------------------------------------
Computed income taxes at
 statutory federal income tax
 rate of 35%                     $   48,631  $   38,839   $   35,156
Nondeductible goodwill
 amortization                         4,093       3,937        2,988
Minority interests                      433         613          920
State income taxes                    4,341       5,636        1,685
Tax-exempt income                   (18,671)    (13,968)     (10,400)
Spin-off costs and management
 transition expenses                              6,300
Other, net                            2,326         541         (685)
---------------------------------------------------------------------
Income taxes                     $   41,153  $   41,898   $   29,664
=====================================================================

United States and foreign income before income taxes from continuing operations for the years ended December 31 was as follows:

(000 omitted)                          1997        1996         1995
---------------------------------------------------------------------
United States                    $  118,159  $   88,819   $   82,271
Foreign, principally Canada
 and United Kingdom                  20,788      22,150       18,174
---------------------------------------------------------------------

Income before income taxes       $  138,947  $  110,969   $  100,445
=====================================================================

N. Pension and Other Benefits

Pension Benefits. Continuing operations net pension cost for the years ended December 31 included the following components:


(000 omitted)                          1997        1996         1995
---------------------------------------------------------------------
Service cost benefits earned
 during the period               $    6,456  $    6,341   $    5,614
Interest cost on projected
 benefit obligation                  13,581      12,757       11,191
Actual return on plan assets        (33,727)    (15,045)     (23,200)
Net amortization and deferral        20,445       2,345       10,695
Other items, primarily defined
 contribution and
 multiemployer plans                 12,969      12,986       13,624
---------------------------------------------------------------------
Net pension cost                 $   19,724  $   19,384   $   17,924
=====================================================================

Weighted average assumptions used were:

                                       1997        1996         1995
---------------------------------------------------------------------
Discount rate for obligation           7.5%        8.0%         8.0%
Rate of increase in
 compensation levels                   4.5%        5.0%         5.0%
Long-term rate of return
 on assets                             9.5%        9.5%         9.5%


The following table indicates the plans' funded status and amounts recognized in Viad's Consolidated Balance Sheet at December 31:

                                       Overfunded Plans
                                        (Assets Exceed
                                     Accumulated Benefits)       Unfunded Plans
---------------------------------------------------------------------------------
(000 omitted)                          1997        1996         1997        1996
---------------------------------------------------------------------------------
Actuarial present value
 of benefit obligations:
 Vested benefit
   obligation                    $  137,237  $  123,265   $   23,070  $   19,330
=================================================================================
 Accumulated benefit
   obligation                    $  145,858  $  130,015   $   23,623  $   19,889
=================================================================================
 Projected benefit
   obligation                    $  162,897  $  148,997   $   29,416  $   24,818
Market value of plan
 assets, primarily
 equity and fixed
 income securities                  181,973     152,907
---------------------------------------------------------------------------------
Plan assets over
 (under) projected
 benefit obligation                  19,076       3,910      (29,416)    (24,818)
Unrecognized transition
 (asset) obligation                  (3,042)     (3,940)         835       1,143
Unrecognized prior
 service cost                           658         381        6,569       5,931
Unrecognized net
 (gain) loss                         (8,786)      5,863        5,311       3,947
Additional minimum
 liability                                                    (7,524)     (6,600)
---------------------------------------------------------------------------------
Prepaid (accrued)
 pension cost                    $    7,906  $    6,214   $  (24,225) $  (20,397)
=================================================================================

Postretirement Benefits Other Than Pensions. Viad and certain of its subsidiaries have unfunded defined benefit postretirement plans that provide medical and life insurance for eligible employees, retirees and dependents. In addition, Viad retained the obligations for such benefits for certain retirees of sold businesses.

The status of the plans as of December 31 was as follows:


(000 omitted)                                      1997         1996
---------------------------------------------------------------------
Accumulated postretirement benefit obligation:
 Retirees                                    $   29,830   $   27,304
 Fully eligible active plan participants          5,812        5,096
 Other active plan participants                   9,942        8,759
---------------------------------------------------------------------
Accumulated postretirement benefit obligation    45,584       41,159
Unrecognized prior service reduction              1,115        1,201
Unrecognized net gain                             4,175        7,424
---------------------------------------------------------------------
Accrued postretirement benefit cost          $   50,874   $   49,784
=====================================================================
Discount rate for obligation                       7.5%         8.0%

The assumed health care cost trend rate used in measuring the 1997 and 1996 accumulated postretirement benefit obligation was 10% and 11%, respectively, gradually declining to 5% by the year 2002 and remaining at that level thereafter for retirees below age 65, and 7.5% and 8%, respectively, gradually declining to 5% by the year 2002 and remaining at that level thereafter for retirees above age 65.

A one-percentage-point increase in the assumed health care cost trend rate for each year would increase the accumulated postretirement benefit obligation as of December 31, 1997 by approximately 11% and the ongoing annual expense by approximately
14%.

The net postretirement benefit cost for the years ended December
31 includes the following components:


(000 omitted)                          1997        1996         1995
---------------------------------------------------------------------
Service cost benefits earned
 during the period               $      967  $      794   $    1,061
Interest cost on accumulated
 postretirement benefit
 obligation                           3,165       2,936        3,415
Net amortization and deferral          (315)       (538)        (154)
---------------------------------------------------------------------
Net postretirement
 benefit cost                    $    3,817  $    3,192   $    4,322
=====================================================================
Curtailment gains due to
 termination of certain
 benefits                        $       --  $       --   $    3,477
=====================================================================

O. Leases

Certain plants, offices, equipment and facilities for foodservice and duty-free operations are leased. The leases expire over periods generally ranging from one to 14 years and some provide for renewal options ranging from one to 35 years. Leases which expire are generally renewed or replaced by similar leases.

At December 31, 1997, Viad's future minimum rental payments and related sublease rentals receivable with respect to noncancelable operating leases with terms in excess of one year were as follows:

                                                             Rentals
                                                          Receivable
                                                 Rental        Under
(000 omitted)                                  Payments    Subleases
---------------------------------------------------------------------
1998                                         $   50,108   $    2,368
1999                                             42,667        1,818
2000                                             32,240        1,170
2001                                             27,828          641
2002                                             25,298          298
Thereafter                                      189,280          856
---------------------------------------------------------------------
Total                                        $  367,421   $    7,151
=====================================================================

Information regarding net operating lease rentals for the years ended December 31 was as follows:

(000 omitted)                          1997        1996         1995
---------------------------------------------------------------------
Minimum rentals                  $   58,446  $   60,522   $   57,131
Contingent rentals (1)                  562         887        2,898
Sublease rentals                     (2,116)     (2,025)      (2,947)
---------------------------------------------------------------------
Total rentals, net               $   56,892  $   59,384   $   57,082
=====================================================================

(1) Contingent rentals on operating leases, which are based primarily on sales and revenues for buildings and leasehold improvements and on usage for other equipment, exclude contingent fees under concession agreements.

Net operating lease rentals and future minimum rental payments do not include a minimum annual guarantee of $9,600,000, subject to adjustment under certain circumstances, from 1996 through 2000 under an airport duty-free concession agreement.

P. Financial Instruments With Off-Balance-Sheet Risk and Fair
Value of Financial Instruments

Financial Instruments with Off-Balance-Sheet Risk. Viad is a party to financial instruments with off-balance-sheet risk which are entered into in the normal course of business to meet its financing needs and to manage its exposure to fluctuations in interest rates. These financial instruments include a revolving sale of trade accounts receivables agreement and interest rate swap agreements. The instruments involve, to a varying degree, elements of credit, market and interest rate risk in addition to amounts recognized in the financial statements. Viad does not hold or issue financial instruments for trading purposes.

At December 31, 1997, Viad had an agreement to sell, on a revolving basis, undivided participating interests in a defined pool of trade accounts receivable from customers of Viad's airline catering and services and convention services subsidiaries in an amount not to exceed $75,000,000 as a means of accelerating cash flow. The agreement expires in August 1998 but is expected to be extended annually. Under the terms of the trade receivables sales agreement, Viad has retained substantially the same risk of credit loss as if the receivables had not been sold, as Viad is obligated to replace uncollectible receivables with new trade accounts receivable. The accounts receivable sold totaled $75,000,000 at December 31, 1997 and 1996. The average balance of proceeds from the sale of trade accounts receivable approximated $75,000,000, $51,500,000 and $31,600,000 during
1997, 1996 and 1995, respectively.

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

In addition to the types of interest rate swap agreements used as hedges of obligations as described in Note J of Notes to Consolidated Financial Statements, Viad's payment services subsidiary has entered into swap agreements to mitigate the effects of fluctuations in commissions paid to selling agents of its official check program.

The following table indicates the types of swap agreements and their weighted average pay/receive rates in effect at December
31. The variable-rate portion of the swaps is generally based on LIBOR or treasury bill rates. Changes in these rates could significantly affect the floating-rate information and future cash flows.

                                                   1997         1996
---------------------------------------------------------------------
Variable to fixed swaps: (1)
 Notional amount (000 omitted)               $  957,600   $  557,600
 Average pay rate (2)                              6.3%         6.7%
 Average receive rate                              5.7%         5.6%

Fixed to variable swaps: (1)
 Notional amount (000 omitted)               $  230,000   $  245,000
 Average pay rate                                  5.9%         5.7%
 Average receive rate                              5.8%         5.7%

Variable to variable swap: (1)
 Notional amount (000 omitted)               $   75,000   $   75,000
 Average pay rate                                  5.2%         5.2%
 Average receive rate                              5.4%         5.8%

(1) The variable to fixed swap agreements expire as follows:
$240,000,000 (1998), $150,000,000 (1999), $267,600,000 (2000),
$250,000,000 (2002) and $50,000,000 (2007). The fixed to variable swap agreements expire as follows: $30,000,000 (2002) and $200,000,000
(2003). The variable to variable swap agreement expires in 1998.
(2) The average pay rate has been adjusted to reflect the amortization of cash consideration received at inception of certain of the swap agreements in exchange for Viad's payment of an "off-market" fixed rate.

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

The carrying values of cash and cash equivalents, receivables, accounts payable and payment service obligations approximate fair values due to the short-term maturities of these instruments. The amortized cost and fair value of investments in debt and equity securities are disclosed in Note G of Notes to Consolidated Financial Statements. The carrying amounts and estimated fair values of Viad's other financial instruments at December 31 are as follows:

                               1997                     1996
---------------------------------------------------------------------
                      Carrying         Fair    Carrying         Fair
(000 omitted)           Amount        Value      Amount        Value
---------------------------------------------------------------------
Total debt          $ (410,140)  $ (414,173) $ (521,127)  $ (528,306)
Interest rate
 swaps (1)              (4,357)     (20,753)     (5,546)     (24,169)

(1) Carrying amount represents accrued interest and unamortized cash proceeds.

The methods and assumptions used to estimate the fair values of the financial instruments are summarized as follows:

Debt--The fair value of debt was estimated by discounting the future cash flows using rates currently available for debt of similar terms and maturity. The carrying values of the promissory notes were assumed to approximate fair values due to their short-term maturities.

Interest rate swaps--The fair value represents the estimated amount that Viad would pay to the dealer to terminate the swap agreement at December 31.

Q. Litigation, Claims and Other Contingencies

Several shareholder derivative complaints were filed in the Delaware Court of Chancery in late December 1995 and early January 1996 against members of Viad's Board of Directors, and against Viad as a nominal defendant. The complaints variously allege fraud, negligence, mismanagement, corporate waste, breaches of fiduciary duty, and seek equitable relief and recovery from or on behalf of Viad for compensatory and other damages incurred by Viad as a result of alleged payment of excessive compensation, improper investments or other improper activities. Viad and its counsel believe the claims are without merit. In addition, Viad and certain subsidiaries are plaintiffs or defendants to various other actions, proceedings and pending claims, including pending or potential claims by or on behalf of approximately 6,500 former railroad workers claiming asbestos-related health conditions from exposure to railroad equipment made by former subsidiaries. Certain of these pending legal actions are or purport to be class actions. Some of the foregoing involve, or may involve, compensatory, punitive or other damages. Litigation is subject to many uncertainties and it is possible that some of the legal actions, proceedings or claims referred to above could be decided against Viad. Although the amount of liability at December 31, 1997, with respect to these matters is not ascertainable, Viad believes that any resulting liability will not have a material effect on Viad's financial position or results of operations.

Viad is subject to various environmental laws and regulations of the United States as well as of the states and other countries in whose jurisdictions Viad has or had operations and is subject to certain international agreements. As is the case with many companies, Viad faces exposure to actual or potential claims and lawsuits involving environmental matters. Although Viad is a party to certain environmental disputes, Viad believes that any liabilities resulting therefrom, after taking into consideration amounts already provided for, exclusive of any potential insurance recoveries, will not have a material effect on Viad's financial position or results of operations.

In connection with the sale of its British travel tour companies in October 1997, Viad has agreed to continue providing, on behalf of the sold companies, certain net asset guarantees and letters of credit/bonds aggregating approximately $57,000,000, required by certain U.K. transportation authorities as a condition of operating businesses which receive travelers' deposits for future trips. The outstanding commitments, which act to insure performance of service related to customer deposits held from time to time by the sold companies, are scheduled to be replaced or expire no later than September 1999, with financial incentives for earlier termination. Viad believes it will not be required to make any payments under these commitments and that, if required to make any payments, the ultimate unrecoverable amounts, if any, will not have a material effect on Viad's financial position or results of operations.

R. Principal Business Segments

Description of Business. Viad operates in three principal business segments. Viad's Airline Catering and Services segment engages in airline catering operations, providing in-flight meals to domestic and international airlines as well as providing airplane fueling and ground handling services. The Convention Services segment provides decorating, exhibit preparation, installation, electrical, transportation and management services for conventions and tradeshows and is a designer and builder of convention and other exhibits and displays. Viad's Travel and Leisure and Payment Services segment offers money orders throughout the nation, performs official check and negotiable instrument clearing services for banks and credit unions and provides certain other financial services, including cash access services to gaming establishments; operates duty-free shipboard and airport concessions and contract foodservice facilities; and engages in certain recreation and tour services, including related hotel/lodge operations.


Year ended December 31,
(000 omitted)                          1997        1996         1995        1994         1993
----------------------------------------------------------------------------------------------
Revenues:
 Airline Catering and Services   $  924,373  $  857,953   $  800,338  $  763,658   $  502,775
 Convention Services                827,500     774,040      588,978     522,683      356,267
 Travel and Leisure and
   Payment Services (1)             665,597     631,235      587,429     520,256      478,898
----------------------------------------------------------------------------------------------
                                 $2,417,470  $2,263,228   $1,976,745  $1,806,597   $1,337,940
==============================================================================================

Operating Income: (2)
 Airline Catering and Services   $   79,649  $   74,254   $   68,712  $   62,533   $   41,989
 Convention Services (3)             74,311      64,508       54,593      50,614       27,849
 Travel and Leisure and
   Payment Services (1)              68,653      65,620       66,020      60,674       60,248
----------------------------------------------------------------------------------------------
   Total principal business
     segments                       222,613     204,382      189,325     173,821      130,086
 Corporate activities and
   nonoperating items, net          (29,294)    (33,102)     (31,197)    (32,594)     (29,710)
 Sale of trade accounts
   receivable expense                (4,483)     (3,029)      (2,157)     (1,000)        (604)
----------------------------------------------------------------------------------------------
                                 $  188,836  $  168,251   $  155,971  $  140,227   $   99,772
==============================================================================================

(1) Viad's payment services subsidiary is investing increasing amounts in tax-exempt securities. On a fully taxable equivalent basis, revenues and operating income would be higher by $28,724,000, $21,489,000, $16,000,000,
$7,897,000 and $3,967,000 for 1997, 1996, 1995, 1994 and 1993, respectively.
(2) Operating income by segment represents Revenues less Costs of sales and services. Corporate activities and nonoperating items, net, and sale of trade accounts receivable expense are then deducted from total operating income of principal business segments to arrive at total operating income.
(3) Includes a nonrecurring gain of $3,477,000 due to the curtailment of certain postretirement medical benefits in 1995.

Major Customers. Major customers are defined as those which individually accounted for more than 10% of Viad's revenues. Sales to one major customer in the Airline Catering and Services segment accounted for 12%, 13% and 14% of Viad's consolidated revenues in 1997, 1996 and 1995, respectively.

                               Principal Business Segments
                    ------------------------------------------------
                       Airline               Travel and
                      Catering              Leisure and
                           and   Convention     Payment
 (000 omitted)        Services     Services    Services     Subtotal   Corporate        Total
----------------------------------------------------------------------------------------------
1997:
Assets at year end:
 Before intangibles
   and restricted
   assets           $  271,581   $  228,209  $  239,803   $  739,593  $  214,081   $  953,674
 Assets restricted
   for payment
   service
   obligations                                2,245,605    2,245,605                2,245,605
 Intangibles           272,401      196,580      57,971      526,952       4,082      531,034
----------------------------------------------------------------------------------------------
                    $  543,982   $  424,789  $2,543,379   $3,512,150  $  218,163   $3,730,313
==============================================================================================
Capital
 expenditures       $   40,824   $   26,561  $   39,713   $  107,098  $      875   $  107,973
==============================================================================================

Depreciation and
 amortization:
 Depreciation       $   20,950   $   15,058  $   19,664   $   55,672  $    5,519   $   61,191
 Amortization of
   intangibles           8,829        5,134       3,347       17,310                   17,310
----------------------------------------------------------------------------------------------
                    $   29,779   $   20,192  $   23,011   $   72,982  $    5,519   $   78,501
==============================================================================================

1996:
Assets at year end:
 Before intangibles,
   restricted assets
   and investment
   in discontinued
   operations       $  237,957   $  215,241  $  269,105   $  722,303  $  243,506   $  965,809
 Assets restricted
   for payment
   service
   obligations                                1,848,919    1,848,919                1,848,919
 Investment in
   discontinued
   operations                                                             97,958       97,958
 Intangibles           275,387      197,613      64,099      537,099       3,527      540,626
----------------------------------------------------------------------------------------------
                    $  513,344   $  412,854  $2,182,123   $3,108,321  $  344,991   $3,453,312
==============================================================================================
Capital
 expenditures       $   26,814   $   25,258  $   24,795   $   76,867  $    5,282   $   82,149
==============================================================================================

Depreciation and
 amortization:
 Depreciation       $   21,706   $   13,599  $   17,658   $   52,963  $    5,492   $   58,455
 Amortization of
   intangibles           8,702        4,541       2,746       15,989                   15,989
----------------------------------------------------------------------------------------------
                    $   30,408   $   18,140  $   20,404   $   68,952  $    5,492   $   74,444
==============================================================================================

1995:
Assets at year end:
 Before intangibles,
   restricted assets
   and investments
   in discontinued
   operations       $  212,887   $  198,209  $  250,513   $  661,609  $  225,608   $  887,217
 Assets restricted
   for payment
   service
   obligations                                1,684,262    1,684,262                1,684,262
 Investments in
   discontinued
   operations                                                            625,737      625,737
 Intangibles           282,599      186,298      46,185      515,082       4,250      519,332
----------------------------------------------------------------------------------------------
                    $  495,486   $  384,507  $1,980,960   $2,860,953  $  855,595   $3,716,548
==============================================================================================
Capital
 expenditures       $   15,185   $   15,035  $   27,369   $   57,589  $    1,996   $   59,585
==============================================================================================

Depreciation and
 amortization:
 Depreciation       $   21,461   $   10,306  $   16,991   $   48,758  $    5,242   $   54,000
 Amortization of
   intangibles           8,775        3,706       2,391       14,872                   14,872
----------------------------------------------------------------------------------------------
                    $   30,236   $   14,012  $   19,382   $   63,630  $    5,242   $   68,872
==============================================================================================

S. Condensed Consolidated Quarterly Results (Unaudited)



(000 omitted,
except per share data)      First Quarter           Second Quarter
---------------------------------------------------------------------
                          1997         1996        1997         1996
---------------------------------------------------------------------
Revenues:
 Airline Catering
   and Services     $  211,829   $  193,263  $  230,989   $  214,719
 Convention Services   209,327      195,012     222,340      192,904
 Travel and Leisure
   and Payment
   Services (1)        148,570      143,448     161,616      160,405
---------------------------------------------------------------------
                    $  569,726   $  531,723  $  614,945   $  568,028
=====================================================================

Operating income:
 Airline Catering
   and Services     $   13,147   $   12,305  $   21,299   $   19,974
 Convention Services    18,489       17,134      21,738       18,669
 Travel and Leisure
   and Payment
   Services (1)          7,074        6,023      15,609       15,448
---------------------------------------------------------------------
 Total principal
   business segments    38,710       35,462      58,646       54,091
 Corporate activities
   and nonoperating
   items, net           (7,983)      (9,027)     (7,519)      (8,886)
 Sale of trade
   accounts
   receivable expense   (1,088)        (514)     (1,132)        (496)
---------------------------------------------------------------------
                    $   29,639   $   25,921  $   49,995   $   44,709
=====================================================================

Income (loss):
 Continuing
   operations (2)   $   10,520   $    8,512  $   26,675   $    9,006
 Discontinued
   operations                        15,982                    5,112
---------------------------------------------------------------------
 Income (loss)
   before extra-
   ordinary charge      10,520       24,494      26,675       14,118
 Extraordinary
   charge for
   early retire-
   ment of debt         (8,458)
---------------------------------------------------------------------
Net income (loss)   $    2,062   $   24,494  $   26,675   $   14,118
=====================================================================

Diluted income
 (loss) per
 common share: (3)
 Continuing
   operations (2)   $     0.11   $     0.09  $     0.28   $     0.10
 Discontinued
   operations                          0.18                     0.05
---------------------------------------------------------------------
 Income (loss)
   before extra-
   ordinary charge        0.11         0.27        0.28         0.15
 Extraordinary
   charge for
   early retire-
   ment of debt          (0.09)
---------------------------------------------------------------------
Diluted net income
 (loss) per common
 share              $     0.02   $     0.27  $     0.28   $     0.15
=====================================================================

Basic income (loss)
 per common
 share: (3)
 Continuing
   operations (2)   $     0.11   $     0.09  $     0.29   $     0.10
 Discontinued
   operations                          0.18                     0.06
---------------------------------------------------------------------

 Income (loss)
   before extra-
   ordinary charge        0.11         0.27        0.29         0.16
 Extraordinary
   charge for
   early retire-
   ment of debt          (0.09)
---------------------------------------------------------------------

Basic net income
 (loss) per
 common share       $     0.02   $     0.27  $     0.29   $     0.16
=====================================================================

Condensed Consolidated Quarterly Results (Unaudited), Continued


(000 omitted,
except per share data)      Third Quarter           Fourth Quarter
---------------------------------------------------------------------
                          1997         1996        1997         1996
---------------------------------------------------------------------
Revenues:
 Airline Catering
   and Services     $  244,537   $  225,712  $  237,018   $  224,259
 Convention Services   181,310      191,591     214,523      194,533
 Travel and Leisure
   and Payment
   Services (1)        196,379      180,987     159,032      146,395
---------------------------------------------------------------------
                    $  622,226   $  598,290  $  610,573   $  565,187
=====================================================================

Operating income:
 Airline Catering
   and Services     $   24,342   $   22,712  $   20,861   $   19,263
 Convention Services    14,046       12,956      20,038       15,749
 Travel and Leisure
   and Payment
   Services (1)         29,867       28,084      16,103       16,065
---------------------------------------------------------------------
 Total principal
   business segments    68,255       63,752      57,002       51,077
 Corporate activities
   and nonoperating
   items, net           (6,910)      (7,335)     (6,882)      (7,854)
 Sale of trade
   accounts
   receivable expense   (1,110)        (808)     (1,153)      (1,211)
---------------------------------------------------------------------
                    $   60,235   $   55,609  $   48,967   $   42,012
=====================================================================

Income (loss):
 Continuing
   operations (2)   $   33,850   $   25,089  $   26,749   $   26,464
 Discontinued
   operations                        (4,667)                 (57,121)
---------------------------------------------------------------------
 Income (loss)
   before extra-
   ordinary charge      33,850       20,422      26,749      (30,657)
 Extraordinary
   charge for
   early retire-
   ment of debt
---------------------------------------------------------------------
Net income (loss)   $   33,850   $   20,422  $   26,749   $  (30,657)
=====================================================================

Diluted income (loss)
 per common
 share: (3)
 Continuing
   operations (2)   $     0.36   $     0.27  $     0.28   $     0.28
 Discontinued
   operations                         (0.05)                   (0.62)
---------------------------------------------------------------------
 Income (loss)
   before extra-
   ordinary charge        0.36         0.22        0.28        (0.34)
 Extraordinary
   charge for
   early retire-
   ment of debt
---------------------------------------------------------------------
Diluted net income
 (loss) per common
 share              $     0.36   $     0.22  $     0.28   $    (0.34)
=====================================================================

Basic income (loss)
 per common
 share: (3)
 Continuing
   operations (2)   $     0.37   $     0.28  $     0.29   $     0.29
 Discontinued
   operations                         (0.05)                   (0.64)
---------------------------------------------------------------------
 Income (loss)
   before extra-
   ordinary charge        0.37         0.23        0.29        (0.35)
 Extraordinary
   charge for
   early retire-
   ment of debt
---------------------------------------------------------------------
Basic net income
 (loss) per common
 share              $     0.37   $     0.23  $     0.29   $    (0.35)
=====================================================================

(1) Viad's payment services subsidiary is investing increasing amounts in tax-exempt securities. On a fully taxable equivalent basis, revenues and operating income would be higher by the following amounts:
                                       1997        1996
   First Quarter                 $6,460,000  $4,355,000
   Second Quarter                 7,477,000   4,672,000
   Third Quarter                  7,103,000   6,136,000
   Fourth Quarter                 7,684,000   6,326,000

(2) Includes gain on sale of interest in the Phoenix Suns of $19,025,000
(after-tax), or $0.21 per diluted and basic share, in the fourth quarter of 1996.
Also includes spin-off costs and management transition expenses of $12,000,000
(after-tax), or $0.13 per diluted and basic share, $3,000,000 (after-tax), or $0.03 per diluted and basic share, and $13,985,000 (after-tax), or $0.16 per diluted and basic share, in the second, third and fourth quarters of 1996, respectively (see
Note D of Notes to Consolidated Financial Statements).
(3) Income (loss) per share for all periods has been calculated in accordance with the requirements of SFAS No. 128. Accordingly, income (loss) per share amounts previously reported have been restated to conform with the requirements of
SFAS No.128.

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

The Board of Directors oversees the Company's financial reporting through its Audit Committee. The Audit Committee regularly meets with management representatives and, jointly and separately, with the independent auditors and internal auditing management to review interest rate swap activity, accounting, auditing and financial reporting matters.



/s/ Richard C. Stephan           /s/ Ronald G. Nelson
Richard C. Stephan               Ronald G. Nelson
Vice President -- Controller     Vice President -- Finance
                                 and Treasurer


/s/ Gerald L. Berner
Gerald L. Berner
Vice President -- Internal Auditing

Independent Auditors' Report

To the Stockholders and Board of Directors of Viad Corp:

We have audited the accompanying consolidated balance sheets of Viad Corp as of December 31, 1997 and 1996, and the related consolidated statements of income, common stock and other equity and of cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Viad Corp as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

As discussed in Note C of Notes to Consolidated Financial
Statements, the Company changed its method of accounting for impairment of long-lived assets in 1995.



/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Phoenix, Arizona
February 20, 1998