Form 10-K405, Exhibit 13
period 1998-12-31
VIAD CORP
filed 1999-03-24
CIK 884219

Viad Corp Selected Financial and Other Data


YEAR ENDED DECEMBER 31,                                          1998           1997           1996           1995           1994
------------------------------------------------------------------------------------------------------------------------------------
OPERATIONS (000 omitted)
Revenues(1)                                                   $2,542,135     $2,417,470     $2,263,228     $1,976,745     $1,806,597
====================================================================================================================================
Income from continuing operations(2)                          $  150,640     $   97,794     $   69,071     $   70,781     $   61,173
Income (loss) from discontinued operations(3)                                                  (40,694)       (73,465)        79,138
Extraordinary charge for early retirement of debt                                (8,458)
Cumulative effect of change in accounting principle(4)                                                        (13,875)
------------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                             $  150,640     $   89,336     $   28,377     $  (16,559)    $  140,311
====================================================================================================================================
DILUTED INCOME PER COMMON SHARE (dollars)
Continuing operations(2)                                      $     1.52     $     1.03     $     0.74     $     0.79     $     0.69
Discontinued operations(3)                                                                       (0.44)         (0.83)          0.92
Extraordinary charge                                                              (0.09)
Cumulative effect of change in accounting principle(4)                                                          (0.16)
------------------------------------------------------------------------------------------------------------------------------------
Diluted net income (loss) per common share                    $     1.52     $     0.94     $     0.30     $    (0.20)    $     1.61
====================================================================================================================================
Average outstanding and potentially dilutive
  common shares (000 omitted)                                     98,367         93,786         91,339         88,479         86,507
====================================================================================================================================
BASIC INCOME PER COMMON SHARE (dollars)
Continuing operations(2)                                      $     1.58     $     1.06     $     0.76     $     0.80     $     0.71
Discontinued operations(3)                                                                       (0.45)         (0.84)          0.93
Extraordinary charge                                                              (0.09)
Cumulative effect of change in accounting principle(4)                                                          (0.16)
------------------------------------------------------------------------------------------------------------------------------------
Basic net income (loss) per common share                      $     1.58     $     0.97     $     0.31     $    (0.20)    $     1.64
====================================================================================================================================
Average outstanding common shares (000 omitted)                   94,382         90,804         88,814         86,543         84,861
====================================================================================================================================
Dividends declared per common share(5)                        $     0.32     $     0.32     $     0.48     $     0.62     $     0.59
====================================================================================================================================
FINANCIAL POSITION AT YEAR-END (000 omitted)
Total assets                                                  $4,802,772     $3,730,313     $3,453,312     $3,716,548     $3,228,083
Total debt(5)                                                    534,453        410,140        521,127        889,291        741,969
$4.75 Redeemable preferred stock                                   6,625          6,612          6,604          6,597          6,590
Common stock and other equity(5)                                 645,881        529,161        432,218        548,169        555,093
====================================================================================================================================
OTHER DATA
EBITDA (000 omitted)(1,6)                                     $  300,405     $  266,100     $  240,943     $  218,737     $  200,633
Debt-to-capital ratio(7)                                             45%            43%            54%            61%            57%
Market capitalization (000 omitted)(5)                        $2,882,567     $1,818,276     $1,478,256     $2,605,575     $1,825,178
Stockholders of record                                            37,960         52,953         69,772         63,925         55,241
====================================================================================================================================

(1) A Viad payment services subsidiary is investing increasing amounts in tax-exempt securities. On a fully taxable equivalent basis using a combined income tax rate of 39%, revenues and EBITDA would be higher by $39,309,000, $28,724,000, $21,489,000, $16,000,000 and $7,897,000 for 1998, 1997, 1996,
     1995 and 1994, respectively.
(2) Includes nonrecurring gains on sales of businesses of $32,855,000, or $0.33 per diluted share ($0.34 per basic share) and a provision for payments previously received pursuant to patent infringement litigation of $6,917,000, or $0.07 per diluted and basic share in 1998; and a nonrecurring gain on the sale of Viad's interest in the Phoenix Suns of $19,025,000, or $0.21 per diluted and basic share, and nonrecurring spin-off costs and management transition expenses of $28,985,000, or $0.32 per diluted and basic share, in 1996. See Note C of Notes to Consolidated Financial Statements. Excluding these items, diluted income per share was $1.26 in 1998 and $0.85 in 1996.
(3)  See Note D of Notes to Consolidated Financial Statements.
(4) Initial application of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of."
(5) The declines in dividends declared per common share in 1997 and 1996, as well as the decline in total debt, common stock and other equity and market capitalization in 1996, reflect the spin-off of the consumer products business to stockholders on August 15, 1996.
(6) EBITDA is defined as income from continuing operations before interest expense, income taxes, depreciation and amortization and the nonrecurring items described above. EBITDA data are presented as a measure of the ability to service debt, fund capital expenditures and finance growth. Such data should not be considered an alternative to net income, operating income, cash flows from operations or other operating or liquidity performance measures prescribed by generally accepted accounting principles. Cash expenditures for various long-term assets, interest expense and income taxes have been, and will be, incurred which are not reflected in the EBITDA presentations.
(7) Debt-to-capital is defined as total debt divided by capital. Capital is defined as total debt plus minority interests, preferred stock and common stock and other equity.

RESULTS OF OPERATIONS:

Viad Corp ("Viad") focuses on three principal service businesses: Payment Services, Convention and Event Services and Airline Catering.

Effective June 1, 1998, Viad acquired MoneyGram Payment Systems, Inc. ("MoneyGram"), a provider of consumer money wire transfer services. MoneyGram's operations from the date of acquisition are included in Viad's Payment Services reportable segment.

During 1998, Viad continued to dispose of noncore businesses and assets in order to concentrate on its core businesses. Effective April 1, 1998, Viad sold its Aircraft Services International Group ("ASIG"), which conducted aircraft fueling and ground-handling operations. On September 15, 1998, Viad sold its duty-free and shipboard concessions business, Greyhound Leisure Services, Inc. ("GLSI"). As discussed further under "Recent Developments," Viad completed the sale of the contract foodservice operations of Restaura, Inc. in late January 1999. ASIG's and GLSI's operations are included in Viad's results through the respective sale dates and, along with the results of the sold contract foodservice operations, are reported under "Sold businesses" in the segment information presented in Note Q of Notes to Consolidated Financial Statements.

In early 1997, Viad finalized the sale of Premier Cruise Lines; in May 1997, Viad sold its corporate headquarters building; and in October 1997, Viad completed the sale of two small United Kingdom travel tour companies, with the gain on sale recognized in 1998 after release of all related guarantees and bonding.

During 1996, Viad spun off its consumer products business to stockholders and disposed of its 68.5 percent ownership interest in its Canadian intercity bus transportation business. See Note D of Notes to Consolidated Financial Statements.

The following discussion and analysis should be read in conjunction with the accompanying Consolidated Financial Statements, which include the accounts of Viad and all of its subsidiaries. All per share figures discussed are stated on the diluted basis.


1998 vs. 1997:

Revenues for 1998 were $2.54 billion compared with $2.42 billion in 1997. A Viad payment services subsidiary continues to invest increasing amounts of its growing money order and official check funds in tax-exempt securities. On a fully taxable equivalent basis, and excluding the effects of the sold businesses noted previously, revenues increased 16 percent.

Net income for 1998 was $150.6 million, or $1.52 per share. Excluding the gains on sales of businesses of $32.9 million, or $0.33 per share, and the provision for payments previously received pursuant to patent litigation of $6.9 million, or $0.07 per share, income was $124.7 million, or $1.26 per share. See Note C of Notes to Consolidated Financial Statements. Income before an extraordinary charge for 1997 was $97.8 million, or $1.03 per share. Net income for 1997 was $89.3 million, or $0.94 per share, after deducting the extraordinary charge of $8.5 million, or $0.09 per share, for the early retirement of debt.

(000 omitted, except per share data)              1998           1997
-------------------------------------------------------------------------
INCOME BEFORE EXTRAORDINARY CHARGE (1997):
  BEFORE NONRECURRING ITEMS                    $ 124,702       $ 97,794
  Gains on sales of businesses                    32,855
  Provision for payments previously
    received pursuant to patent
    infringement litigation                       (6,917)
-------------------------------------------------------------------------
  INCOME BEFORE EXTRAORDINARY CHARGE          $  150,640      $  97,794
=========================================================================
DILUTED INCOME PER COMMON SHARE
  BEFORE EXTRAORDINARY CHARGE:
  BEFORE NONRECURRING ITEMS                    $    1.26      $    1.03
  Gains on sales of businesses                      0.33
  Provision for payments previously
    received pursuant to patent
    infringement litigation                        (0.07)
-------------------------------------------------------------------------
  INCOME PER COMMON SHARE
    BEFORE EXTRAORDINARY CHARGE                $    1.52      $    1.03
=========================================================================

There were 4.6 million more average outstanding and potentially dilutive common shares in 1998 than in 1997, due primarily to the acquisition of Game Financial Corporation ("Game") in December 1997 (for approximately 2.6 million shares of Viad stock), stock option exercises and the effects of a higher Viad stock price on the calculation of additional common shares arising from unexercised stock options. A stock repurchase program commenced in July 1998 to replace common shares issued upon exercise of stock options and in connection with other stock compensation plans.

PAYMENT SERVICES. Revenues of the Payment Services segment were $391.8 million in 1998 compared to $206.2 million in 1997. On the fully taxable equivalent basis, 1998 revenues of the Payment Services segment would be higher by $39.3 million and $28.7 million in 1998 and 1997, respectively, resulting in an 84 percent segment revenue increase. Excluding the effects in 1998 and 1997 of the patent litigation matter discussed in Note C of Notes to Consolidated Financial Statements, net income increased $11.5 million, or 29 percent, in 1998. These results were accomplished despite incremental costs to remediate key systems to be Year 2000 compliant and were driven by continuing strong growth in traditional Travelers Express money order and official check operations, supplemented by Game and MoneyGram results.

CONVENTION AND EVENT SERVICES. Revenues of the Convention and Event Services segment were $849.2 million in 1998, an increase of $21.7 million, or 3 percent, from 1997 revenues of $827.5 million. GES Exposition Services ("GES") concentrated on eliminating low-margin business during 1998, resulting in a disproportionately low revenue increase. Net income for the segment increased $7.6 million, or 22 percent, to $42.9 million in 1998 from $35.3 million in 1997. Both GES and Exhibitgroup/Giltspur had solid gains in net income due to improved cost controls and higher margin business in 1998.

AIRLINE CATERING. Revenues for the Airline Catering segment were $892.0 million, an increase of $89.7 million, or 11 percent, over 1997 revenues of $802.3 million. Net income was $37.0 million, an 11 percent increase over that of 1997. These results were accomplished primarily as a result of new business added over the past year, including the acquisition of a catering kitchen in Las Vegas in the second quarter of 1998, and by strong airline traffic. Net income grew at the same rate as revenues despite the start-up of new and replacement kitchens and the effects of the Northwest Airlines strike in the third quarter of 1998, as strong cash flow resulted in lower interest expense.

TRAVEL AND RECREATION SERVICES. The ongoing travel and recreation businesses include the Canadian travel tour service subsidiary, which operates tours and charters in the Canadian Rockies and engages in hotel operations and snocoach tours of the Columbia Icefield; and the Recreation Division of Viad, which operates concessions at America West Arena and Bank One Ballpark in Phoenix, Arizona, and also operates, through a subsidiary, the historic lodges at Glacier National Park. Revenues of the travel and recreation businesses increased $11.7 million, or 13 percent, to $103.0 million in 1998. The revenue increase resulted primarily from the first year's operation of concessions at Bank One Ballpark, home of the new Arizona Diamondbacks major league baseball franchise, partially offset by a decline in Japanese and other Asian tourism into Canada. Net income for the travel and recreation businesses was $9.5 million, an increase of $1.7 million, or 21 percent, over that of 1997, primarily from the addition of the Bank One Ballpark operation as well as improved cost controls.

SOLD BUSINESSES. As noted previously, the sold businesses include the results of ASIG, GLSI, the Restaura contract foodservice operations, and the United Kingdom travel and tour companies, Jetsave and Crystal Holidays. Revenues of the sold businesses were $306.1 million in 1998 compared to $490.2 million in 1997. Net income of the sold businesses was $9.2 million in 1998 compared to $18.4 million in 1997.

CORPORATE ACTIVITIES, NET. These expenses decreased $7.4 million from 1997 to 1998. In addition to ongoing cost reduction efforts, Viad began charging its operating companies an increased allocation of corporate expenses in 1998.

INTEREST EXPENSE. Interest expense decreased from $48.7 million in 1997 to $40.8 million in 1998. Interest expense from new borrowings for the June 1998 acquisition of MoneyGram was more than offset by the effects of repayment of debt and termination of related interest rate swap agreements with proceeds from the sales of noncore assets and businesses in 1997 and 1998.

INCOME TAXES. Excluding the effect of nonrecurring items, the 1998 effective tax rate was 28.2 percent, down from 29.6 percent in 1997. The relatively low effective tax rate is primarily attributable to increased tax-exempt investment income.

1997 vs. 1996:

Revenues for 1997 were $2.42 billion compared with $2.26 billion in 1996. On a fully taxable equivalent basis, and excluding businesses sold, revenues rose 9 percent.

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

Viad reported 1997 net income of $89.3 million, or $0.94 per share, compared to $28.4 million, or $0.30 per share, in 1996. The 1997 net income is after deducting an extraordinary charge of $8.5 million, or $0.09 per share, for early retirement of debt. The 1996 net income is after deducting a loss from discontinued operations of $40.7 million, or $0.44 per share. Discontinued operations included the consumer products, Canadian intercity bus transportation and cruise line businesses. See Note D of Notes to Consolidated Financial Statements.

PAYMENT SERVICES. Revenues of the Payment Services companies were $206.2 million in 1997, up $36.2 million over those of 1996. On the fully taxable equivalent basis, revenues would be higher by $28.7 million and $21.5 million in 1997 and 1996, respectively, resulting in a 23 percent segment revenue increase. Net income increased $7.2 million, or 21 percent. The growth over 1996 was due to an increase in money order and official check volume, as well as business generated from several smaller acquisitions made in 1997. The acquisition of Game was completed in December 1997 but had little impact on 1997 results.

CONVENTION AND EVENT SERVICES. Revenues of the Convention and Event Services segment were $827.5 million, an increase of $53.5 million, or 7 percent, over 1996 revenues of $774.0 million. Included in 1996 were nonrecurring revenues from the Atlanta Olympic Games and the Democratic National Convention. Net income increased $3.9 million, or 13 percent, as a result of efficiencies from the consolidation of Exhibitgroup/Giltspur facilities, better margins from building exhibits, and improved show management cost controls at GES.

AIRLINE CATERING. Revenues of the Airline Catering segment were $802.3 million, an increase of $68.1 million, or 9 percent, over 1996 revenues of $734.2 million. On a fully comparable basis, the revenue increase was 7 percent, as reported 1996 revenues did not include two catering kitchens which had only been 50 percent owned in 1996 but were wholly owned in 1997. Net income increased $2.3 million, or 7 percent, over 1996. Catering revenues and net income increased primarily as a result of new business added during 1997, including the acquisition of a flight kitchen in Miami and expansion of its American Airlines business to Miami and five other new cities, which was phased in beginning in the 1997 second quarter.

TRAVEL AND RECREATION SERVICES. Revenues and net income of the travel and recreation businesses decreased $100,000 and $200,000, respectively, from 1996 to 1997, as a decline in Japanese tourism into Canada in the second half of 1997 was mostly offset by increased concession business at America West Arena, due to having a full year of Phoenix Coyotes hockey games in 1997 compared to calendar year 1996's initial (September through December) hockey schedule.

SOLD BUSINESSES. Revenues of the sold businesses described above decreased $3.4 million from 1996 to 1997, while net income from the sold businesses increased $2.2 million over the same period, as Restaura's results recovered from 1996's General Motors strike activity.

CORPORATE ACTIVITIES, NET. These expenses decreased $3.8 million in 1997 from those in 1996, primarily as a result of cost reduction efforts.

INTEREST EXPENSE. Interest expense in 1997 decreased $4.4 million from that of 1996. Viad repurchased $58.4 million par value of its 10.5 percent subordinated debentures at a premium in March 1997, resulting in the extraordinary charge for early retirement of debt and lower ongoing interest expense. In addition, proceeds from the sales of noncore assets and businesses resulted in lower debt levels and reduced interest expense.

INCOME TAXES. The 1997 effective tax rate was 29.6 percent. Excluding the effect of nonrecurring items, the 1996 effective tax rate was 30.4 percent. The reduction in the effective tax rate results primarily from the increased tax-exempt investment income.

LIQUIDITY AND CAPITAL RESOURCES:

Proceeds from the previously discussed sales of noncore assets and businesses in 1997 and 1998 were used to repay short-term borrowings and, in 1998, to terminate certain related interest rate swap agreements, resulting in lower ongoing interest expense.

In mid-1998, Viad completed its cash tender offer for MoneyGram at $17.35 per share, for a total acquisition cost of approximately $286.5 million. The acquisition was financed with cash and short-term borrowings supported by Viad's long-term revolving bank credit agreement.

Viad's total debt at December 31, 1998, was $534.5 million compared with $410.1 million at December 31, 1997. The debt-to-capital ratio at December 31, 1998, was 0.45 to 1, up slightly from 0.43 to 1 at December 31, 1997. Capital is defined as total debt plus minority interests, preferred stock and common stock and other equity.

Under a Shelf Registration filed in 1994 with the Securities and Exchange Commission, Viad can issue up to an aggregate $500 million of debt and equity securities. No securities have yet been issued under the program.

With respect to working capital, in order to minimize the effects of borrowing costs on earnings, Viad strives to maintain current assets (principally cash, inventories and receivables) at the lowest practicable levels while at the same time taking advantage of the payment terms offered by trade creditors and obtaining advance deposits from customers for certain projects and services. These efforts notwithstanding, working capital requirements fluctuate significantly from seasonal factors as well as changes in levels of receivables and inventories caused by numerous business factors.

Viad satisfies a portion of its working capital and other financing requirements with short-term borrowings (through commercial paper, bank note programs and bank lines of credit) and the sale of trade accounts receivable. As discussed in Note I of Notes to Consolidated Financial Statements, short-term borrowings are supported by a $300 million long-term revolving bank credit agreement.

As discussed in Note O of Notes to Consolidated Financial Statements, Viad has an agreement to sell up to $75 million of trade accounts receivable under which the purchaser has agreed to invest collected amounts in new purchases on a revolving basis. The accounts receivable sold totaled $75 million at December 31, 1998. The agreement expires in August 1999 but is expected to be extended annually.

During July 1998, Viad announced a stock repurchase program for the purpose of replacing common shares issued upon exercise of stock options and in connection with other stock compensation plans, with the intended effect of reducing dilution caused by the issuance of such shares. In 1998, a total of 909,000 shares were purchased under the program for $23 million. Total proceeds received from the issuances of treasury stock related to stock option exercises in 1998 were $17 million.

Capital spending has been reduced by obtaining, where appropriate, equipment and other property under operating leases. Viad's capital asset needs and working capital requirements are expected to be financed primarily with internally generated funds.

Cash flows from operations, trade accounts receivable sales and proceeds from the sales of noncore businesses and assets during the past three years have generally been sufficient to fund capital expenditures, purchase businesses and pay cash dividends to stockholders. Viad expects these trends to continue, with operating cash flows and, to a lesser extent, proceeds from the sale of noncore businesses and assets generally being sufficient to finance its business. Should financing requirements exceed such sources of funds, Viad believes it has adequate external financing sources available, including Viad's $300 million long-term revolving bank credit agreement and its $500 million Shelf Registration, to cover any such shortfall.

EBITDA is a measure of Viad's ability to service debt, fund capital expenditures and finance growth, and should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with generally accepted accounting principles. EBITDA, defined as income from continuing operations before interest expense, income taxes, depreciation and amortization and nonrecurring items and including the fully taxable equivalent adjustment, increased 15 percent to $340 million in 1998, while EBITDA in 1997 increased 12 percent to $295 million.

Viad's payment service operations generate funds from the sale of money orders and other payment instruments (classified as "Payment service obligations"). The proceeds of such sales are invested by a payment services subsidiary, in accordance with applicable state laws, in high-quality, readily liquid debt instruments (classified, along with cash on hand and cash in transit from agents, as "Funds, agents' receivables and current maturities of investments restricted for payment service obligations"), which before consolidating eliminations included investment-grade commercial paper issued by Viad and supported along with the rest of Viad's outstanding commercial paper by a credit commitment under a long-term revolving bank credit agreement, as described in
Note I of Notes to Consolidated Financial Statements; and in a portfolio of longer-term high-quality investments (approximately 99 percent of the investments at December 31, 1998, have ratings of A- or higher or are collateralized by federal agency securities), including federal, state and municipal obligations, asset-backed securities and corporate debt securities (classified as "Investments restricted for payment service obligations"). These investments are restricted by state regulatory agencies for use by the payment services subsidiary to satisfy the liability to pay, upon presentment, the face amount of such payment service obligations. Accordingly such restricted assets are not available to satisfy working capital or other financing requirements of Viad. Fluctuations in the balances of payment service assets and obligations result from varying levels of sales of money orders and other payment instruments, the timing of the collections of agents' receivables and the timing of the presentment of such instruments.

In September 1997, Viad's payment services subsidiary entered into a five-year agreement to sell, on a periodic basis, undivided percentage ownership interests in certain receivables in an amount not to exceed $250 million. In June 1998, the maximum amount to be sold under the agreement was increased to $400 million, and the expiration date was extended to June 30, 2003. Items in the program include receivables from bill payment and money order agents. The receivables are sold in order to accelerate payment services' cash flow for investments in admissible securities.

As discussed in Note J of Notes to Consolidated Financial Statements, Viad sold treasury stock in 1992 to Viad's Employee Equity Trust (the "Trust") for a $200 million promissory note. This Trust is being used to fund certain existing employee compensation and benefit plans over the scheduled 15-year term of the Trust. For financial reporting purposes, the Trust is consolidated with Viad. The fair market value of the shares held by the Trust, representing unearned employee benefits, was recorded as a deduction from common stock and other equity, and is reduced as employee benefits are funded. At December 31, 1998, a total of 4,495,736 shares remained in the Trust and were available to fund future benefit obligations.

As indicated in Note M of Notes to Consolidated Financial Statements, Viad has certain unfunded pension and other postretirement benefit plans that require payments over extended periods of time. Such future benefit payments are not expected to materially affect Viad's liquidity.

As of December 31, 1998, Viad has recorded U.S. deferred income tax assets totaling $109 million, which Viad believes to be fully realizable in future years. The realization of such benefits will require average annual taxable income over the next 15 years (the current Federal net operating loss carryforward period) of approximately $21 million. Viad's average U.S. pretax income from continuing operations, exclusive of nondeductible goodwill amortization and minority interests, over the past three years has been $146 million. Furthermore, $48 million of the deferred income tax benefits relate to unfunded pension, compensation and other employee benefits which will become deductible for income tax purposes as paid, which will occur over extended periods of time.

Viad is subject to various environmental laws and regulations of the United States as well as of the states and other countries in whose jurisdictions Viad has or had operations and is subject to certain international agreements. As is the case with many companies, Viad faces exposure to actual or potential claims and lawsuits involving environmental matters. Although Viad is a party to certain environmental disputes, Viad believes that any liabilities resulting therefrom, after taking into consideration amounts already provided for, exclusive of any potential insurance recovery, should not have a material effect on Viad's financial position or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK:

Viad's primary market risk exposure is interest rate risk.

As discussed in Notes A and F of Notes to Consolidated Financial Statements, Viad's portfolio of investment securities arises primarily from the sale of payment instruments (principally money orders and official checks) by a Viad payment services subsidiary. The proceeds of such sales are invested in permissible securities (primarily debt instruments), in accordance with applicable state laws, pending the settlement, upon presentment, of the payment instrument obligations. Although Viad's investment portfolio exposes Viad to certain credit risks, Viad believes the high quality of its investments reduces this risk substantially (approximately 99 percent of the investments at December 31, 1998, have ratings of A- or higher or are collateralized by federal agency securities).

As discussed in Note O of Notes to Consolidated Financial Statements, derivatives are used as part of Viad's risk management strategy to manage exposure to fluctuations in short-term interest rates. Derivatives are not used for speculative purposes.

A portion of Viad's payment services business involves the payment of commissions to selling agents of its official check program. A Viad payment services subsidiary has also entered into agreements to sell receivables from its bill payment and money order agents. The commissions and expense of selling receivables are computed based on short-term variable interest rates, and thus Viad is subject to risk arising from changes in such rates. Viad has hedged a substantial portion of this risk through the purchase of swap agreements which convert the variable rate payments to a fixed rate.

Viad is also exposed to short-term interest rate risk on certain of its debt obligations and trade accounts receivable sales. Viad currently does not use derivative financial instruments to hedge cash flows for such obligations.

A 10 percent proportionate increase (decrease) in short-term interest rates in 1999, as compared to the average level of interest rates in 1998, would result in an increase (decrease) in pre-tax income of approximately $900,000. This estimate takes into consideration expected investment positions, commissions paid to selling agents, growth in new business, agents' receivable sales and the effects of the swap agreements. The estimate also assumes that the borrowing level and trade accounts receivable sales levels subject to fluctuating interest rates will approximate 1998 levels.

READINESS FOR THE YEAR 2000:

Viad is continuing the implementation of initiatives necessary to make its systems, products and infrastructure "Year 2000" compliant on a timely basis, including replacing and/or updating certain systems. Internal initiatives to address Year 2000 compliance within each business unit have been broken down into various phases, including the following:

1. Identification of business systems and applications subject to Year 2000 risk;

2. Assessment of such business systems and applications to determine the appropriate method of correcting Year 2000 problems;

3. Implementation of corrective measures to bring systems and applications to Year 2000 compliance;

4.   Testing and maintaining Year 2000 compliance.

Although no assurances can be made, Viad believes that it has identified all material systems and applications that are subject to Year 2000 risk and has either achieved Year 2000 compliance or initiated the implementation of plans to achieve timely Year 2000 compliance for such systems. A significant portion of Viad's Year 2000 initiatives have been finished with the remainder in various stages of completion. Viad's entire Year 2000 project is expected to be completed by mid-1999. Incremental costs (primarily for software consultants and outside programming help) necessary to bring systems and applications into Year 2000 compliance are being expensed as incurred. Viad currently estimates that the incremental cost of its Year 2000 projects will total approximately $13.5 million, of which approximately 60 percent and 10 percent was expensed in 1998 and 1997, respectively. A substantial portion of the aggregate Year 2000 cost estimate pertains to efforts at Viad's payment services operations, where remediation of several key systems has already been completed, with the remaining systems scheduled for completion by the end of 1999's first quarter. The Year 2000 costs are exclusive of costs which would have been incurred as part of normal systems and application replacements and/or upgrades to meet current and future business needs. Viad continues to monitor and evaluate the additional efforts and costs associated with the Year 2000 initiative.

Viad is also communicating with key vendors, service providers, customers and other third parties with whom business is conducted to determine the nature of any impact of Year 2000 issues on Viad. While Viad does not anticipate any material adverse effect on its business or its financial position or results of operations as a result of failure of such parties to achieve Year 2000 readiness, no assurance can be given that the parties on whom Viad relies will have accurately assessed and completed their Year 2000 remediation requirements. Viad's aggregate cost estimate does not include any expenses that may be incurred as a result of the failure of any such parties to become Year 2000 compliant.

In response to a specific requirement set forth in a recent Securities and Exchange Commission release, Viad believes that the most reasonably likely worst case scenario would involve the failure by Viad to achieve timely Year 2000 compliance of its remaining systems and/or the failure of third parties to be Year 2000 compliant, which in turn would result in increased costs associated with additional staffing and remediation efforts to address shortfalls in systems compliance and increased costs to meet processing, service and production requirements, all of which could have a material adverse effect on Viad and its results of operations. As a part of its Year 2000 initiative, Viad is developing contingency plans for actions that would need to be taken in the event any critical system of Viad and/or key vendors, service providers, customers and other third parties with whom Viad conducts business was not Year 2000 compliant.

Viad believes, based on information available to date, that it will be able to accomplish its total Year 2000 transition by mid-1999, without any material adverse effect on its business operations, products, financial position or results of operations. However, due to the complexity and pervasiveness of the Year 2000 issues and in particular the uncertainty regarding the compliance programs of third parties, no assurance can be given that successful transition will be achieved by the Year 2000 deadline or that Viad would not suffer any material adverse effect on its business, financial position or results of operations if such changes are not completed timely.

RECENT DEVELOPMENTS:

In late January 1999, Viad completed the sale of the contract foodservice operations of Restaura, Inc. Viad is retaining Restaura's leisure and entertainment group that includes the restaurant and concession contracts at Bank One Ballpark and America West Arena, as well as Glacier Park, Inc. The sale will be recorded in the first quarter of 1999. Proceeds from the sale will be used to reduce debt and acquire growth businesses in Viad's core subsidiaries.

FORWARD-LOOKING STATEMENTS:

As provided by the "Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995," Viad cautions readers that, in addition to the historical information contained herein, this Annual Report includes certain forward-looking statements, assumptions and discussions, including those relating to expectations of or current trends in airline traffic, consumer demand, new business, ongoing cost reduction efforts, Year 2000 compliance issues and market risk disclosures. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, the rate of expansion of flights to new locations, consumer demand patterns, purchasing decisions related to customer demand for convention and event services, existing and new competition, industry alliances, consolidation and growth patterns within the industries in which Viad competes, and the timely achievement of Year 2000 compliance by Viad and third parties with whom Viad conducts business, may individually or in combination impact future results. In addition to the factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors could affect the forward-looking statements contained in this Annual Report.

VIAD CORP CONSOLIDATED BALANCE SHEET


DECEMBER 31, (000 omitted, except share data)                                    1998                     1997
----------------------------------------------------------------------------------------------------------------

ASSETS
Current assets:
  Cash and cash equivalents                                                $    5,197               $   12,341
  Receivables                                                                 128,939                  131,620
  Inventories                                                                  73,059                  105,331
  Deferred income taxes                                                        38,063                   29,444
  Other current assets                                                         36,867                   29,207
----------------------------------------------------------------------------------------------------------------
                                                                              282,125                  307,943
  Funds, agents' receivables and current maturities of investments restricted for payment service obligations, after
     eliminating $90,000 invested in Viad commercial paper                    561,266                  617,887
----------------------------------------------------------------------------------------------------------------

  Total current assets                                                        843,391                  925,830
Investments restricted for payment service obligations                      2,415,588                1,615,464
Property and equipment                                                        467,577                  470,052
Other investments and assets                                                  137,599                  113,274
Deferred income taxes                                                          70,860                   74,659
Intangibles                                                                   867,757                  531,034
----------------------------------------------------------------------------------------------------------------
                                                                           $4,802,772               $3,730,313
================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                                         $  136,805               $  145,641
  Accrued compensation                                                         92,460                   75,589
  Other current liabilities                                                   164,148                  134,477
  Current portion of long-term debt                                             3,105                   32,291
----------------------------------------------------------------------------------------------------------------
                                                                              396,518                  387,998
  Payment service obligations                                               2,999,930                2,248,004
----------------------------------------------------------------------------------------------------------------

  Total current liabilities                                                 3,396,448                2,636,002
Long-term debt                                                                531,348                  377,849
Pension and other benefits                                                     80,752                   62,988
Other deferred items and insurance liabilities                                138,622                  109,323
Commitments and contingent liabilities (Notes N, O and P)
Minority interests                                                              3,096                    8,378
$4.75 Redeemable preferred stock                                                6,625                    6,612
Common stock and other equity:
  Common stock, $1.50 par value, 200,000,000 shares
  authorized, 99,739,925 shares issued                                        149,610                  149,610
  Additional capital                                                          327,866                  291,414
  Retained income                                                             328,305                  209,127
  Unearned employee benefits and other                                       (162,543)                (121,968)
  Accumulated other comprehensive income:
     Unrealized gain on securities classified as
        available for sale, net of tax                                         18,231                   13,625
     Cumulative translation adjustments                                        (7,009)                  (3,022)
  Common stock in treasury, at cost, 344,858 and 516,926 shares                (8,579)                  (9,625)
----------------------------------------------------------------------------------------------------------------
  Total common stock and other equity                                         645,881                  529,161
----------------------------------------------------------------------------------------------------------------
                                                                           $4,802,772               $3,730,313
================================================================================================================

See Notes to Consolidated Financial Statements.

VIAD CORP CONSOLIDATED STATEMENT OF INCOME


YEAR ENDED DECEMBER 31, (000 omitted, except per share data)                    1998                 1997                1996
-------------------------------------------------------------------------------------------------------------------------------
REVENUES                                                                  $2,542,135           $2,417,470          $2,263,228
-------------------------------------------------------------------------------------------------------------------------------
Costs and expenses:
  Costs of sales and services                                              2,303,548            2,199,340           2,061,875
  Corporate activities, net                                                   21,913               29,294              33,102
  Interest expense                                                            40,818               48,652              53,019
  Nonrecurring items:
     Gains on sales of businesses                                            (54,639)
     Provision for payments previously received
        pursuant to patent infringement litigation                            10,642
     Gain on sale of interest in Phoenix Suns                                                                         (30,489)
     Spin-off costs and management transition expenses                                                                 33,000
  Minority interests                                                           2,165                1,237               1,752
-------------------------------------------------------------------------------------------------------------------------------
                                                                           2,324,447            2,278,523           2,152,259
-------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                   217,688              138,947             110,969
Income taxes                                                                  67,048               41,153              41,898
-------------------------------------------------------------------------------------------------------------------------------

INCOME FROM CONTINUING OPERATIONS                                            150,640               97,794              69,071
Loss from discontinued operations                                                                                     (40,694)
-------------------------------------------------------------------------------------------------------------------------------
Income before extraordinary charge                                           150,640               97,794              28,377
Extraordinary charge for early retirement of debt, net of tax
   benefit of $4,554                                                                               (8,458)
-------------------------------------------------------------------------------------------------------------------------------

NET INCOME                                                                $  150,640           $   89,336          $   28,377
===============================================================================================================================

DILUTED INCOME PER COMMON SHARE
Continuing operations                                                     $     1.52           $     1.03          $     0.74
Discontinued operations                                                                                                 (0.44)
-------------------------------------------------------------------------------------------------------------------------------
Income before extraordinary charge                                              1.52                 1.03                0.30
Extraordinary charge                                                                                (0.09)
-------------------------------------------------------------------------------------------------------------------------------
Diluted net income per common share                                       $     1.52           $     0.94          $     0.30
===============================================================================================================================
Average outstanding and potentially dilutive common shares                    98,367               93,786              91,339
===============================================================================================================================
BASIC INCOME PER COMMON SHARE
Continuing operations                                                     $     1.58           $     1.06          $     0.76
Discontinued operations                                                                                                 (0.45)
-------------------------------------------------------------------------------------------------------------------------------
Income before extraordinary charge                                              1.58                 1.06                0.31
Extraordinary charge                                                                                (0.09)
-------------------------------------------------------------------------------------------------------------------------------
Basic net income per common share                                         $     1.58           $     0.97          $     0.31
===============================================================================================================================
Average outstanding common shares                                             94,382               90,804              88,814
===============================================================================================================================
Dividends declared per common share                                       $     0.32           $     0.32          $     0.48
===============================================================================================================================

See Notes to Consolidated Financial Statements.

VIAD CORP CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME


YEAR ENDED DECEMBER 31, (000 omitted)                                          1998                 1997                1996
-------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                  $150,640             $ 89,336            $ 28,377
Other comprehensive income:
  Unrealized gain (loss) on securities classified as available for sale:
     Holding gains (losses) arising during the period, net of
        tax provision (benefit) of $7,562, $11,410 and $(56)                  11,827               17,846                 (87)
     Reclassification adjustment for net realized gains included in net
        income, net of tax provision of $4,617, $2,830 and $745               (7,221)              (4,426)             (1,164)
-------------------------------------------------------------------------------------------------------------------------------
                                                                               4,606               13,420              (1,251)
-------------------------------------------------------------------------------------------------------------------------------
  Unrealized foreign currency translation adjustments:
     Holding gains (losses) arising during the period                         (4,038)              (2,591)                 19
     Reclassification adjustment for sales of investments in
        foreign entities included in net income                                   51                1,088              12,266
-------------------------------------------------------------------------------------------------------------------------------
                                                                              (3,987)              (1,503)             12,285
-------------------------------------------------------------------------------------------------------------------------------
  Other comprehensive income                                                     619               11,917              11,034
-------------------------------------------------------------------------------------------------------------------------------
  Comprehensive income                                                      $151,259             $101,253            $ 39,411
===============================================================================================================================


See Notes to Consolidated Financial Statements.

VIAD CORP CONSOLIDATED STATEMENT OF COMMON STOCK AND OTHER EQUITY



                                                                                    Common Shares
                                                                        ---------------------------------------
                                                                                       Employee
                                                                                        Equity                       Common
(000 omitted)                                                             Issued         Trust       Treasury        Stock
-------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1995                                                 97,109        (6,279)       (2,878)     $  145,663
Net income
Dividends on common and preferred stock
Distribution of consumer products business to Viad stockholders
Disposition of Canadian intercity bus transportation business
Treasury shares issued in connection with dividend reinvestment plan                                      517
Employee benefit plans                                                                      608         1,200
Employee Equity Trust adjustment to market value
Unrealized translation gain
Unrealized loss on securities classified as available for sale
Other, net                                                                                                 (2)
-------------------------------------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1996                                                 97,109        (5,671)       (1,163)        145,663
Net income
Dividends on common and preferred stock
Treasury shares acquired in connection with dividend reinvestment plan                                    (90)
Employee benefit plans                                                                      598           797
Employee Equity Trust adjustment to market value
Acquisition of subsidiary accounted for as a pooling of interests           2,631                                       3,947
Unrealized translation loss
Unrealized gain on securities classified as available for sale
Other, net                                                                                                (61)
-------------------------------------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1997                                                 99,740        (5,073)         (517)        149,610
Net income
Dividends on common and preferred stock
Employee benefit plans                                                                      577         1,081
Employee Equity Trust adjustment to market value
Treasury shares acquired                                                                                 (909)
Unrealized translation loss
Unrealized gain on securities classified as available for sale
Other, net
-------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998                                                 99,740        (4,496)         (345)     $  149,610
===============================================================================================================================

See Notes to Consolidated Financial Statements.




                                                                                                           Unearned
                                                                                                           Employee
                                                                            Additional      Retained       Benefits
(000 omitted)                                                                Capital         Income        and Other
----------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1995                                                $  362,205      $  322,439      $ (213,996)
Net income                                                                                    28,377
Dividends on common and preferred stock                                                      (43,869)
Distribution of consumer products business to Viad stockholders              (88,607)       (160,026)         88,607
Disposition of Canadian intercity bus transportation business
Treasury shares issued in connection with dividend reinvestment plan           3,168
Employee benefit plans                                                        (7,916)                         20,045
Employee Equity Trust adjustment to market value                              13,422                         (13,422)
Unrealized translation gain
Unrealized loss on securities classified as available for sale
Other, net                                                                       (69)           (257)
----------------------------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1996                                                   282,203         146,664        (118,766)
Net income                                                                                    89,336
Dividends on common and preferred stock                                                      (30,295)
Treasury shares acquired in connection with dividend reinvestment plan          (329)
Employee benefit plans                                                        (7,017)                         11,591
Employee Equity Trust adjustment to market value                              14,793                         (14,793)
Acquisition of subsidiary accounted for as a pooling of interests                875           4,382
Unrealized translation loss
Unrealized gain on securities classified as available for sale
Other, net                                                                       889            (960)
----------------------------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1997                                                   291,414         209,127        (121,968)
Net income                                                                                   150,640
Dividends on common and preferred stock                                                      (31,480)
Employee benefit plans                                                       (15,422)                         11,317
Employee Equity Trust adjustment to market value                              51,892                         (51,892)
Treasury shares acquired
Unrealized translation loss
Unrealized gain on securities classified as available for sale
Other, net                                                                       (18)             18
----------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998                                                $  327,866      $  328,305      $ (162,543)
======================================================================================================================

                                                                                Accumulated Other Comprehensive Income
                                                                        -------------------------------------------------------
                                                                          Unrealized Gain
                                                                           on Securities                       Subtotal
                                                                           Classified as     Cumulative     Accumulated Other
                                                                             Available       Translation      Comprehensive
(000 omitted)                                                                for Sale        Adjustments         Income
-------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1995                                                  $   1,456         $ (18,380)        $ (16,924)
Net income
Dividends on common and preferred stock
Distribution of consumer products business to Viad stockholders                                   4,576             4,576
Disposition of Canadian intercity bus transportation business                                    12,266            12,266
Treasury shares issued in connection with dividend reinvestment plan
Employee benefit plans
Employee Equity Trust adjustment to market value
Unrealized translation gain                                                                          19                19
Unrealized loss on securities classified as available for sale                 (1,251)                             (1,251)
Other, net
-------------------------------------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1996                                                        205            (1,519)           (1,314)
Net income
Dividends on common and preferred stock
Treasury shares acquired in connection with dividend reinvestment plan
Employee benefit plans
Employee Equity Trust adjustment to market value
Acquisition of subsidiary accounted for as a pooling of interests
Unrealized translation loss                                                                      (1,503)           (1,503)
Unrealized gain on securities classified as available for sale                 13,420                              13,420
Other, net
-------------------------------------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1997                                                     13,625            (3,022)           10,603
Net income
Dividends on common and preferred stock
Employee benefit plans
Employee Equity Trust adjustment to market value
Treasury shares acquired
Unrealized translation loss                                                                      (3,987)           (3,987)
Unrealized gain on securities classified as available for sale                  4,606                               4,606
Other, net
-------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998                                                  $  18,231         $  (7,009)        $  11,222
===============================================================================================================================





                                                                           Common
                                                                          Stock in
(000 omitted)                                                             Treasury            Total
-------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1995                                                $ (51,218)        $ 548,169
Net income                                                                                     28,377
Dividends on common and preferred stock                                                       (43,869)
Distribution of consumer products business to Viad stockholders                              (155,450)
Disposition of Canadian intercity bus transportation business                                  12,266
Treasury shares issued in connection with dividend reinvestment plan          9,417            12,585
Employee benefit plans                                                       19,584            31,713
Employee Equity Trust adjustment to market value                                                   --
Unrealized translation gain                                                                        19
Unrealized loss on securities classified as available for sale                                 (1,251)
Other, net                                                                      (15)             (341)
-------------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1996                                                  (22,232)          432,218
Net income                                                                                     89,336
Dividends on common and preferred stock                                                       (30,295)
Treasury shares acquired in connection with dividend reinvestment plan       (1,817)           (2,146)
Employee benefit plans                                                       15,410            19,984
Employee Equity Trust adjustment to market value                                                   --
Acquisition of subsidiary accounted for as a pooling of interests                               9,204
Unrealized translation loss                                                                    (1,503)
Unrealized gain on securities classified as available for sale                                 13,420
Other, net                                                                     (986)           (1,057)
-------------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1997                                                   (9,625)          529,161
Net income                                                                                    150,640
Dividends on common and preferred stock                                                       (31,480)
Employee benefit plans                                                       24,027            19,922
Employee Equity Trust adjustment to market value                                                   --
Treasury shares acquired                                                    (22,979)          (22,979)
Unrealized translation loss                                                                    (3,987)
Unrealized gain on securities classified as available for sale                                  4,606
Other, net                                                                       (2)               (2)
-------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998                                                $  (8,579)        $ 645,881
=======================================================================================================

VIAD CORP CONSOLIDATED STATEMENT OF CASH FLOWS


YEAR ENDED DECEMBER 31, (000 omitted)                                           1998                 1997                1996
-------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS PROVIDED (USED) BY OPERATING ACTIVITIES
Net income                                                                $  150,640           $   89,336            $ 28,377
Adjustments to reconcile net income to net cash provided
    by operating activities:
  Depreciation and amortization                                               85,896               78,501              74,444
  Deferred income taxes                                                         (905)                 846               8,685
  Spin-off costs and management transition expenses                                                                    33,000
  Loss from discontinued operations                                                                                    40,694
  Extraordinary charge for early retirement of debt                                                 8,458
  Gains on sales of businesses, property and other assets, net               (72,885)             (17,341)            (42,382)
  Other noncash items, net                                                    15,227               10,352              13,774
  Change in operating assets and liabilities:
     Receivables and inventories                                             (26,964)             (21,057)             10,356
     Payment service assets and obligations, net                             779,217              466,559             236,736
     Accounts payable and accrued compensation                                24,683               13,097              38,472
     Other assets and liabilities, net                                       (38,053)             (44,188)            (73,896)
-------------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                    916,856              584,563             368,260
-------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS PROVIDED (USED) BY INVESTING ACTIVITIES
Capital expenditures                                                         (77,317)            (107,973)            (82,149)
Purchase of asset previously leased                                                               (20,986)
Acquisitions of businesses, net of cash acquired                            (351,900)             (19,017)            (21,731)
Proceeds from sales of businesses, property and other assets, net            194,247              205,059              62,061
Investments restricted for payment service obligations:
  Proceeds from sales and maturities of securities classified
     as available for sale                                                   839,128              819,813             581,192
  Proceeds from maturities of securities classified as held to maturity      103,231               48,201              25,584
  Purchases of securities classified as available for sale                (1,602,002)          (1,141,753)           (630,685)
  Purchases of securities classified as held to maturity                     (96,309)            (191,340)           (241,616)
Investments in and advances (to) from discontinued operations, net                                (21,337)              33,156
-------------------------------------------------------------------------------------------------------------------------------
Net cash used by investing activities                                       (990,922)            (429,333)           (274,188)
-------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS PROVIDED (USED) BY FINANCING ACTIVITIES
Proceeds from long-term borrowings                                             3,926
Payments on long-term borrowings                                             (32,639)             (76,046)            (77,615)
Premium paid upon early retirement of debt                                                        (13,012)
Net change in short-term borrowings classified as long-term debt             150,000              (34,000)            (12,888)
Dividends on common and preferred stock                                      (31,480)             (30,295)            (43,869)
Proceeds from issuances of treasury stock                                     17,216               12,466              40,032
Common stock purchased for treasury                                          (22,979)
Cash payments on interest rate swap agreements related to debt               (17,122)              (6,424)            (13,255)
-------------------------------------------------------------------------------------------------------------------------------
Net cash provided (used) by financing activities                              66,922             (147,311)           (107,595)
-------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                          (7,144)               7,919             (13,523)
Cash and cash equivalents, beginning of year                                  12,341                4,422              17,945
-------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                    $    5,197           $   12,341            $  4,422
===============================================================================================================================

See Notes to Consolidated Financial Statements.

Viad Corp Notes to Consolidated Financial Statements



Years ended December 31, 1998, 1997 and 1996

A. SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION. The Consolidated Financial Statements of Viad Corp ("Viad") include the accounts of Viad and all of its subsidiaries.

The Consolidated Financial Statements are prepared in accordance with generally accepted accounting principles, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures at the date of the financial statements and the reported results of operations during the period. Actual results may vary from those estimates.

Intercompany accounts and transactions between Viad and its subsidiaries have been eliminated in consolidation. Described below are those accounting policies significant to Viad, including those selected from acceptable alternatives.

CASH EQUIVALENTS. Viad considers all highly liquid investments with original maturities of three months or less as cash equivalents.

INVENTORIES. Inventories, which consist primarily of exhibit materials, food and supplies used in providing services, are stated at the lower of cost (first-in, first-out and average cost methods) or market.

FUNDS AND AGENTS' RECEIVABLES AND INVESTMENTS RESTRICTED FOR PAYMENT SERVICE OBLIGATIONS. A Viad payment services subsidiary generates funds from the sale of money orders and other payment instruments (with the related liability classified as "Payment service obligations"). The proceeds of such sales are invested primarily in permissible securities, principally debt instruments (classified, along with cash on hand and cash in transit from agents, as "Funds, agents' receivables and current maturities of investments restricted for payment service obligations"), which before consolidating eliminations, included investment-grade commercial paper issued by Viad and supported along with the rest of Viad's outstanding commercial paper by a credit commitment under a long-term revolving bank credit agreement, as described in Note I; and in a portfolio of high-quality, longer-term debt instruments (approximately 99% of the investments at December 31, 1998, have ratings of A- or higher or are collateralized by federal agency securities), including federal, state and municipal obligations, asset-backed securities and corporate debt securities (classified as "Investments restricted for payment service obligations"). These investments are restricted by state regulatory agencies for use by Viad's payment services subsidiary to satisfy the liability to pay, upon presentment, the face amount of such payment service obligations. Accordingly, such restricted assets are not available to satisfy working capital or other financing requirements of Viad.

In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," Viad classifies securities as either available for sale or held to maturity.

LONG-LIVED ASSETS. Viad reviews the carrying values of its long-lived assets and identifiable intangibles for possible impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable in accordance with the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of."

PROPERTY AND EQUIPMENT. Property and equipment are stated at cost, net of impairment write-downs and accumulated depreciation. Property and equipment are depreciated principally over the following useful lives: buildings, from 15 to 40 years; equipment, from 3 to 10 years; and leasehold improvements over the lesser of the lease term or useful life.

INTANGIBLES. Intangibles are carried at cost less accumulated amortization. Intangibles are amortized on the straight-line method over the estimated lives or periods of expected benefit, but not in excess of 40 years. Viad evaluates the carrying value of goodwill and other intangible assets at each reporting period for possible impairment in accordance with the provisions of SFAS No. 121.

PENSION AND OTHER BENEFITS. Trusteed, noncontributory pension plans cover a significant portion of employees, with benefit levels supplemented in most cases by defined matching company stock contributions to employees' 401(k) plans. The 401(k) plans are available to almost all employees, including those not covered by the defined benefit plans. Defined benefits are based primarily on final average pay and years of service. Funding policies provide that payments to defined benefit pension trusts shall be at least equal to the minimum funding required by applicable regulations. Certain defined pension benefits, primarily those in excess of benefit levels permitted under qualified pension plans, are unfunded.

Viad has unfunded defined benefit postretirement plans that provide medical and life insurance for certain eligible employees, retirees and dependents. The related postretirement benefit liabilities are recognized over the period that services are provided by employees.

DERIVATIVES. Derivatives are used as part of Viad's risk management strategy to manage exposure to fluctuations in interest rates. Derivatives are not used for speculative purposes. Amounts receivable or payable under swap agreements are accrued and recognized as an adjustment to the expense of the related transaction.

In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133, which will be effective for Viad's financial statements as of January 1, 2000, requires that entities record all derivatives as assets or liabilities, measured at fair value, with the change in fair value recognized in earnings or in other comprehensive income, depending on the use of the derivative and whether it qualifies for hedge accounting. Viad is in the process of evaluating the impact which will result upon adoption of this standard.

STOCK-BASED COMPENSATION. As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," Viad uses the intrinsic value method prescribed by APB No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock-based compensation plans.

NET INCOME PER COMMON SHARE. Employee Stock Ownership Plan ("ESOP") shares are treated as outstanding for net income per share calculations. Shares held by the Employee Equity Trust (the "Trust") are not considered outstanding for net income per share calculations until the shares are released from the Trust.

RECLASSIFICATIONS. Certain prior year amounts have been reclassified to conform with the 1998 presentation.

B. ACQUISITIONS OF BUSINESSES

Effective June 1, 1998, Viad acquired MoneyGram Payment Systems, Inc. ("MoneyGram"), a provider of consumer money wire transfer services. Also during 1998, Viad acquired an airline catering flight kitchen as well as several convention and event services companies.

During 1997, Viad acquired an airline catering flight kitchen and several payment services businesses, including the nation's largest processor of rebate checks and a regional money order business. In addition, in December 1997, Viad acquired all of the common stock of Game Financial Corporation ("Game") in exchange for 2,631,000 shares of Viad's common stock. Game provides cash access services to casinos and other gaming establishments. The Game acquisition was accounted for as a pooling of interests.

During 1996, Viad purchased two convention and event services companies and the remaining interest in two airline catering joint ventures. Viad also acquired the remaining minority interest in its Canadian tourism business, Brewster Transport Company Limited, in a noncash exchange, as described in Note D.

Except for the Game pooling, the acquisitions were accounted for as purchases. The purchase prices, including acquisition costs, were allocated to the net tangible and identifiable intangible assets acquired based on estimated fair values at the dates of the acquisitions. The difference between the purchase prices and the related fair values of net assets acquired represents goodwill. Viad is still gathering certain information required to complete the allocation of the MoneyGram purchase price. Further adjustments may arise as a result of this analysis.

The accompanying financial statements include the accounts and results of operations from the dates of acquisition. The results of operations of the acquired companies from the beginning of the year to the dates of acquisition are not material to the consolidated results of operations. In addition, prior period financial statements have not been restated for the pooling of interests, as the results of Game for such periods were not significant.

Net cash paid, assets acquired and debt and other liabilities assumed in all acquisitions of businesses accounted for as purchases for the years ended December 31 were as follows:

(000 omitted)                               1998       1997       1996
------------------------------------------------------------------------
Assets acquired:
  Property and equipment                $ 19,008    $ 3,119    $ 3,813
  Intangibles, primarily goodwill(1)     362,996     15,710     16,620
  Other assets                            41,873        188      9,517
Debt and other liabilities assumed       (71,977)               (8,219)
------------------------------------------------------------------------
Net cash paid                           $351,900    $19,017    $21,731
========================================================================

(1) Excludes additional goodwill of $15,688,000 recorded in 1996 in connection with the acquisition of the remaining minority interest in the Canadian tourism business in a noncash exchange.

C. NONRECURRING ITEMS

Effective April 1, 1998, Viad sold its Aircraft Services International Group ("ASIG"), which conducted aircraft fueling and ground-handling operations. After repaying short-term borrowings with proceeds of the sale, Viad terminated related interest rate swap agreements. The gain on the sale of ASIG, after deducting costs of sale and related expense provisions, was $21,155,000 ($13,201,000 after-tax).

On September 15, 1998, Viad completed the sale of its duty-free and shipboard concessions business, Greyhound Leisure Services, Inc. ("GLSI"). The gain on sale, after deducting costs of sale and related expense provisions, was $26,684,000 ($15,650,000 after-tax).

In the fourth quarter of 1998, Viad obtained release of all guarantees and bonding relating to its former United Kingdom travel and tour subsidiaries, Crystal Holidays and Jetsave, which had been sold in October 1997. Accordingly, the gain on sale of these subsidiaries, which was deferred pending resolution of the contingencies, was recognized in 1998's fourth quarter. The gain on sale of Crystal Holidays and Jetsave, after deducting costs of sale and related expense provisions, was $6,800,000 ($4,004,000 after-tax).

On January 27, 1999, Viad sold the contract foodservice operations of Restaura, Inc. Viad is retaining the leisure and entertainment group that includes the restaurant and concession contracts at Bank One Ballpark and America West Arena, as well as Glacier Park, Inc. The sale will be recorded in the first quarter of 1999.

Results of operations of the sold companies up to dates of sale are summarized in Note Q.

Following protracted efforts, including formal mediation, to settle patent infringement litigation initiated by Viad's payment services subsidiary, Travelers Express Company, Inc. ("TECI"), against Integrated Payment Systems ("IPS"), a subsidiary of First Data Corporation, TECI petitioned the Federal District Court in May 1998 to set aside a settlement term sheet entered into over three years previously because of the parties' failure to agree on final settlement terms. At the same time, TECI tendered back to IPS amounts which IPS had paid to TECI pursuant to the term sheet. The Court granted TECI's motion and set a future trial date for its patent infringement lawsuit against IPS. While TECI expects a favorable outcome, the timing and amount of recovery pursuant to litigation cannot be assured. Accordingly, TECI recorded a one-time provision in the second quarter of 1998 for payments received from IPS and recorded as income in prior years, plus interest thereon and related expenses totaling $10,642,000 ($6,917,000 after-tax).

On December 31, 1996, Viad sold its 26 percent limited partnership interest in the Phoenix Suns National Basketball Association team. The gain, after deducting transaction costs and carrying amount of the investment, was $30,489,000 ($19,025,000 after-tax).

As discussed in Note D, on August 15, 1996, Viad completed the spin-off of its consumer products business to stockholders. Spin-off costs and management transition expenses totaling $33,000,000 ($28,985,000 after-tax) were recorded as expenses of continuing operations. In addition, $5,000,000 of such costs, without tax benefit, were allocated to the consumer products business and are classified as discontinued operations expense. These charges are comprised primarily of spin-off transaction costs, professional fees and compensation required by certain former executive officers' employment contracts.

D. DISCONTINUED OPERATIONS

On August 15, 1996, Viad completed the spin-off of its consumer products business, now conducted under the name The Dial Corporation. In effecting the spin-off, the holders of common stock of Viad received a distribution (the "Distribution") of one share of common stock of The Dial Corporation for each share of Viad common stock.

In connection with the Distribution, Viad borrowed $280,000,000 under a new $350,000,000 bank credit facility and used the proceeds to repay floating-rate indebtedness of Viad. The credit facility and related liability were then assumed by The Dial Corporation upon the spin-off. Viad also transferred a variable-to-fixed interest rate swap agreement in the notional amount of $65,000,000 to The Dial Corporation. Interest expense of $13,096,000 in 1996 was allocated to the consumer products business based on interest on the debt and interest rate swap assumed by The Dial Corporation.

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

Revenues applicable to the operations of the discontinued consumer products, Canadian intercity bus transportation and cruise line businesses totaled $998,792,000 in 1996.

The caption "Loss from discontinued operations" in the Consolidated Statement of Income for the year ended December 31, 1996, includes the following:

(000 omitted)
--------------------------------------------------------------------------
Consumer products business income from operations,
  net of tax provision of $22,817(1)                            $ 30,620
--------------------------------------------------------------------------
Canadian intercity bus transportation business:
  Loss from operations, net of tax benefit of $510                  (583)
  Transaction costs, loss on disposition
    and foreign currency translation losses(2)                   (15,866)
--------------------------------------------------------------------------
                                                                 (16,449)
--------------------------------------------------------------------------
Cruise line business:
  Loss from operations, net of tax benefit of $174                   (70)
  Provision for loss on disposal, net of tax benefit
    of $19,250(3)                                                (35,750)
--------------------------------------------------------------------------
                                                                 (35,820)
--------------------------------------------------------------------------
Provisions related to previously discontinued
  businesses, net of tax benefit of $10,955(4)                   (19,045)
--------------------------------------------------------------------------
Loss from discontinued operations                               $(40,694)
==========================================================================

(1) After spin-off costs and management transition expenses of $5,000,000, without tax benefit.
(2) Includes spin-off and exchange transaction costs of $1,579,000 associated with the disposition of the Canadian intercity bus transportation business, along with a noncash loss recorded on the disposition of $2,021,000 and recognition of unrealized foreign currency translation losses of $12,266,000. The translation losses had previously been deducted from common stock and other equity in accordance with SFAS No. 52.
(3) Includes a $1,950,000 (after-tax) provision for operating losses during the phase-out period.
(4) Represents additional provisions for self insurance, legal and remediation matters arising from previously discontinued businesses.

E. EARNINGS PER SHARE

The following is a reconciliation of the numerators and denominators of diluted and basic per share computations for income from continuing operations as required by SFAS No. 128, "Earnings Per Share":

(000 omitted, except per share data)          1998          1997          1996
-------------------------------------------------------------------------------
Income from continuing operations         $150,640       $97,794       $69,071
Less: Preferred stock dividends             (1,129)       (1,127)       (1,125)
-------------------------------------------------------------------------------
Income available to common
  stockholders                            $149,511       $96,667       $67,946
===============================================================================
Average outstanding common shares           94,382        90,804        88,814
Additional dilutive shares related to
   stock-based compensation                  3,985         2,982         2,525
-------------------------------------------------------------------------------
Average outstanding and potentially
   dilutive common shares                   98,367        93,786        91,339
===============================================================================
Diluted income per share from
  continuing operations                      $1.52         $1.03         $0.74
===============================================================================
Basic income per share from
   continuing operations                     $1.58         $1.06         $0.76
===============================================================================

F. INVESTMENTS IN DEBT AND EQUITY SECURITIES

As discussed in Note A, a Viad payment services subsidiary generates funds from the issuance of money orders and other payment instruments, with the related liability classified as "Payment service obligations." The funds are invested primarily in permissible securities, principally debt instruments. Such investments, along with related cash and funds in transit, are restricted by state regulatory agencies for use by the subsidiary to satisfy the liability to pay, upon presentment, the face amount of such payment service obligations. Accordingly, such restricted assets are not available to satisfy working capital or other financing requirements of Viad. Securities are included in the Consolidated Balance Sheet under the caption, "Investments restricted for payment service obligations," except for those securities expected to be sold or maturing within one year, which are included under the caption, "Funds, agents' receivables and current maturities of investments restricted for payment service obligations."

The following is a summary of amounts related to the payment service obligations, including excess funds, at December 31:

(000 omitted)                                              1998          1997
------------------------------------------------------------------------------
Restricted assets:
   Funds, agents' receivables and current
     maturities of investments restricted for
     payment service obligations, including
     $90,000 invested in Viad commercial paper(1)    $  651,266    $  707,887
   Investments restricted for payment
     service obligations(2)                           2,415,588     1,615,464
------------------------------------------------------------------------------
                                                      3,066,854     2,323,351
Payment service obligations                           2,999,930     2,248,004
------------------------------------------------------------------------------
Asset carrying amounts in excess of 1:1 funding
  coverage of payment service obligations(2)         $   66,924    $   75,347
==============================================================================

(1) See Note I for description of Viad's revolving bank credit agreement, which supports its commercial paper obligations.
(2) The fair value of investments restricted for payment service obligations (less current maturities) was $2,432,431,000 and $1,626,321,000 at
     December 31, 1998 and 1997, respectively; the aggregate fair value of restricted assets was $3,083,697,000 and $2,334,208,000 at December 31, 1998 and 1997, respectively; and the aggregate fair value of restricted assets in excess of 1:1 funding coverage of payment service obligations was $83,767,000 and $86,204,000 at December 31, 1998 and 1997, respectively.

Securities are classified as available for sale or held to maturity as required by SFAS No. 115.

Viad regularly monitors credit and market risk exposures and takes steps to mitigate the likelihood of these exposures resulting in actual loss. Although Viad's investment portfolio exposes Viad to certain credit risks, Viad believes the high quality of its investments reduces this risk substantially (approximately 99% of the investments at December 31, 1998 have ratings of A-or higher or are collateralized by federal agency securities).

SECURITIES CLASSIFIED AS AVAILABLE FOR SALE. Securities that are being held for indefinite periods of time, including those securities which may be sold in response to needs for liquidity or changes in interest rates, are classified as securities available for sale and are carried at fair value. The net unrealized holding gains of $18,231,000 and $13,625,000 (net of deferred tax liability of $11,656,000 and $8,710,000, respectively) at December 31, 1998 and 1997, respectively, are included in the Consolidated Balance Sheet as a component of "Accumulated other comprehensive income." The increase in the unrealized gain during 1998 and 1997 was due principally to decreases in longer-term market interest rates.

A summary of securities classified as available for sale at December 31, 1998 is presented below:

                                           Gross       Gross
                             Amortized   Unrealized  Unrealized       Fair
(000 omitted)                   Cost       Gains       Losses        Value
-----------------------------------------------------------------------------
U.S. Government
  agencies                  $   16,193    $     2      $    14    $   16,181
Obligations of states and
  political subdivisions       954,237     30,613          397       984,453
Corporate debt securities       16,937                   2,963        13,974
Mortgage-backed and other
  asset-backed securities      778,417      7,306        2,789       782,934
Preferred stock                 80,360        700        2,571        78,489
-----------------------------------------------------------------------------
Securities classified as
  available for sale        $1,846,144    $38,621      $ 8,734    $1,876,031
=============================================================================

A summary of securities classified as available for sale at December 31, 1997 is presented below:

                                           Gross       Gross
                             Amortized   Unrealized  Unrealized       Fair
(000 omitted)                   Cost       Gains       Losses        Value
-----------------------------------------------------------------------------
Obligations of states and
  political subdivisions    $  616,826    $19,796      $   19     $  636,603
Corporate debt securities       21,913          7       1,865         20,055
Mortgage-backed and other
  asset-backed securities      393,140      3,301         254        396,187
Preferred stock                 42,492      1,433          64         43,861
-----------------------------------------------------------------------------
Securities classified as
  available for sale        $1,074,371    $24,537      $2,202     $1,096,706
=============================================================================

Gross gains of $11,843,000, $7,986,000 and $3,039,000 were realized during 1998,
1997 and 1996, respectively. Gross losses of $5,000, $730,000 and $1,130,000 were realized during 1998, 1997 and 1996, respectively. Gross gains and losses are based on the specific identification method of determining cost.

SECURITIES CLASSIFIED AS HELD TO MATURITY. Securities classified as held to maturity, which consist of securities that management has the ability and intent to hold to maturity, are carried at amortized cost, and are summarized as follows at December 31, 1998:

                                           Gross       Gross
                             Amortized   Unrealized  Unrealized       Fair
(000 omitted)                   Cost       Gains       Losses        Value
-----------------------------------------------------------------------------
U.S. Government
  agencies                  $ 55,059      $   441      $ 30       $ 55,470
Obligations of states and
  political subdivisions     350,374       15,573       112        365,835
Corporate debt securities     20,507          193        33         20,667
Mortgage-backed and other
  asset-backed securities    120,743        1,384       316        121,811
Other securities               3,018                    137          2,881
-----------------------------------------------------------------------------
Securities classified as
     held to maturity       $549,701      $17,591      $628       $566,664
=============================================================================

A summary of securities classified as held to maturity at December 31, 1997, is presented below:

                                           Gross       Gross
                             Amortized   Unrealized  Unrealized       Fair
(000 omitted)                   Cost       Gains       Losses        Value
-----------------------------------------------------------------------------
U.S. Government
  agencies                 $ 57,110       $    --      $  563     $ 56,547
Obligations of states and
  political subdivisions    307,652        11,293          48      318,897
Corporate debt securities    55,707                       397       55,310
Mortgage-backed and other
  asset-backed securities   125,273           985          86      126,172
Other securities              3,031                       460        2,571
-----------------------------------------------------------------------------
Securities classified as
  held to maturity         $548,773       $12,278      $1,554     $559,497
=============================================================================


SCHEDULED MATURITIES. Scheduled maturities of securities at December 31, 1998 is presented below:

                        Available for Sale        Held to Maturity
                      -----------------------  ----------------------
                       Amortized       Fair    Amortized      Fair
(000 omitted)             Cost        Value      Cost        Value
---------------------------------------------------------------------
Due in:
  1999                $    2,790   $    2,792   $  7,352   $  7,472
  2000-2003               30,012       29,402     58,260     58,690
  2004-2008              330,576      341,420     94,880     97,929
  2009 and later         624,786      641,791    268,466    280,762
Mortgage-backed and
  other asset-backed
  securities             777,620      782,137    120,743    121,811
Preferred stock           80,360       78,489
---------------------------------------------------------------------
                      $1,846,144   $1,876,031   $549,701   $566,664
=====================================================================

Actual maturities may differ from scheduled maturities because the borrowers have the right to call or prepay certain obligations, sometimes without penalties. Maturities of mortgage-backed and other asset-backed securities depend on the repayment characteristics and experience of the underlying obligations.

G. PROPERTY AND EQUIPMENT

Property and equipment at December 31 consisted of the following:

(000 omitted)                             1998       1997
------------------------------------------------------------
Land                                    $ 31,242   $ 35,779
Buildings and leasehold improvements     279,242    257,134
Equipment                                532,331    567,463
------------------------------------------------------------
                                         842,815    860,376
Less accumulated depreciation            375,238    390,324
------------------------------------------------------------
Property and equipment                  $467,577   $470,052
============================================================

H. INTANGIBLES

Intangibles at December 31 consisted of the following:

(000 omitted)                            1998        1997
------------------------------------------------------------
Goodwill                              $  935,691   $577,434
Other intangibles                         69,183     72,605
------------------------------------------------------------
                                       1,004,874    650,039
Less accumulated amortization            137,117    119,005
------------------------------------------------------------
Intangibles                           $  867,757   $531,034
============================================================

I. DEBT

Long-term debt at December 31 was as follows:

(000 omitted)                                         1998           1997
-----------------------------------------------------------------------------
Senior debt:(1)
  Short-term borrowings:
    Promissory notes, 5.8% (1998) and 6.2% (1997)
      weighted average interest rate
      at December 31                                 $148,000      $ 50,000
    Commercial paper, 5.8% weighted
      average interest rate at December 31(2)          52,000
  Senior notes, 6.2% weighted average interest
    rate at December 31, due to 2009                  269,711       299,647
  Guarantee of ESOP debt, floating rate indexed
    to LIBOR, 4.6% (1998) and 5.0% (1997) at
    December 31, due to 2009                           22,000        24,000
  Real estate mortgages and other obligations,
    5.7% (1998) and 5.4% (1997) weighted
    average interest rate at December 31,
    due to 2016                                        24,239        17,990
-----------------------------------------------------------------------------
                                                      515,950       391,637
Subordinated debt, 10.5% debentures, due 2006          18,503        18,503
-----------------------------------------------------------------------------
Total debt                                            534,453       410,140
Less current portion                                    3,105        32,291
-----------------------------------------------------------------------------
Long-term debt                                       $531,348      $377,849
=============================================================================

(1) Rates shown are exclusive of the effects of commitment fees and other costs of long-term revolving bank credit used to support short-term borrowings, and for 1997, exclusive of the effects of interest rate swap agreements related to certain short-term and long-term borrowings.
(2) After eliminating $90,000,000 of commercial paper issued by Viad to a payment services subsidiary.

Viad satisfies its short-term borrowing requirements with bank lines of credit and the issuance of commercial paper and promissory notes. At December 31, 1998, outstanding promissory notes and commercial paper, including the commercial paper issued to a Viad payment services subsidiary, are supported by unused commitments under a $300,000,000 long-term revolving bank credit agreement, which expires on August 15, 2002. Annually, at Viad's request and with the participating banks' consent, the term of the agreement may be extended for another one-year period. The interest rate applicable to borrowings under the $300,000,000 credit commitment is, at Viad's option, indexed to the bank prime rate or the London Interbank Offering Rate ("LIBOR"), plus appropriate spreads over such indices during the period of the credit agreement. The agreement also provides for commitment fees. Such spreads and fees will change moderately should Viad's debt ratings change. Viad, in the event that it becomes advisable, intends to exercise its right under the agreement to borrow for the purpose of refinancing short-term borrowings; accordingly, short-term borrowings totaling $200,000,000 and $50,000,000 at December 31, 1998 and 1997, respectively, have been classified as long-term debt.

Annual maturities of long-term debt due in the next five years will approximate $3,105,000 (1999), $32,810,000 (2000), $68,588,000 (2001), $242,609,000 (2002),
$102,459,000 (2003) and $84,882,000 thereafter. Included in the year 2002 is
$200,000,000 which represents the maturity of short-term borrowings assuming they had been refinanced utilizing the revolving credit facility described above.

Viad previously entered into (a) interest rate swap agreements which converted floating interest rates on existing and anticipated replacement short-term borrowings into fixed interest rates ("variable-to-fixed swaps") and (b) interest rate swap agreements which converted fixed interest rates on a portion of the Senior notes into floating interest rates ("fixed-to-variable swaps"). The net effect of such interest rate swap agreements was to increase interest expense by $2,296,000, $5,041,000 and $3,404,000 for 1998, 1997 and 1996,
respectively. As discussed in Note C, after repaying short-term borrowings with proceeds from the sale of ASIG, Viad terminated related interest rate swap agreements. At December 31, 1998, there were no interest rate swap agreements used to hedge debt obligations.

The weighted average interest rate on total debt, inclusive of the effect of interest rate swap agreements and excluding interest expense unrelated to debt obligations, was 6.7%, 7.5% and 7.8% for 1998, 1997 and 1996, respectively. Excluding the interest rate swap agreements, the weighted average interest rate related to debt obligations was 6.3%, 6.5% and 7.4% for 1998, 1997 and 1996, respectively.

Interest paid in 1998, 1997 and 1996 was $38,427,000, $40,211,000 and
$61,402,000, respectively, including amounts charged to discontinued operations in 1996.

Under a Shelf Registration filed in 1994 with the Securities and Exchange Commission, Viad can issue up to an aggregate $500,000,000 of debt and equity securities. No securities have been issued under the program.

Viad's long-term debt agreements include various restrictive covenants and require the maintenance of certain defined financial ratios with which Viad is in compliance.

J. PREFERRED STOCK AND COMMON STOCK AND OTHER EQUITY

Viad has 442,352 shares of $4.75 Preferred Stock authorized, of which 358,352 shares are issued. The holders of the $4.75 Preferred Stock are entitled to a liquidation preference of $100 per share and to annual cumulative sinking fund redemptions of 6,000 shares. Viad presently holds 123,373 shares which will be applied to this sinking fund requirement; the 234,979 shares held by others are scheduled to be redeemed in the years 2019 to 2058. In addition, Viad has authorized 5,000,000 and 2,000,000 shares of Preferred Stock and Junior Participating Preferred Stock, respectively.

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

The ESOP borrowed $40,000,000 to purchase treasury shares in 1989. The ESOP's obligation to repay this borrowing is guaranteed by Viad; therefore, the unpaid balance of the borrowing ($22,000,000 and $24,000,000 at December 31, 1998 and 1997, respectively) has been reflected in the accompanying balance sheet as long-term debt. The same amounts, representing unearned employee benefits, have been recorded as a deduction from common stock and other equity. The liability is reduced as the ESOP repays the borrowing, and the amount in common stock and other equity is reduced as the employee benefits are charged to expense. The ESOP intends to repay the loan (plus interest) using Viad contributions and dividends received on the shares of common stock held by the ESOP.

Information regarding ESOP transactions for the years ended December 31 was as follows:

(000 omitted)                              1998      1997      1996
---------------------------------------------------------------------
Amounts paid by ESOP for:
  Debt repayment                         $2,000    $2,000    $2,000
  Interest                                1,098     1,187     1,200
Amounts received from Viad as:
  Dividends                                 884       856       999
  Contributions                           2,205     2,226     2,064


Shares are released for allocation to participants based upon the ratio of the year's principal and interest payments to the sum of the total principal and interest payments expected over the remaining life of the plan. Expense of the ESOP is recognized based upon the greater of cumulative cash payments to the plan or 80% of the cumulative expense that would have been recognized under the shares allocated method, in accordance with Emerging Issues Task Force Abstract No. 89-8, "Expense Recognition for Employee Stock Ownership Plans." Under this method, Viad has recorded expense of $2,205,000, $2,123,000 and $2,138,000 in 1998, 1997 and 1996, respectively.

Unallocated shares held by the ESOP totaled 2,575,000 and 2,867,000 at December 31, 1998 and 1997, respectively. Shares allocated during 1998 and 1997 totaled 292,000 and 297,000, respectively.

In 1992, Viad sold treasury stock to Viad's Employee Equity Trust (the "Trust") for a $200,000,000 promissory note. The Trust is used to fund certain existing employee compensation and benefit plans. For financial reporting purposes, the Trust is consolidated with Viad and the promissory note ($43,315,000 at December 31, 1998) and dividend and interest transactions are eliminated in consolidation. The fair market value of the 4,495,736 remaining shares held by the Trust at December 31, 1998, representing employee benefits, is shown as a deduction from common stock and other equity and is reduced as employee benefits are funded. The difference between the cost and fair value of shares held is included in additional capital. Related unearned employee benefits at December 31, 1998 and 1997 were $136,558,000 and $97,968,000, respectively.

At December 31, 1998, retained income of $169,736,000 was unrestricted as to payment of dividends by Viad. A total of 94,899,331 common shares were issued and outstanding for income per share calculations at December 31, 1998, after deducting treasury shares and the Trust shares.

K. STOCK-BASED COMPENSATION

In 1997, stockholders adopted the 1997 Viad Corp Omnibus Incentive Plan ("Omnibus Plan"). The Omnibus Plan, which replaced prior incentive plans, provides for the following types of awards to officers, directors and certain key employees: (a) stock options (both incentive stock options and nonqualified stock options); (b) stock appreciation rights ("SARs"); (c) restricted stock; and (d) performance-based awards. The number of shares available for grant under the Omnibus Plan in each calendar year is equal to 2% of the total number of shares of common stock outstanding as of the first day of each year. Any shares available for grant in a particular calendar year which are not, in fact, granted in such year shall be added to the shares available for grant in any subsequent calendar year. In addition, no more than 7,500,000 shares of common stock will be cumulatively available for incentive stock option grants over the life of the Omnibus Plan.

Stock options are granted for terms of ten years at an exercise price based on the market value at the date of grant. Stock options are exercisable 50% after one year with the balance exercisable after two years from the date of grant.

SARs and Limited SARs ("LSARs") were granted, with terms of ten years, under the 1983 Stock Option and Incentive Plan. SARs are exercisable under the same terms as stock options, while LSARs vest fully at date of grant and are exercisable only for a limited period (in the event of certain tender or exchange offers for Viad's common stock). SARs and/or LSARs are issued in tandem with certain stock options and the exercise of one reduces, to the extent exercised, the number of shares represented by the other(s). SAR exercises totaled 2,812 and 131,520 shares in 1997 and 1996, respectively. There were no SARs exercised in 1998.

Performance-based stock awards (97,600, 120,900 and 141,700 shares awarded in 1998, 1997 and 1996, respectively, at an estimated fair value per share of $24.78, $18.34 and $13.88, respectively) vest at the end of a three-year period from the date of grant, based on total shareholder return relative to the applicable stock index and the proxy comparator groups specified at the time of each award. Vested shares with respect to performance periods beginning in 1995, 1994 and 1993 totaled 83,226 in 1998, 109,787 in 1997 and
39,596 in 1996, respectively. Throughout the performance period, holders of the performance-based stock have the right to receive dividends and vote the shares but may not sell, assign, transfer, pledge or otherwise encumber the stock.

Information with respect to stock options for the years ended December 31, at historical number of shares and option exercise prices, is as follows:

                                                                           Weighted
                                                                            Average
                                                             Shares     Exercise Price(1)
------------------------------------------------------------------------------------------
Options outstanding at December 31, 1995                    8,275,924       $18.55
  Before spin-off of the consumer products business:
    Granted                                                    50,000        28.75
    Exercised                                              (1,488,373)       15.44
    Canceled                                                 (159,070)       15.20
  Modification due to the Distribution, net(3)              1,968,392          N/A
  After spin-off of the consumer products business:
    Granted                                                 1,691,100        13.88
    Exercised                                                (236,229)        9.26
    Canceled                                                  (78,837)       12.80
----------------------------------------------------------------------
Options outstanding at December 31, 1996(2)                10,022,907        10.82
  Granted                                                   1,143,100        18.33
  Conversion of Game options(4)                               235,228         7.95
  Exercised                                                (1,391,630)        9.73
  Canceled                                                   (202,578)       13.91
----------------------------------------------------------------------
Options outstanding at December 31, 1997(2)                 9,807,027        11.72
  Granted                                                     962,100        24.79
  Exercised                                                (1,883,697)       10.05
  Canceled                                                   (163,511)       18.84
----------------------------------------------------------------------
Options outstanding at December 31, 1998(2)                 8,721,919        13.38
======================================================================

(1) Weighted average exercise prices for 1995 and 1996 up to the date of modification are based on original grant pricing before modification due to the Distribution described in Note D.
(2) Options exercisable totaled 7,342,669 shares, 8,052,840 shares and 7,580,872 shares at December 31, 1998, 1997 and 1996, respectively.
(3) Net of options surrendered by employees of Viad who became employees of The Dial Corporation after the Distribution.
(4) Existing Game options were converted into options to purchase Viad shares upon the acquisition of Game (see Note B). The original number of Game stock options and exercise prices were adjusted to reflect the acquisition exchange ratio.

The following tables summarize information concerning stock options outstanding and exercisable at December 31, 1998:

                          Options Outstanding
-------------------------------------------------------------------------
                                                                Weighted
                                                Weighted        Average
Range of                                        Remaining       Exercise
Exercise Prices                 Shares      Contractual Life     Price
-------------------------------------------------------------------------
$3.93 to $7.54                 1,201,668        1.9 years        $ 6.90
$9.33 to $12.22                3,209,057        4.0 years         10.96
$13.05 to $18.06               2,411,500        6.2 years         13.51
$18.34 to $25.25               1,899,694        8.8 years         21.41
                               ---------
$3.93 to $25.25                8,721,919        5.4 years         13.38
                               =========

                          Options Exercisable
-------------------------------------------------------------------------
                                                                Weighted
                                                                Average
Range of                                                        Exercise
Exercise Prices                 Shares                           Price
-------------------------------------------------------------------------
$3.93 to $7.54                 1,201,668                       $ 6.90
$9.33 to $12.22                3,209,057                        10.96
$13.05 to $18.06               2,404,700                        13.50
$18.34 to $25.25                 527,244                        18.56
                               ---------
$3.93 to $25.25                7,342,669                        11.67
                               =========


Viad applies APB No. 25 and related interpretations in accounting for its stock-based compensation plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans other than for performance-based stock awards and SAR exercises, which gave rise to compensation expense aggregating $3,753,000, $3,858,000 and $4,444,000 in 1998, 1997 and 1996, respectively.

Assuming Viad had recognized compensation cost for stock options and performance-based stock awards in accordance with the fair value method of accounting defined in SFAS No. 123, income from continuing operations and diluted income per share from continuing operations would be as presented in the accompanying table. The effects of applying SFAS No. 123 in this disclosure are not necessarily indicative of future amounts.

(000 omitted, except per share data)      1998     1997      1996
--------------------------------------------------------------------
Income from continuing operations       $150,640  $97,794   $69,071
Additional compensation:(1)
  Stock option grants and
    performance-based stock awards        (4,631)  (3,279)   (2,876)
  Modification of existing stock
    option grants(2)                                         (5,716)
---------------------------------------------------------------------
Pro forma income from continuing
  operations                            $146,009  $94,515   $60,479
=====================================================================
Pro forma diluted income per share
  from continuing operations            $   1.48  $  1.00   $  0.65
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

For purposes of applying SFAS No. 123, the estimated fair value of stock options granted during 1998, 1997 and 1996 was $7.16, $5.04 and $3.47 per share, respectively. The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

                                1998      1997      1996
---------------------------------------------------------
Expected dividend yield         1.3%       1.7%      2.3%
Expected volatility            24.4%      23.6%     22.0%
Risk-free interest rate        5.78%      6.13%     6.38%
Expected life                5 years    5 years   5 years

L. INCOME TAXES

Deferred income tax assets (liabilities) included in the Consolidated Balance Sheet at December 31 related to the following:

(000 omitted)                                            1998         1997
-----------------------------------------------------------------------------
Property and equipment                                $(26,133)     $(28,721)
Deferred income                                         10,178        10,568
Pension, compensation and other
  employee benefits                                     48,196        38,287
Provisions for losses                                   46,241        35,509
Unrealized gain on securities classified
  as available for sale                                (11,656)       (8,710)
Deferred state income taxes                              6,419         7,091
Capital loss carryforward                                             20,170
Alternative minimum tax credit carryforward              5,193
Other deferred income tax assets                        44,710        42,989
Other deferred income tax liabilities                  (23,923)      (23,890)
-----------------------------------------------------------------------------
                                                        99,225        93,293
Foreign deferred tax liabilities included above          9,698        10,810
-----------------------------------------------------------------------------
United States deferred tax assets                     $108,923      $104,103
=============================================================================

The provision for income taxes on income from continuing operations for the years ended December 31 consisted of the following:

(000 omitted)                             1998           1997          1996
-----------------------------------------------------------------------------
Current:
  United States:
    Federal                            $ 50,501         $ 25,233     $ 19,827
    State                                 9,420            6,094        6,528
  Foreign                                 8,032            8,980        6,858
-----------------------------------------------------------------------------
                                         67,953           40,307       33,213
Deferred                                   (905)             846        8,685
-----------------------------------------------------------------------------
Income taxes                           $ 67,048         $ 41,153     $ 41,898
=============================================================================

Certain tax benefits related primarily to stock option exercises and dividends paid to the ESOP are credited to common stock and other equity and amounted to $6,875,000, $2,491,000 and $3,401,000 in 1998, 1997 and 1996, respectively.

Eligible subsidiaries (including the consumer products business up to the spin-off date) are included in the consolidated federal and other applicable income tax returns of Viad. Certain benefits of filing such returns, including tax losses and credits which would not have been available to certain subsidiaries on a separate return basis, have been credited to such subsidiaries by Viad. These benefits are included in the determination of the income taxes of those subsidiaries.

Income taxes paid in 1998, 1997 and 1996, including amounts paid on behalf of the consumer products business for the periods up to the spin-off date as part of consolidated federal and other applicable tax returns of Viad, amounted to $24,721,000, $21,689,000 and $19,792,000, respectively.

A reconciliation of the provision for income taxes on income from continuing operations and the amount that would be computed using statutory federal income tax rates for the years ended December 31 was as follows:

(000 omitted)                            1998           1997              1996
-------------------------------------------------------------------------------
Computed income taxes at statutory
  federal income tax rate of 35%      $76,191        $48,631           $38,839
Nondeductible goodwill amortization     4,051          3,466             3,410
Minority interests                        758            433               613
State income taxes                      5,608          4,341             5,636
Tax-exempt income                     (21,519)       (15,725)          (11,764)
Spin-off costs and management
  transition expenses                                                    6,300
Other, net                              1,959              7            (1,136)
-------------------------------------------------------------------------------
Income taxes                          $67,048        $41,153           $41,898
===============================================================================

United States and foreign income before income taxes from continuing operations for the years ended December 31 was as follows:

(000 omitted)                            1998           1997              1996
-------------------------------------------------------------------------------
United States                         $195,313       $118,159         $ 88,819
Foreign, principally Canada and
  United Kingdom                        22,375         20,788           22,150
-------------------------------------------------------------------------------
Income before income taxes            $217,688       $138,947         $110,969
===============================================================================

M. PENSION AND OTHER BENEFITS

PENSION BENEFITS. The following table indicates the plans' funded status and amounts recognized in Viad's Consolidated Balance Sheet at December 31:

                                       Funded Plans           Unfunded Plans
                                 ----------------------    --------------------
(000 omitted)                        1998          1997       1998         1997
-------------------------------------------------------------------------------
Change in projected
benefit obligation:
  Benefit obligation at
    beginning of year            $161,846      $148,052    $ 28,930   $ 24,626
  Service cost                      4,936         5,716         804        689
  Interest cost                    12,007        11,408       2,258      2,067
  Plan amendments                     181           272         997      1,787
  Actuarial adjustments(1)         19,835         5,486       2,899      1,390
  Curtailments                     (2,658)       (1,738)       (133)
  Benefits paid                    (9,339)       (7,350)     (1,812)    (1,629)
-------------------------------------------------------------------------------
  Benefit obligation
    at end of year(2)             186,808       161,846      33,943     28,930
-------------------------------------------------------------------------------
Change in plan assets:
  Fair value of plan assets
    at beginning of year          180,990       152,108         N/A        N/A
  Actual return on plan assets     35,133        36,186
  Company contributions                42            46       1,812      1,629
  Benefits paid                    (9,339)       (7,350)     (1,812)    (1,629)
-------------------------------------------------------------------------------
  Fair value of plan assets
    at end of year                206,826       180,990         N/A        N/A
-------------------------------------------------------------------------------
Plan assets over (under)
  projected benefit obligation     20,018        19,144     (33,943)   (28,930)
Unrecognized net transition
  (asset) obligation               (2,128)       (3,032)        565        835
Unrecognized prior
  service cost                        577           576       6,024      6,360
Unrecognized actuarial
  (gain) loss                      (9,181)      (10,288)      7,588      5,330
-------------------------------------------------------------------------------
Net amount recognized            $  9,286      $  6,400    $(19,766)  $(16,405)
===============================================================================

(1) The increased actuarial adjustment in 1998 arose primarily as a result of the reduction in the discount rate assumption from 7.5% to 7.0%.
(2) The accumulated benefit obligation for the unfunded pension plans was $27,074,000 and $23,261,000 as of December 31, 1998 and 1997, respectively.

The total amounts recognized in Viad's Consolidated Balance Sheet at December 31 were as follows:

                                       Funded Plans           Unfunded Plans
                                 ----------------------    --------------------
(000 omitted)                        1998          1997       1998         1997
-------------------------------------------------------------------------------
Prepaid pension cost             $ 9,346       $  6,482    $    --    $    --
Accrued pension liability           (137)          (150)    (27,469)   (23,862)
Intangible asset                      13             22       6,301      6,624
Common stock and
  other equity                        64             46       1,402        833
-------------------------------------------------------------------------------
Net amount recognized            $ 9,286       $  6,400    $(19,766)  $(16,405)
===============================================================================

Weighted average assumptions used at December 31 were as follows:

                                                              1998         1997
-------------------------------------------------------------------------------
Discount rate                                                 7.0%         7.5%
Expected return on plan assets                               10.0%         9.5%
Rate of compensation increase                                 4.5%         4.5%

Net periodic pension cost for defined benefit plans for the years ended December 31 includes the following components:

(000 omitted)                                      1998       1997        1996
-------------------------------------------------------------------------------
Service cost                                   $  5,740   $  6,405    $  6,341
Interest cost                                    14,265     13,475      12,757
Expected return on plan assets                  (15,551)   (13,953)    (13,060)
Amortization of prior service cost                  591        500         182
Recognized net actuarial loss                       511        211         178
-------------------------------------------------------------------------------
Net periodic pension cost                      $  5,556   $  6,638    $  6,398
===============================================================================

Curtailment gains totaling $1,868,000 in 1998 were primarily attributable to the sales of businesses. Net curtailment gains totaling $1,632,000 in 1997 were primarily attributable to freezing plan benefits for a business subsequently sold. Curtailment gains totaling $987,000 in 1996 were attributable to an acquired convention and event services company.

Contributions to multiemployer pension plans totaled $11,779,000, $12,141,000 and $10,737,000 in 1998, 1997 and 1996, respectively. Costs of 401(k) defined contribution and other pension plans totaled $3,885,000, $5,020,000 and $4,414,000 in 1998, 1997 and 1996, respectively.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS. Viad and certain of its subsidiaries have unfunded defined benefit postretirement plans that provide medical and life insurance for eligible employees, retirees and dependents. In addition, Viad retained the obligations for such benefits for certain retirees of sold businesses.

The status of the plans as of December 31 is set forth below:

(000 omitted)                                                 1998        1997
-------------------------------------------------------------------------------
Change in accumulated benefit obligation:
  Benefit obligation at beginning of year                  $45,584     $41,159
  Service cost                                                 878         967
  Interest cost                                              2,997       3,165
  Plan amendments                                           (2,777)
  Actuarial adjustments                                      2,433       3,020
  Curtailments                                              (4,983)
  Benefits paid                                             (3,129)     (2,727)
-------------------------------------------------------------------------------
  Benefit obligation at end of year                         41,003      45,584
Unrecognized prior service reduction                         3,277       1,115
Unrecognized net actuarial gain                              3,203       4,175
-------------------------------------------------------------------------------
Accrued postretirement benefit cost                        $47,483     $50,874
===============================================================================
Discount rate                                                  7.0%        7.5%

The assumed health care cost trend rate used in measuring the 1998 and 1997 accumulated postretirement benefit obligation was 9% and 10%, respectively, gradually declining to 5% by the year 2002 and remaining at that level thereafter for retirees below age 65, and 7% and 7.5%, respectively, gradually declining to 5% by the year 2002 and remaining at that level thereafter for retirees above age 65.

The net periodic postretirement benefit cost for the years ended December 31 includes the following components:

(000 omitted)                                      1998       1997        1996
-------------------------------------------------------------------------------
Service cost                                     $  878     $  967      $  794
Interest cost                                     2,997      3,165       2,936
Amortization of prior service cost                 (218)       (86)        (86)
Recognized net actuarial gain                       (38)      (229)       (452)
-------------------------------------------------------------------------------
Net periodic postretirement benefit cost         $3,619     $3,817      $3,192
===============================================================================

Curtailment gains totaling $5,147,000 in 1998 were primarily attributable to the sales of businesses. There were no curtailment gains or losses in 1997 or 1996.

A one-percentage-point increase in the assumed health care cost trend rate for each year would increase the accumulated postretirement benefit obligation as of December 31, 1998 by approximately $4,373,000 and the ongoing annual expense by approximately $557,000. A one-percentage-point decrease in the assumed health care cost trend rate for each year would decrease the accumulated postretirement benefit obligation as of December 31, 1998 by approximately $3,578,000 and the ongoing annual expense by approximately $445,000.

N. LEASES

Certain offices, equipment, and facilities for convention services, exhibit construction and catering are leased. The leases expire over periods generally ranging from one to 12 years and some provide for renewal options ranging from one to 33 years. Leases which expire are generally renewed or replaced by similar leases.

At December 31, 1998, Viad's future minimum rental payments and related sublease rentals receivable with respect to noncancelable operating leases with terms in excess of one year were as follows:

                                                                      Rentals
                                                                     Receivable
                                                       Rental          Under
(000 omitted)                                         Payments       Subleases
-------------------------------------------------------------------------------
1999                                                  $ 45,057       $   2,387
2000                                                    38,335           1,541
2001                                                    32,863             936
2002                                                    29,766             440
2003                                                    25,546             145
Thereafter                                             174,193             709
-------------------------------------------------------------------------------
Total                                                 $345,760       $   6,158
===============================================================================

In May 1997, Viad sold its corporate headquarters and is leasing back a portion of the building. The future minimum rental payments are included in the table above. The excess of the net sales price over the net book value of the building was deferred and is being amortized over the term of the leaseback.

Information regarding net operating lease rentals for the years ended December 31 was as follows:

(000 omitted)                                     1998        1997        1996
-------------------------------------------------------------------------------
Minimum rentals                               $ 53,784    $ 58,446    $ 60,522
Contingent rentals(1)                              751         562         887
Sublease rentals                                (1,936)     (2,116)     (2,025)
-------------------------------------------------------------------------------
Total rentals, net                            $ 52,599    $ 56,892    $ 59,384
===============================================================================

(1) Contingent rentals on operating leases, which are based primarily on sales and revenues for buildings and leasehold improvements and on usage for other equipment, exclude contingent fees under concession agreements.

O. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND FAIR VALUE OF FINANCIAL INSTRUMENTS

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK. Viad is a party to financial instruments with off-balance-sheet risk which are entered into in the normal course of business to meet financing needs and to manage exposure to fluctuations in interest rates. These financial instruments include sale of receivable agreements and interest rate swap agreements. The instruments involve, to a varying degree, elements of credit and interest rate risk in addition to amounts recognized in the financial statements.

At December 31, 1998, Viad had an agreement to sell, on a revolving basis, undivided participating interests in a defined pool of trade accounts receivable from customers of Viad's Airline Catering and Convention and Event Services operations in an amount not to exceed $75,000,000 as a means of accelerating cash flow. The agreement expires in August 1999 but is expected to be extended annually. Under the terms of the trade receivables sales agreement, Viad has retained substantially the same risk of credit loss as if the receivables had not been sold, as Viad is obligated to replace uncollectible receivables with new trade accounts receivable. The average balance of proceeds from the sale of trade accounts receivable approximated $74,630,000, $75,000,000 and $51,500,000 during 1998, 1997 and 1996, respectively. The expense of selling such receivables, discounted based on short-term interest rates, was $4,404,000, $4,483,000 and $3,029,000 in 1998, 1997 and 1996, respectively, and is included in "Costs of sales and services."

In September 1997, a Viad payment services subsidiary entered into an agreement to sell, on a periodic basis, undivided percentage ownership interests in certain agents' receivables in an amount not to exceed $250,000,000. In June 1998, the maximum amount to be sold under the agreement was increased to $400,000,000. The agreement expires in June 2003. Items in the program include receivables from bill payment and money order agents. The receivables are sold in order to accelerate payment services' cash flow for investment in the admissible securities described in Note F. The average agents' receivables sold approximated $262,000,000 and $125,000,000 during 1998 and the latter part of 1997, respectively. The agents' receivables are sold at a discount based on short-term variable interest rates. The expense of selling such receivables was $16,768,000 and $2,790,000 in 1998 and 1997, respectively, and is included in "Costs of sales and services."

A portion of the payment services subsidiary's business involves the payment of commissions to selling agents of its official check program. The commissions are computed based on short-term variable interest rates. Variable-to-fixed rate swap agreements have been entered into to mitigate the effects of fluctuations on commission expense and on the net proceeds from the agents' receivables sales.

The notional amount of the variable-to-fixed swap agreements totaled $1,425,000,000 at December 31, 1998, with an average pay rate of 5.5% and an average receive rate of 4.9%. The variable-rate portion of the swaps is generally based on LIBOR, treasury bill or federal funds rates. The agreements expire as follows: $150,000,000 (1999), $100,000,000 (2000),
$250,000,000 (2002), $875,000,000 (2003) and $50,000,000 (2007).

The notional amounts of such agreements are used to measure amounts to be paid or received and do not represent the amount of exposure to credit loss. The amounts to be paid or received under the swap agreements are accrued consistently with the terms of the agreements and market interest rates and are recognized as an adjustment to the expense of the related transaction. Viad maintains formal procedures for entering into swap transactions, and management regularly monitors and reports to the Audit Committee of the Board of Directors on swap activity. The agreements are with major financial institutions which are currently expected to fully perform under the terms of the agreements, thereby mitigating the credit risk from the transactions in the event of nonperformance by the counterparties. In addition, Viad continuously monitors the credit ratings of the counterparties, and the likelihood of default is considered remote.

FAIR VALUE OF FINANCIAL INSTRUMENTS. The carrying values of cash and cash equivalents, receivables, accounts payable and payment service obligations approximate fair values due to the short-term maturities of these instruments. The amortized cost and fair value of investments in debt and equity securities are disclosed in Note F. The carrying amounts and estimated fair values of Viad's other financial instruments at December 31 are as follows:

                                      1998                       1997
                             -----------------------    -----------------------
                              Carrying      Fair         Carrying      Fair
(000 omitted)                  Amount      Value          Amount      Value
-------------------------------------------------------------------------------
Total debt                   $(534,453)   $(541,055)    $(410,140)   $(414,173)
Swap agreements(1)                (903)     (25,097)       (4,357)     (20,753)

(1)    Carrying amount represents accrued interest.

The methods and assumptions used to estimate the fair values of the financial instruments are summarized below. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein may not be indicative of the amounts that Viad could realize in a current market exchange. The use of different market assumptions or valuation methodologies may have a material effect on the estimated fair value amounts.

Debt--The fair value of debt was estimated by discounting the future cash flows using rates currently available for debt of similar terms and maturity. The carrying values of the commercial paper and promissory notes were assumed to approximate fair values due to their short-term maturities.

Swap agreements--The fair value represents the estimated amount that Viad would pay to counterparties to terminate the swap agreements at December 31.

P. LITIGATION, CLAIMS AND OTHER CONTINGENCIES

Viad and certain subsidiaries are plaintiffs or defendants to various actions, proceedings and pending claims, including pending or potential claims by or on behalf of approximately 6,500 former railroad workers claiming asbestos-related health conditions from exposure to railroad equipment made by former subsidiaries. Certain of these pending legal actions are or purport to be class actions. Some of the foregoing involve, or may involve, compensatory, punitive or other damages. Litigation is subject to many uncertainties and it is possible that some of the legal actions, proceedings or claims could be decided against Viad. Although the amount of liability at December 31, 1998, with respect to these matters is not ascertainable, Viad believes that any resulting liability will not have a material effect on Viad's financial position or results of operations.

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

Q. SEGMENT INFORMATION

SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," adopted effective December 31, 1998, changes the way Viad reports information about its operating segments. SFAS No. 131 requires disclosure of certain financial information for reportable operating segments based on management's internal organizational decision-making structure.
Viad measures segment profit and performance based on operating segment income from continuing operations after minority interests and income taxes, but before nonrecurring items.

The accounting policies of the operating segments are the same as those described in Note A, except that an adjustment is made to the Payment Services segment to present revenues, operating income and income taxes on a fully taxable equivalent basis to reflect amounts invested in tax-exempt securities. Intersegment sales and transfers are not significant. Interest expense is allocated to operations based on net funds advanced and current short-term interest rates. Income taxes are allocated based primarily on separate return calculations for each business. Certain benefits of filing combined and/or consolidated state income tax returns, including tax losses and credits which would not have been available to certain subsidiaries on a separate return basis, have been credited to such subsidiaries by Viad. Depreciation and amortization are the only significant noncash items for the reportable segments.

Viad's reportable segments include Payment Services, Convention and Event Services and Airline Catering. The Payment Services segment sells money orders through agents, performs official check and negotiable instrument clearing services for banks and credit unions, and provides cash access services to gaming establishments throughout the United States. In addition, the segment provides consumer money wire transfer services throughout the world. The Convention and Event Services segment provides decorating, exhibit preparation, installation and dismantling, and electrical, transportation and management services for conventions, tradeshows, associations and other corporate events; and designs and builds convention, tradeshow, museum and other exhibits and displays throughout the world. The Airline Catering segment provides in-flight meals, snacks, beverages and related services to domestic and international airlines throughout the United States, as well as in foreign countries.

The remaining categories represent sold businesses, other businesses below reportable segment quantitative thresholds and corporate and other. These categories are presented to reconcile to total results. Travel and Recreation Services includes Viad's Canadian travel tour service subsidiary, which operates tours and charters in the Canadian Rockies and engages in hotel operations and snocoach tours of the Columbia Icefield; and the Recreation Division of Viad, which operates concessions at America West Arena and Bank One Ballpark in Phoenix, Arizona, and through a subsidiary, operates historic lodges at Glacier National Park. Sold businesses includes ASIG, GLSI, Jetsave and Crystal Holidays and the contract foodservice operations of Restaura, Inc. as described in Note C. Corporate and other includes expenses of corporate activities and interest expense not allocated to operating segments, net of applicable income taxes.

MAJOR CUSTOMERS. Major customers are defined as those which individually accounted for more than 10% of Viad's revenues. Sales to one major customer in the Airline Catering segment accounted for 12%, 12% and 13% of Viad's consolidated revenues in 1998, 1997 and 1996, respectively.

Disclosures regarding Viad's reportable segments under SFAS No. 131 with reconciliations to consolidated totals are presented in the accompanying table. The information for 1997 and 1996 has been restated to conform to the new presentation. While classification and presentation differ from amounts previously reported, the adoption of SFAS No. 131 did not affect Viad's consolidated financial position, results of operations or cash flows as previously reported.

                                                                      Income from
                                                                       Continuing                                      Income
                                                                       Operations        Operating       Interest      Taxes
(000 omitted)                                        Revenues          (after-tax)(1,2)   Income(3)       Expense     (Benefit)
--------------------------------------------------------------------------------------------------------------------------------
1998:
Payment Services                                      $431,157(5)        $51,467          $87,206(5)      $   --       $ 34,536(5)
Convention and Event Services                          849,165            42,924           87,446          16,159        28,353
Airline Catering                                       892,038            37,038           70,661           6,894        26,729
-------------------------------------------------------------------------------------------------------------------------------
Reportable segments                                  2,172,360           131,429          245,313          23,053        89,618
Other:
         Travel and Recreation Services                102,952             9,523           17,729           1,688         6,160
         Sold businesses                               306,132             9,215           14,854              47         4,998
         Corporate and other                                             (25,465)         (21,913)         16,030       (12,478)
         Gains on sales of businesses                                     32,855                                         21,784
         Provision for patent infringement
           payments received                                              (6,917)         (10,642)                       (3,725)
-------------------------------------------------------------------------------------------------------------------------------
Subtotal                                             2,581,444           150,640          245,341          40,818       106,357
Less:    Fully taxable equivalent adjustment           (39,309)                           (39,309)                      (39,309)
         Elimination of Viad commercial paper
-------------------------------------------------------------------------------------------------------------------------------
                                                    $2,542,135          $150,640         $206,032         $40,818      $ 67,048
================================================================================================================================
1997:
Payment Services                                      $234,891(5)        $41,243          $65,348(5)      $   --       $ 24,105(5)
Convention and Event Services                          827,500            35,298           72,753          12,718        24,737
Airline Catering                                       802,313            33,460           66,198           7,742        24,996
--------------------------------------------------------------------------------------------------------------------------------
Reportable segments                                  1,864,704           110,001          204,299          20,460        73,838
Other:
         Travel and Recreation Services                 91,256             7,863           14,590             497         5,949
         Sold businesses                               490,234            18,370           27,965            (670)        9,309
         Corporate and other                                             (38,440)         (29,294)         28,365       (19,219)
--------------------------------------------------------------------------------------------------------------------------------
Subtotal                                             2,446,194            97,794          217,560          48,652         69,877
Less:    Fully taxable equivalent adjustment           (28,724)                           (28,724)                       (28,724)
         Elimination of Viad commercial paper
--------------------------------------------------------------------------------------------------------------------------------
                                                    $2,417,470           $97,794         $188,836         $48,652      $  41,153
================================================================================================================================
1996:
Payment Services                                      $191,455(5)        $34,063          $56,019(5)      $    --      $  21,956(5)
Convention and Event Services                          774,040            31,368           64,042          11,206         21,468
Airline Catering                                       734,213            31,179           61,850           7,394         23,277
--------------------------------------------------------------------------------------------------------------------------------
Reportable segments                                  1,699,708            96,610          181,911          18,600         66,701
Other:
         Travel and Recreation Services                 91,401             8,076           14,561             639          5,807
         Sold businesses                               493,608            16,178           26,370            (513)         8,992
         Corporate and other                                             (41,833)         (33,102)         34,293        (25,562)
         Gain on sale of interest in Phoenix Suns                         19,025                                          11,464
         Spin-off costs and management
           transition expenses                                           (28,985)                                         (4,015)
--------------------------------------------------------------------------------------------------------------------------------
Subtotal                                             2,284,717            69,071          189,740          53,019         63,387
Less:    Fully taxable equivalent adjustment           (21,489)                           (21,489)                       (21,489)
         Elimination of Viad commercial paper
--------------------------------------------------------------------------------------------------------------------------------
                                                    $2,263,228           $69,071         $168,251         $53,019      $  41,898
================================================================================================================================


                                                                    Depreciation
                                                                         and         Capital
(000 omitted)                                         Assets        Amortization   Expenditures
-----------------------------------------------------------------------------------------------
1998:
Payment Services                                    $3,534,073(4)       $17,908        $16,938
Convention and Event Services                          546,428           23,072         22,949
Airline Catering                                       500,780           27,591         25,596
-----------------------------------------------------------------------------------------------
Reportable segments                                  4,581,281           68,571         65,483
Other:
         Travel and Recreation Services                 78,700            5,162          7,413
         Sold businesses                                35,219            8,030          3,662
         Corporate and other                           197,572            4,133            759
         Gains on sales of businesses
         Provision for patent infringement
           payments received
----------------------------------------------------------------------------------------------
Subtotal                                             4,892,772           85,896         77,317
Less:    Fully taxable equivalent adjustment
         Elimination of Viad commercial paper          (90,000)
----------------------------------------------------------------------------------------------
                                                    $4,802,772          $85,896        $77,317
==============================================================================================
1997:
Payment Services                                    $2,440,143(4)       $10,908        $10,195
Convention and Event Services                          424,789           20,192         26,561
Airline Catering                                       508,267           25,527         37,298
----------------------------------------------------------------------------------------------
Reportable segments                                  3,373,199           56,627         74,054
Other:
         Travel and Recreation Services                 80,852            3,998         19,082
         Sold businesses                               148,099           12,825         13,962
         Corporate and other                           218,163            5,051            875
----------------------------------------------------------------------------------------------
Subtotal                                             3,820,313           78,501        107,973
Less:    Fully taxable equivalent adjustment
         Elimination of Viad commercial paper          (90,000)
----------------------------------------------------------------------------------------------
                                                    $3,730,313          $78,501       $107,973
==============================================================================================
1996:
Payment Services                                    $2,033,242(4)       $ 9,122       $  7,969
Convention and Event Services                          412,854           18,140         25,258
Airline Catering                                       475,914           26,311         18,133
----------------------------------------------------------------------------------------------
Reportable segments                                  2,922,010           53,573         51,360
Other:
         Travel and Recreation Services                 67,359            3,708          7,691
         Sold businesses                               208,952           11,671         20,993
         Corporate and other                           344,991            5,492          2,105
         Gain on sale of interest in Phoenix Suns
         Spin-off costs and management
           transition expenses
----------------------------------------------------------------------------------------------
Subtotal                                             3,543,312           74,444         82,149
Less:    Fully taxable equivalent adjustment
         Elimination of Viad commercial paper          (90,000)
----------------------------------------------------------------------------------------------
                                                    $3,453,312          $74,444        $82,149
==============================================================================================



(1) Income from continuing operations is after deducting minority interests as follows: Payment Services $1,203,000 (1998); Convention and Event Services $10,000 (1998); Travel and Recreation Services $358,000 (1998), $281,000
     (1997) and $39,000 (1996); and Sold businesses $594,000 (1998), $956,000
     (1997) and $1,713,000 (1996).
(2)  Net income was $150,640,000, $89,336,000 and $28,377,000 in 1998, 1997 and
     1996, respectively, after deducting an extraordinary charge of $8,458,000 for the early retirement of debt in 1997 and after deducting a loss from discontinued operations of $40,694,000 in 1996.
(3) Operating income by segment is presented as additional information. The definition of operating income is revenues less (a) cost of sales and services, including depreciation, amortization and the expense of selling receivables, and (b) cost of corporate activities, net.
(4) Includes assets restricted for payment service obligations of $3,066,854,000 (1998), $2,323,351,000 (1997) and $1,938,919,000 (1996),
     including $90,000,000 invested in Viad commercial paper.
(5) The fully taxable equivalent adjustment for Payment Services' income from tax-exempt securities is calculated based on a combined income tax rate of 39%.

R. CONDENSED CONSOLIDATED QUARTERLY RESULTS (UNAUDITED)

                                           First       Second      Third      Fourth
(000 omitted, except per share data)      Quarter      Quarter     Quarter    Quarter    Total
-------------------------------------------------------------------------------------------------
1998:
  Revenues(1)                             $602,780    $657,071    $672,393   $609,891  $2,542,135
  Operating income(1,2)                     33,631      48,433      69,161     54,807     206,032
  Net income(3)                             15,379      40,622      57,033     37,606     150,640
  Diluted income per common share(3)          0.15        0.41        0.58       0.38        1.52
  Basic income per common share(3)            0.16        0.43        0.60       0.39        1.58
=================================================================================================

  Fully taxable equivalent adjustment(1)     8,231       9,616      10,459     11,003      39,309
=================================================================================================
1997:
  Revenues(1)                             $569,726    $614,945    $622,226   $610,573  $2,417,470
  Operating income(1)                       29,639      49,995      60,235     48,967     188,836
  Net income:
    Before extraordinary charge             10,520      26,675      33,850     26,749      97,794
    Extraordinary charge                    (8,458)                                        (8,458)
-------------------------------------------------------------------------------------------------
    Net income                               2,062      26,675      33,850     26,749      89,336
=================================================================================================
Diluted income per common share:
  Before extraordinary charge                 0.11        0.28        0.36       0.28        1.03
  Extraordinary charge                       (0.09)                                         (0.09)
-------------------------------------------------------------------------------------------------
  Diluted income per common share             0.02        0.28        0.36       0.28        0.94
=================================================================================================
Basic income per common share:
  Before extraordinary charge                 0.11        0.29        0.37       0.29        1.06
  Extraordinary charge                       (0.09)                                         (0.09)
-------------------------------------------------------------------------------------------------
  Basic income per common share               0.02        0.29        0.37       0.29        0.97
=================================================================================================

Fully taxable equivalent adjustment(1)       6,460       7,477       7,103      7,684      28,724
=================================================================================================


(1) A Viad payment services subsidiary is investing increasing amounts in tax-exempt securities. On a fully taxable equivalent basis using a combined income tax rate of 39%, revenues and operating income would be higher by the fully taxable equivalent adjustments shown above.
(2) After deducting a $10,642,000 provision for payments previously received pursuant to patent infringement litigation in the second quarter of 1998 as described in Note C.
(3) Includes a gain on the sale of ASIG of $13,201,000 (after-tax), or $0.13 per diluted share ($0.14 per basic share), in the second quarter of 1998; a provision for payments previously received pursuant to patent infringement litigation of $6,917,000 (after-tax), or $0.07 per diluted and basic share, also in the second quarter of 1998; a gain on the sale of GLSI of $15,650,000 (after-tax), or $0.16 per diluted and basic share, in the third quarter of 1998; and a gain on the sale of Jetsave and Crystal Holidays of $4,004,000 (after-tax), or $0.04 per diluted and basic share, in the fourth quarter of 1998 (see Note C). Excluding these items, 1998 diluted income per common share was:

     First Quarter                             $ 0.15
     Second Quarter                              0.35
     Third Quarter                               0.42
     Fourth Quarter                              0.34
                                               ------
       Total                                   $ 1.26
                                               ======

MANAGEMENT'S REPORT ON RESPONSIBILITY FOR FINANCIAL REPORTING

The management of Viad Corp has the responsibility for preparing and assuring the integrity and objectivity of the accompanying financial statements and other financial information in this report. The financial statements were developed using generally accepted accounting principles and appropriate policies, consistently applied. They reflect, where applicable, management's best estimates and judgments and include disclosures and explanations which are relevant to an understanding of the financial affairs of Viad.

Viad's financial statements have been audited by Deloitte & Touche LLP. Management has made available to Deloitte & Touche LLP all of Viad's financial records and related data, and has made appropriate and complete written and oral representations and disclosures in connection with the audit.

Management has established and maintains a system of internal control that it believes provides reasonable assurance as to the integrity and reliability of the financial statements, the protection of assets and the prevention and detection of fraudulent financial reporting. The system of internal control is believed to provide for appropriate division of responsibilities and is documented by written policies and procedures that are utilized by employees involved in the financial reporting process. Management also recognizes its responsibility for fostering a strong ethical climate. This responsibility is characterized and reflected in Viad's Code of Corporate Conduct, which is communicated to all Viad executives and managers as part of an overall Corporate Compliance Program.

Viad also maintains a comprehensive internal auditing function which independently monitors compliance and assesses the effectiveness of the internal controls and recommends potential improvements thereto. In addition, as part of their audit of Viad's financial statements, the independent auditors review and evaluate selected internal accounting and other controls to establish a basis for reliance thereon in determining the audit tests to be applied. There is close coordination of audit planning and coverage between Viad's internal auditing function and the independent auditors. Management has considered the recommendations of both internal auditing and the independent auditors concerning Viad's system of internal control and has taken actions believed to be cost-effective in the circumstances to implement appropriate recommendations and otherwise enhance controls. Management believes that Viad's system of internal control accomplishes the objectives discussed herein.

The Board of Directors oversees Viad's financial reporting through its Audit Committee. The Audit Committee regularly meets with management representatives and, jointly and separately, with the independent auditors and internal auditing management to review interest rate swap activity, accounting, auditing and financial reporting matters, the effectiveness of the Corporate Compliance Program, and during 1998, progress toward Year 2000 compliance.


/s/ Richard C. Stephan                           /s/ R.G. Nelson
Richard C. Stephan                               Ronald G. Nelson
Vice President -- Controller                     Vice President -- Finance
                                                 and Treasurer

INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of Viad Corp:

We have audited the accompanying consolidated balance sheets of Viad Corp as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income, common stock and other equity and of cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Viad Corp as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.


/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Phoenix, Arizona
February 19, 1999